Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

[    ]

Dear Lionsgate Shareholders:

On behalf of the board of directors of Lions Gate Entertainment Corp. (“Lionsgate” or “LGEC”), we are pleased to enclose the accompanying joint information/proxy statement relating to the annual general and special meeting of the shareholders of Lionsgate and to a series of transactions. If completed in their entirety, these transactions will result in the transfer of substantially all of the assets and liabilities constituting Lionsgate’s Motion Picture and Television Production segments and a substantial portion of Lionsgate’s corporate general and administrative functions, which we refer to as the “Studio Business,” to LG Orion Holdings Inc., a British Columbia corporation and a wholly-owned subsidiary of Lionsgate, that will become an independent, separately traded public company through a spin-off from Lionsgate. These transactions will also result in the retention by Lionsgate of substantially all of the assets and liabilities constituting Lionsgate’s Media Networks segment, which we refer to as the “Starz Business” and which transactions we refer to as the “separation.” Upon completion of the separation, LG Orion Holdings Inc. will be renamed “Lions Gate Entertainment Corp.” and Lionsgate will be renamed “Starz Entertainment Corporation.” We refer to Lionsgate following the completion of the separation as “New Starz” and refer to LG Orion Holdings Inc. as “New Lionsgate.”

The separation will be effected pursuant to a separation agreement between Lionsgate and New Lionsgate and by way of an arrangement under the corporate law of British Columbia. The arrangement will be implemented in accordance with the terms and subject to the conditions set out in the plan of arrangement appended to the arrangement agreement between Lionsgate and New Lionsgate. The arrangement is subject to approval by Lionsgate’s shareholders at the annual and special meeting and by the Supreme Court of British Columbia.

If the arrangement is approved, immediately after the effective time of the arrangement, each holder of shares of Lionsgate’s existing Class A voting common stock as of immediately before the effective time of the arrangement will receive shares of a new Class A voting common stock of New Starz and shares of New Lionsgate’s voting common stock and each holder of shares of Lionsgate’s existing Class B non-voting common stock as of immediately before the effective time of the arrangement will receive shares of new Class B non-voting common stock of New Starz and shares of New Lionsgate’s non-voting common stock, in each case on a pro rata basis.

Lionsgate’s existing Class A voting common stock currently trades on the New York Stock Exchange under the ticker symbol “LGF.A” and existing Class B non-voting common stock currently trades on the New York Stock Exchange under the ticker symbol “LGF.B;” the New Lionsgate voting common stock and New Lionsgate non-voting common stock are expected to trade under such symbols, respectively, on the New York Stock Exchange after the separation. While trading in New Lionsgate common stock under these symbols is expected to begin on the first business day following the completion of the separation, there can be no assurance that a viable and active trading market will develop. Prior to the separation, New Lionsgate will have been a wholly-owned subsidiary of Lionsgate, and its common stock has not been publicly listed. In connection with the separation, New Starz intends for the New Starz Class A voting common stock and New Starz Class B non-voting common stock to trade on the New York Stock Exchange under the new ticker symbols “[                ]” and “[                ],” respectively. While trading in shares of New Starz common stock under these symbols is expected to begin on the first business day following the completion of the separation, there can be no assurance that a viable and active trading market will develop.

The completion of the separation is subject to the satisfaction or waiver of a number of conditions, including the receipt of Lionsgate shareholder approval of the separation proposal to be presented at the annual and special meeting. This joint information/proxy statement is first being mailed to Lionsgate shareholders on or about [                ].

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

More information about Lionsgate, New Lionsgate, the Studio Business, the Starz Business, the annual general and special meeting, the separation, the arrangement agreement, and the agreements related to the separation is contained in this joint information/proxy statement. Before voting, we urge you to read carefully and in its entirety this joint information/proxy statement, including the Annexes and the documents incorporated by reference herein. For a discussion of risks related to the separation, please read the sections of this joint information/proxy statement entitled “Risk Factors” on page 39.

Jon Feltheimer

Chief Executive Officer

Lions Gate Entertainment Corp.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been confidentially submitted to the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

Preliminary and Subject to Completion, Dated [    ], 2023

JOINT INFORMATION STATEMENT OF LG ORION HOLDINGS INC. AND PROXY STATEMENT OF LIONS GATE ENTERTAINMENT CORP.

This joint information/proxy statement is being furnished in connection with a transaction that will result in the shareholders of Lions Gate Entertainment Corp. (“LGEC” or “Lionsgate”) holding all of the issued and outstanding shares of common stock of LG Orion Holdings Inc. (“New Lionsgate”), a wholly-owned subsidiary of Lionsgate that will hold Lionsgate’s Studio Business following a separation from Lionsgate (which transaction we refer to as the “separation”). To implement the separation, pursuant to an arrangement under the corporate law of British Columbia (which we refer to as the “arrangement”), Lionsgate will transfer to New Lionsgate substantially all of the assets and liabilities associated with the Studio Business and Lionsgate’s shareholders will exchange a portion of their existing LGEC common stock for New Lionsgate common stock, on a pro rata basis, which exchange is intended to qualify as generally tax-free to Lionsgate’s shareholders for U.S. federal income tax purposes. In contrast, for Canadian federal income tax purposes, the transaction will not constitute a tax-deferred exchange for Lionsgate’s shareholders.

Following the completion of the separation, New Lionsgate will be an independent, separately-traded public company and will be renamed “Lions Gate Entertainment Corp.,” and Lionsgate will be renamed “Starz Entertainment Corporation.” Throughout this joint information/proxy statement, we refer to Lionsgate prior to the separation as LGEC or Lionsgate and following the completion of the separation as New Starz.

The separation will be effected by way of an arrangement to be implemented in accordance with the terms and subject to the conditions set out in the plan of arrangement appended to the arrangement agreement between Lionsgate and New Lionsgate (which we refer to as the “arrangement agreement,” as it may be amended from time to time, and the plan of arrangement appended thereto, as the “plan of arrangement,” as it may be amended from time to time). The arrangement is subject to approval by Lionsgate’s shareholders at the annual and special meeting and by the Supreme Court of British Columbia (the “BC Court”).

If the arrangement is so approved and implemented, at the effective time of the arrangement (which we refer to as the “effective time”):

•

each share of existing Class A voting common stock, without par value, of Lionsgate (which we refer to as the “existing Class A common stock”) then issued and outstanding will be exchanged for (i) one (1) share of a new class of voting common stock, without par value, of Lionsgate (which we refer to as the “New Starz Class A common stock”) and (ii) a number of newly-issued shares of Class S1 voting common stock, without par value, of Lionsgate (which we refer to as the “S1 common stock”) determined in accordance with the plan of arrangement that is based on the percentage of Lionsgate’s assets being transferred to New Lionsgate (as further described in “The Separation—Structure of the Separation”),

•

each share of existing Class B non-voting common stock, without par value, of Lionsgate (which we refer to as the “existing Class B common stock” and together with the existing Class A common stock, the “existing LGEC common stock”) then issued and outstanding will be exchanged for (i) one (1) share of a new class of non-voting common stock, without par value, of Lionsgate (which we refer to as the “New Starz Class B common stock” and together with the New Starz Class A common stock, the “New Starz common stock”) and (ii) a number of newly-issued shares of Class S2 non-voting common stock, without par value, of Lionsgate (which we refer to as the “S2 common stock” and, together with the S1 common stock, the “Class S common stock”) determined in accordance with the plan of arrangement that is based on the percentage of Lionsgate’s assets being transferred to New Lionsgate,

•

the then-current holders of shares of S1 common stock will automatically transfer, by virtue of the arrangement, each share of S1 common stock to New Lionsgate in exchange for a number of shares of Class A voting common stock, without par value, of New Lionsgate (which we refer to as “New

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Lionsgate voting common stock”) determined in accordance with the plan of arrangement that is based on the percentage of Lionsgate’s assets being transferred to New Lionsgate, plus cash consideration of $0.000001,

•

the then-current holders of shares of S2 common stock will automatically transfer, by virtue of the arrangement, each share of S2 common stock to New Lionsgate in exchange for a number of shares of Class B non-voting common stock, without par value, of New Lionsgate (which we refer to as the “New Lionsgate non-voting common stock,” and together with New Lionsgate voting common stock, the “New Lionsgate common stock”) determined in accordance with the plan of arrangement that is based on the percentage of Lionsgate’s assets being transferred to New Lionsgate, plus cash consideration of $0.000001, and

•

as a result of the foregoing, subject to the exercise of dissenter’s rights as further described in this joint information/proxy statement, each share of existing Class A common stock of Lionsgate will be replaced with [                ] share[s] of New Lionsgate voting common stock and one (1) share of New Starz Class A common stock, and each share of existing Class B common stock will be replaced with [                ] share[s] of New Lionsgate non-voting common stock and one (1) share of New Starz Class B common stock, in each case upon the effective time.

•

In addition, automatically as part of the arrangement, at the effective time, the existing shares of New Lionsgate common stock currently held by Lionsgate shall be cancelled and the shares of Class S common stock of Lionsgate temporarily held by New Lionsgate during the arrangement will be repurchased by New Starz and cancelled. For additional information on the interim transactions that will occur at the effective time, see “The Separation—Structure of the Separation.”

Lionsgate’s existing Class A common stock currently trades on the New York Stock Exchange under the ticker symbol “LGF.A” and existing Class B common stock currently trades on the New York Stock Exchange under the ticker symbol “LGF.B;” the New Lionsgate voting common stock and the New Lionsgate non-voting common stock are expected to trade under such symbols, respectively, on the New York Stock Exchange after the separation. While trading in New Lionsgate common stock under these symbols is expected to begin on the first business day following the completion of the separation, there can be no assurance that a viable and active trading market will develop. Prior to the separation, New Lionsgate will have been a wholly owned subsidiary of Lionsgate, and its common stock has not been publicly listed.

The completion of the separation is subject to the satisfaction or waiver of a number of conditions, including the receipt of Lionsgate shareholder approval of the proposal to approve the arrangement at the annual general and special meeting (which we refer to as the “separation proposal”).

In reviewing this joint information/proxy statement, you should carefully consider the matters described under the section entitled “Risk Factors” on page 39.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this joint information/proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

This joint information/proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this joint information/proxy statement is [                ].

This joint information/proxy statement is first being mailed to Lionsgate shareholders on or about [                ].

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

2700 Colorado Avenue

Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held [                ]

To Lionsgate Shareholders:

You are invited to attend the annual general and special meeting of shareholders of Lions Gate Entertainment Corp. (“Lionsgate” or “LGEC”), which will be held on [                ], [                ], beginning at [                ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8. At the annual general and special meeting, shareholders will act on the following matters:

1.	Elect 12 directors, each for a term of one year or until their respective successors are duly elected and qualified;

2.

Re-appoint Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2024 and authorize the Audit & Risk Committee of the LGEC Board to fix its remuneration;

3.	Conduct an advisory vote to approve executive compensation;

4.	Conduct an advisory vote on the frequency of future advisory votes on executive compensation;

5.

Consider and, if deemed advisable, approve, with or without variation, a special resolution of the shareholders of Lionsgate approving a statutory plan of arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) among Lionsgate, shareholders of Lionsgate and New Lionsgate, pursuant to which, among other things, New Lionsgate will be separated from Lionsgate and Lionsgate shareholders will receive all of the issued and outstanding shares of New Lionsgate, as more fully described in the joint information/proxy statement accompanying this notice (which we refer to as the “separation proposal”); and

6.	Transact such further and other business as may properly come before the meeting and any continuations, adjournments or postponements thereof.

Shareholders of record of existing Class A common stock at [                ] (Eastern Time) on [                ] are entitled to notice of, and to vote on all of the proposals at, the annual general and special meeting or any continuations, adjournments or postponements thereof. Shareholders of record of existing Class B common stock at [                ] (Eastern Time) on [                ] are entitled to notice of, and to vote on only the separation proposal at, the annual general and special meeting or any continuations, adjournments or postponements thereof. Whether or not you plan to attend the annual general and special meeting, we urge you to submit your proxy or voting instructions as promptly as possible by Internet, telephone or mail to ensure your representation and the presence

Confidential Treatment Requested by LG Orion Holdings Inc.

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of a quorum at the annual general and special meeting. If you attend the annual general and special meeting and wish to vote in person, you may withdraw your proxy or voting instructions and vote your shares personally. Your proxy is revocable in accordance with the procedures set forth in the joint information/proxy statement accompanying this notice.

By Order of the Board of Directors,

Jon Feltheimer Chief Executive Officer

Santa Monica, California

Vancouver, British Columbia

[            ]

In accordance with Lionsgate’s security procedures, all persons attending the annual general and special meeting will be required to present picture identification.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by LG Orion Holdings Inc.

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Page
Trading Price and Volume	100
New Lionsgate	100
Lionsgate	100
Unaudited Pro Forma Condensed Consolidated Financial Information	101
New Lionsgate’s Business	112
Overview	112
Segment Information	112
Corporate Strategy	113
Specialized Skill and Knowledge	121
Competitive Conditions	121
Intellectual Property	122
Seasonality (Business Cycles)	122
Dependence on Key Customer Contracts	122
Changes to Contracts	122
Environmental Protection	122
Employees	123
Environmental and Social Responsibility and Human Capital Management	123
Legal Proceedings and Regulatory Actions	123
Interests of Informed Persons in Material Transactions	123
Insurance	123
Properties	123
Material Contracts	124
Auditors	124
Lionsgate’s Business	125
Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (Supplemental)	128
Management of New Lionsgate	172
Executive Officers Following the Separation	172
Directors of New Lionsgate	173
Board of Directors Following the Separation	173
Director Independence	173
Committees of the New Lionsgate Board	173
How New Lionsgate Makes Pay Decisions and Assesses Its Programs	175
Corporate Governance	175
Compensation Discussion and Analysis of New Lionsgate	178
Equity Compensation Plan Information of New Lionsgate	178
Additional Annual General and Special Meeting Matters	179
Environmental, Social and Governance	179
Compensation Discussion and Analysis of Lionsgate	193
Lionsgate’s Compensation Policies and Risk Management	194
Lionsgate’s Compensation Committee Interlocks and Insider Participation	194
Executive Compensation Information of Lionsgate	194
Potential Payments upon Termination or Change in Control	194
Pay Ratio Disclosure	194
Equity Compensation Plan Information of Lionsgate	194
Report of the Audit & Risk Committee of Lionsgate	194
Accountants’ Fees	194
Section 16(a) Beneficial Ownership Reporting Compliance	195
Statement of Corporate Governance Practices	195
Indebtedness of Directors and Executive Officers of Lionsgate	195
Certain Relationships and Related Party Transactions of Lionsgate	195

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Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Presentation of Information

Unless the context otherwise requires:

•

Except as otherwise indicated or unless the context otherwise requires, the information included in this joint information/proxy statement about New Lionsgate assumes the completion of all of the transactions referred to in this joint information/proxy statement in connection with the separation.

•

References in this joint information/proxy statement to “New Lionsgate” refer to LG Orion Holdings Inc., a British Columbia corporation, and its subsidiaries, which, following the completion of the separation, includes the Studio Business, unless the context otherwise requires or unless otherwise specified.

•

References in this joint information/proxy statement to “LGEC” or “Lionsgate” refer to Lions Gate Entertainment Corp., a British Columbia corporation, and its consolidated subsidiaries, both before and after the completion of the separation, including, prior to completion of the separation, the Studio Business as well as the Starz Business, unless the context otherwise requires or unless otherwise specified.

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Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•

References in this joint information/proxy statement to “we,” “us,” “our,” and “the company” refer to New Lionsgate following the completion of the separation, unless the context otherwise requires or unless otherwise specified.

•

References in this joint information/proxy statement to “New Starz” refer to Lions Gate Entertainment Corp. and its consolidated subsidiaries following the completion of the separation, including the Starz Business, unless the context otherwise requires or unless otherwise specified.

•

References in this joint information/proxy statement to the “Studio Business” refer to Lionsgate’s Motion Picture segment and Television Production segment and a substantial portion of Lionsgate’s corporate general and administrative functions and associated costs.

•

Lionsgate’s Motion Picture segment refers to:  (i) the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by Lionsgate directly in the U.S. and through a subdistributor in Canada); (ii) the sale or rental of film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental), and revenue sharing arrangements with certain digital media platforms; (iii) the licensing of theatrical productions and acquired films to the linear pay, basic cable and free television markets (including licensing in the traditional pay television window to a subscription video-on-demand or other digital platform); (iv) (a) licensing of productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis, and (b) direct distribution of productions, acquired films, and catalog product and libraries of acquired titles in the United Kingdom; and (v) the licensing of film and television and related content (e.g., games, music, location-based entertainment royalties, etc.) to other ancillary markets.

•

Lionsgate’s Television Production segment refers to:  (i) the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming (including (a) fixed fee arrangements as well as arrangements in which advertising revenue is earned from the exploitation of certain content on television networks and (b) licenses to subscription video-on-demand platforms in which the initial license of a television series is to a subscription video-on-demand platform); (ii) the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming; (iii) the sale or rental of television production movies or series on packaged media and through digital media platforms and (iv) the licensing of television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of productions, and from commissions and executive producer fees earned related to talent management.

•

References in this joint information/proxy statement to the Media Networks segment or the “Starz Business” refer to (i) the domestic distribution of Lionsgate’s STARZ-branded premium subscription video services through over-the-top platforms and U.S. multichannel video programming distributors, including cable operators, satellite television providers and telecommunications companies and on a direct-to-consumer basis through the STARZ-branded app, (ii) LIONSGATE+, representing the over-the-top distribution of Lionsgate’s STARZ-branded premium subscription video services outside of the U.S. and (iii) to a lesser extent, the domestic distribution of the Starz Business’ original programming (which we refer to as “Starz original productions”) in other ancillary markets (e.g., home video, digital platforms, international television, etc.).

•

References in this joint information/proxy statement to the “separation” refer to the separation of the Starz Business from Lionsgate’s other businesses and the creation of an independent, publicly traded company, New Lionsgate, to hold the assets and liabilities associated with the Studio Business, including, without limitation, all of the transactions contemplated by the separation agreement and the arrangement agreements, including the reclassification of existing LGEC common stock.

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Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•

References in this joint information/proxy statement to New Lionsgate’s historical assets, liabilities, products, businesses or activities generally refer to the historical assets, liabilities, products, businesses or activities of Lionsgate, excluding the historical assets, liabilities, products, businesses or activities of the Starz Business, as conducted prior to the completion of the separation.

Financial Statement Presentation

Notwithstanding the legal form of the separation described elsewhere in this joint information/proxy statement, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate (the reverse of its legal form—a “reverse spin”). This presentation is in accordance with generally accepted accounting principles in the U.S. (“GAAP”), specifically Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business and not the Starz Business. Lionsgate expects the separation of the Starz Business to qualify as a discontinued operation. Accordingly, the financial statements included in this joint information/proxy statement or incorporated by reference into the registration statement of which this joint information/proxy statement is a part consist of:

•	the audited consolidated financial statements of Lions Gate Entertainment Corp. for each of the three years ended March 31, 2023;

•

the unaudited pro forma condensed consolidated financial statements of Lions Gate Entertainment Corp. as of March 31, 2023 and each of the three years ended March 31, 2023 which give pro forma effect to the treatment of the separation of the Starz Business as a discontinued operation and as of and for the year ended March 31, 2023 also give pro forma effect of the post-separation capital structure, operations and impact of agreements entered into in connection with separation; and

•	the supplemental audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. for each of the three years ended March 31, 2023.

The Studio Business historical results are not representative of the results that New Lionsgate would have achieved as a separate, publicly traded company nor indicative of the results expected for any future period.

Financial statements of New Lionsgate have not been included in this joint information/proxy statement as it is a newly incorporated entity and has no material business transactions or activities to date. As a result of the separation, New Lionsgate will become the parent of the entities which conduct the Studio Business.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor are they indicative of future operating results.

You should read the selected historical consolidated financial information and unaudited pro forma condensed consolidated financial statements and the accompanying notes in conjunction with, and each is qualified in their entirety by reference to, the supplemental audited combined financial statements and related notes of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this joint information/proxy statement, the audited consolidated financial statements of Lions Gate Entertainment Corp. incorporated by reference into the registration statement of which this joint information/proxy statement is a part and the financial and other information appearing elsewhere in this joint information/proxy statement, including information contained in “Risk Factors,” “New Lionsgate Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (Supplemental).”

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Confidential Treatment Requested by LG Orion Holdings Inc.

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Trademarks and Trade Names

Lionsgate owns or has rights to use the trademarks and trade names that are used in conjunction with the operation of its businesses that appear in this joint information/proxy statement, including the names “Lionsgate” and “Starz.” Solely for convenience, we only use the TM or ® symbols the first time any trademark or trade name is mentioned. Each trademark or trade name of any other company appearing in this joint information/proxy statement is, to the knowledge of Lionsgate and New Lionsgate, owned by such other company.

Industry Information

Unless indicated otherwise, the information concerning the industries in which New Lionsgate participates contained in this joint information/proxy statement is based on New Lionsgate’s general knowledge of and expectations concerning the industry. New Lionsgate’s market position, market share and industry market size are based on estimates using New Lionsgate’s internal data and estimates, based on data from various industry analyses, its internal research and adjustments and assumptions that we believe to be reasonable. New Lionsgate has not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. In addition, New Lionsgate believes that data regarding the industry, market size and its market position and market share within such industry provide general guidance but are inherently imprecise. Further, New Lionsgate’s estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

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Confidential Treatment Requested by LG Orion Holdings Inc.

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JOINT INFORMATION/PROXY STATEMENT SUMMARY

The following summary, together with the section entitled “Questions and Answers About the Separation” immediately following this summary, is a summary of selected information discussed in this joint information/proxy statement. This summary may not contain all of the details concerning the separation or other information that may be important to you and does not contain all of the information you should consider in making a voting decision at the annual general and special meeting. To better understand the separation and New Lionsgate’s business and financial position, you should carefully review the more detailed information and financial data and statements contained elsewhere in this joint information/proxy statement. For information on the voting process and how to attend the annual general and special meeting, please see “Questions and Answers About the Annual General and Special Meeting” and “The Annual General and Special Meeting.” Unless the context otherwise requires, or when otherwise specified, references in this joint information/proxy statement to historical assets, liabilities, products, businesses or activities of New Lionsgate’s businesses are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the Studio Business as it was conducted as part of Lionsgate prior to completion of the separation.

Unless the context otherwise requires, the information included in this joint information/proxy statement about New Lionsgate assumes the completion of all of the transactions referred to in this joint information/proxy statement in connection with the separation. Unless the context otherwise requires, or when otherwise specified, references in this joint information/proxy statement to “we,” “us,” “our,” “our company” and “the company” refer to New Lionsgate and its subsidiaries, including the Studio Business.

Overview

New Lionsgate possesses a world-class motion picture and television studio operation, which aims to provide a unique and varied portfolio of entertainment for consumers around the world. Its film and television businesses are backed by an 18,000-title library and a valuable collection of iconic film and television franchises.

New Lionsgate manages and reports its operating results through two reportable business segments:  Motion Picture and Television Production.

The Motion Picture segment consists of the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis, the sale or rental of New Lionsgate’s film productions and acquired or licensed films and certain television programs on packaged media and through digital media platforms, the licensing of New Lionsgate’s theatrical productions and acquired films to the linear pay, basic cable and free television markets, licensing of New Lionsgate productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis, and direct distribution of New Lionsgate’s productions, acquired films, and catalog product and libraries of acquired titles in the United Kingdom.

The Television Production segment consists of the licensing to domestic and international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming and the sale or rental of television production movies or series on packaged media and through digital media platforms.

Summary of Risk Factors

An investment in New Lionsgate is subject to a number of risks, including risks relating to its business, risks related to the separation and risks related to the New Lionsgate common stock. Set forth below is a high-level

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summary of some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” of this joint information/proxy statement, for a more thorough description of these and other risks.

Risks Related to New Lionsgate and the Studio Business

•	New Lionsgate faces substantial capital requirements and financial risks.

•	New Lionsgate may incur significant write-offs if its projects do not perform well enough to recoup costs.

•	Changes in New Lionsgate’s business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

•	New Lionsgate’s revenues and results of operations may fluctuate significantly.

•	The Studio Business does not have long-term arrangements with many of its production or co-financing partners.

•	The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.

•	A significant portion of the Studio Business’ library revenues comes from a smaller number of titles.

•	The impact of the COVID-19 global pandemic could continue to materially and adversely affect the Studio Business and its financial condition and results of operations.

•	New Lionsgate will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

•	New Lionsgate’s success will depend on attracting and retaining key personnel.

•	The success of the Studio Business depends on external factors in the motion picture industry and television industry.

•	Global economic turmoil and regional economic conditions could adversely affect New Lionsgate’s business.

•	New Lionsgate could be adversely affected by strikes or other union job actions.

•	Unforeseen business interruptions could adversely affect New Lionsgate’s operations.

•	New Lionsgate expects to face substantial competition in all aspects of its business.

•	New Lionsgate must successfully respond to technological changes and alternative forms of delivery or storage to remain competitive.

•	New Lionsgate faces economic, political, regulatory, and other risks from doing business internationally.

•	Protecting and defending against intellectual property claims may have a material adverse effect on New Lionsgate’s business.

•	The Studio Business involves risks of liability claims for content of material, which could adversely affect New Lionsgate’s business, results of operations and financial condition.

•	Piracy of films and television programs could adversely affect New Lionsgate’s business over time.

•

Service disruptions or failures of New Lionsgate or its third-party service providers’ information systems and networks as a result of computer viruses, misappropriation of data or other bad acts, natural disasters, extreme weather, accidental releases of information or other similar events, may

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disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to a loss of revenue or profit, loss of customers or sales and other adverse consequences.

•

New Lionsgate’s activities are subject to a variety of stringent and changing obligations related to data privacy and security. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

•	New Lionsgate may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

•

The Internal Revenue Service may not agree that New Lionsgate should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

•	Future changes to U.S. and non-U.S. tax laws could adversely affect New Lionsgate.

•	Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

•	New Lionsgate’s tax rate is uncertain and may vary from expectations.

•	Legislative or other governmental action in the U.S. could adversely affect New Lionsgate’s business.

•	Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect New Lionsgate’s effective tax rates.

Risks Related to the Separation

•	The parties may be unable to achieve some or all of the benefits that they expect to achieve through the separation.

•

Challenges in the commercial and credit environment may adversely affect the expected benefits of the separation, the expected plans or anticipated timeline to complete the separation and future access to capital on favorable terms.

•

The historical financial information of the Studio Business and pro forma financial information of Lionsgate included in this joint information/proxy statement is not necessarily representative of the results that New Lionsgate would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	Following the completion of the separation, New Lionsgate will be a smaller, less diversified company than Lionsgate prior to the separation with a different financial profile.

•

Substantial sales of New Lionsgate common stock or New Starz common stock following the completion of the separation, or the perception that such sales might occur, could depress the market prices of New Lionsgate common stock or New Starz common stock, respectively, which are already expected to be significantly lower than the pre-separation market price of existing LGEC common stock due to New Starz no longer having any ownership interest in the Studio Business.

•

New Starz or New Lionsgate may fail to perform under the agreements that will be executed as part of the separation, and such failure to perform could have a material adverse effect on New Lionsgate’s or New Starz’s operations, respectively.

•

New Lionsgate or New Starz may be held liable to the other if it fails to perform under its agreements, and the performance of such services may negatively affect New Lionsgate’s or New Starz’s business and operations.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•	Certain of the agreements between New Lionsgate and New Starz may be on terms that differ from the terms each may have otherwise received from unaffiliated third parties.

•

The transfer to New Lionsgate or New Starz of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, New Lionsgate or New Starz may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

•

The separation may result in litigation and/or regulatory inquiries and investigations, which would harm New Lionsgate’s or New Starz’s business, financial condition and operating results and could divert management attention.

•

The separation is subject to various risks and uncertainties, including approval of the separation proposal at the annual general and special meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate.

•	New Starz, New Lionsgate and their respective shareholders could suffer material adverse tax consequences as a result of the separation.

•

After the separation, actual or potential conflicts of interest may develop between the management and directors of New Starz, on the one hand, and the management and directors of New Lionsgate, on the other hand.

•	The executive officers and directors of Lionsgate have interests in the separation that may be different from, or in addition to, the interests of Lionsgate’s shareholders.

•

The allocation of intellectual property rights between New Starz and New Lionsgate as part of the separation could adversely affect New Lionsgate and New Starz’s competitive positions and their ability to develop and commercialize certain content and services.

Risks Related to New Starz Following the Separation

•

Lionsgate’s historical financial information is not representative of the results that the Media Networks segment would have achieved as a separate, publicly traded company and is therefore not an indicator of its future results.

•	Following the completion of the separation, New Starz will be a smaller, less diversified company than Lionsgate prior to the separation with a different financial profile.

•	New Starz could experience temporary interruptions in business operations and incur additional costs as it builds its information technology infrastructure and transitions its data to its own systems.

•

The accounting and other management systems and resources of New Starz may not be adequately prepared to meet the financial reporting and other requirements to which New Starz will continue to be subject following the completion of the separation.

•	Additional impairment charges may need to be recorded for Lionsgate’s Media Networks reporting unit or New Starz in the future.

Risks Related to New Lionsgate Common Stock

•

New Lionsgate cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the completion of the separation, its stock price may fluctuate significantly.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•	New Lionsgate does not expect to pay any cash dividends for the foreseeable future.

•	Your percentage of ownership in New Lionsgate may be diluted in the future.

•	If securities or industry analysts do not publish research or publish misleading or unfavorable research about New Lionsgate’s business, New Lionsgate’s share price and trading volume could decline.

•

The rights and obligations of a New Lionsgate shareholder are governed by British Columbia law and may differ from the rights and obligations of shareholders of companies organized under the laws of other jurisdictions.

The Separation

On November 4, 2021, Lionsgate announced that it was exploring potential capital markets alternatives for the Starz Business including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transactions. On May 26, 2022, Lionsgate discussed that it was engaged in a robust and productive process for creating a structure to allow investors to value the Starz Business and the Studio Business separately by spinning off the Starz Business. On September 28, 2022, Lionsgate announced that it remained on a path to separating the Starz Business and the Studio Business, and had increased its focus on the spinning off of the Studio Business. On November 3, 2022, Lionsgate discussed that it had determined to separate the Starz Business and the Studio Business by means of a spin-off of the Studio Business. For additional information regarding the background to the separation, see “The Separation—Background.”

The separation will occur by means of an arrangement under the corporate law of British Columbia that will involve, among other things, (i) the reclassification of existing LGEC common stock into New Starz common stock and Class S common stock, which we refer to as the “reclassification,” (ii) the issuance of shares of New Lionsgate common stock to Lionsgate’s shareholders in exchange for shares of Class S common stock, which we refer to as the “exchange” and (iii) the transfer from Lionsgate to New Lionsgate of substantially all of the assets and liabilities of the Studio Business. Following the completion of the separation, (i) LGEC shareholders will own directly all of the outstanding shares of New Lionsgate common stock, (ii) New Lionsgate will be a separate public company from Lionsgate, and (iii) Lionsgate will be renamed “Starz Entertainment Corporation” (“New Starz”). For additional information on the interim transactions that will occur at the effective time, see “The Separation—Structure of the Separation.”

On [                ], 2023, the board of directors of Lionsgate, which we refer to as the “LGEC Board,” determined that the separation and related transactions are in the best interests of Lionsgate. Pursuant to the separation, Lionsgate’s shareholders as of immediately prior to the effective time of the separation (which we refer to as the “effective time”) shall receive, as a result of the exchange, [                ] share[s] of New Lionsgate voting common stock for each share of existing Class A common stock held immediately prior to the effective time and [                ] share[s] of New Lionsgate non-voting common stock for each share of existing Class B common stock held immediately prior to the effective time. We refer to this ratio of shares of existing Class A common stock to New Lionsgate voting common stock and shares of existing Class B common stock to New Lionsgate non-voting common stock as the “exchange ratios.” Lionsgate’s shareholders as of immediately prior to the effective time will also receive nominal cash consideration as set forth in the plan of arrangement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The following diagram depicts the current and the expected organizational structure of the Studio Business and the Starz Business upon completion of the separation. Lionsgate’s shareholders will at the time of the separation hold the same pro rata percentage interest in New Lionsgate as they hold in Lionsgate immediately before the separation:

Current Organizational Structure

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Expected Organizational Structure

Reasons for the Separation

The LGEC Board believes that the separation of the Studio Business from the Starz Business and the creation of two independent, publicly traded companies is in the best interests of Lionsgate and its shareholders for a number of reasons, including:

•

that the separation will allow New Starz and New Lionsgate to more effectively pursue their own distinct operating priorities and strategies, and it will enable the management teams of each of the two companies to focus on strengthening their core businesses, and pursue distinct and targeted opportunities to accelerate revenue and profitability;

•

that the separation will allow each of New Starz and New Lionsgate to allocate its financial resources to meet the unique needs of its own business, enabling each company to sharpen its focus on distinct strategic priorities, and allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies;

•

that the separation will allow each of New Lionsgate and New Starz to more effectively articulate its own clear investment thesis for its business as a pure-play content studio and platform, respectively, operating in a world of vertically integrated conglomerates, in order to attract a long-term investor base suited to its business;

•

that the separation will create independent equity securities, affording each of the Studio Business and the Starz Business direct access to the capital markets, enabling them to use their own stock to consummate future transactions; and

•

that the separation will allow each of New Starz and New Lionsgate to more effectively attract, incentivize and retain employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The LGEC Board also considered a number of potentially negative factors in evaluating the separation, including:

•

that each of New Lionsgate and New Starz may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others, fluctuating market conditions and the demand of the separation their respective managements’ time, effort and resources;

•

that the Studio Business and the Starz Business currently benefit from certain economies of scale operating within the broader corporate organization that will no longer be available after the separation. As standalone companies, New Lionsgate and New Starz may have reduced purchasing power and leverage in terms of vendor and customer relationships. In addition, New Starz’s transition to becoming a standalone public company will include incremental accounting, tax, legal, information system, recruiting and executive hiring costs as a substantial portion of the existing corporate general and administrative functions of Lionsgate will be transferred to New Lionsgate;

•

that under the terms of the tax matters agreement that New Lionsgate will enter into with New Starz, New Lionsgate will be restricted from taking certain actions that could cause the separation or certain related transactions to fail to qualify as tax-free under applicable law, which may temporarily limit New Lionsgate’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of its business; and

•

that, generally, the Starz Business’ working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Lionsgate, including the Studio Business. Following the completion of the separation, New Starz’s results of operations and cash flows may be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to New Starz and may be more costly.

In determining to pursue the separation, the LGEC Board concluded the potential benefits of the separation outweighed the foregoing factors. See the sections entitled “The Separation—Reasons for the Separation; Recommendation of the LGEC Board” and “Risk Factors” included elsewhere in this joint information/proxy statement.

Formation of New Lionsgate and Internal Reorganization

New Lionsgate was formed for the purpose of holding the Studio Business. At the effective time, among other things, Lionsgate will transfer the equity interests of certain entities that conduct, and the assets and liabilities of, the Studio Business, including a substantial portion of Lionsgate’s corporate general and administrative functions, to New Lionsgate.

In connection with the separation, Lionsgate and its subsidiaries expect to complete an internal reorganization of the Starz Business. The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of Lionsgate and its subsidiaries used to conduct the Starz Business will be separated from the other operations, assets and liabilities of Lionsgate and its subsidiaries, including those used to conduct the Studio Business and (2) the entities that conduct Lionsgate’s businesses other than the Starz Business, including those that conduct the Studio Business, which includes a substantial portion of Lionsgate’s corporate general and administrative functions, will be transferred to entities that will be transferred to, and become, direct or indirect subsidiaries of New Lionsgate at the effective time.

For additional information, see “The Separation—Formation of New Lionsgate and Internal Reorganization.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

New Lionsgate’s Post-Separation Relationship with New Starz

After the separation, New Starz and New Lionsgate will each be separate companies with separate management teams and separate boards of directors. Prior to the separation, Lionsgate and New Lionsgate will enter into the separation agreement. In connection with the separation, New Starz and New Lionsgate will also enter into certain other agreements to effect the separation and to provide a framework for their relationship after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, a brand license agreement and other agreements governing commercial licensing arrangements between the parties. The separation agreement and other agreements will, among other things, provide for the allocation between New Lionsgate and New Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property and employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between New Lionsgate and New Starz subsequent to the completion of the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions of New Lionsgate.”

Market for New Lionsgate Common Stock

There is currently no public trading market for New Lionsgate common stock. New Lionsgate intends to apply to list the New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York Stock Exchange under the symbols “LGF.A” and “LGF.B,” respectively. New Lionsgate has not and will not set the initial prices of the New Lionsgate voting common stock and New Lionsgate non-voting common stock. The initial price will be established by the public markets. For additional information, see “The Separation—Market for New Lionsgate Common Stock,” “Risk Factors—Risks Related to the Separation” and “Risk Factors—Risks Related to New Lionsgate Common Stock.”

Incurrence of Debt

New Lionsgate may complete one or more financing transactions on or prior to the completion of the separation. As a result of such transactions, New Lionsgate anticipates having approximately $[                ] million of indebtedness upon completion of the separation. Additional details regarding such financing transactions will be provided in subsequent amendments to this joint information/proxy statement. See “Description of New Lionsgate Material Indebtedness” and “Risk Factors—Risks Related to New Lionsgate and the Studio Business—New Lionsgate may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.”

Interests of Lionsgate’s Directors and Executive Officers in the Separation

Prior to the effectiveness of the registration statement of which this joint information/proxy statement is a part, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), disclosure regarding the compensation of New Lionsgate’s directors will be included in an amendment to this joint information/proxy statement. See “The Separation—Interests of Lionsgate’s Directors and Executive Officers in the Separation” and “Risk Factors—Risks Related to the Separation—The executive officers and directors of Lionsgate have interests in the separation that may be different from, or in addition to, the interests of Lionsgate’s shareholders.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Governance and Management following the Separation

New Lionsgate

Lionsgate expects that, as of the effective time, the current executive officers of Lionsgate will be the executive officers of New Lionsgate. For more information, including biographical information, see “Management of New Lionsgate—Executive Officers Following the Separation.”

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the individuals expected to be appointed to the board of directors of New Lionsgate at the effective time of the separation will be included in an amendment to this joint information/proxy statement. See “Directors of New Lionsgate.”

New Starz

Lionsgate expects that, as of the effective time, the following individuals will be the executive officers of New Starz. For more information, including biographical information, see “The Separation—Management of New Starz Following the Separation.”

Name	Position
Jeffrey Hirsch	President and Chief Executive Officer
Alison Hoffman	President, Domestic Networks
Scott Macdonald	Chief Financial Officer
Jason Wyrick	Executive Vice President, Technology
Audrey Lee	Executive Vice President and General Counsel

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the individuals expected to be appointed to the board of directors of New Starz at the effective time of the separation will be included in an amendment to this joint information/proxy statement. See “The Separation—Directors of New Starz Following the Separation.”

Accounting Treatment

Notwithstanding the legal form of the separation described elsewhere in this joint information/proxy statement, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate (the reverse of its legal form—a “reverse spin”). This presentation is in accordance with GAAP, specifically FASB Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” and is primarily a result of the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business. Lionsgate expects the separation of the Starz Business to qualify as a discontinued operation. For additional information, see “Financial Statement Presentation,” “Unaudited Pro Forma Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (Supplemental).”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Annual General and Special Meeting Information and Voting*

Meeting Date
[ ]

Time
[ ] Pacific Time

Place
Dentons Canada LLP 250 Howe Street, 20th Floor Vancouver, British Columbia V6C 3R8

Vote By Phone You can vote by calling the number provided in your proxy card or voting instruction form.
[ ]	Tablet or Smartphone Scan this QR code to vote with your tablet or mobile device.
Vote By Internet You can vote online at [ ] or by following the instructions provided in your proxy card or voting instruction form.
Vote By Mail Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope provided.

*

You may also vote personally or by proxy by attending the annual general and special meeting. If you hold shares through a bank, broker, trustee or other nominee who holds your shares, you cannot vote your shares at the annual general and special meeting unless you have obtained a legal proxy from your bank, broker, trustee or other nominee who holds your shares.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Annual General and Special Meeting Proposals

Matters to Be Voted On
Proposal		Board Vote Recommendation	For More Information, see:
1.	Election of 12 directors.	FOR EACH NOMINEE	Proposal No. 1 — page 71

2.	Re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for fiscal 2024 and authorization of the Audit & Risk Committee to fix their remuneration.	FOR	Proposal No. 2 — page 81

3.	Advisory vote to approve executive compensation.	FOR	Proposal No. 3 — page 82

4.	Advisory vote on the frequency of future advisory votes to approve executive compensation.	EVERY ONE YEAR	Proposal No. 4 — page 83

5.

Special resolution to approve a statutory plan of arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) pursuant to which, among other things, New Lionsgate will be separated from Lionsgate and Lionsgate shareholders will receive all of the issued and outstanding shares of New Lionsgate.

		FOR	Proposal No. 5 — page 84

At the annual general and special meeting, Lionsgate shareholders will also consider any other business that may properly come before Lionsgate’s annual general and special meeting and any continuations, adjournments or postponements thereof regardless of whether you attend the meeting.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Corporate Information

New Lionsgate was incorporated under the Business Corporations Act (British Columbia) for the purpose of holding Lionsgate’s Studio Business in connection with the separation described in this joint information/proxy statement. Prior to the contribution of the Studio Business to New Lionsgate by Lionsgate, which will occur at the effective time, New Lionsgate will have no operations other than those incidental to the separation and the potential completion of one or more financing transactions as further described in this joint information/proxy statement. The address of New Lionsgate’s principal executive offices will be 2700 Colorado Avenue, Santa Monica, CA 90404. Its telephone number after the separation will be (310) 449-9200. New Lionsgate will maintain an Internet site at www.lionsgate.com. This website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Lionsgate encompasses world-class motion picture and television studio operations aligned with the STARZ-branded premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate’s film, television, subscription and location-based entertainment businesses are backed by an 18,000-title library and a valuable collection of iconic film and television franchises. Lionsgate was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on September 24, 1997, continued under the Business Corporations Act (British Columbia). Lionsgate’s head office address is located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8.

Reason for Furnishing This Joint Information/Proxy Statement

This joint information/proxy statement is being furnished by New Lionsgate solely to provide information to Lionsgate’s shareholders who will receive shares of New Lionsgate common stock in the separation and is being delivered by Lionsgate to Lionsgate shareholders solely as a proxy statement in connection with its annual general and special meeting. It is not and is not to be construed as an inducement or encouragement to buy or sell any of New Lionsgate’s or Lionsgate’s securities. The information contained in this joint information/proxy statement is believed by New Lionsgate and Lionsgate to be accurate as of the date set forth on its cover. Changes may occur after that date, and neither Lionsgate nor New Lionsgate will update the information except as may be required in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

NO PERSON IS AUTHORIZED ON BEHALF OF NEW LIONSGATE OR LIONSGATE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL GENERAL AND SPECIAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS JOINT INFORMATION/PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS JOINT INFORMATION/PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEW LIONSGATE OR LIONSGATE SINCE THE DATE HEREOF.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE SEPARATION

What is New Lionsgate and why is Lionsgate separating the Studio Business into an independent, separately-traded public company?	New Lionsgate, which is currently a wholly-owned subsidiary of Lionsgate, was formed to hold Lionsgate’s Studio Business, including a substantial portion of Lionsgate’s corporate general and administrative functions and costs. Lionsgate intends to separate New Lionsgate from the rest of Lionsgate via an arrangement that will result in New Lionsgate issuing all of the New Lionsgate common stock to Lionsgate’s shareholders as of the effective time of the arrangement (which transaction we refer to as the “separation”). Immediately upon completion of the separation, Lionsgate will be separated into two independent, publicly-traded companies as follows: (1) the Starz Business will be held by wholly-owned subsidiaries of the current Lionsgate, which will continue to be owned by existing Lionsgate’s shareholders as of immediately before the separation, and (2) the Studio Business will be held by New Lionsgate, which will be owned by existing Lionsgate’s shareholders as of immediately before the separation. The separation of New Lionsgate from New Starz is intended, among other things, to enable the two companies to more effectively pursue their own distinct operating priorities and strategies and focus on strengthening their core businesses, to allocate financial resources to meet the unique needs of their own businesses and more effectively articulate a clear investment thesis as a pure-play content studio and platform, respectively. Lionsgate expects that the separation will result in enhanced long-term performance of the businesses held by both Lionsgate and New Lionsgate for the reasons discussed in the section entitled “The Separation—Reasons for the Separation; Recommendation of the LGEC Board.”

Why am I receiving this document?

Lionsgate is delivering this document to you because you are a holder of shares of existing LGEC common stock. If you are a holder of existing Class A common stock as of immediately prior to the effective time of the separation, you will be entitled to receive [                ] share[s] of New Lionsgate voting common stock and one (1) share of New Starz Class A common stock for every share of existing Class A common stock that you held as of such time. If you are a holder of existing Class B common stock as of immediately prior to the effective time of the arrangement, you will be entitled to receive [                ] share[s] of New Lionsgate non-voting common stock and one (1) share of New Starz Class B common stock for every share of existing Class B common stock that you held as of such time. You will receive cash in lieu of any fractional shares of New Lionsgate common stock that you would have received after application of the above exchange ratios.

In order to complete the separation, Lionsgate shareholders must approve the separation proposal. Lionsgate will hold an annual general and special meeting of shareholders, which we refer to as the annual general and special meeting, to obtain this approval and to ask Lionsgate shareholders to vote on the other proposals described in this joint information/proxy statement. This joint information/proxy statement contains important information about the annual general and special meeting, the separation, the arrangement agreement, and the other agreements related to the separation and other related matters, and you should read it carefully. The enclosed voting materials for the annual general and special meeting allow you to vote your shares of existing LGEC common stock without attending the annual general and special meeting in person.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

We are delivering this joint information/proxy statement to you as both an information statement of New Lionsgate and a proxy statement of Lionsgate. This document is a proxy statement because the LGEC Board is soliciting proxies from Lionsgate shareholders. Your proxy will be used at the annual general and special meeting or at any adjournment or postponement of that meeting. This document is also an information statement that forms a part of the registration statement on Form 10 that New Lionsgate has filed with the SEC with respect to the shares of New Lionsgate common stock being issued in connection with the separation, and contains information about that New Lionsgate common stock.

How will the separation of New Lionsgate from Lionsgate work?	Pursuant to a British Columbia plan of arrangement, each share of existing Class A common stock will be exchanged for one (1) share of New Starz Class A common stock and a certain number of shares of S1 common stock. Each share of S1 common stock will then be contributed to New Lionsgate in exchange for [ ] share[s] of New Lionsgate voting common stock plus cash consideration in the amount of $0.000001 per share. Each share of existing Class B common stock will be exchanged for one (1) share of New Starz Class B common stock and a certain number of shares of S2 common stock. Each share of S2 common stock will then be contributed to New Lionsgate in exchange for [ ] share[s] of New Lionsgate non-voting common stock plus cash consideration in the amount of $0.000001 per share. LGEC will then repurchase the shares of S1 common stock and S2 common stock from New Lionsgate in exchange for the Studio Business. The foregoing will happen automatically at the effective time by operation of law. For additional information on these steps in the separation, see “The Separation—Structure of the Separation.”

Why is the separation of New Lionsgate being effected by way of a plan of arrangement?	The Business Corporations Act (British Columbia), which we refer to as the “BC Act,” provides a statutory process, called an arrangement, to enable corporations to propose to shareholders and complete complicated transactions that may not otherwise be practicable under the applicable corporate law after obtaining shareholder and court approval. The reclassification and separation will be combined in a single plan of arrangement to provide to the shareholders of LGEC the opportunity to approve the transaction as a whole, and to ensure that the transaction will be completed in its entirety at the desired time. If Lionsgate did not use a plan of arrangement to effect the separation, the transaction would require more complicated corporate actions and provide less certainty to the shareholders and the other stakeholders of LGEC.

What is the reclassification?	Under the reclassification, each share of existing class A common stock will be exchanged for one (1) share of New Starz Class A common stock and a certain number of shares of S1 common stock. Similarly, each share of existing class B common stock will be exchanged for one (1) share of New Starz Class B common stock and a certain number of shares of S2 common stock. The shares of S1 common stock and S2 common stock will represent the portion of the current Lionsgate’s share capital attributable to the assets being transferred to New Lionsgate in the arrangement and the shares of New Starz Class A common stock and New Starz Class B common stock will represent the portion of the current Lionsgate’s share capital attributable to the assets remaining with New Starz. The shares of S1 common stock and S2 common stock will be transferred to New Lionsgate and then repurchased by Lionsgate such that following the completion of

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

the plan of arrangement, the outstanding share capital of New Starz will be limited to the New Starz Class A common stock and New Starz Class B common stock. For additional information on the reclassification, see “The Separation—Structure of the Separation.”

When will the separation occur?	The separation will be implemented as an arrangement that is subject to a number of conditions, including the approval of the separation proposal by the Lionsgate’s shareholders and the receipt of a final order from the BC Court, which we refer to as the “Final Order.” Subject to the satisfaction or waiver of such conditions, it is expected that the effective time of the arrangement will occur on [ ].

If the separation proposal is approved, what do shareholders need to do to receive shares of New Lionsgate common stock and New Starz common stock?

Lionsgate shareholders do not need to take any action to receive shares of New Lionsgate common stock or New Starz common stock in the separation, but you are encouraged to read this entire joint information/proxy statement carefully. You will not be required make any payment to Lionsgate for the New Starz common stock or the New Lionsgate common stock, or to surrender any shares of existing LGEC common stock you currently own in order to participate in the separation.

Although the existing LGEC common stock will be reclassified in connection with the separation, the number of shares of each class of common stock of Lionsgate immediately following the completion of the separation (which we refer to as “New Starz common stock”) will remain unchanged, as will any rights of Lionsgate’s shareholders with respect to New Starz. However, the separation will affect the market value of each outstanding share of New Starz common stock of each class.

If the separation proposal is approved, how will I receive my shares of New Lionsgate common stock and New Starz common stock?	Following the separation, shares of New Lionsgate common stock and New Starz common stock will be issued electronically by way of direct registration, or in “book-entry” or “uncertificated” form. Computershare will act as the registrar and transfer agent for New Lionsgate common stock and New Starz common stock after the separation.

How many shares of New Lionsgate common stock will I receive in the separation?

You are entitled to receive [                ] shares of New Lionsgate voting common stock for every share of existing Class A common stock held by you as of immediately prior to the effective time. You are entitled to receive [                ] shares of New Lionsgate non-voting common stock for every share of existing Class B common stock held by you as of immediately prior to the effective time. Based on approximately [                ] shares of existing Class A common stock outstanding as of [                ], a total of approximately [                ] shares of New Lionsgate voting common stock will be issued to Lionsgate’s shareholders. Based on approximately [                ] shares of existing Class B common stock outstanding as of [                ], a total of approximately [                ] shares of New Lionsgate non-voting common stock will be issued to Lionsgate’s shareholders. For additional information on the separation, see “The Separation.”

In connection with the reclassification, you are entitled to receive one (1) share of New Starz Class A common stock for every share of existing Class A common stock held by you as of immediately prior to the effective time and you are entitled to receive one (1) share of New Starz Class B common stock for every share of existing Class B common stock held by you as of immediately prior to the effective time.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Will New Lionsgate issue fractional shares of its common stock in the separation?	No. New Lionsgate will not issue fractional shares of New Lionsgate common stock in the separation. To the extent that the separation would result in any Lionsgate shareholder being issued a fractional share of New Lionsgate common stock, such fraction will be rounded down to the nearest whole number and each such shareholder will be entitled to receive a cash payment in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $[ ]. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

What are the conditions to the separation?

The separation is subject to the satisfaction (or waiver by Lionsgate in its sole and absolute discretion) of the following conditions:

•  the separation and related transactions having been duly determined by the LGEC Board to be in the best interests of Lionsgate;

•  the approval by the Lionsgate’s shareholders of the separation proposal at the annual general and special meeting;

•  the receipt by Lionsgate of the interim order from the BC Court, which we refer to as the “Interim Order,” and the Final Order in connection with the transaction;

•  the SEC declaring effective the registration statement of which this joint information/proxy statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and there being no proceedings for such purposes having been instituted or threatened by the SEC;

•  the internal reorganization having been completed in accordance with the separation agreement, which is described below in this joint information/proxy statement, which we refer to as the “separation agreement”;

•  the receipt by Lionsgate of an opinion from Lionsgate’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Internal Revenue Code should be satisfied;

•  an independent appraisal firm acceptable to the LGEC Board having delivered one or more opinions to the LGEC Board confirming the solvency and financial viability of Lionsgate before the completion of, and of New Lionsgate and New Starz after giving effect to, the separation, in each case in a form and substance acceptable to the LGEC Board in its sole and absolute discretion;

•  all actions necessary or appropriate under applicable Canadian and U.S. federal, state, provincial or other securities or blue sky laws and the rule and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

•  the execution of certain agreements contemplated by the separation agreement;

•  no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation or any of the related transactions being in effect;

•  the shares of New Lionsgate common stock to be issued having been accepted for listing on the New York Stock Exchange, subject to official notice of issuance; and

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•  no other event or development existing or having occurred that, in the judgment of the LGEC Board, in its sole and absolute discretion, makes it inadvisable to effect the separation and the other related transactions.

Lionsgate and New Lionsgate cannot assure you that any or all of these conditions will be met, or that the separation will be consummated even if all of the conditions are met. Lionsgate can decline to go forward with the separation at any time. In addition, Lionsgate may waive any of the conditions to the separation to the extent such waiver is permitted by law. In the event that the LGEC Board waives a material condition to the separation, Lionsgate intends to issue a press release and/or file a current report on Form 8-K to report such event. For a complete discussion of all of the conditions to the separation, see “The Separation—Conditions to the Separation.”

What will happen if the separation proposal is not approved by the Lionsgate’s shareholders?

If the separation proposal is not approved by the holders of existing LGEC common stock or if the other conditions to the separation are not satisfied (or waived), the Studio Business will continue to be held and operated by Lionsgate. As long as the Studio Business remains a part of Lionsgate, shares of existing LGEC common stock will also represent an indirect interest in the Studio Business, as they do today.

If the separation does not proceed, the potential benefits of the separation will not be realized and there may be an adverse impact on Lionsgate’s business, financial condition and operating results. See “Risk Factors—Risks Related to the Separation—The separation is subject to various risks and uncertainties, including approval of the separation proposal at the annual general and special meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate.”

Am I entitled to dissenters’ rights or appraisal rights?

There are no appraisal rights in connection with the separation.

With respect to dissent rights, it is Lionsgate’s intention and expectation that under the Interim Order, at such time as the Interim Order is granted by the BC Court, shareholders of record of Lionsgate, also referred to as registered shareholders, as of the record date for notice of the annual general and special meeting will be granted the right to dissent (which we refer to as the “dissent rights”) in respect of the separation proposal, provided that they strictly follow the procedures specified in Section 237 through Section 247 of the BC Act, as modified by the plan of arrangement, Interim Order, and any other order of the BC Court. Shareholders of Lionsgate who are not shareholders of record and wish to dissent should be aware that only registered shareholders are entitled to exercise dissent rights. To clarify, any dissent rights granted in respect of the separation proposal will ultimately be subject to the BC Court’s discretion as set forth in the Interim Order at such time it is granted by the BC Court. Accordingly, non-registered shareholders of Lionsgate desiring to exercise dissent rights must make arrangements for the Lionsgate shares beneficially owned by such non-registered shareholders to be registered in the non-registered shareholder’s name prior to the time the notice of dissent to the separation proposal is required to be received by Lionsgate or, alternatively, make arrangements for the registered holder of such Lionsgate shares to dissent on the non-registered shareholder’s behalf. For additional information, see “The Separation—Dissent Rights.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The foregoing summary does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his, her or its shares. Section 244 of the BC Act requires strict adherence to the procedures established therein and failure to do so may result in the loss of all dissent rights. Accordingly, each shareholder who might desire to exercise the dissent rights should carefully consider and comply with the provisions of the section, the full text of which is set out in Annex A to this joint information/proxy statement, and consult such holder’s legal advisor.

Can Lionsgate decide to cancel the separation even if all the conditions have been met?	Yes. Until the effective time has occurred, the LGEC Board has the right to terminate the separation, even if all of the conditions described in the section entitled “The Separation—Conditions to the Separation” are satisfied.

What happens if I sell my shares of existing LGEC common stock before the effective time?	You should consult with your financial advisors, such as your stock broker, bank or tax advisor. If you sell your shares of existing LGEC common stock before the effective time, you also will be selling your right to receive shares of New Lionsgate common stock pursuant to the separation.

How will I be able to trade shares of New Lionsgate common stock?

Lionsgate will continue to own all of the outstanding shares of New Lionsgate common stock prior to the separation. Accordingly, there is no current trading market for New Lionsgate common stock. New Lionsgate intends to apply for authorization to list the New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York Stock Exchange under the symbols “LGF.A” and “LGF.B,” respectively. It is anticipated that trading in shares of New Lionsgate common stock will begin on the first trading day after the day the separation is completed.

New Lionsgate cannot predict the market prices for shares of New Lionsgate common stock before, on or after the first day on which they begin to trade. It is possible that some Lionsgate’s shareholders may sell the shares of New Lionsgate common stock received in connection with the separation because, among other things, New Lionsgate’s investments or strategies do not fit their investment objectives or because the New Lionsgate voting common stock or New Lionsgate non-voting common stock may not be included in certain indices. The market price of the New Lionsgate voting common stock or New Lionsgate non-voting common stock may fluctuate significantly, including during the period before the market has analyzed fully the business and financial characteristics of the Studio Business separate from the Starz Business. See “Risk Factors—Risks Related to the Separation—Substantial sales of New Lionsgate common stock or New Starz common stock following the completion of the separation, or the perception that such sales might occur, could depress the market prices of New Lionsgate common stock or New Starz common stock, respectively, which are already expected to be significantly lower than the pre-separation market price of existing LGEC common stock due to New Starz no longer having any ownership interest in the Studio Business.”

How will I be able to trade shares of New Starz common stock?	Lionsgate intends to apply for authorization to list the New Starz Class A common stock and New Starz Class B common stock on the New York Stock Exchange under the symbols “[ ]” and “[ ],” respectively. It is anticipated that trading in shares of New Starz common stock will begin on the first trading day after the day the separation is completed.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Lionsgate cannot predict the market prices for shares of New Starz common stock before, on or after the first day on which they begin to trade. It is possible that some Lionsgate’s shareholders may sell the shares of New Starz common stock received in connection with the separation because, among other things, Lionsgate’s business following the separation does not fit their investment objectives or because the New Starz Class A common stock or New Starz Class B common stock may not be included in certain indices. The market price of the New Starz Class A common stock or New Starz Class B common stock may fluctuate significantly, including during the period before the market has analyzed fully the business and financial characteristics of the Starz Business separate from the Studio Business. See “Risk Factors—Risks Related to the Separation—Substantial sales of New Lionsgate common stock or New Starz common stock following the completion of the separation, or the perception that such sales might occur, could depress the market prices of New Lionsgate common stock or New Starz common stock, respectively, which are already expected to be significantly lower than the pre-separation market price of existing LGEC common stock due to New Starz no longer having any ownership interest in the Studio Business.”

Will the number of shares of existing LGEC common stock that I own change as a result of the separation?	No. In the reclassification, you will receive one (1) share of New Starz Class A common stock or New Starz Class B common stock to replace each share of existing Class A common stock or existing Class B common stock that you hold, respectively. Therefore, the number of shares of each class of New Starz common stock that you own immediately after the separation will be the same as the number of shares of each class of existing LGEC common stock that you owned immediately before the separation. In addition, the aggregate number of shares of New Starz Class A common stock and New Starz Class B common stock issued and outstanding immediately after the separation will be the same as the aggregate number of shares of existing Class A common stock and existing Class B common stock issued and outstanding immediately before the separation (save and except for any shares for which dissent rights have been validly exercised) and, subject to the exercise of such dissent rights, your percentage ownership of the equity interests of Lionsgate immediately before the effective time will be the same as your percentage ownership of the equity interests of New Starz immediately after the effective time.

Will the separation affect the market price of my existing LGEC common stock?	Yes. As a result of the separation, it is expected that the market price of shares of New Starz common stock immediately following the completion of the separation will be different from the market price of shares of existing LGEC common stock immediately prior to the separation because the market price of New Starz common stock will no longer reflect the value of the Studio Business. There can be no assurance whether the sum of the market value of the New Starz common stock and the New Lionsgate common stock following the completion of the separation will be higher or lower than the market value of existing LGEC common stock if the separation did not occur. This means, for example, that the combined market prices of one (1) share of New Starz Class A common stock and [ ] share[s] of New Lionsgate voting common stock after the separation may be equal to, greater than, or less than the market price of one (1) share of existing Class A common stock before the separation.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

What are the material U.S. and Canadian federal income tax consequences of the separation?

Holders of existing LGEC common stock who hold such shares as capital property for purposes of the Income Canadian Tax Act (Canada) and the regulations promulgated from time to time thereunder, which we refer to as the “Canadian Tax Act,” will generally realize a capital gain or capital loss as a result of the transactions involving their shares pursuant to the arrangement. Non-residents of Canada generally will not be subject to tax under the Canadian Tax Act in respect of any such capital gain.

It is a condition to the completion of the separation that Lionsgate receive an opinion from its outside tax advisor, with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code. Accordingly, it is expected that, except with respect to cash received in lieu of a fractional shares of New Lionsgate common stock, no gain or loss should be recognized by you, and no amount should be included in your income, upon the receipt of New Lionsgate common stock in the separation for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of New Lionsgate common stock.

You should consult your own tax advisor as to the particular consequences of the separation to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any non-U.S. tax laws, including Canadian tax laws. For more information regarding the material U.S. federal income tax consequences of the separation, see “Material U.S. Federal Income Tax Consequences.” For more information regarding the material Canadian tax consequences of the separation, see “Material Canadian Tax Consequences.”

How will I determine my tax basis in the New Lionsgate shares I receive in the separation?	For U.S. federal income tax purposes, your aggregate basis in the New Starz common stock that you hold and the New Lionsgate common stock that you receive in the separation (including any fractional share interest in New Lionsgate common stock for which you receive cash) will equal the aggregate basis in the existing LGEC common stock held by you immediately before the separation, allocated between the New Starz common stock and the New Lionsgate common stock (including any fractional share interest in New Lionsgate common stock for which you receive cash) you receive in the separation in proportion to the relative fair market value of each on the separation date. You should consult your tax advisor about the particular consequences of the separation to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws. For Canadian federal income tax purposes, the cost of the New Lionsgate common stock received in the transaction will be equal to the fair market value of such stock as of the effective time of the transaction.

What will New Lionsgate’s relationship be with New Starz following the separation?	After the separation, New Starz and New Lionsgate will be separate companies with separate management teams and separate boards of directors. Prior to the separation, Lionsgate and New Lionsgate will enter into a separation agreement to effect the separation and to provide a framework for New Lionsgate’s relationship with New Starz after the separation, and certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a brand license agreement and agreements governing other commercial licensing arrangements between the parties. New Lionsgate and New Starz will also enter into agreements governing other commercial licensing arrangements between the

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

parties. The separation agreement and other agreements will provide for the allocation between New Lionsgate and New Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property, employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after the separation and will govern the relationship between New Lionsgate and New Starz subsequent to the completion of the separation.

In addition, New Lionsgate will continue to produce original programming that appears on New Starz services and New Starz will continue to have an exclusive multiyear output licensing agreement with New Lionsgate for Lionsgate-branded titles theatrically released in the U.S. starting January 1, 2022, and for Summit-branded titles theatrically released in the U.S. starting January 1, 2023. For additional information regarding the separation agreement and other agreements between New Lionsgate and Lionsgate or New Starz, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions of New Lionsgate.”

Who will manage New Lionsgate after the separation?	New Lionsgate will benefit from a management team with an extensive background in the Studio Business. Led by Jon Feltheimer, Lionsgate’s current Chief Executive Officer, who will be New Lionsgate’s Chief Executive Officer, New Lionsgate’s management team will possess deep knowledge of, and extensive experience in, the motion picture and television production industries. For more information regarding New Lionsgate’s management and directors, see the sections entitled “Management of New Lionsgate” and “Directors of New Lionsgate.”

Are there risks associated with owning New Lionsgate common stock?	Yes. Ownership of New Lionsgate common stock is subject to both general and specific risks relating to the Studio Business, the industry in which New Lionsgate will operate, its ongoing contractual relationships with New Starz and its status as a separate, publicly traded company. Ownership of New Lionsgate common stock is also subject to risks relating to the separation. Certain of these risks are described in the “Risk Factors” section of this joint information/proxy statement. We encourage you to read that section carefully.

Where can I find details about New Lionsgate’s board of directors and governance structure?	For details about the board of directors of New Lionsgate, which we refer to as the “New Lionsgate Board” and governance structure, see “Directors of New Lionsgate,” “Compensation Discussion and Analysis of New Lionsgate,” and “Description of New Lionsgate Capital Stock.”

Does New Lionsgate plan to pay dividends?	New Lionsgate does not expect to pay a regular dividend after the separation. However, the timing, declaration, amount of, and payment of any dividends following the separation will be within the discretion of the New Lionsgate Board, and will depend upon many factors. See “New Lionsgate Dividend Policy.”

What rights will attach to my New Lionsgate shares and how do these compare to the rights attaching to my existing LGEC common stock?	The rights that will attach to shares of New Lionsgate common stock will be substantially identical to the rights that currently attach to shares of existing LGEC common stock. A descriptions of such rights is included in the section entitled “Description of New Lionsgate Capital Stock.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Who will be the exchange agent for the separation and transfer agent and registrar for New Lionsgate common stock?	The exchange agent, transfer agent and registrar for the New Lionsgate common stock will be Computershare. For questions relating to the transfer or mechanics of the separation, including the exchange, you should contact Computershare toll free at [ ] or non-toll free at [ ].

Where can I find more information about Lionsgate and New Lionsgate?

Before the separation, if you have any questions relating to Lionsgate’s business performance, you should contact:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA  90404

Attention:  Investor Relations Department

After the separation, New Lionsgate shareholders who have any questions relating to New Lionsgate’s business performance should contact New Lionsgate at:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA  90404

Attention:  Investor Relations Department

New Lionsgate will maintain an investor website at www.lionsgate.com. The New Lionsgate investor website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

After the separation, Lionsgate shareholders who have any questions relating to New Starz’s business performance should contact New Starz at:

Starz Entertainment Corporation

1647 Stewart Street

Santa Monica, CA  90404

Attention:  Investor Relations Department

New Starz will maintain an investor website at www.starz.com. The New Starz investor website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL AND SPECIAL MEETING

This joint information/proxy statement is part of a solicitation of proxies by the LGEC Board and contains information relating to Lionsgate’s annual general and special meeting of shareholders to be held on [                ], [                ], beginning at [                ], Pacific Time, at Lionsgate’s head office in Canada at Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this joint information/proxy statement are in U.S. dollars, unless otherwise indicated. Lionsgate is first mailing the notice of annual general and special meeting and this joint information/proxy statement to Lionsgate shareholders on or about [                ].

What is the purpose of the annual general and special meeting?

At the annual general and special meeting, Lionsgate shareholders will be asked to vote upon the following matters outlined in the notice of the annual general and special meeting:

•  the election of nominated directors of Lionsgate;

•  re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2024 and authorization of the Audit & Risk Committee of the LGEC Board to fix their remuneration;

•  an advisory vote on executive compensation;

•  an advisory vote on the frequency of future advisory votes on executive compensation; and

•  the separation proposal.

Who is entitled to vote at the annual general and special meeting?

With respect to all matters other than the separation proposal, only shareholders of record of existing Class A common stock at [                ] (Eastern Time) on [                ] (which we refer to as the “record date”) are entitled to receive notice of the annual general and special meeting and to vote their shares of existing Class A common stock that they held on the record date at the annual general and special meeting, or any continuations, adjournments or postponements of the annual general and special meeting. Each outstanding share of existing Class A common stock entitles its holder to cast one vote on each matter to be voted upon. As of the record date, [                ] shares of existing Class A common stock were outstanding and entitled to vote and held by approximately [                ] shareholders of record.

With respect to the separation proposal only, shareholders of record of existing Class A common stock or existing Class B common stock at [                ] (Eastern Time) on the record date are entitled to receive notice of the annual general and special meeting and to vote their shares of existing Class A common stock or existing Class B common stock, as applicable, that they held on the record date at the annual general and special meeting, or any continuations, adjournments or postponements of the annual general and special meeting. Each outstanding share of existing Class A common stock or existing Class B common stock entitles its holder to cast one vote on each matter to be voted upon. As of the record date, [                ] shares of existing Class B common stock were outstanding and entitled to vote and held by approximately [                ] shareholders of record.

Holders of existing Class B common stock are not entitled to vote on the matters to be presented at the annual general and special meeting other than the separation proposal.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Each shareholder of record has the right to appoint a person or company to represent the shareholder to vote in person at the annual general and special meeting other than the persons designated in the form of proxy. See “How do I vote at the annual general and special meeting?” below.

Who can attend and vote at the annual general and special meeting?

Only registered shareholders of Lionsgate or the persons they appoint as their proxies are permitted to attend the annual general and special meeting. Most shareholders of Lionsgate are “non-registered” shareholders because the shares of existing LGEC common stock they own are not registered in their names but are, instead, registered in the name of the brokerage firm, bank or trust company through which they hold such shares. Shares of existing LGEC common stock beneficially owned by a “non-registered” shareholder are registered either: (i) in the name of an intermediary that the “non-registered” shareholder deals with in respect of such shares (which may be, among others, a bank, trust company, securities dealer or broker or trustee or administrator of self-administered Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans and similar plans); or (ii) in the name of a clearing agency (such as The Canadian Depository for Securities Limited or The Depository Trust & Clearing Corporation) of which such intermediary is a participant. In accordance with applicable securities law requirements, Lionsgate will have distributed copies of the notice of the annual general and special meeting to such clearing agencies and intermediaries for distribution to “non-registered” shareholders.

Such “non-registered” shareholders are able to access the notice of the annual general and special meeting and vote their shares by following the instructions in the notice of the annual general and special meeting. If shareholders have requested printed copies, intermediaries are required to forward this joint information/proxy statement and related meeting materials to such “non-registered” shareholders, unless such shareholder has waived the right to receive them. Intermediaries often use service companies to forward notices to “non-registered” shareholders. Generally, “non-registered” shareholders who have not waived the right to receive the notice of the annual general and special meeting and who have requested a printed copy of this joint information/proxy statement and related meeting materials will either:

•  be given a voting instruction form which is not signed by the intermediary and which, when properly completed and signed by the shareholder and returned to the intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the intermediary must follow. Typically, the voting instruction form will consist of a one-page printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed form accompanied by a page of instructions which contains a removable label with a bar code and other information. In order for the form of proxy to validly constitute a voting instruction form, the shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the intermediary or its service company in accordance with the instructions of the intermediary or its service company; or

•  be given a form of proxy which has already been signed by the intermediary (typically by a facsimile or stamped signature), which is restricted to the

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

number of shares beneficially owned by the shareholder but which is otherwise not completed by the intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the shareholder when submitting the proxy. In this case, the shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Lionsgate, c/o MacKenzie Partners, Inc. Attention:  Lionsgate Tabulation, 105 Madison Avenue, New York, NY 10016.

In either case, the purpose of these procedures is to permit “non-registered” shareholders to direct voting of the shares of existing LGEC common stock they beneficially own. Should a “non-registered” shareholder who receives one of the above forms wish to vote at the annual general and special meeting in person (or have another person attend and vote on their behalf), the “non-registered” shareholder should request a legal proxy from their intermediary. Instructions for obtaining legal proxies may be found on the voting instruction form. If you have any questions about voting your shares, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or e-mail lionsgate@mackenziepartners.com.

A “non-registered” shareholder may revoke a voting instruction form or request to receive this joint information/proxy statement and related meeting materials and to vote, which has been given to an intermediary, at any time by written notice to the intermediary, provided that an intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive this joint information/proxy statement and related meeting materials and to vote, which is not received by the intermediary in a timely manner in advance of the annual general and special meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting of Lionsgate shareholders. The quorum for the annual general and special meeting is:

•  for the existing Class A common stock, two (2) persons who are, or who represent by proxy, registered shareholders of existing Class A common stock who, in the aggregate, hold at least 10% of the issued existing Class A common stock entitled to be voted at the meeting, and

•  for the existing Class B common stock, two (2) persons who are, or who represent by proxy, registered shareholders of existing Class B common stock who, in the aggregate, hold at least 10% of the issued existing Class B common stock entitled to be voted at the meeting.

Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum at the annual general and special meeting.

How do I vote at the annual general and special meeting?

If you are a shareholder of record of shares of existing Class A common stock, you have the right to vote in person at the annual general and special meeting. If you are a shareholder of record of shares of existing Class B common stock, you have the right to vote with respect to the separation proposal only in person at the annual general and special meeting.

If you choose to do so, you can vote using the ballot that will be provided at the annual general and special meeting, or, if you requested and received printed copies

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

of this joint information/proxy statement and related meeting materials by mail, you can complete, sign and date the proxy card enclosed with this joint information/proxy statement you received and submit it at the annual general and special meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the annual general and special meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares of existing Class A common stock or existing Class B common stock (solely with respect to separation proposal) at the annual general and special meeting.

Even if you plan to attend the annual general and special meeting, we recommend that you submit your proxy or voting instructions in advance of the annual general and special meeting as described in this joint information/proxy statement, so that your vote will be counted if you later decide not to attend the annual general and special meeting.

At the annual general and special meeting, a representative from Broadridge Financial Solutions, Inc. shall be appointed to act as scrutineer. The scrutineer will determine the number of shares of each class of existing LGEC common stock represented at the annual general and special meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to Lionsgate.

How can I vote my shares of existing LGEC common stock without attending the annual general and special meeting?

Whether you are a shareholder of record or a “non-registered” shareholder, you may direct how your shares of existing Class A common stock or existing Class B common stock, as applicable, are voted without attending the annual general and special meeting.

If you are a shareholder of record, you may submit a proxy to authorize how your shares are to be voted at the annual general and special meeting. You can submit a proxy over the Internet by following the instructions provided in the notice of annual general and special meeting, or, if you requested and received printed copies of this joint information/proxy statement and related meeting materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with this joint information/proxy statement. If you are a “non-registered” shareholder, you may also submit your voting instructions over the Internet by following the instructions provided in the notice of annual general and special meeting, or, if you requested and received printed copies of this joint information/proxy statement and related meeting materials, you can also submit voting instructions by telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a shareholder of record, your proxy must be received by telephone or the Internet by [                ] Eastern time on [                ] in order for your shares to be voted at the annual general and special meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you

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decide to attend the annual general and special meeting, although “non-registered” shareholder must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the annual general and special meeting.

Can I change or revoke my vote after I return my proxy card?	Yes. If you are a shareholder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “How can I vote my shares of existing LGEC common stock without attending the annual general and special meeting?” (your latest-received voting instructions will be followed). If you are a “non-registered” shareholder, you should contact your intermediary to find out how to change or revoke your voting instructions within the time described above under “—How can I vote my shares of existing LGEC common stock without attending the annual general and special meeting?” If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the annual general and special meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chair of the annual general and special meeting at the meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the annual general and special meeting in person and so request, although attendance at the annual general and special meeting will not by itself revoke a previously granted proxy.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Lionsgate or to third parties, except:

•  As necessary to meet applicable legal requirements;

•  To allow for the tabulation and certification of votes; and

•  To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Lionsgate’s management and the LGEC Board.

What are the LGEC Board’s recommendations?

The enclosed proxy is solicited on behalf of the LGEC Board. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the LGEC Board set forth with the description of each item in this joint information/proxy statement.

The LGEC Board recommends a vote:

•  “FOR” the election of each of the nominated directors of Lionsgate (see page 71);

•  “FOR” the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and authorization of the Audit & Risk Committee of the LGEC Board to fix their remuneration (see page 81);

•  “FOR” the proposal regarding an advisory vote to approve executive compensation (see page 82);

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•  “EVERY ONE YEAR” for the frequency for future advisory votes on executive compensation (see page 83); and

•  “FOR” the separation proposal (see page 84).

Other than the proposals described in this document, the LGEC Board does not know of any other matters that may be brought before the annual general and special meeting. If any other matter should properly come before the annual general and special meeting, the proxy holders will vote as recommended by the LGEC Board or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve the election of each of the nominated directors of Lionsgate?

A plurality of the shares of existing Class A common stock voting in person or by proxy is required to elect each of the 12 nominees for director (which we refer to as “Proposal No. 1”). A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares of existing Class A common stock for purposes of electing directors. Note that if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 1 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result, is unable to vote your shares of existing Class A common stock on Proposal No. 1, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only the shares of existing Class A common stock voting “FOR” or “WITHHOLD” are counted. As such, broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 1.

What vote is required to approve the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm?

The affirmative vote of a majority of the votes cast by holders of shares of existing Class A common stock present or represented by proxy at the annual general and special meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and authorization of the Audit & Risk Committee of the LGEC Board to fix their remuneration (which we refer to as “Proposal No. 2”).

Note that, because this proposal is considered a routine matter, if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 2 if you do not provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted.

For purposes of determining the number of votes cast, only the shares of existing Class A common stock voting “FOR” or “WITHHOLD” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 2. There are no broker non-votes for Proposal No. 2.

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What vote is required to approve the proposal regarding an advisory vote to approve executive compensation?

The affirmative vote of a majority of the votes cast by holders of shares of existing Class A common stock present or represented by proxy at the annual general and special meeting is required for the advisory vote to approve executive compensation (which we refer to as “Proposal No. 3”). Notwithstanding the vote required, please be advised that Proposal No. 3 is advisory only and is not binding on Lionsgate. The LGEC Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 3 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares of existing Class A common stock on Proposal No. 3, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 3.

What vote is required to approve the proposal regarding the frequency of future advisory votes on executive compensation?

Shareholders’ choices for the frequency of advisory vote on executive compensation are limited to “EVERY ONE YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” and “ABSTAIN” (which we refer to as “Proposal No. 4”). If no option receives the affirmative vote of at least a majority of the votes cast by holders of shares of existing Class A common stock present in person or represented by proxy at the annual general and special meeting, then the LGEC Board will consider the option receiving the highest number of votes as the preferred option of the shareholders. Notwithstanding the vote required, please be advised that Proposal No. 4 is advisory only and is not binding on Lionsgate. The LGEC Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares of existing Class A common stock are held by a broker or nominees, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 4 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares of existing Class A common stock on Proposal No. 4, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock voting “EVERY ONE YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the frequency option receiving the highest number of votes.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

What vote is required to approve the separation proposal?

Approval of the separation proposal requires (i) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class A common stock that were voted in respect of the separation proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class B common stock that were voted in respect of the separation proposal, voting as a separate class.

Note that if your shares of existing Class A common stock or existing Class B common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on the separation proposal unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on the separation proposal, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock or existing Class B common stock voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of the separation proposal.

Who pays for the preparation of this joint information/proxy statement?	Lionsgate will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing the notice of annual general and special meeting, this joint information/proxy statement and related meeting materials. In addition to the use of mail, Lionsgate’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. Lionsgate’s employees will receive no compensation for soliciting proxies other than their regular salaries. Lionsgate may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint information/proxy statement and related meeting materials to their principals and to request authority for the execution of proxies, and Lionsgate will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. Lionsgate will compensate only independent third-party agents that are not affiliated with Lionsgate but who solicit proxies. Lionsgate has retained MacKenzie Partners, Inc., a third- party solicitation firm, to assist in the distribution of this joint information/proxy statement and related materials and solicitation of proxies on its behalf for an estimated fee of $[ ] plus reimbursement of certain out-of-pocket expenses.

What does it mean if I receive more than one notice of annual general and special meeting?	If you receive more than one notice of annual general and special meeting, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the notices to ensure that all of your shares that are eligible to be voted are voted.

Who can I contact if I have questions?	Shareholders who have questions about deciding how to vote should contact their financial, legal or professional advisors. For any queries referencing information in this proxy statement or in respect of voting your shares of existing LGEC common stock, please call MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500 or email lionsgate@mackenziepartners.com.

Where can I find the voting results of the annual general and special meeting?	We intend to announce preliminary voting results at the annual general and special meeting and disclose final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the annual general and special meeting.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF THE STUDIO BUSINESS

Notwithstanding the legal form of the separation described elsewhere in this joint information/proxy statement, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate (the reverse of its legal form, a “reverse spin”). This presentation is in accordance with U.S. generally accepted accounting principles (“GAAP”) and is primarily due to the Studio Business’s relative significance as compared to the Starz Business and the continued involvement of existing Lionsgate’s senior management with the Studio Business.

The following table presents the Studio Business’s selected historical combined financial data as of March 31, 2023 and 2022 and for each of the fiscal years in the three-year period ended March 31, 2023. This selected historical combined financial data is derived from the Studio Business’s audited combined financial statements included elsewhere in this joint information/proxy statement.

The historical financial statements presented in New Lionsgate’s future filings subsequent to the completion of the separation, with respect to periods prior to the separation, will be represented by the historical financial statements of Lionsgate reflecting the Starz Business as discontinued operations for all periods presented. The summary historical financial information of Lionsgate for each of the fiscal years in the three-year period ended March 31, 2023 and the summary unaudited pro forma financial information as of March 31, 2023 and the year ended March 31, 2023 are presented elsewhere herein under the caption “Summary Historical and Unaudited Pro Forma Financial Information.”

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business’s audited combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. The combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate. The Studio Business’s historical audited combined financial statements include an allocation of costs for certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services.

These costs may not be representative of the future costs New Lionsgate will incur as an independent, publicly traded company. In addition, the Studio Business’s historical financial information does not reflect changes that it expects to experience in the future as a result of the separation, including changes in financing, operations, cost structure and personnel needs of the business. Consequently, the financial information included here may not necessarily reflect the Studio Business’s financial position, results of operations and cash flows in the future or what the Studio Business’s financial condition, results of operations and cash flows would have been had it been an independent, publicly traded company during the periods presented.

The Studio Business’s historical results are not necessarily indicative of financial results to be achieved in future periods. The selected historical combined financial data presented below should be read in conjunction with the Studio Business’s audited combined financial statements and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the “Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes included elsewhere in this joint information/proxy statement and Lionsgate’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 31, 2023 incorporated by reference in this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF OPERATIONS DATA

	Year Ended March 31,
	2023		2022	2021
	(Amounts in millions)
Revenues:
Revenue	[	]	$2,068.1	$1,708.8
Revenue - Starz Business	[	]	648.2	204.1

Total revenues	[	]	2,716.3	1,912.9
Expenses:
Direct operating	[	]	1,922.1	1,220.0
Distribution and marketing	[	]	315.2	216.7
General and administration	[	]	342.7	342.0
Depreciation and amortization	[	]	18.1	17.2
Restructuring and other	[	]	6.3	21.1

Total expenses	[	]	2,604.4	1,817.0

Operating income	[	]	111.9	95.9
Interest expense	[	]	(115.0)	(109.7)
Interest and other income	[	]	28.0	6.1
Other expense	[	]	(8.6)	(4.7)
Loss on extinguishment of debt	[	]	(3.4)	—
Gain on investments	[	]	1.3	0.6
Equity interests loss	[	]	(3.0)	(6.1)

Income (loss) before income taxes	[	]	11.2	(17.9)
Income tax provision	[	]	(17.3)	(17.3)

Net loss	[	]	(6.1)	(35.2)
Less: Net loss attributable to noncontrolling interests	[	]	17.2	15.6

Net income (loss) attributable to Parent	[	]	$11.1	$(19.6)

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED BALANCE SHEET DATA

	As of March 31,
	2023		2022
	(Amounts in millions)
Balance Sheet Data:
Total assets	[	]	$4,325.7
Total liabilities	[	]	4,264.0
Redeemable noncontrolling interest	[	]	321.2
Total parent equity (deficit)	[	]	(261.3)
Noncontrolling interest	[	]	1.8
Total equity (deficit)	[	]	(259.5)
Total liabilities, redeemable noncontrolling interest and equity (deficit)	[	]	4,325.7

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENT OF CASH FLOWS DATA

	Year Ended March 31,
	2023		2022	2021
	(Amounts in millions)
Statement of Cash Flows Data
Net cash flows used in operating activities	[	]	$(435.0)	$(232.4)
Net cash flows used in investing activities	[	]	(180.7)	(0.3)
Net cash flows provided by financing activities	[	]	525.5	365.0
Net change in cash, cash equivalents and restricted cash	[	]	(90.2)	132.3
Foreign exchange effects on cash, cash equivalents and restricted cash	[	]	(0.8)	4.2
Cash, cash equivalents and restricted cash- beginning of period	[	]	361.3	224.8
Cash, cash equivalents and restricted cash- end of period	[	]	270.3	361.3

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Notwithstanding the legal form of the separation described elsewhere in this joint information/proxy statement, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate (a reverse spin). This presentation is in accordance with GAAP and is primarily due to the Studio Business’s relative significance as compared to the Starz Business and the continued involvement of existing Lionsgate’s senior management with the Studio Business.

The historical financial statements to be presented in New Lionsgate’s future filings subsequent to the completion of the separation, with respect to periods prior to the separation, will be represented by the historical financial statements of Lionsgate reflecting the Starz Business as discontinued operations for all periods presented. The selected historical financial information presented below reflects the historical consolidated financial information of Lionsgate (inclusive of the Studio Business and the Starz Business) as previously presented, with the unaudited pro forma financial information as of March 31, 2023 and for the year ended March 31, 2023 reflecting the Starz Business as discontinued operations and certain separation transaction adjustments as discussed below as if the separation occurred as of March 31, 2023 in the case of the unaudited combined balance sheet information and as of April 1, 2022 in the case of the unaudited combined statement of operations information. The summary historical combined financial information as of March 31, 2023 and 2022 and for each of the fiscal years in the three-year period ended March 31, 2023 is derived from Lionsgate’s audited consolidated financial statements incorporated by reference in this joint information/proxy statement and the summary unaudited pro forma financial information is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint information/proxy statement. The unaudited pro forma financial information for the years ended March 31, 2022 and 2021 presented elsewhere in this joint information/proxy statement, reflect only the retroactive presentation of the Starz Business as discontinued operations and is therefore excluded from the summary unaudited pro forma financial information presented below.

The unaudited pro forma financial information has been adjusted to give effect to the separation, presenting Lionsgate as the accounting spinnor and the Starz Business as discontinued operations, as well as other adjustments resulting from the transaction including the exclusion of the eliminations of certain intercompany licensing revenues and related direct operating expenses associated with the licensing of motion pictures and television programming (including Starz original productions) from the Studio Business to the Starz Business for the year ended March 31, 2023, New Lionsgate’s anticipated post-separation capital structure and the impact of, and transactions contemplated by, the plan of arrangement, tax matters agreement, employee matters agreement, transition services agreement, a brand licensing agreement and certain other agreements governing commercial licensing arrangements between New Lionsgate and New Starz under “Certain Relationships and Related Party Transactions.”

The following unaudited summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the relevant transactions had been consummated on the dates indicated, nor is it indicative of future operating results. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following tables set forth summary historical audited consolidated financial statements and unaudited pro forma financial information. You should read this information in conjunction with the information under “Selected Historical Combined Financial Data of the Studio Business,” “Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Studio Business’s audited combined financial statements and the related notes included elsewhere in this information statement and Lionsgate’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended March 31, 2023 incorporated by reference in this joint information/ proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Year Ended March 31,
	Pro Forma New Lionsgate	Historical Lions Gate Entertainment Corp.
	2023	2023	2022	2021
	(Amounts in millions, except per share amounts)
Revenues	[ ]	[ ]	$3,604.3	$3,271.5
Expenses:
Direct operating	[ ]	[ ]	2,064.2	1,725.9
Distribution and marketing	[ ]	[ ]	861.0	719.3
General and administration	[ ]	[ ]	475.4	486.6
Depreciation and amortization	[ ]	[ ]	177.9	188.5
Restructuring and other	[ ]	[ ]	16.8	24.7
Gain on sale of Pantaya	[ ]	[ ]	—	(44.1)
Goodwill impairment	[ ]	[ ]	—	—

Total expenses	[ ]	[ ]	3,595.3	3,100.9

Operating income	[ ]	[ ]	9.0	170.6
Interest expense	[ ]	[ ]	(176.0)	(181.5)
Interest and other income	[ ]	[ ]	30.8	5.8
Other expense	[ ]	[ ]	(10.9)	(6.7)
Loss on extinguishment of debt	[ ]	[ ]	(28.2)	—
Gain on investments	[ ]	[ ]	1.3	0.5
Equity interests loss	[ ]	[ ]	(3.0)	(6.1)

Loss from continuing operations before income taxes	[ ]	[ ]	(177.0)	(17.4)
Income tax provision	[ ]	[ ]	(28.4)	(17.1)

Net income (loss) from continuing operations	[ ]	[ ]	(205.4)	(34.5)
Less: Net loss attributable to noncontrolling interests	[ ]	[ ]	17.2	15.6

Net income (loss) from continuing operations attributable to controlling interest	[ ]	[ ]	$(188.2)	$(18.9)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	[ ]	[ ]	$(0.84)	$(0.09)

Diluted net income (loss) from continuing operations per common share	[ ]	[ ]	$(0.84)	$(0.09)

Weighted average number of common shares outstanding:
Basic	[ ]	[ ]	224.1	220.5
Diluted	[ ]	[ ]	224.1	220.5

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

BALANCE SHEET AND CONSOLIDATED BALANCE SHEET DATA

	As of March 31,
	Pro Forma		Historical Lions Gate Entertainment Corp.
	2023		2023		2022
	(Amounts in millions)
Balance Sheet Data:
Total assets	[	]	[	]	$8,991.2
Total liabilities	[	]	[	]	5,986.6
Redeemable noncontrolling interest	[	]	[	]	321.2
Total Lions Gate Entertainment Corp. shareholders’ equity	[	]	[	]	2,681.6
Noncontrolling interest	[	]	[	]	1.8
Total equity	[	]	[	]	2,683.4
Total liabilities, redeemable noncontrolling interest and equity	[	]	[	]	8,991.2

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

You should carefully consider the following risks and other information in this joint information/proxy statement in evaluating New Lionsgate, New Lionsgate common stock and the separation. Any of the following risks and uncertainties could materially adversely affect New Lionsgate’s or New Starz’s business, financial condition or results of operations, as applicable. The risk factors have been separated into three general groups:  risks related to New Lionsgate and the Studio Business (which risk factors assume the completion of all of the transactions described in this joint information/proxy statement, including the separation), risks related to the separation, risks related to the Starz Business as operated by New Starz following the separation, if it is completed, and risks related to New Lionsgate common stock. This section discusses New Lionsgate’s business as constituting Lionsgate’s businesses, including the Studio Business and excluding the Starz Business, assuming the completion of all of the transactions described in this joint information/proxy statement, including the separation.

Risks Related to New Lionsgate and the Studio Business

New Lionsgate faces substantial capital requirements and financial risks.

The production, acquisition and distribution of motion picture and television content requires substantial capital. A significant amount of time may elapse between expenditure of funds and the receipt of revenues after release or distribution of such content. Although the Studio Business reduces the risks of production exposure through tax credit programs, government and industry programs, co-financiers and other sources, New Lionsgate cannot assure you that it will successfully implement these arrangements or that it will not be subject to substantial financial risks relating to the production, acquisition and distribution of future motion picture and television content. Additionally, the production, completion and distribution of motion picture and television content can be subject to a number of uncertainties, including delays and increased expenditures due to disruptions or events beyond New Lionsgate’s control. As a result, if production incurs substantial budget overruns, New Lionsgate may have to seek additional financing or fund the overrun itself. New Lionsgate cannot make assurances regarding the availability of such additional financing on terms acceptable to it, or that it will recoup these costs. For instance, increased costs or budget overruns incurred with respect to a particular film may prevent a picture from being completed or released or may result in a delayed release and the postponement to a potentially less favorable date, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Any of the foregoing could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects.

New Lionsgate may incur significant write-offs if its projects do not perform well enough to recoup costs.

New Lionsgate will be required to amortize capitalized production costs over the expected revenue streams as it recognizes revenue from films or other projects. The amount of production costs that will be amortized each quarter depends on, among other things, how much future revenue New Lionsgate expects to receive from each project. Unamortized production costs are evaluated for impairment each reporting period on a project-by-project basis when events or changes in circumstances indicate that the fair value of a film is less than its unamortized cost. These events and changes in circumstances include, among others, an adverse change in the expected performance of a film prior to its release, actual costs substantially in excess of budgeted cost for the film, delays or changes in release plans and actual performance subsequent to the film’s release being less than previously expected performance estimates. In any given quarter, if New Lionsgate lowers its previous forecast with respect to total anticipated revenue from any film or other project or increases its previous forecast of cost of making or distribution of the film, New Lionsgate may be required to accelerate amortization or record impairment charges with respect to the unamortized costs, even if it previously recorded impairment charges for such film or other project. Such impairment charges could adversely impact the business, operating results and financial condition.

Changes in New Lionsgate’s business strategy, plans for growth or restructuring may increase its costs or otherwise affect its profitability.

As changes in New Lionsgate’s business environment occur, it may adjust its business strategies to meet these changes, which may include growing a particular area of business or restructuring a particular business or

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asset. In addition, external events including changing technology, changing consumer patterns, acceptance of its theatrical offerings and changes in macroeconomic conditions, including the volatility and uncertainty in financial markets as a result of global pandemics, such as COVID-19, wars, such as Russia’s invasion of Ukraine (including sanctions therefrom), or a recession, may impair the value of its assets. When these occur, New Lionsgate may incur costs to change its business strategy and may need to write down the value of assets. New Lionsgate may also make investments in existing or new businesses. Some of these investments may have negative or low short-term returns and the ultimate prospects of the businesses may be uncertain or may not develop at a rate that supports its level of investment. In any of these events, New Lionsgate’s costs may increase, it may have significant charges associated with the write-down of assets, or returns on new investments may be lower than prior to the change in strategy, plans for growth or restructuring.

New Lionsgate’s revenues and results of operations may fluctuate significantly.

New Lionsgate’s results of operations will depend significantly upon the commercial success of the motion picture and other content that it sells, licenses or distributes, which cannot be predicted with certainty. In particular, the underperformance at the box office of one or more motion pictures in any period may cause its revenue and earnings results for that period (and potentially, subsequent periods) to be less than anticipated, in some instances, to a significant extent. Accordingly, results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Results of operations also fluctuate due to the timing, mix, number and availability of theatrical motion picture and home entertainment releases, as well as license periods for content. Operating results may increase or decrease during a particular period or fiscal year due to differences in the number and/or mix of films released compared to the corresponding period in the prior fiscal year. Moreover, low ratings for television programming produced by New Lionsgate may lead to the cancellation of a program and can negatively affect future license fees for the cancelled program. In addition, the comparability of results may be affected by changes in accounting guidance or changes in New Lionsgate’s ownership of certain assets and businesses. Accordingly, results of operations from year to year may not be directly comparable to prior reporting periods.

The Studio Business does not have long-term arrangements with many of its production or co-financing partners.

With respect to the Studio Business, Lionsgate typically does not enter into long term production contracts with the creative producers of motion picture content that it produces, acquires or distributes. Moreover, New Lionsgate generally will have certain derivative rights that provide it with distribution rights to, for example, prequels, sequels and remakes of certain content it produces, acquires or distributes. There is no guarantee that New Lionsgate will produce, acquire or distribute future content by any creative producer or co-financing partner, and a failure to do so could adversely affect its business, financial condition, operating results, liquidity and prospects.

The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.

A small number of other retailers and distributors account for a material percentage of the revenues in home entertainment for the Motion Picture business of the Studio Business. The Studio Business does not have long-term agreements with retailers. In addition, in fiscal 2022 and 2021, the Studio Business generated over 20% and 10%, respectively, of its revenue from the Starz Business, and in fiscal year 2021, the Studio Business generated over 10% of its revenue from one external customer. New Lionsgate cannot assure you that it will maintain favorable relationships with its retailers and distributors (including the Starz Business following the separation) or that they will not be adversely affected by economic conditions, including as a result of global pandemics, such as COVID-19, wars, such as Russia’s invasion of Ukraine (including sanctions therefrom), or a recession. For additional information, see Note 16 to the combined audited financial statements of the Studio Business in this joint information/proxy statement.

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A significant portion of the Studio Business’ library revenues comes from a small number of titles.

The Studio Business depends on a limited number of titles in any given fiscal quarter for the majority of the revenues generated by its library. In addition, many of the titles in its library are not presently distributed and generate substantially no revenue. Moreover, its rights to the titles in its library vary; in some cases, the Studio Business only holds the right to distribute titles in certain media and territories for a limited term. If New Lionsgate cannot acquire new product and the rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, or renew expiring rights to titles generating a significant portion of its revenue on acceptable terms, any such failure could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

The impact of the COVID-19 global pandemic could continue to materially and adversely affect the Studio Business and its financial condition and results of operations.

Since fiscal 2020, the economic, social and regulatory impacts associated with the ongoing COVID-19 global pandemic (including its variants), continued measures to prevent its spread, and the resulting economic uncertainty, have affected the Studio Business in a number of ways. The Studio Business experienced delays in theatrical distribution of its films, both domestically and internationally, as well as delays in the production of film and television content (resulting in changes in future release dates for some titles and series). Although film and television production have generally resumed in full, disruption of production activities could occur again, depending on local circumstances. New Lionsgate cannot predict whether productions will be paused again or the impact of incremental costs required to adhere to continuing or new health and safety protocols. Additionally, although theaters have generally reopened, any shift in government mandates or guidance regarding COVID-19 restrictions may impact patronage and theater capacity going forward. Moreover, New Lionsgate is not able to accurately predict if and at what level consumers will return to movie theaters. The impact of these disruptions and the extent of their adverse impact on New Lionsgate’s financial and operating results will be dictated by the length of time that such disruptions occur or may continue, which will, in turn, depend on the currently unknowable duration and severity of any impacts of COVID-19 and its variants, and among other things, the impact of governmental actions imposed in response to COVID-19 and its variants, and individuals’ and companies’ risk tolerance regarding health matters going forward. The Studio Business has incurred and New Lionsgate may incur additional costs to address any government regulations and the safety of its employees and talent. All of these impacts could place limitations on its ability to execute its business plan and materially and adversely affect its business, financial condition and results of operations. Due to the uncertain nature of this situation, New Lionsgate is not able to estimate the full extent of the impact on its operating results, cash flows and financial position, particularly over the near to medium term.

New Lionsgate will be subject to risks associated with possible acquisitions, dispositions, business combinations, or joint ventures.

From time to time, New Lionsgate may engage in discussions and activities with respect to possible acquisitions, sale of assets, business combinations, or joint ventures intended to complement or expand its business. However, New Lionsgate may not realize the anticipated benefit from the transactions it pursues; there may be liabilities assumed that it did not discover or that it underestimated in the course of performing its due diligence; the negotiation of the transaction and the integration of the acquired business could require New Lionsgate to incur significant costs and cause diversion of management’s time and resources; the transaction could result in impairment of goodwill and other intangibles, development write-offs and other related expenses; the transaction may pose challenges in the consolidation and integration of information technology, accounting systems, personnel and operations; and New Lionsgate may have difficulty managing the combined entity in the short term if it experiences a significant loss of management personnel during the transition period after a significant acquisition. No assurance can be given that expansion or acquisition opportunities will be successful, completed on time, or that New Lionsgate will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on New

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Lionsgate’s business, financial condition, operating results, liquidity and prospects. If New Lionsgate determines to sell individual properties, libraries or other assets or businesses, it will benefit from the net proceeds realized from such sales. However, New Lionsgate’s revenues may suffer in the long term due to the disposition of a revenue generating asset, or the timing of such dispositions may be poor, causing New Lionsgate to fail to realize the full value of the disposed asset, all of which may diminish its ability to service its indebtedness and repay its notes and its other indebtedness at maturity. Furthermore, New Lionsgate’s future growth may be inhibited if the disposed asset contributed in a significant way to the diversification of its business platform.

New Lionsgate’s success will depend on attracting and retaining key personnel.

New Lionsgate’s success will depend upon the efforts, abilities and expertise of its executive teams and other key employees, including production, creative and technical personnel, including, in turn, on its ability to identify, attract, hire, train and retain such personnel. New Lionsgate expects to have employment agreements with top executive officers and production executives but does not expect to have significant “key person” life insurance policies for any employee. Although it is standard in the industry to rely on employment agreements as a method of retaining the services of key employees, these agreements cannot assure New Lionsgate of the continued services of such employees. New Lionsgate cannot assure you that it will be successful in identifying, attracting, hiring, training and retaining such personnel in the future, and New Lionsgate’s inability to do so could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

The success of the Studio Business depends on external factors in the motion picture industry and television industry.

Generally, the popularity of the programs of the Studio Business depends on many factors, including the critical acclaim they receive, the format of their initial release, their talent, their genre and their specific subject matter, audience reaction, the quality and acceptance of content that competitors release into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which it does not control and all of which may change. In addition, because performance in ancillary forums, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. New Lionsgate’s success will depend on the experience and judgment of its management to select and develop new investment and production opportunities.

Global economic turmoil and regional economic conditions could adversely affect New Lionsgate’s business.

Global economic turmoil resulting from global pandemics such as COVID-19, wars, such as Russia’s invasion of Ukraine (including indirect impact of sanctions therefrom), or a recession, may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from U.S. federal government and other foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets. A decrease in economic activity in the U.S. or in other regions of the world in which New Lionsgate will do business could adversely affect demand for its content, thus reducing its revenues and earnings. A decline in economic conditions could reduce performance of theatrical and home entertainment releases. In addition, an increase in price levels generally could result in a shift in consumer demand away from the entertainment offered, which could also adversely affect New Lionsgate revenues and, at the same time, increase costs. For instance, lower household income and decreases in U.S. consumer discretionary spending, which is sensitive to general economic conditions, may affect cable television and other video service subscriptions. Moreover, financial institution failures may cause New Lionsgate to incur increased expenses or make it more difficult to finance any future acquisitions, or engage in other financing activities.

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New Lionsgate could be adversely affected by strikes or other union job actions.

The Studio Business is directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures and television content. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television content could delay or halt its ongoing production activities, or could cause a delay or interruption in its release of new motion pictures and television content. A strike may result in increased costs and decreased revenue, which could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects.

Unforeseen business interruptions could adversely affect New Lionsgate’s operations.

The operations of the Studio Business are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, global pandemics such as COVID-19, work stoppages and strikes, and similar events beyond its control. New Lionsgate’s headquarters will be located in Southern California, which is subject to natural disasters such as earthquakes, wildfires and flooding. Delays caused by such natural disaster or weather impacts could adversely affect New Lionsgate’s ability to meet deadlines, could suspend production and may increase its costs. Although New Lionsgate expects to develop certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. In the event of a short-term power outage, New Lionsgate may have uninterrupted power source equipment designed to protect its equipment. A long-term power outage, however, could disrupt its operations.

The Studio Business also experienced a disruption to its business as a result of the COVID-19 global pandemic, which, in certain instances, increased its costs and delayed or suspended production of its film production. If this or other interruptions were to occur again, New Lionsgate could have to take actions that alter its business operations, including film or content production, as may be required by federal, state, local or foreign authorities, or that it determines are in the best interests of its employees, members, partners and shareholders. It is not clear what the potential effects any such alterations or modifications could have on its business, including the effects on its members, suppliers or vendors, or on its financial results. In addition to the potential direct impacts to its business, the global economy could again be impacted as a result of actions taken in response to COVID-19. To the extent that such a weakened global economy impacts consumers’ ability or willingness to pay for New Lionsgate’s service or vendors’ ability to provide services to New Lionsgate, especially those related to its content productions, New Lionsgate could see its business and results of operations negatively impacted.

Although New Lionsgate may carry business interruption insurance for potential losses (including earthquake-related losses), there can be no assurance that such insurance will be sufficient to compensate for losses that may occur or that such insurance may continue to be available on affordable terms. Any losses or damages incurred by New Lionsgate could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

New Lionsgate expects to face substantial competition in all aspects of its business.

New Lionsgate will be an independent distributor and producer. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations that can provide both the means of distributing their products and stable sources of earnings that may allow them to better offset fluctuations in the financial performance of their motion picture operations and television operations.

New Lionsgate must successfully respond to technological changes and alternative forms of delivery or storage to remain competitive.

The entertainment industry consistently undergoes significant developments as advances in technologies and new methods of product delivery and storage (including the emergence of alternative distribution platforms), and certain changes in consumer behavior driven by these developments emerge. New technologies affect the demand for content of the Studio Business, the manner in which content is distributed to consumers, the sources

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and nature of competing content offerings and the time and manner in which consumers acquire and view its content. New technologies also may affect New Lionsgate’s ability to maintain or grow its business and may increase its capital expenditures. New Lionsgate and its distributors must adapt their businesses to shifting patterns of content consumption and changing consumer behavior and preferences through the adoption and exploitation of new technologies. If New Lionsgate cannot successfully exploit these and other emerging technologies, its appeal to targeted audiences might decline which could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

New Lionsgate faces economic, political, regulatory, and other risks from doing business internationally.

New Lionsgate distributes content outside the U.S. and derives revenue from international sources. As a result, its business is subject to certain risks inherent in international business, many of which are beyond its control. These risks may include:  difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions; laws and policies adversely affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws; sanctions imposed on countries, entities and individuals with whom it conducts business (such as those imposed due to Russia’s invasion of Ukraine); the impact of trade disputes; anti-corruption laws and regulations such as the Foreign Corrupt Practices Act and the U.K. Bribery Act that impose strict requirements on how New Lionsgate may conduct its foreign operations and changes in these laws and regulations; changes in local regulatory requirements including regulations designed to stimulate local productions, promote and preserve local culture and economic activity (including local content quotas, investment obligations, local ownership requirements, and levies to support local film funds); censorship requirements that may cause New Lionsgate to remove or edit popular content, leading to consumer disappointment, brand tarnishment or consumer dissatisfaction; inability to adapt New Lionsgate’s offerings successfully to differing languages, cultural tastes, and preferences in international markets; international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property; laws and policies relating to data privacy and security such as the European Union General Data Protection Regulation; establishing and protecting a new brand identity in competitive markets; financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets; the instability of foreign economies and governments; currency exchange restrictions, export controls and currency devaluation risks in some foreign countries; the spread of communicable diseases (such as the COVID-19 global pandemic), which may impact business in such jurisdictions; and war and acts of terrorism (such as Russia’s invasion of Ukraine). For additional information about the data privacy and security laws and regulations to which the Studio Business is or may become subject and about the risks to its business associated with such laws and regulations see, “—New Lionsgate’s activities are subject to a variety of stringent and changing obligations related to data privacy and security. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences” and “—Service disruptions or failures of New Lionsgate or its third-party service providers’ information systems and networks as a result of computer viruses, misappropriation of data or other bad acts, natural disasters, extreme weather, accidental releases of information or other similar events, may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to a loss of revenue or profit, loss of customers or sales and other adverse consequences,” sections, respectively.

Protecting and defending against intellectual property claims may have a material adverse effect on New Lionsgate’s business.

New Lionsgate’s ability to compete depends, in part, upon successful protection of its intellectual property. New Lionsgate will attempt to protect its proprietary and intellectual property rights to its productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright

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and trademark laws afford only limited practical protection in certain countries where the Studio Business distributes its products. As a result, it may be possible for unauthorized third parties to copy and distribute New Lionsgate’s productions or certain portions or applications of its intended productions, which could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects. Litigation may also be necessary to enforce New Lionsgate’s intellectual property rights, to protect its trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects. New Lionsgate’s more successful and popular film or television products or franchises may experience higher levels of infringing activity, particularly around key release dates. Alleged infringers have claimed and may claim that their products are permitted under fair use or similar doctrines, that they are entitled to compensatory or punitive damages because New Lionsgate’s efforts to protect its intellectual property rights are illegal or improper, and that New Lionsgate’s key trademarks or other significant intellectual property are invalid. Such claims, even if meritless, may result in adverse publicity or costly litigation. New Lionsgate will vigorously defend its copyrights and trademarks from infringing products and activity, which can result in litigation. It may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurance that a favorable final outcome will be obtained in all cases. Additionally, one of the risks of the film and television production business is the possibility that others may claim that New Lionsgate’s productions and production techniques misappropriate or infringe the intellectual property rights of third parties. From time to time, New Lionsgate may be subject to claims and legal proceedings regarding alleged infringement by it of the intellectual property rights (including patents) of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, require the development of alternative technology or business practices, injunctions against New Lionsgate, or payments for licenses or damages. These risks may be amplified by the increase in third parties whose sole or primary business is to assert such claims. Regardless of the validity or the success of the assertion of any such claims, New Lionsgate could incur significant costs and diversion of resources in enforcing its intellectual property rights or in defending against such claims, which could have a material adverse effect on its business, financial condition, operating results, liquidity and prospects.

The Studio Business involves risks of liability claims for content of material, which could adversely affect New Lionsgate’s business, results of operations and financial condition.

As a distributor of media content, New Lionsgate may face potential liability for defamation, invasion of privacy, negligence, copyright or trademark infringement, and other claims based on the nature and content of the materials distributed. These types of claims have been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on New Lionsgate’s business, financial condition, operating results, liquidity and prospects.

Piracy of films and television programs could adversely affect New Lionsgate’s business over time.

Piracy is extensive in many parts of the world and is made easier by the availability of digital copies of content and technological advances allowing conversion of films and television content into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures and television content. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on the Studio Business, because these products reduce the revenue it may receive from distribution. In order to contain this problem, New Lionsgate may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. New Lionsgate cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.

Service disruptions or failures of New Lionsgate or its third-party service providers’ information systems and networks as a result of computer viruses, misappropriation of data or other bad acts, natural disasters,

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extreme weather, accidental releases of information or other similar events, may disrupt its businesses, damage its reputation, expose it to regulatory investigations, actions, litigation, fines and penalties or have a negative impact on its results of operations including but not limited to a loss of revenue or profit, loss of customers or sales and other adverse consequences.

In the ordinary course of its business, New Lionsgate may process proprietary, confidential, and sensitive data, including personal information, intellectual property, and trade secrets (collectively, sensitive information). New Lionsgate may rely upon third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts. New Lionsgate’s ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), sophisticated nation-states, and nation-state-supported actors. New Lionsgate and the third parties upon which it relies may be subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks (such as credential stuffing), personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures and other similar threats.

Ransomware attacks, including by organized criminal threat actors, nation-states, and nation-state-supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions in operations, loss of data and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but New Lionsgate may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Similarly, supply-chain attacks have increased in frequency and severity, and New Lionsgate cannot guarantee that third parties and infrastructure in its supply chain or its third-party partners’ supply chains will not be compromised or that they will not contain exploitable defects or bugs that could result in a breach of or disruption to New Lionsgate’s information technology systems (including its products/services) or the third-party information technology systems that will support New Lionsgate and its services. Further, a partially remote workforce created by the COVID-19 global pandemic poses increased risks to its information technology systems and data, as certain employees of the Studio Business work from home on a full or part-time basis, utilizing network connections outside its premises. Business transactions (such as acquisitions or integrations) could expose New Lionsgate to additional cybersecurity risks and vulnerabilities, as New Lionsgate’s systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies.

Any of the previously identified or similar threats could cause a security incident or other interruption. A security incident or other interruption could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to New Lionsgate’s sensitive information. A security incident or other interruption could disrupt New Lionsgate’s ability (and that of third parties upon whom it relies) to provide its services. New Lionsgate may expend significant resources or modify its business activities to try to protect against security incidents. Certain data privacy and security obligations may require New Lionsgate to implement and maintain specific security measures, industry-standard or reasonable security measures to protect its information technology systems and sensitive information. While the Studio Business has implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. New Lionsgate may be unable in the future to detect vulnerabilities in its information technology systems because such threats and techniques change frequently, are often sophisticated in nature, and may not be detected until after a security incident has occurred. Despite New Lionsgate’s efforts to identify and remediate vulnerabilities, if any, in its information technology systems (including its products), its efforts may not be successful. Further, it may experience delays in developing and deploying remedial measures designed to address any such identified vulnerabilities.

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Applicable data privacy and security obligations may require New Lionsgate to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements could lead to adverse consequences. If New Lionsgate (or a third party upon which it relies) experiences a security incident or is perceived to have experienced a security incident, New Lionsgate may experience adverse consequences. These consequences may include:  government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in its operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may negatively impact its ability to grow and operate its business. New Lionsgate’s contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in its contracts are sufficient to protect it from liabilities, damages, or claims related to its data privacy and security obligations. New Lionsgate cannot be sure that its insurance coverage will be adequate or sufficient to protect it from or to mitigate liabilities arising out of its privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Shutdowns or service disruptions of New Lionsgate’s information systems or network caused by power outages, natural disasters, extreme weather, terrorist attacks, pandemics (such as the COVID-19 global pandemic), wars (such as Russia’s invasion of Ukraine), or other similar events pose increasing risks. Shutdowns or disruption from such events could have an adverse impact on New Lionsgate and its customers, including degradation or disruption of service, loss of data, release or threatened release of data publicly, misuse or threatened misuse of data, and damage to equipment and data. System redundancy may be ineffective or inadequate, and New Lionsgate’s disaster recovery planning may not be sufficient to cover everything that could happen. Significant events could result in a disruption of New Lionsgate’s operations, reduced revenues, the loss of or damage to the integrity of data used by management to make decisions and operate its business, damage to its reputation or brands or a loss of customers. New Lionsgate may not have adequate insurance coverage to compensate it for any losses associated with such events.

New Lionsgate’s activities are subject to a variety of stringent and changing obligations related to data privacy and security. New Lionsgate’s actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation; fines and penalties; disruptions of its business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of its business, New Lionsgate collects, generates, uses, stores, processes, discloses, transmits, shares, and transfers (collectively “processing”) personal information and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, and sensitive third-party data, through its websites and applications and those of third parties. Among other purposes, New Lionsgate uses this information to engage with users, promote its programming, and monitor the use of its digital platforms. New Lionsgate’s collection and use of personal information may subject it to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

In the U.S., federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws. For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal information of consumers, business representatives, and employees, and requires businesses to provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights. The CCPA allows for civil penalties (up to $7,500 per violation) and allows private litigants affected by certain data breaches to recover significant statutory damages. In addition, the California Privacy Rights Act of 2020 (“CPRA”), expands the CCPA’s requirements, including by adding a new

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right for individuals to correct their personal information and establishing a new regulatory agency to implement and enforce the law.    Other states, such as Colorado, Connecticut, Nevada, Utah and Virginia have passed comprehensive privacy laws, and similar laws are being considered in several other states, as well as at the federal and local levels. These developments further complicate compliance efforts and increase legal risk and compliance costs for New Lionsgate and the third parties upon whom New Lionsgate relies.

Outside the U.S., an increasing number of laws, regulations, and industry standards apply to data privacy and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the United Kingdom’s GDPR (“UK GDPR”), Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018) and Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”) impose strict requirements for processing personal data. For example, under the EU GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, under various privacy laws and other obligations, New Lionsgate may be required to obtain certain consents to process personal data. New Lionsgate’s inability or failure to do so could result in adverse consequences.

In the ordinary course of business, New Lionsgate may transfer personal data from Europe and other jurisdictions to the U.S. or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (“EEA”) and the United Kingdom (“UK”) have significantly restricted the transfer of personal data to the U.S. and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the U.S. in compliance with law, such as the EEA and UK’s standard contractual clauses, these mechanisms are subject to legal challenges, and there is no assurance that New Lionsgate can satisfy or rely on these measures to lawfully transfer personal data to the United States.

If there is no lawful manner for New Lionsgate to transfer personal data from the EEA, the UK or other jurisdictions to the U.S., or if the requirements for a legally-compliant transfer are too onerous, New Lionsgate could face significant adverse consequences, including the interruption or degradation of its operations, the need to relocate part of or all its business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against processing or transferring of personal data necessary to operate the business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the U.S., are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of the EEA for allegedly violating the GDPR’s cross-border data transfer limitations.

New Lionsgate is also bound by contractual obligations related to data privacy and security, and its efforts to comply with such obligations may not be successful. For example, certain privacy laws, such as the GDPR and the CCPA, require specific contractual restrictions on service providers. New Lionsgate publishes privacy policies, marketing materials and other statements regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of New Lionsgate’s practices, New Lionsgate may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Obligations related to data privacy and security are quickly changing, becoming increasingly stringent, and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires significant resources and may necessitate changes to its information technologies, systems, and practices and to those of any third parties that process personal data on New Lionsgate’s behalf.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

New Lionsgate may at times fail (or be perceived to have failed) in efforts to comply with data privacy and security obligations. Moreover, despite its efforts, New Lionsgate’s personnel or third parties upon whom New Lionsgate relies may fail to comply with such obligations, which could negatively impact its business operations and compliance posture. If New Lionsgate or the third parties on which it relies fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, New Lionsgate could face significant consequences, including, but not limited to:  government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; or orders to destroy or not use personal data. Any of these events could have a material adverse effect on New Lionsgate’s reputation, business, or financial condition, including, but not limited to:  loss of customers; interruptions or stoppages in business operations; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize its products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to New Lionsgate’s business model or operations.

New Lionsgate may incur debt obligations that could adversely affect its business and profitability and its ability to meet other obligations.

New Lionsgate may complete one or more financing transactions on or prior to the completion of the separation. As a result of such transactions, New Lionsgate anticipates having approximately $[                ] million of indebtedness upon completion of the separation. New Lionsgate may also incur additional indebtedness in the future.

This significant amount of debt could potentially have important consequences to New Lionsgate and its debt and equity investors, including:

•	requiring a substantial portion of its cash flow from operations to make interest payments;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of a future credit ratings downgrade of its debt, which could increase future debt costs and limit the future availability of debt financing;

•	increasing its vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow its business;

•	limiting New Lionsgate’s flexibility in planning for, or reacting to, changes in its business and the industry;

•	placing New Lionsgate at a competitive disadvantage relative to its competitors that may not be as highly leveraged with debt; and

•	limiting New Lionsgate’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase New Lionsgate common stock.

To the extent that New Lionsgate incurs additional indebtedness, the foregoing risks could increase. In addition, New Lionsgate’s actual cash requirements in the future may be greater than expected. Its cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and New Lionsgate may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance its debt. For more information, see “Description of New Lionsgate Material Indebtedness.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The Internal Revenue Service may not agree that New Lionsgate should be treated as a non-U.S. corporation for U.S. federal tax purposes and may not agree that its U.S. affiliates should not be subject to certain adverse U.S. federal income tax rules.

Under current U.S. federal tax law, a corporation is generally considered for U.S. federal tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Because New Lionsgate will be incorporated outside of the U.S., it would generally be classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under these rules. However, Section 7874 of the Internal Revenue Code (the “Code”) (“Section 7874”) provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation (or surrogate foreign corporation) for U.S. federal tax purposes if it acquires a domestic entity (referred to as a “domestic entity acquisition”), and after the domestic entity acquisition, 80% or more (by vote or value) of the non-U.S. incorporated entity’s stock (60% or more for purposes of a surrogate foreign corporation determination) is held by former shareholders of the domestic entity by reason of holding stock in the domestic entity. This exception generally does not apply to situations in which, prior to the domestic entity acquisition, 80% or more (by vote and value) of the stock of the domestic entity was held directly or indirectly by a parent corporation (which we refer to as the “common parent”), and, after the domestic entity acquisition, the same common parent holds 80% or more (by vote and value) of the stock of the non-U.S. incorporated entity (which we refer to as the “internal group restructuring exception”).    The internal group restructuring exception is preserved notwithstanding the common parent’s related transfer of the non-U.S. incorporated entity stock to its shareholders.

There is limited guidance regarding the application of Section 7874, including the application of the rules to the facts as they may exist at the time of the closing of the separation. If New Lionsgate were to be treated as a U.S. corporation for federal tax purposes, we could be subject to substantially greater U.S. tax liability than currently contemplated as a non-U.S. corporation. In addition, non-U.S. shareholders of New Lionsgate would be subject to U.S. withholding tax on the gross amount of any dividends paid by us to such shareholders (subject to an exemption or reduced rate available under an applicable tax treaty). Alternatively, if New Lionsgate were to be treated as a surrogate foreign corporation for federal tax purposes, it and its U.S. affiliates (including the U.S. affiliates historically owned by it) may, in some circumstances, be subject to certain adverse U.S. federal income tax rules (which, among other things, could retroactively increase its transition tax under Section 965 from 8%-15.5% to 35% (as well as that of its prospective U.S. acquiror as the case may be) and limit its ability to utilize certain U.S. tax attributes to offset U.S. taxable income, such as the use of net operating losses and certain tax credits, or to offset the gain resulting from certain transactions, such as from the transfer or license of property to a foreign related person during the 10-year period following the merger).

Future changes to U.S. and non-U.S. tax laws could adversely affect New Lionsgate.

The U.S. Congress, the Organisation for Economic Co-operation and Development (“OECD”) and other government agencies in jurisdictions where New Lionsgate and its affiliates will conduct business have had an extended focus on issues related to the taxation of multinational corporations. For the past several years, the primary focus has been in the area of “base erosion and profit shifting,” including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As part of its so-called Base Erosion and Profit Shifting (“BEPS”) project, OECD and the G-20 developed changes to numerous long-standing international tax principles. More recently, countries are increasingly seeking ways to tax what is sometimes referred to as the digitalized economy. For example, in response to the increasing globalization and digitalization of trade and business operations, OECD is working on a proposal as an extension of its BEPS project to establish a global minimum corporate taxation rate. The rules are designed to ensure that large multinational groups pay corporate income taxes at the minimum rate of 15% in the countries where they operate. The goal is for OECD members to enact domestic legislation implementing these rules by 2023.

Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. As discussed in more detail below, the U.S. recently enacted significant tax reform, and certain provisions of the new law may adversely affect it. Further, certain provisions of the Build Back Better Act passed

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

by the House of Representatives but which failed to be enacted would have added new limitations on business interest deductions and tightened current rules on the base erosion and anti-abuse tax. Many countries in the European Union, as well as a number of other countries and organizations such as OECD, are increasingly scrutinizing the tax positions of companies and actively considering changes to existing tax laws that, if enacted, could increase its tax obligations in countries where it does business. For example, the U.K. has announced plans to increase its corporate tax rate from 19% to 25%, starting in April 2023. There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects New Lionsgate or the holders of New Lionsgate common stock. If U.S. or other foreign tax authorities change applicable tax laws, its overall taxes could increase, and its business, financial condition or results of operations may be adversely impacted.

Changes in foreign, state and local tax incentives may increase the cost of original programming content to such an extent that they are no longer feasible.

Original programming requires substantial financial commitment, which can occasionally be offset by foreign, state or local tax incentives. However, there is a risk that the tax incentives will not remain available for the duration of a series. If tax incentives are no longer available or reduced substantially, it may result in increased costs for it to complete the production, or make the production of additional seasons more expensive. If New Lionsgate is unable to produce original programming content on a cost effective basis its business, financial condition and results of operations would be materially adversely affected.

New Lionsgate’s tax rate is uncertain and may vary from expectations.

There is no assurance that New Lionsgate will be able to maintain any particular worldwide effective corporate tax rate because of uncertainty regarding the tax policies in the jurisdictions in which it and its affiliates operate. New Lionsgate’s actual effective tax rate may vary from its expectations, and such variance may be material. Additionally, tax laws or their implementation and applicable tax authority practices in any particular jurisdiction could change in the future, possibly on a retroactive basis, and any such change could have an adverse impact on New Lionsgate and its affiliates.

Legislative or other governmental action in the U.S. could adversely affect New Lionsgate’s business.

Legislative action may be taken by the U.S. Congress that, if ultimately enacted, could limit the availability of tax benefits or deductions that New Lionsgate expects to claim, override tax treaties upon which it expects to rely, or otherwise increase the taxes that the U.S. imposes on New Lionsgate’s worldwide operations. Such changes could materially adversely affect New Lionsgate’s effective tax rate and/or require it to take further action, at potentially significant expense, to seek to preserve its effective tax rate. In addition, if proposals were enacted that had the effect of limiting New Lionsgate’s ability as a Canadian company to take advantage of tax treaties with the U.S., it could incur additional tax expense and/or otherwise incur business detriment.

Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect New Lionsgate’s effective tax rates.

New Lionsgate is subject to income taxes in Canada, the U.S. and foreign tax jurisdictions. It also conducts business and financing activities between its entities in various jurisdictions and it is subject to complex transfer pricing regulations in the countries in which it operates. Although uniform transfer pricing standards are emerging in many of the countries in which it operates, there is still a relatively high degree of uncertainty and inherent subjectivity in complying with these rules. In addition, due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. New Lionsgate’s future effective tax rates could be affected by changes in tax laws or regulations or the interpretation thereof (including those affecting the allocation of profits and expenses to differing jurisdictions), by changes in the amount of revenue or earnings that

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

it derives from international sources in countries with high or low statutory tax rates, by changes in the valuation of its deferred tax assets and liabilities, by changes in the expected timing and amount of the release of any tax valuation allowance, or by the tax effects of stock-based compensation. Unanticipated changes in its effective tax rates could affect its future results of operations. Further, New Lionsgate may be subject to examination of its income tax returns by federal, state, and foreign tax jurisdictions. New Lionsgate regularly assesses the likelihood of outcomes resulting from possible examinations to determine the adequacy of its provision for income taxes. In making such assessments, it exercises judgment in estimating its provision for income taxes. While New Lionsgate believes its estimates are reasonable, it cannot assure you that final determinations from any examinations will not be materially different from those reflected in its historical income tax provisions and accruals. Any adverse outcome from any examinations may have an adverse effect on its business and operating results, which could cause the market price of its securities to decline.

Risks Related to the Separation

The parties may be unable to achieve some or all of the benefits that they expect to achieve through the separation.

The parties to the separation may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or may never occur at all. The separation is expected to provide the following benefits, among others:

•

allow New Starz and New Lionsgate to more effectively pursue their own distinct operating priorities and strategies, and enable the management teams of each of the two companies to focus on strengthening their core businesses, and pursue distinct and targeted opportunities to accelerate revenue and profitability;

•	allow each of New Starz and New Lionsgate to allocate its financial resources to meet the unique needs of its own business, enabling each company to sharpen its focus on distinct strategic priorities;

•	allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies;

•

allow each of New Lionsgate and New Starz to more effectively articulate its own clear investment thesis for its business as a pure-play content studio and platform, respectively, operating in a world of vertically integrated conglomerates, in order to attract a long-term investor base suited to its business, and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities;

•	continued participation by Lionsgate’s shareholders in New Starz’s and New Lionsgate’s future earnings or growth following the completion of the separation; and

•	provide employees with stock-based compensation that more closely aligns with the performance of the underlying businesses.

The parties may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management time and effort, which may divert management attention from operating and growing New Starz’s and New Lionsgate’s respective businesses and (ii) the other actions required to separate New Starz’s and New Lionsgate’s respective businesses prior to effective time could disrupt New Starz’s and New Lionsgate’s respective operations. If the parties fail to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, New Starz’s or New Lionsgate’s business, results of operations and financial condition could be materially and adversely affected.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Challenges in the commercial and credit environment may adversely affect the expected benefits of the separation, the expected plans or anticipated timeline to complete the separation and future access to capital on favorable terms.

Volatility in the world financial markets could increase borrowing costs or affect New Lionsgate’s and New Starz’s ability to access the capital markets. New Lionsgate’s and New Starz’s ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for each business’s content, products or in the solvency of its respective customers or suppliers or if there are other significantly unfavorable changes in economic conditions, such as a recession. These conditions may adversely affect the anticipated timeline to complete the separation and the expected benefits of the separation, including by increasing the time and expense involved in the separation.

The historical financial information of the Studio Business and pro forma financial information of Lionsgate included in this joint information/proxy statement is not necessarily representative of the results that New Lionsgate would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

As described elsewhere in this joint information/proxy statement, notwithstanding the legal form of the separation, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate in a “reverse spin” in accordance with GAAP, specifically FASB Accounting Standards Codification 505-60, “Spinoff and Reverse Spinoffs,” primarily as a result of the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business. Following the completion of the separation, New Lionsgate will report the historical consolidated results of operations of the Starz Business in discontinued operations. The historical information about the Studio Business in this joint information/proxy statement refers to the Studio Business as operated by and integrated with Lionsgate, excluding the Starz Business. The historical and pro forma financial information included in this joint information/proxy statement is derived from the consolidated financial statements and accounting records of Lionsgate. Accordingly, the historical and pro forma financial information included in this joint information/proxy statement does not necessarily reflect the financial condition, results of operations or cash flows that New Lionsgate would have achieved as a separate, publicly traded company during the periods presented or those that New Lionsgate will achieve in the future primarily as a result of the factors described below:

•

Following the completion of the separation, New Lionsgate’s results of operations and cash flows are likely to be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to New Lionsgate and may be more costly.

•

Currently, the Studio Business is integrated with the Starz Business. Historically, Lionsgate’s businesses shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Lionsgate has sought to minimize the impact on New Lionsgate when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

•	After the completion of the separation, the cost of capital for New Lionsgate’s business may be higher than Lionsgate’s cost of capital prior to the separation.

•

New Lionsgate’s historical financial information does not reflect the debt that it will incur as part of the separation, including the financing discussed in the section entitled “Description of New Lionsgate Material Indebtedness.”

•

The unaudited pro forma condensed consolidated financial information included in this joint information/proxy statement includes adjustments to reflect the divestiture of the Starz Business from Lionsgate. The pro forma adjustments are based upon available information and assumptions that

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

management of Lionsgate believes are reasonable; however, actual outcomes may vary from such assumptions. In addition, the unaudited pro forma condensed consolidated financial information included in this joint information/proxy statement does not give effect to on-going costs that New Lionsgate may incur or may be eliminated in connection with being a stand-alone company.

Other significant changes may occur in New Lionsgate’s cost structure, management, financing and business operations as a result of operating as a company separate from New Starz. For additional information about the past financial performance of its business and the basis of presentation of the historical combined financial statements and the unaudited pro forma condensed consolidated financial statements of its business, see “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Combined Financial Data of the Studio Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (Supplemental)” and the historical financial statements and accompanying notes included elsewhere in this joint information/proxy statement.

Following the completion of the separation, New Lionsgate will be a smaller, less diversified company than Lionsgate prior to the separation with a different financial profile.

The separation will result in New Lionsgate being a smaller, less diversified company than Lionsgate prior to the separation, with more limited business concentrated primarily in film and television production and distribution. As a result, the Studio Business following the completion of the separation may be more vulnerable to changing market conditions, which could have a material adverse effect on New Lionsgate’s business, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish for New Lionsgate following the completion of the separation, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the completion of the separation, New Lionsgate may also lose capital allocation efficiency and flexibility, as the Studio Business will no longer be able to use cash flow from Lionsgate.

Substantial sales of New Lionsgate common stock or New Starz common stock following the completion of the separation, or the perception that such sales might occur, could depress the market prices of New Lionsgate common stock or New Starz common stock, respectively, which are already expected to be significantly lower than the pre-separation market price of existing LGEC common stock due to New Starz no longer having any ownership interest in the Studio Business.

The post-separation market prices of New Lionsgate voting common stock and New Starz Class A common stock are each expected to be significantly lower than the pre-separation market price of existing Class A common stock and the post-separation market prices of New Lionsgate non-voting common stock and New Starz Class B common stock are each expected to be significantly lower than the pre-separation market price of existing Class B common stock. Following the completion of the separation, New Starz will no longer have an ownership interest in the Studio Business. In addition, any sales of substantial amounts of New Lionsgate common stock or New Starz common stock in the public market following the completion of the separation, or the perception that such sales might occur, could depress the market price of New Lionsgate common stock or New Starz common stock, respectively. In addition, the smaller size and different investment characteristics of each of New Lionsgate and New Starz following the completion of the separation as compared to Lionsgate prior to the separation may not appeal to the current investor base of Lionsgate, which could result in the disposition of shares of New Lionsgate common stock or New Starz common stock following the completion of the separation. There is no assurance that there will be sufficient buying interest to offset any such sales, and, accordingly, the prices of New Lionsgate common stock or New Starz common stock may be depressed by such sales and have periods of volatility. Lionsgate currently has, and immediately following the separation each of New Lionsgate and New Starz are expected to have, several shareholders who each hold a significant percentage of their respective outstanding common stock. If such shareholders sell a significant portion or all of their shares

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

following the completion of the separation, the prices of New Lionsgate common stock or New Starz common stock may be depressed by such sales.

New Starz or New Lionsgate may fail to perform under the agreements that will be executed as part of the separation, and such failure to perform could have a material adverse effect on New Lionsgate’s or New Starz’s operations, respectively.

In connection with, and prior to, the separation, New Lionsgate and Lionsgate/New Starz will enter into the separation agreement and will also enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, a brand license agreement and agreements governing other commercial licensing arrangements between the parties. The separation agreement and other agreements, together with the documents and agreements by which the internal reorganization will be effected, will determine the allocation of assets and liabilities between the companies following the completion of the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. New Lionsgate will rely on New Starz, and New Starz will rely on New Lionsgate, to satisfy its performance and payment obligations under these agreements. If either New Lionsgate or New Starz is unable or unwilling to satisfy its respective obligations under these agreements, including its respective indemnification obligations, New Starz or New Lionsgate, as applicable, could incur operational difficulties and/or losses. If either New Lionsgate or New Starz does not have in place its own systems and services, or if it does not have agreements with other providers of these services once certain separation-related agreements expire, it may not be able to operate its business effectively, and its profitability may decline. New Starz is in the process of creating its own, or engaging third parties to provide, systems and services to replace many of the systems and services that are currently provided to it by Lionsgate. However, New Starz may not be successful in implementing these systems and services in a timely manner or at all, it may incur additional costs in connection with, or following, the implementation of these systems and services, and it may not be successful in transitioning data from current systems.

New Lionsgate or New Starz may be held liable to the other if it fails to perform under its agreements, and the performance of such services may negatively affect New Lionsgate’s or New Starz’s business and operations.

In connection with the separation, New Lionsgate and New Starz will enter into a transition services agreement that will provide for the performance of certain services by each company for the benefit of the other for a period of time after the separation. If New Lionsgate or New Starz do not satisfactorily perform their obligations under the agreement, they may be held liable for any resulting losses suffered by the other, subject to certain limits. In addition, during the transition services periods, New Lionsgate’s management and employees may be required to divert their attention away from its business in order to provide services to New Starz, which could adversely affect New Lionsgate’s business.

Certain of the agreements between New Lionsgate and New Starz may be on terms that differ from the terms each may have otherwise received from unaffiliated third parties.

The agreements New Lionsgate and Lionsgate/New Starz will enter into in connection with the separation, including the separation agreement, transition services agreement, tax matters agreement, employee matters agreement, a brand license agreement and agreements governing other commercial licensing arrangements described under “Certain Relationships and Related Party Transactions of New Lionsgate,” were prepared in the context of the separation while New Lionsgate and New Starz were still part of the same combined company. Accordingly, during the period in which the terms of those agreements were prepared, each of New Lionsgate and Lionsgate/New Starz did not have an independent board of directors or a management team that was fully independent of the other’s business. While the parties believe such agreements reflect arm’s-length terms, the terms may not reflect terms that would have resulted from negotiations between unaffiliated third parties.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The transfer to New Lionsgate or New Starz of certain contracts, permits and other assets and rights may require the consents or approvals of, or provide other rights to, third parties and governmental authorities. If such consents or approvals are not obtained, New Lionsgate or New Starz may not be entitled to the full benefit of such contracts, permits and other assets and rights, which could increase its expenses or otherwise harm its business and financial performance.

The separation agreement will provide that certain contracts, permits and other assets and rights are to be transferred from Lionsgate or its subsidiaries to New Lionsgate or its subsidiaries, or vice versa, in connection with the separation. The transfer of, or transfer of control related to, certain contracts, permits and other assets and rights may require consents or approvals of third parties or governmental authorities or provide other rights to third parties. In addition, in some circumstances, New Lionsgate and New Starz are beneficiaries of contracts, and New Lionsgate and New Starz may need the consents of third parties in order to split or separate the existing contracts or the relevant portion of the existing contracts to New Lionsgate or New Starz.

Some parties may use consent requirements or other rights to seek to terminate contracts or obtain more favorable contractual terms from New Lionsgate or New Starz, which, for example, could take the form of price increases, require it to expend additional resources in order to obtain the services or assets previously provided under the contract, or require it to seek arrangements with new third parties or obtain letters of credit or other forms of credit support. If New Starz or New Lionsgate are unable to obtain required consents or approvals, they may be unable to obtain the benefits, permits, assets and contractual commitments that are intended to be allocated to them as part of New Lionsgate’s separation from New Starz, and they may be required to seek alternative arrangements to obtain services and assets which may be more costly and/or of lower quality. The termination or modification of these contracts or permits or the failure to timely complete the transfer or separation of these contracts or permits could negatively impact its business, financial condition, results of operations and cash flows.

The separation may result in litigation and/or regulatory inquiries and investigations, which would harm New Lionsgate’s or New Starz’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the separation. Any separation-related litigation or investigation against New Lionsgate or New Starz, whether or not resolved in each’s favor, could result in substantial costs and divert each company’s management’s attention from other business concerns, which could adversely affect each company’s business and cash resources and the ultimate value of New Lionsgate common stock or New Starz common stock, as applicable.

The separation is subject to various risks and uncertainties, including approval of the separation proposal at the annual general and special meeting, and may not be completed in accordance with the expected plans or anticipated timeline, or at all, and will involve significant time and expense, which could disrupt or adversely affect the businesses of Lionsgate.

Lionsgate’s separation into two independent, publicly traded companies is complex in nature, and unanticipated developments or changes, including changes in the law, the macroeconomic environment, competitive conditions, regulatory approvals or clearances, the uncertainty of the financial markets and challenges in executing the separation, could delay or prevent the completion of the proposed separation, or cause the separation to occur on terms or conditions that are different or less favorable than expected. The separation proposal may not be approved at the annual general and special meeting, in which case the separation would not be permitted to occur under applicable law. Additionally, the LGEC Board, in its sole and absolute discretion, may decide not to proceed with the separation at any time prior to the effective time, even if the separation proposal is approved.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The process of completing the proposed separation has been and is expected to continue to be time-consuming and involves significant costs and expenses. The separation costs may be significantly higher than what Lionsgate and New Lionsgate currently anticipate and may not yield a discernible benefit if the separation is not completed or is not well executed, or the expected benefits of the separation are not realized. Executing the proposed separation will also require significant amounts of Lionsgate’s management’s time and effort, which may divert management’s attention from operating and growing Lionsgate’s businesses. In addition, if the separation is abandoned, not completed, or delayed or if the expected benefits of the separation are not realized, there may be a negative impact on the market price of shares of existing LGEC common stock, New Lionsgate common stock and/or New Starz common stock, as applicable.

New Starz, New Lionsgate and their respective shareholders could suffer material adverse tax consequences as a result of the separation.

There can be no assurance that the shares of New Lionsgate voting common stock or New Lionsgate non-voting common stock will be qualified investments for Registered Plans for purposes of the Canadian Tax Act. New Lionsgate will endeavor to ensure that the shares of New Lionsgate common stock are qualified investments for Registered Plans. However, no assurance can be given in this regard. The Canadian Tax Act imposes penalties for the acquisition or holding of non-qualified investments by Registered Plans.

The transactions contemplated by the arrangement may give rise to tax for holders of existing LGEC common stock who are resident in Canada for the purposes of the Canadian Tax Act or for holders of existing LGEC common stock non-residents of Canada and to whom such shares constitute “taxable Canadian property.”

Certain of the anticipated tax consequences to New Starz and its affiliates and to New Lionsgate are based on valuations of the Studio Business and the Starz Business. In the event that such valuations are successfully challenged by one or more relevant taxing authorities, it is possible that New Starz, certain of its affiliates and/or New Lionsgate could suffer material adverse tax consequences.

After the separation, actual or potential conflicts of interest may develop between the management and directors of New Starz, on the one hand, and the management and directors of New Lionsgate, on the other hand.

After the separation, the management and directors of New Starz and New Lionsgate may own both New Starz common stock and New Lionsgate common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when New Starz’s and New Lionsgate’s directors and executive officers face decisions that could have different implications for New Starz and New Lionsgate. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between New Starz and New Lionsgate regarding terms of the agreements governing the separation and the relationship between New Starz and New Lionsgate thereafter, including the separation agreement, the employee matters agreement, the tax matters agreement, the transition services agreement or any commercial agreements between the parties or their affiliates. Potential conflicts of interest could also arise if New Starz and New Lionsgate enter into any commercial arrangements in the future.

The executive officers and directors of Lionsgate have interests in the separation that may be different from, or in addition to, the interests of Lionsgate’s shareholders.

When considering the recommendation of the LGEC Board that Lionsgate’s shareholders approve the separation proposal, shareholders should be aware that certain directors and executive officers of Lionsgate have certain interests in the separation that may be different from, or in addition to, the interests of such shareholders, including the treatment of outstanding equity awards held by such officers and directors, their roles in New Lionsgate and New Starz following the completion of the separation, and indemnification and insurance for current and former directors and executive officers. See “The Separation—Interests of Lionsgate Directors and

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Officers in the Separation” for a more detailed description of these interests. As a result of these interests, these directors and executive officers might be more likely to support and to vote in favor of the separation proposal than if they did not have these interests. Lionsgate’s shareholders should consider whether these interests might have influenced these directors and executive officers to recommend in favor of the separation proposal.

The allocation of intellectual property rights between New Starz and New Lionsgate as part of the separation could adversely affect New Lionsgate and New Starz’s competitive positions and their ability to develop and commercialize certain content and services.

In connection with the separation, New Lionsgate and New Starz will enter into commercial agreements governing, among other things, the allocation of intellectual property rights related to their respective businesses, including brand licensing regarding the continued use of LIONSGATE by the remaining Starz Business as part of its international video service. It is possible that the allocation of intellectual property between New Lionsgate and New Starz may cause customer confusion between New Lionsgate and the Starz-operated international service. The allocation of intellectual property between the two parties may also impose limitations on New Lionsgate or New Starz’s ability to fully develop and commercialize certain content, brands and services.

Risks Related to New Starz Following the Separation

Following the completion of the separation, New Starz will be more susceptible to the risks of the Starz Business than Lionsgate has been prior to the separation. For additional information about risks and uncertainties of Lionsgate’s businesses, including the Starz Business, see Lionsgate’s Annual Report on Form 10-K incorporated by reference into this joint information/proxy statement.

Lionsgate’s historical financial information is not representative of the results that the Media Networks segment would have achieved as a separate, publicly traded company and is therefore not an indicator of its future results.

Prior to the separation, the Starz Business will have been conducted by Lionsgate and its subsidiaries as part of Lionsgate’s consolidated operations, which included the Studio Business, and not as a standalone company. The segment information related to the Media Networks segment in Lionsgate’s historical financial information incorporated by reference into this joint information/proxy statement does not necessarily reflect the results of operations that New Starz would have achieved as a separate, publicly traded company during the periods presented or those that New Starz will achieve in the future, primarily as a result of the factors described below:

•

Prior to the separation, the Starz Business has been operated by Lionsgate as part of its broader corporate organization, rather than as an independent company. Lionsgate or one of its affiliates performed various corporate functions for the Starz Business, such as legal, corporate governance, treasury, reporting, auditing, human resources and investor relations.

•

Generally, the Starz Business’ working capital requirements and capital for its general corporate purposes, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Lionsgate, including the Studio Business. Following the completion of the separation, New Starz’s results of operations and cash flows may be more volatile, and it may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to New Starz and may be more costly than those available before the separation.

•

Currently, the Starz Business is integrated with the Studio Business. Historically, Lionsgate’s businesses shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. While Lionsgate has sought to minimize the impact on New Starz when separating these arrangements, there is no guarantee these arrangements will continue to capture these benefits in the future.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•

In connection with the separation, New Starz is expected to retain certain existing indebtedness of Lionsgate, which may include Lionsgate’s existing 5.500% senior notes due 2029, and incur certain additional indebtedness. New Starz’s ability to service existing indebtedness and obtain new financing, and the terms of such new financing, will depend on, among other things, its business plans, its operating performance and the condition of the capital markets at the time it seeks financing.

•	After the completion of the separation, the cost of capital for New Starz’s business may be higher than Lionsgate’s cost of capital prior to the separation.

•

New Starz will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and will continue to be required to prepare its standalone financial statements according to the rules and regulations required by the SEC. These reporting and other obligations were previously handled by members of management and employees who will become management and employees of New Lionsgate following the completion of the separation. Accordingly, there will be significant demands on New Starz’s management and administrative and operational resources that did not exist prior to the separation. Moreover, to comply with these requirements, New Starz anticipates that it will need to migrate its systems, including information technology systems, implement additional financial, legal and management controls, reporting systems and procedures and hire additional accounting, legal and finance staff. New Starz expects to incur additional annual expenses related to these activities, and those expenses may be significant. If New Starz is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired.

Other significant changes may occur in New Starz’s cost structure, management, financing and business operations as a result of operating as a company separate from New Lionsgate. For additional information about the past financial performance of the Media Networks segment, see Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2022, which is incorporated by reference into this joint information/proxy statement.

Following the completion of the separation, New Starz will be a smaller, less diversified company than Lionsgate prior to the separation with a different financial profile.

The separation will result in New Starz being a smaller, less diversified company than Lionsgate prior to the separation, with more limited business concentrated in the domestic and international distribution of premium subscription video services. As a result, the Starz Business following the completion of the separation may be more vulnerable to changing market conditions, which could have a material adverse effect on New Starz’s businesses, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish for New Starz following the completion of the separation, such that its results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and its ability to fund capital expenditures and investments, pay dividends and service debt may be diminished. Following the completion of the separation, New Starz may also lose capital allocation efficiency and flexibility, as the Starz Business will no longer be able to use cash flow from Lionsgate.

It is currently expected that New Starz will incur significant annual executive compensation expenses and other general and administrative expenses, including costs under the transition services agreement and other costs associated with being a public company. In addition, New Starz may incur additional expenses during the twelve-month period following the completion of the separation, including costs associated with certain tax and compliance filings.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Following the completion of the separation, New Starz will rely primarily on revenue from Lionsgate’s Media Networks segment. For the years ended March 31, 2022 and March 31, 2023, Lionsgate’s Media Networks segment recognized revenue of $1,536.2 million and $[                ] million, respectively. While Lionsgate believes that New Starz will have sufficient cash and cash equivalents to fund its operations for approximately [                ] following the separation, it will be dependent on the revenues generated by the Media Networks segment to fund its operations in future periods. New Starz may also in the future seek additional funds from third-party sources, including traditional bank financing, secured or unsecured indebtedness, or the issuance of equity and/or debt securities, but these alternatives may not be available to New Starz on attractive terms, in the amounts needed, or at all. For additional information about the past financial performance of the Media Networks segment, see Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2022, which is incorporated by reference into this joint information/proxy statement.

New Starz could experience temporary interruptions in business operations and incur additional costs as it builds its information technology infrastructure and transitions its data to its own systems.

Following the completion of the separation, New Lionsgate will hold Lionsgate’s technology infrastructure and systems to support its critical business functions, including accounting and reporting. The Starz Business is in the process of creating its own, or engaging third parties to provide, information technology infrastructure and systems to support its critical business functions, including accounting and reporting, in order to enhance or replace many of the systems currently provided to it by Lionsgate. Following the completion of the separation, New Starz may incur temporary interruptions in business operations if it cannot transition effectively from existing operating systems, databases and programming languages that support these functions to its own systems. The failure to implement the new systems and transition data successfully and cost-effectively could disrupt New Starz’s business operations and have a material adverse effect on its profitability. In addition, New Starz’s costs for the operation of these systems may be higher than the amounts reflected in Lionsgate’s historical combined financial statements.

The accounting and other management systems and resources of New Starz may not be adequately prepared to meet the financial reporting and other requirements to which New Starz will continue to be subject following the completion of the separation.

The financial results of the Starz Business previously were included within the consolidated results of Lionsgate. The Starz Business was not directly subject to the reporting and other requirements of the Exchange Act. As a result of the separation, New Lionsgate and New Starz will both be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of its internal control over financial reporting and a report by its independent registered public accounting firm addressing these assessments. Because most of Lionsgate’s current management and a substantial portion of Lionsgate’s corporate general and administrative functions will be transferred to New Lionsgate in connection with the separation, these reporting and other obligations will place significant demands on New Starz’s management and administrative and operational resources, including accounting resources.

Moreover, to comply with these requirements, it is anticipated that New Starz will need to migrate its systems, including information technology systems, implement additional financial and management controls, reporting systems and procedures and hire additional legal, accounting and finance staff. It is expected that New Starz will incur additional annual expenses related to these activities, and those expenses may be significant. The Starz Business is in the process of creating its own, or engaging third parties to provide, accounting, reporting, and other management systems to support its critical business functions, in order to enhance or replace many of the systems currently provided to it by Lionsgate. If New Starz is unable to upgrade its financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, its ability to comply with its financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on New Starz’s business, financial condition, results of operations and cash flows.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Additional impairment charges may need to be recorded for Lionsgate’s Media Networks reporting unit or New Starz in the future.

For its annual goodwill impairment test for fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the COVID-19 global pandemic, and the competitive environment for subscribers, and COVID-19’s impact on subscriber growth rates and its businesses, Lionsgate performed a quantitative impairment assessment for all of its reporting units as of January 1, 2022. Based on this assessment, Lionsgate determined that it’s Media Networks reporting unit (or the Starz Business) was at risk for impairment due to relatively small changes in certain key assumptions that could cause an impairment of goodwill. During the quarter ended September 30, 2022, due to continued adverse macro and microeconomic conditions, including the competitive environment, continued inflationary trends and recessionary economies worldwide and its impact on the growth in subscribers to the Starz Business platforms worldwide Lionsgate updated the quantitative impairment analysis. The analysis resulted in a goodwill impairment charge of $1.475 billion in the second quarter ended September 30, 2022, related to Lionsgate’s Media Networks reporting unit (or the Starz Business). Since the impairment charge reduced the carrying value of Lionsgate’s Media Networks reporting unit to its fair value, at September 30, 2022 the fair value and carrying value of Lionsgate’s Media Networks reporting unit (or the Starz Business) were equal and thus, the goodwill at Lionsgate’s Media Networks reporting unit (or the Starz Business) continues to be considered “at risk” of impairment.

The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in goodwill impairment tests, and ultimately impact the estimated fair value of the Starz Business may include the duration of the COVID-19 global pandemic, its impact on the global economy and the creation and consumption of content; continued and increasingly adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from Russia’s invasion of Ukraine; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the commercial success of television programming; continual contractual relationships with customers, including affiliate agreements of the Starz Business; subscriber growth rates domestically and internationally across traditional and over-the-top platforms and changes in consumer behavior. If these assumptions are not realized, it is possible that additional impairment charges may need to be recorded in the future.

Risks Related to New Lionsgate Common Stock

New Lionsgate cannot be certain that an active trading market for its common stock will develop or be sustained after the separation, and following the completion of the separation, its stock price may fluctuate significantly.

A public market for New Lionsgate common stock does not currently exist. New Lionsgate anticipates that trading of its common stock will begin on the first trading day after the effective time. However, New Lionsgate cannot guarantee that an active trading market for its common stock will develop or be sustained after the separation, nor can New Lionsgate predict the prices at which its common stock may trade after the separation. Similarly, New Lionsgate cannot predict whether the combined market value of the New Lionsgate voting common stock and New Starz Class A common stock, or the combined market value of the New Lionsgate non-voting common stock and New Starz Class B common stock, will be less than, equal to or greater than the market value of existing Class A common stock or existing Class B common stock, respectively, prior to the separation.

The market price of New Lionsgate common stock may decline or fluctuate significantly due to a number of factors, many of which may be beyond New Lionsgate’s control, including:

•	actual or anticipated fluctuations in New Lionsgate’s operating results;

•	declining operating revenues derived from New Lionsgate’s core business;

•	the gain or loss of significant customers;

•	potential loss of revenue from the Starz streaming service;

•	the operating and stock price performance of comparable companies; and

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•	changes in the regulatory and legal environment under which New Lionsgate operates.

New Lionsgate does not expect to pay any cash dividends for the foreseeable future.

New Lionsgate currently intends to retain future earnings to finance and grow its business. As a result, New Lionsgate does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by New Lionsgate will be made in the sole discretion of the New Lionsgate Board from time to time in accordance with applicable law. There can be no assurance that New Lionsgate will have sufficient surplus under applicable law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual costs exceeding contemplated costs, funding of capital expenditures or increases in reserves. If New Lionsgate does not pay dividends, the price of New Lionsgate common stock that you receive in the separation must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of New Lionsgate common stock in order to generate cash flow from your investment.

Your percentage of ownership in New Lionsgate may be diluted in the future.

In the future, your percentage ownership in New Lionsgate may be diluted because of equity awards that New Lionsgate grants to New Lionsgate’s directors, officers and employees or otherwise as a result of equity issuances for acquisitions, strategic transactions or capital market transactions. New Lionsgate’s employees will receive New Lionsgate common stock after the separation as a result of conversion of their Lionsgate equity awards (in whole or in part) to New Lionsgate equity awards. New Lionsgate anticipates that, in normal course, its compensation committee will grant additional stock-based awards to its employees after the separation. Such awards will have a dilutive effect on New Lionsgate’s earnings per share, which could adversely affect the market price of New Lionsgate common stock.

In addition, New Lionsgate’s articles of association following the completion of the separation, which we refer to as the “New Lionsgate Articles,” allow for the issuance of one or more classes or series of preferred stock that have powers, preferences and/or other special rights, including preferences over New Lionsgate common stock respecting dividends and distributions. The terms of such preferred stock could dilute the voting power or reduce the value of New Lionsgate common stock. Similarly, the repurchase or redemption rights or liquidation preferences that New Lionsgate could assign to holders of preferred stock could affect the residual value of the common stock. For additional information, see “Description of New Lionsgate Capital Stock.”

If securities or industry analysts do not publish research or publish misleading or unfavorable research about New Lionsgate’s business, New Lionsgate’s share price and trading volume could decline.

The trading market for New Lionsgate common stock will depend in part on the research and reports that securities or industry analysts publish about it or its business. New Lionsgate does not currently have and may never obtain separate research coverage for its common stock. If there is no research coverage, New Lionsgate common stock may be negatively impacted. If New Lionsgate obtains research coverage for its common stock and if one or more of the analysts downgrades New Lionsgate common stock or publishes unfavorable research about New Lionsgate’s business, its stock price may decline. If one or more of the analysts cease coverage of New Lionsgate common stock or fail to publish reports on it regularly, demand for New Lionsgate common stock could decrease, which could cause the price or trading volume of New Lionsgate common stock to decline.

The rights and obligations of a New Lionsgate shareholder are governed by British Columbia law and may differ from the rights and obligations of shareholders of companies organized under the laws of other jurisdictions.

Like Lionsgate, New Lionsgate is incorporated and exists under the laws of British Columbia. Accordingly, its corporate structure as well as the rights and obligations of the holders of New Lionsgate common stock may be different from the rights and obligations of shareholders of companies incorporated or organized under the laws of other jurisdictions.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint information/proxy statement and other materials Lionsgate and New Lionsgate have filed or will file with the SEC (and oral communications that Lionsgate or New Lionsgate may make) contain or incorporate by reference statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Lionsgate’s or New Lionsgate’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to discussions of future operations and financial performance (including volume growth, pricing, sales and earnings per share growth, and cash flows) and statements regarding Lionsgate’s or New Lionsgate’s strategy for growth, future product development, regulatory approvals, competitive position and expenditures. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although each of Lionsgate and New Lionsgate believes that the expectations reflected in any forward-looking statements it makes are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to:

•

Any impact of global pandemics, such as COVID-19, on New Lionsgate’s business, including delays in the production of film and television content (resulting in changes in future release dates for some titles and series).

•	Weakness in the global economy and financial markets, including a recession.

•

Competitive factors that could adversely affect its operations, including new product or service introductions and technologies by its current or future competitors, consolidation or strategic alliances among media companies, and/or distributors to improve their competitive position or develop new models for the delivery of entertainment, increased pricing pressure due to the impact of low-cost content providers or new entrants into its markets.

•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates.

•	Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on its operating performance.

•

Security breaches of New Lionsgate’s information systems, which could impair its ability to conduct business, compromise sensitive information of Lionsgate, New Lionsgate or their respective customers and other business partners, and result in actions by regulatory bodies or civil litigation.

•

The impact of business combinations or divestitures, including any volatility in earnings relating to acquisition-related costs, and New Lionsgate’s ability to successfully integrate any business it may acquire.

•

Conditions in international markets, including social and political conditions, civil unrest, terrorist activity, governmental changes, restrictions on the ability to transfer capital across borders, tariffs and other protectionist measures, difficulties in protecting and enforcing its intellectual property rights and governmental expropriation of assets. New Lionsgate’s international operations also increase its compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws, as well as regulatory and privacy laws.

•

Natural disasters (including pandemics), wars, such as Russia’s invasion of Ukraine, terrorism, labor disruptions and international conflicts that could cause significant economic disruption and political and social instability, resulting in decreased demand for New Lionsgate’s services or adversely affect New Lionsgate’s content procurement and distribution capabilities.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

•

Pending and potential future litigation or other proceedings asserting, and/or subpoenas seeking information with respect to, alleged violations of law and/or regulation, and the availability or collectability of insurance relating to any such claims.

•

New or changing laws and regulations affecting its domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies or taxation (including tax reforms that could adversely impact multinational corporations).

•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

•

The expected benefits and timing of the separation, and the risk that conditions to the separation will not be satisfied and/or that the separation will not be completed within the expected time frame, on the expected terms or at all.

•	The possibility that any consents or approvals required in connection with the separation will not be received or obtained within the expected time frame, on the expected terms or at all.

•	Expected financing transactions undertaken in connection with the separation and risks associated with additional indebtedness.

•	The risk that dissynergy costs, costs of restructuring transactions and other costs incurred in connection with the separation will exceed its estimates.

•

The impact of the separation on the Studio Business and the Starz Business and the risk that the separation may be more difficult, time-consuming or costly than expected, including the impact on its resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

•	Other risks and uncertainties discussed in this joint information/proxy statement and other reports that New Lionsgate and Lionsgate have filed or may file with the SEC.

There can be no assurance that the separation or any other transaction described in this joint information/proxy statement will in fact be consummated in the manner described or at all. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors” in this joint information/proxy statement. Any forward-looking statement speaks only as of the date on which it is made, and each of Lionsgate and New Lionsgate assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

THE ANNUAL GENERAL AND SPECIAL MEETING

This joint information/proxy statement is being furnished to holders of existing LGEC common stock for use at an annual general and special meeting of Lionsgate shareholders and any adjournments or postponements thereof.

Date, Time and Place of the Annual General and Special Meeting

Lionsgate will hold its annual general and special meeting of shareholders at [                ], on [                ], at [                ], local time.

Purpose of the Annual General and Special Meeting

At the annual general and special meeting, Lionsgate shareholders will be asked to vote upon the following matters outlined in the notice of the annual general and special meeting:

•	the election of nominated directors of Lionsgate;

•

re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2024 and authorization of the Audit & Risk Committee of the LGEC Board to fix their remuneration;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of future advisory votes on executive compensation;

•	the separation proposal; and

•	any other matter as may properly come before the meeting and any continuations, adjournments or postponements thereof.

The LGEC Board does not know of any other matters that may be presented for action at the annual general and special meeting. Should any other business come before the annual general and special meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with the recommendation of the LGEC Board.

Record Date; Outstanding Shares; Shares Entitled to Vote

With respect to all matters other than the separation proposal, only shareholders of record of existing Class A common stock at [                ] (Eastern Time) on [                ] (which we refer to as the “record date”) are entitled to receive notice of the annual general and special meeting and to vote their shares of existing Class A common stock that they held on the record date at the annual general and special meeting, or any continuations, adjournments or postponements of the annual general and special meeting. Each outstanding share of existing Class A common stock entitles its holder to cast one vote on each matter to be voted upon. As of the record date, [                ] shares of existing Class A common stock were outstanding and entitled to vote and held by approximately [                ] shareholders of record.

With respect to the separation proposal only, shareholders of record of existing Class A common stock or existing Class B common stock at [                ] (Eastern Time) on the record date are entitled to receive notice of the annual general and special meeting and to vote their shares of existing Class A common stock or existing Class B common stock, as applicable, that they held on the record date at the annual general and special meeting, or any continuations, adjournments or postponements of the annual general and special meeting. Each outstanding share of existing Class A common stock or existing Class B common stock entitles its holder to cast one vote on each matter to be voted upon. As of the record date, [                ] shares of existing Class B common stock were outstanding and entitled to vote and held by approximately [                ] shareholders of record.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Holders of existing Class B common stock are not entitled to vote on the matters to be presented at the annual general and special meeting other than the separation proposal.

Each shareholder of record has the right to appoint a person or company to represent the shareholder to vote in person at the annual general and special meeting other than the persons designated in the form of proxy. See “Voting of Proxies” and “Voting in Person” below.

Quorum

A quorum is necessary to hold a valid meeting of Lionsgate shareholders. The quorum for the annual general and special meeting is:

•

for the existing Class A common stock, two (2) persons who are, or who represent by proxy, registered shareholders of existing Class A common stock who, in the aggregate, hold at least 10% of the issued existing Class A common stock entitled to be voted at the meeting, and

•

for the existing Class B common stock, two (2) persons who are, or who represent by proxy, registered shareholders of existing Class B common stock who, in the aggregate, hold at least 10% of the issued existing Class B common stock entitled to be voted at the meeting.

Broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum at the annual general and special meeting.

Share Ownership of Management

As of the record date, the directors and executive officers of Lionsgate and their affiliates collectively owned [                ] shares of existing Class A common stock, or approximately [                ]% of the outstanding shares existing Class A common stock and [                ] shares of existing Class B common stock, or approximately [                ]% of the outstanding shares existing Class B common stock.

Voting of Proxies

Whether you are a shareholder of record or a “non-registered” shareholder, you may direct how your shares of existing Class A common stock or existing Class B common stock, as applicable, are voted without attending the annual general and special meeting.

If you are a shareholder of record, you may submit a proxy to authorize how your shares are to be voted at the annual general and special meeting. You can submit a proxy over the Internet by following the instructions provided in the notice of annual general and special meeting, or, if you requested and received printed copies of this joint information/proxy statement and related meeting materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with this joint information/proxy statement. If you are a “non-registered” shareholder, you may also submit your voting instructions over the Internet by following the instructions provided in the notice of annual general and special meeting, or, if you requested and received printed copies of this joint information/proxy statement and related meeting materials, you can also submit voting instructions by telephone, tablet or smartphone, or mail by following the instructions provided in the voting instruction form sent by your intermediary. If you do not fill a name in the blank space in the form of proxy, the persons named in the form of proxy are appointed to act as your proxy holder. Those persons are directors and/or officers of Lionsgate. If you are a shareholder of record, your proxy must be received by telephone or the Internet by [                ] Eastern time on [                ] in order for your shares to be voted at the annual general and special meeting. If you are a “non-registered” shareholder, please comply with the deadlines included in the voting instructions provided by the intermediary that holds your shares.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Submitting your proxy or voting instructions over the Internet, by telephone, tablet or smartphone or by mail will not affect your right to vote in person should you decide to attend the annual general and special meeting, although “non-registered” shareholder must obtain a “legal proxy” from the intermediary that holds their shares giving them the right to vote the shares in person at the annual general and special meeting.

How to Revoke Your Proxy

If you are a shareholder of record, even after you have submitted your proxy, you may change your vote by submitting a duly executed proxy bearing a later date in the manner and within the time described above under “Voting of Proxies” (your latest-received voting instructions will be followed). If you are a “non-registered” shareholder, you should contact your intermediary to find out how to change or revoke your voting instructions within the time described above under “Voting of Proxies.” If you are a shareholder of record, you may also revoke a previously deposited proxy (i) by an instrument in writing that is received by or at the annual general and special meeting prior to the closing of the polls, (ii) by an instrument in writing provided to the Chair of the annual general and special meeting at the meeting or any continuation, postponement or adjournment thereof, or (iii) in any other manner permitted by law. The powers of the proxy holders will be suspended if you attend the annual general and special meeting in person and so request, although attendance at the annual general and special meeting will not by itself revoke a previously granted proxy.

Voting in Person

If you are a shareholder of record of shares of existing Class A common stock, you have the right to vote in person at the annual general and special meeting. If you are a shareholder of record of shares of existing Class B common stock, you have the right to vote with respect to the separation proposal only in person at the annual general and special meeting.

If you choose to do so, you can vote using the ballot that will be provided at the annual general and special meeting, or, if you requested and received printed copies of this joint information/proxy statement and related meeting materials by mail, you can complete, sign and date the proxy card enclosed with this joint information/proxy statement you received and submit it at the annual general and special meeting. If you are a “non-registered” shareholder, you may not vote your shares in person at the annual general and special meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares of existing Class A common stock or existing Class B common stock (solely with respect to separation proposal) at the annual general and special meeting.

Even if you plan to attend the annual general and special meeting, we recommend that you submit your proxy or voting instructions in advance of the annual general and special meeting as described in this joint information/proxy statement, so that your vote will be counted if you later decide not to attend the annual general and special meeting.

At the annual general and special meeting, a representative from Broadridge Financial Solutions, Inc. shall be appointed to act as scrutineer. The scrutineer will determine the number of shares of each class of existing LGEC common stock represented at the annual general and special meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to Lionsgate.

Abstentions and Broker Non-Votes

With respect to Proposal No. 1 and Proposal No. 2, votes may be cast “FOR” or “WITHHOLD.” For all other proposals, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” If you intend to abstain from voting for any proposal, you will need to check the abstention box for the proposal, if available. Additionally, only with respect to Proposal No. 1, for shares of existing Class A common stock held by a broker or nominee, such broker

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or nominee will have authority to exercise his or her discretion to vote your shares of existing Class A common stock if you do not provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. In determining whether a proposal receives the requisite number of affirmative votes:

•

Proposal No. 1:  A plurality of the shares of existing Class A common stock voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares of existing Class A common stock for purposes of electing directors. Note that if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 1 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result, is unable to vote your shares of existing Class A common stock on Proposal No. 1, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only the shares of existing Class A common stock voting “FOR” or “WITHHOLD” are counted. As such, broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 1.

•

Proposal No. 2:  The affirmative vote of a majority of the votes cast by holders of shares of existing Class A common stock present or represented by proxy at the annual general and special meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm and authorization of the Audit & Risk Committee of the LGEC Board to fix their remuneration.

Note that, because this proposal is considered a routine matter, if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 2 if you do not provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted.

For purposes of determining the number of votes cast, only the shares of existing Class A common stock voting “FOR” or “WITHHOLD” are counted. As such, abstentions are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 2. There are no broker non-votes for Proposal No. 2.

•

Proposal No. 3:  The affirmative vote of a majority of the votes cast by holders of shares of existing Class A common stock present or represented by proxy at the annual general and special meeting is required for the advisory vote to approve executive compensation. Notwithstanding the vote required, please be advised that Proposal No. 3 is advisory only and is not binding on Lionsgate. The LGEC Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares of existing Class A common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 3 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares of existing Class A common stock on Proposal No. 3, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock voting “FOR” or “AGAINST” are counted. As such, abstentions and broker-non votes are not treated as votes cast and are not counted in the determination of the outcome of Proposal No. 3.

•

Proposal No. 4:  Shareholders’ choices for the frequency of advisory vote on executive compensation are limited to “EVERY ONE YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” and “ABSTAIN.” If no option receives the affirmative vote of at least a majority of the votes cast by

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holders of shares of existing Class A common stock present in person or represented by proxy at the annual general and special meeting, then the LGEC Board will consider the option receiving the highest number of votes as the preferred option of the shareholders. Notwithstanding the vote required, please be advised that Proposal No. 4 is advisory only and is not binding on Lionsgate. The LGEC Board will consider the outcome of the vote of this proposal in considering what action, if any, should be taken in response to the advisory vote by shareholders.

Note that if your shares of existing Class A common stock are held by a broker or nominees, such broker or nominee will not have authority to exercise his or her discretion to vote your shares of existing Class A common stock on Proposal No. 4 unless you provide instructions to him or her regarding how you would like your shares of existing Class A common stock to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares of existing Class A common stock on Proposal No. 4, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock voting “EVERY ONE YEAR,” “EVERY TWO YEARS,” or “EVERY THREE YEARS” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the frequency option receiving the highest number of votes.

•

Proposal No. 5:  Approval of the separation proposal requires (i) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class A common stock that were voted in respect of the separation proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class B common stock that were voted in respect of the separation proposal, voting as a separate class.

Note that if your shares of existing Class A common stock or existing Class B common stock are held by a broker or nominee, such broker or nominee will not have authority to exercise his or her discretion to vote your shares on the separation proposal unless you provide instructions to him or her regarding how you would like your shares to be voted. If such broker or nominee does not receive such instructions, and as a result is unable to vote your shares on the separation proposal, this will result in a broker non-vote.

For purposes of determining the number of votes cast, only shares of existing Class A common stock or existing Class B common stock voting “FOR” or “AGAINST” are counted. As such, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of the separation proposal.

Proxy Solicitation

Lionsgate will pay the cost of proxy solicitation, including the cost of preparing, assembling and mailing the notice of annual general and special meeting, this joint information/proxy statement and related meeting materials. In addition to the use of mail, Lionsgate’s employees and advisors may solicit proxies personally and by telephone, facsimile, courier service, telegraph, the Internet, e-mail, newspapers and other publications of general distribution. Lionsgate’s employees will receive no compensation for soliciting proxies other than their regular salaries. Lionsgate may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of this joint information/proxy statement and related meeting materials to their principals and to request authority for the execution of proxies, and Lionsgate will reimburse those persons for their reasonable out-of-pocket expenses incurred in connection with these activities. Lionsgate will compensate only independent third-party agents that are not affiliated with Lionsgate but who solicit proxies. Lionsgate has retained MacKenzie Partners, Inc., a third-party solicitation firm, to assist in the distribution of this joint information/proxy statement and related materials and solicitation of proxies on its behalf for an estimated fee of $[                ] plus reimbursement of certain out-of-pocket expenses.

This joint information/proxy statement and the accompanying proxy card of Lionsgate are first being sent to Lionsgate shareholders on or about [                ].

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Interest of Certain Persons or Companies in Matters to be Acted Upon

No person who has been a director or executive officer of Lionsgate at any time since the commencement of Lionsgate’s last completed financial year and no associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the annual general and special meeting, other than as set out elsewhere in this joint information/proxy statement with respect to the separation proposal and any proposal relating to the incentive plans of Lionsgate, as such persons may be eligible to participate in such plans as directors and executive officers of Lionsgate.

Interest of Informed Persons in Material Transactions

Other than as set out elsewhere in the joint information/proxy statement, no informed person of Lionsgate, no proposed nominee for election as a director of Lionsgate and no associate or affiliate of any such informed person or proposed nominee has had any material interest, direct or indirect, in any transaction since the commencement of Lionsgate’s most recently completed financial year or in any proposed transaction that, in either case, has materially affected or would materially affect Lionsgate or any of its subsidiaries. An “informed person” is defined as (a) a director or executive officer of Lionsgate; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of Lionsgate; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of Lionsgate or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of Lionsgate other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) Lionsgate that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

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Proposal No. 1:  Election of Directors

Nominees for Directors

The LGEC Board currently consists of 12 directors. It is expected that, upon the recommendation of the Nominating and Corporate Governance Committee of the LGEC Board, the LGEC Board will nominate the 12 persons named below for election as a director.

If the separation does not occur, each nominee, if elected at the annual general and special meeting, will serve until the 2024 annual general and special meeting of shareholders of Lionsgate, or until his or her successor is duly elected or appointed, unless his or her office is earlier vacated in accordance with Lionsgate’s Articles or applicable law. If the separation does occur, each nominee, if elected at the annual general and special meeting, will serve until the effective time of the arrangement, following which each nominee will serve on the New Lionsgate Board.

Other than as discussed herein, there are no arrangements or understandings between any nominee and any other person for selection as a nominee. Pursuant to the Investor Rights Agreement discussed in “Additional Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate—Certain Other Agreements,” Michael T. Fries currently serves as the designee of Liberty Global Incorporated Limited (“Liberty”), Harry E. Sloan currently serves as the designee of Discovery Lighting Investments Ltd. (“Discovery Lightning”) and Mark H. Rachesky, M.D. and Emily Fine currently serve as designees of MHR Fund Management, LLC (“MHR Fund Management”). MHR Fund Management also holds the right to appoint an additional designee under the Investor Rights Agreement.

The nominees have consented to serve on the LGEC Board if elected and the LGEC Board has no reason to believe that they will not serve if elected. If any of the nominees should become unable or unwilling for good cause to serve as a director if elected, the persons the LGEC Board has designated as proxies may vote for a substitute nominee if the LGEC Board has designated a substitute nominee or for the balance of the nominees.

There are no family relationships among the nominees for directors, current directors or executive officers of Lionsgate, except as noted below. Ages are as of March 31, 2023. Their skills and experience as reflected in the “—Board Profile” section below are noted for each of the directors.

Michael Burns

Age: 64 Director Since: August 1999 Position with Lionsgate: Vice Chair since March 2000 Residence: Los Angeles, California

Business Experience

Mr. Burns served as Managing Director and Head of the Office at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000.

Other Directorships

Mr. Burns is a director and member of the Finance and Capital Allocation Committee, and the Nominating, Governance & Social Responsibility Committees of Hasbro, Inc. (NASDAQ:  HAS) since 2014.

Qualifications

Mr. Burns has worked with Chief Executive Officer Jon Feltheimer in building Lionsgate into a multibillion dollar media and entertainment leader with world-class film and television studio operations. With an accomplished investment banking career prior to Lionsgate, in which he specialized in raising equity within the media and entertainment industry, Mr. Burns brings to the LGEC Board important business and financial expertise in its deliberations on complex transactions and other financial matters. Additionally, Mr. Burns’ extensive knowledge of and history with

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Lionsgate, financial background, in-depth understanding of the media and entertainment industry, connections within the business community and relationships with Lionsgate shareholders, make him an invaluable member of the LGEC Board.

Mignon L. Clyburn*

Age: 61 Independent Director Since: September 2020 Committee Membership: Nominating and Corporate Governance Committee Residence: Washington, DC * Ethnic/gender diverse member of the LGEC Board

Business Experience

Ms. Clyburn is President of MLC Strategies, LLC, a Washington, D.C.-based consulting firm, a position she has held since January 2019. Previously, Ms. Clyburn served as a Commissioner of the U.S. Federal Communications Commission (the “FCC”) from 2009 to 2018, including as acting chair. While at the FCC, she was committed to closing the digital divide and championed the modernization of the agency’s Lifeline Program, which assists low-income consumers with voice and broadband service. In addition, Ms. Clyburn promoted diversity in media ownership, initiated Inmate Calling Services reforms, supported inclusion in STEM opportunities and fought for an open internet. Prior to her federal appointment, Ms. Clyburn served 11 years on the Public Service Commission of South Carolina and worked for nearly 15 years as publisher of the Coastal Times, a Charleston weekly newspaper focused on the African American community.

Other Directorships

Ms. Clyburn is the Chair of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Charah Solutions, Inc. (NYSE:  CHRA) since March 2019 and a director of RingCentral, Inc. (NYSE:  RNG) since November 2020.

Qualifications

Ms. Clyburn has extensive experience as a state regulator of investor-owned utilities and as a federal commissioner in the technology and telecommunications fields. Such expertise and additional background as a successful business executive, makes Ms. Clyburn invaluable and well qualified to serve on the LGEC Board.

Gordon Crawford

Age: 76 Independent Director Since: February 2013 Committee Membership: Strategic Advisory Committee (Co-Chair) Residence: La Cañada, California

Business Experience

Since June 1971, Mr. Crawford served in various positions at Capital Research and Management, a privately held investment management company. In December 2012, Mr. Crawford retired as its Senior Vice President.

Other Directorships

Currently, Mr. Crawford serves on the Board of the U.S. Olympic and Paralympic Committee, as Chairman of the Board of Trustees of the U.S. Olympic and Paralympic Foundation, and is a Life Trustee on the Board of Trustees of Southern California Public Radio. Mr. Crawford formerly served as Vice Chairman at The Nature Conservancy, Vice Chairman of the Paley Center for Media, a member of the Board of Trustees of

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Berkshire School, and a member of the Board of the LA24 Olympic Bid Committee.

Qualifications

Mr. Crawford has been one of the most influential and successful investors in the media and entertainment industry since 1971. This professional experience and deep understanding of the media and entertainment sector makes Mr. Crawford a valuable member of the LGEC Board.

Jon Feltheimer

Age: 71 Director Since: January 2000 Position with Lionsgate: Chief Executive Officer since March 2000 Residence: Los Angeles, California

Business Experience

During his 30-year entertainment industry career, Mr. Feltheimer has held leadership positions at Lionsgate, Sony Pictures Entertainment and New World Entertainment, and has been responsible for tens of thousands of hours of television programming and hundreds of films. Prior to joining Lionsgate, he served as President of TriStar Television from 1991 to 1993, President of Columbia TriStar Television from 1993 to 1995, and President of Columbia TriStar Television Group and Executive Vice President of Sony Pictures Entertainment from 1995 to 1999, where he oversaw the launch of dozens of successful branded channels around the world.

Other Directorships

Mr. Feltheimer is a director of Grupo Televisa, S.A.B. (NYSE:  TV; BMV:  TLEVISA CPO).

Qualifications

During Mr. Feltheimer’s tenure, Lionsgate has grown from its independent studio roots into a global media and entertainment leader encompassing world-class film and television operations backed by an 18,000-title library. As Lionsgate’s Chief Executive Officer since 2000, Mr. Feltheimer provides a critical link to management’s perspective in Board discussions regarding the business and strategic direction of Lionsgate. With extensive experience at three different studios in the entertainment industry, Mr. Feltheimer brings an unparalleled level of strategic and operational experience to the LGEC Board, as well as an in-depth understanding of Lionsgate’s industry and invaluable relationships within the business and entertainment community.

Emily Fine*

Age: 49 Independent Director Since: November 2015 Committee Membership: Nominating and Corporate Governance Committee Residence: New York, New York

Business Experience

Ms. Fine is a principal of MHR Fund Management, a New York based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies in a variety of industries. Ms. Fine joined MHR Fund Management in 2002 and is a member of the firm’s investment committee. Prior to joining MHR Fund Management, Ms. Fine served as Senior Vice President at Cerberus Capital Management, L.P. and also worked at Merrill Lynch in the Telecom, Media & Technology Investment Banking Group, where she focused primarily on media merger and acquisition transactions.

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* Ethnic/gender diverse member of the LGEC Board

Other Directorships

Ms. Fine serves on the Board of Directors of Rumie Initiative, a non-profit organization dedicated to providing access to free educational content through digital microlearning.

Qualifications

Ms. Fine brings to the LGEC Board a unique perspective of Lionsgate’s business operations and valuable insight regarding financial matters. Ms. Fine has over 20 years of investing experience and experience working with various companies in the media industry, including, as a principal of MHR Fund Management, working closely with Lionsgate over the past ten years.

Investor Rights Agreement

Ms. Fine serves as a designee of MHR Fund Management under the Investor Rights Agreement (discussed below).

Michael T. Fries

Age: 60 Independent Director Since: November 2015 Committee Membership: Compensation Committee, Strategic Advisory Committee Residence: Denver, Colorado

Business Experience

Mr. Fries has served as the Chief Executive Officer, President and Vice Chairman of the Board of Directors of Liberty Global, plc (“Liberty Global”) (NASDAQ:  LBTYA, LBTYB, LBTYK) since June 2005. Mr. Fries was Chief Executive Officer of UnitedGlobalCom LLC (“UGC”) from January 2004 until the businesses of UGC and Liberty Media International, Inc. were combined to form Liberty Global.

Other Directorships

Mr. Fries is Executive Chairman of Liberty Latin America Ltd. (since December 2017) (NASDAQ:  LILA) and a director of Grupo Televisa S.A.B. (since April 2015) (NYSE:  TV; BMV:  TLEVISA CPO). Mr. Fries serves as board member of CableLabs® and as a Digital Communications

Governor and Steering Committee member of the World Economic Forum. Mr. Fries serves as trustee and finance committee member for The Paley Center for Media.

Qualifications

Mr. Fries has over 30 years of experience in the cable and media industry. As an executive officer of Liberty Global and co-founder of its predecessor, Mr. Fries has overseen its growth into a world leader in converged broadband, video and mobile communications. Liberty Global delivers next-generation products through advanced fiber and 5G networks, and currently provides over 86 million connections across Europe and the U.K. Liberty Global’s joint ventures in the U.K. and the Netherlands generate combined annual revenue of over $17 billion, while remaining operations generate consolidated revenue of more than $7 billion. Through its substantial scale and commitment to innovation, Liberty Global is building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower customers and deploying the advanced technologies that nations and economies need to thrive. Additionally, Liberty Global’s investment arm includes a portfolio of more than 75 companies across content, technology and infrastructure.

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Mr. Fries’ significant executive experience in building and managing international distribution and programming businesses, in-depth knowledge of all aspects of a global telecommunications business and responsibility for setting the strategic, financial and operational direction for Liberty Global contribute to the LGEC Board’s consideration of the strategic, operational and financial challenges and opportunities of Lionsgate’s business, and strengthen the LGEC Board’s collective qualifications, skills and attributes.

Investor Rights Agreement

Mr. Fries serves as the designee of Liberty under the Investor Rights Agreement (discussed below).

Susan McCaw*

Age:  60

Independent Director Since:

September 2018

Position with Lionsgate:

Audit & Risk Committee, Compensation Committee

Residence:

North Palm Beach, Florida

* Ethnic/gender diverse member of the LGEC Board

Business Experience

Ms. McCaw is currently the President of SRM Capital Investments, a private investment firm. Before this, Ms. McCaw served as President of COM Investments, a position she held from April 2004 to June 2019 except while serving as U.S. Ambassador to the Republic of Austria from November 2005 to December 2007. Prior to April 2004, Ms. McCaw was the Managing Partner of Eagle Creek Capital, a private investment firm investing in private technology companies, a Principal with Robertson, Stephens & Company, a San Francisco-based technology investment bank, and an Associate in the Robertson Stephens Venture Capital Group. Earlier in her career, Ms. McCaw was a management consultant with McKinsey & Company.

Other Directorships

Ms. McCaw is a Director and member of the Leadership Development and Compensation Committee of Air Lease Corporation (NYSE:  AL). Ms. McCaw is the Vice Chair of the Hoover Institution and a board member of the Ronald Reagan Presidential Foundation & Institute, Teach for America, and the Stanford Institute for Economic Policy Research. She is also a founding board member of the Malala Fund and serves on the Khan Academy Global Advisory Board, the Knight- Hennessy Scholars Global Advisory Board, and the Harvard Business School’s Board of Dean Advisors. Ms. McCaw is also Trustee Emerita of Stanford University.

Qualifications

Ms. McCaw brings deep experience and relationships in global business and capital markets to the LGEC Board through her private sector experience in investment banking and investment management, and through her public service as a former U.S. Ambassador. Ms. McCaw holds a Bachelor’s Degree in Economics from Stanford University and a Masters of Business Administration from Harvard Business School. Ms. McCaw’s experience both as an investor and diplomat brings broad and meaningful insight to the LGEC Board’s oversight of Lionsgate’s business.

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Yvette Ostolaza*

Age:  58

Independent Director Since:

December 2019

Position with Lionsgate:

Nominating and Corporate Governance Committee (Chair)

Residence:

Dallas, Texas

* Ethnic/gender diverse member of the LGEC Board

Business Experience

Since October 2013, Ms. Ostolaza has been a partner at Sidley Austin LLP, an international law firm with 21 offices and nearly $3 billion in revenue. She currently serves as Sidley’s Management Committee Chair and as a member of the firm’s Executive Committee. Ms. Ostolaza has also served on a number of nonprofit organizations as a board member or trustee.

Ms. Ostolaza has received various legal and leadership awards, including being recognized by the Hispanic National Bar as Law Firm Leader of 2022, as a “Thought Leader” at Corporate Counsel’s 2019 Women, Influence & Power in Law Awards. Ms. Ostolaza has been selected as one of 20 “Women of Excellence” nationally by Hispanic Business magazine. In 2018, she received the Anti-Defamation League’s prestigious Schoenbrun Jurisprudence Award for her outstanding leadership and exemplary contributions to the community. Ostolaza also received the Texas Lawyer’s Lifetime Achievement Award and named by that publication as one of ten “Winning Women” and as a “Woman to Watch.” She also has been recognized by the Texas Diversity Counsel as one of its “Most Powerful and Influential Women,” and by Latino Leaders Magazine as one of its “Most Powerful Latino Lawyers.” Ms. Ostolaza is also a past recipient of Girls, Inc.’s annual “Woman of Achievement” award.

Qualifications

Ms. Ostolaza has spent her career developing a global practice representing public and private companies, board committees, and directors and officers in high-profile litigation, investigations, shareholder activism, regulatory, governance, and crisis management matters across a wide variety of industries. This breadth of experience provides important insight and counsel to the LGEC Board’s oversight of Lionsgate’s business.

Mark H. Rachesky, M.D.

Age: 63 Independent Director Since: September 2009 Position with Lionsgate: Chair of the LGEC Board, Compensation Committee, Strategic Advisory Committee (Co-Chair) Residence: New York, New York

Business Experience

Dr. Rachesky is Founder and Chief Investment Officer of MHR Fund Management LLC, a New York-based private equity firm that manages approximately $5 billion of capital and has holdings in public and private companies across a variety of industries.

Other Directorships

Dr. Rachesky is the Non-Executive Chairman of the Board of Directors, member of the Nominating Committee and the Human Resources and Compensation Committee of Telesat Corporation (NASDAQ:  TSAT ), and a director and member of the Nominating Committee, the Corporate Governance Committee and the Compensation Committee of Titan International, Inc. (NYSE:  TWI). Dr. Rachesky formerly served on the Board of Directors of Loral Space & Communications Inc. (NASDAQ:  LORL) until its merger with Telesat Canada in November 2021, on the Board of Directors of Navistar International Corporation (NYSE:  NAV)

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until its merger with Traton SE in July 2021, and on the Board of Directors of Emisphere Technologies Inc. until it was acquired by Novo Nordisk in December 2020. Dr. Rachesky also serves on the Board of Directors of Mt. Sinai Hospital Children’s Center Foundation, the Board of Advisors of Columbia University Medical Center, as well as the Board of Overseers of the University of Pennsylvania.

Qualifications

Dr. Rachesky has demonstrated leadership skills as well as extensive financial expertise and broad-based business knowledge and relationships. In addition, as the Chief Investment Officer of MHR Fund Management LLC, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 20 plus years, together with his experience as chair and director of other public and private companies, Dr. Rachesky brings broad and insightful perspectives to the LGEC Board relating to economic, financial and business conditions affecting Lionsgate and its strategic direction.

Investor Rights Agreement

Dr. Rachesky serves as a designee of MHR Fund Management under the Investor Rights Agreement (discussed below).

Daryl Simm

Age: 61 Independent Director Since: September 2004 Committee Memberships: Compensation Committee (Chair) Residence: Naples, Florida

Business Experience

Since November 2021, Mr. Simm has been the President and Chief Executive Officer of Omnicom Group, Inc. (NYSE: OMC). From February 1998 to November 2021, Mr. Simm was Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc.

Qualifications

Mr. Simm leads one of the industry’s largest media planning and buying groups representing blue-chip global advertisers that connect their brands to consumers through entertainment content. The agencies he leads routinely receive accolades as the most effective and creative in their field and he has been recognized as one of the “100 most influential leaders in marketing, media and tech.” Earlier in his career, Mr. Simm ran P&G Productions, a prolific producer of television programming, where he was involved in large co-production ventures and international content distribution. Mr. Simm was also the top media executive at Procter & Gamble, the world’s largest advertiser and a pioneer in the use of branded entertainment content. Mr. Simm’s broad experience across the media and content space makes him well qualified to serve on the LGEC Board.

Hardwick Simmons

Age: 82 Independent Director Since: June 2005 Committee Membership: Audit & Risk Committee (Chair), Strategic Advisory Committee

Business Experience

Mr. Simmons currently serves as a director of several privately held companies. From February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer at The NASDAQ Stock Market Inc. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated.

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Residence: Marion, Massachusetts

Other Directorships

From 2003 to 2016, Mr. Simmons was the Lead Director and Chairman of the Audit and Risk Committee of Raymond James Financial (NYSE:  RJF).

Qualifications

Mr. Simmons, through an accomplished career overseeing one of the largest equity securities trading markets in the world and other large complex financial institutions, brings important business and financial expertise to the LGEC Board in its deliberations on complex transactions and other financial matters. In addition, his broad business knowledge, connections in the business community and valuable insight regarding investment banking and regulation are relevant to the LGEC Board’s oversight of Lionsgate’s business.

Harry E. Sloan

Age: 72 Independent Director Since: December 2021 Committee Membership: Audit & Risk Committee, Compensation Committee, Strategic Advisory Committee Residence: Los Angeles, California

Business Experience

Mr. Sloan is a founder, public company chief executive officer and a leading investor in the media, entertainment and technology industries. Mr. Sloan is the Chairman and CEO of Eagle Equity Partners II, LLC (“Eagle Equity”). Under Mr. Sloan’s leadership, Eagle Equity has acquired and taken public, through special purpose acquisition companies, several digital media companies including, during 2020, DraftKings, Inc. (Nasdaq:  DKNG) (“DraftKings”) and Skillz Inc. (NYSE:  SKLZ). Mr. Sloan has been at the forefront and evolution of the video gaming industry as one of the founding investors and a Board Member of Zenimax/Bethesda Game Studios, the awarding winning studio acquired by Microsoft in March 2021. Mr. Sloan co-founded Soaring Eagle Acquisition Corp., which raised $1.725 billion in its initial public offering in February 2021, and in September 2021, completed its initial business combination with Ginkgo Bioworks Holdings, Inc. (NYSE: DNA) (“Ginkgo”). In January 2022, Mr. Sloan and his partners launched Screaming Eagle Acquisition Corp. (NASDAQ: SCRM).

Earlier in his career, Mr. Sloan was Chairman and Chief Executive Officer of MGM Studios and founded and led two public companies in the entertainment media arena, New World Entertainment and SBS Broadcasting, S.A. Mr. Sloan was also one of the founding investors of Lionsgate and served as Lionsgate’s Non-Executive Chairman from 2004 to 2005.

Other Directorships

Mr. Sloan is a member of the Board of Directors and a member of the Audit Committee of Ginkgo, and Vice Chairman of the Board of Directors and Chair of the Nominating and Corporate Governance Committee of DraftKings.

Qualifications

Mr. Sloan’s extensive experience as an international media investor, entrepreneur and studio executive makes him well qualified to serve on the LGEC Board.

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Investor Rights Agreement Mr. Sloan serves as a designee of Discovery Lightning under the Investor Rights Agreement (discussed below).

Board Profile

The LGEC Board and its Corporate Governance and Nominating Committee are committed to ensuring that the LGEC Board is composed of directors who possess highly relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. The following provides a snapshot of the skills and experience of the current LGEC Board.

	Burns	Clyburn	Crawford	Feltheimer	Fine	Fries	McCaw	Ostolaza	Rachesky	Simm	Simmons	Sloan

Corporate Governance and Risk Oversight

Understanding LGEC Board and management accountability, transparency, and protection of shareholders’ interests, overseeing the various risks facing Lionsgate and ensuring that appropriate policies and procedures are in place to effectively manage risk.

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Finance and Capital Allocation

Management or oversight of the finance function of a company, resulting in proficiency in complex financial management, capital allocation, and financial reporting processes.

	✓		✓	✓	✓	✓	✓		✓	✓	✓	✓
Global Business Expertise in global business cultures and consumer preferences gained through experience in international markets.	✓		✓	✓	✓	✓	✓		✓	✓	✓	✓
Media and Entertainment Experience and expertise with the entertainment and media industry.	✓		✓	✓		✓				✓		✓
Public Company Experience of modern board practice and principles and the ability and business acumen to debate and address critical board-level issues.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Strategic Planning

Expertise in identifying and developing opportunities for long-term value creation, including experience in driving innovation, improving operations, identifying risks and executing Lionsgate’s strategic goals.

	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Ethnic/Gender Diversity Contributes to the representation of varied backgrounds, perspectives and experience in the boardroom.		✓			✓		✓	✓

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Mix of Experience and Fresh Perspective	Strong Independent Leadership

Gender	Balanced Tenure

VOTE REQUIRED AND BOARD RECOMMENDATION

A plurality of the shares of existing Class A common stock voting in person or by proxy is required to elect each of the 12 nominees for director. A plurality means that the 12 nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Shareholders are not permitted to cumulate their shares of existing Class A common stock for purposes of electing directors.

For purposes of this proposal, broker non-votes are not treated as votes cast and are not counted in the determination of the number of votes necessary for the election of each of the nominated directors.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR.

THE LGEC BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.	FOR

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Proposal No. 2:  Re-Appointment of Independent Registered Public Accounting Firm

At the request of the Audit & Risk Committee of the LGEC Board, Ernst & Young LLP will be nominated at the annual general and special meeting for re-appointment as Lionsgate’s independent registered public accounting firm for the fiscal year ending March 31, 2024 at remuneration to be fixed by the Audit & Risk Committee of the LGEC Board. Ernst & Young LLP has been Lionsgate’s independent registered public accounting firm since August 2001.

Representatives of Ernst & Young LLP are expected to be present at the annual general and special meeting, and will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

The affirmative vote of a majority of votes cast by holders of the shares of existing Class A common stock present or represented by proxy at the annual general and special meeting is required for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm. For purposes of this proposal, abstentions are not treated as votes cast and are not counted in the determination of the number of votes necessary for the re-appointment of Ernst & Young LLP as Lionsgate’s independent registered public accounting firm.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF LIONSGATE FOR THE FISCAL YEAR ENDING MARCH 31, 2024, AT A REMUNERATION TO BE DETERMINED BY THE AUDIT & RISK COMMITTEE OF THE LGEC BOARD.

THE LGEC BOARD RECOMMENDS A VOTE FOR THE RE-APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF LIONSGATE FOR THE FISCAL YEAR ENDING MARCH 31, 2024.	FOR

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Proposal No. 3:  Advisory Vote to Approve Executive Compensation

Lionsgate is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of Lionsgate’s Named Executive Officers (as defined in the section entitled “Additional Annual General and Special Meeting Matters—Compensation Discussion and Analysis of Lionsgate—Named Executive Officers”) as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this joint information/proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the section entitled “Additional Annual General and Special Meeting Matters—Compensation Discussion and Analysis of Lionsgate”).

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the LGEC Board will request your advisory vote on the following resolution at the annual general and special meeting:

RESOLVED, that the compensation paid to Lionsgate’s Named Executive Officers, as disclosed in this joint information/proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the section entitled “Additional Annual General and Special Meeting Matters—Compensation Discussion and Analysis of Lionsgate,” the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on Lionsgate, the LGEC Board or the Compensation Committee of the LGEC Board, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the LGEC Board or its Compensation Committee. However, Lionsgate’s Compensation Committee, which is responsible for designing and administering Lionsgate’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.

Lionsgate’s current policy is to provide shareholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual general and special meeting of the shareholders of Lionsgate. The next such vote will occur at the 2024 annual general and special meeting of the shareholders of Lionsgate.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of this Proposal No. 3 requires the affirmative vote of the holders of a majority of the votes cast by holders of the shares of existing Class A common stock present in person or by proxy at the annual general and special meeting. For purposes of this proposal, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the number of votes necessary for the advisory vote to approve executive compensation.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.

THE LGEC BOARD RECOMMENDS A VOTE FOR THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION.	FOR

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Proposal No. 4:  Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation

As described in Proposal No. 3 above, Lionsgate is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of Lionsgate’s Named Executive Officers (referred to as a “say-on-pay” vote).

In 2017, Lionsgate’s shareholders had the opportunity to cast an advisory vote on how often Lionsgate should include a say-on-pay vote in Lionsgate’s proxy materials for its annual meetings of shareholders or special shareholder meetings for which it must include executive compensation information in the proxy statement for that meeting (referred to as a “say-on-frequency” vote). At Lionsgate’s 2017 annual meeting, Lionsgate’s shareholders voted to hold a say-on-pay vote every year, and the LGEC Board determined that the say-on-pay vote would be held annually.

Under SEC rules, Lionsgate is required to hold a new say-on-frequency vote at least every six years. Accordingly, this Proposal No. 4 affords Lionsgate’s shareholders the opportunity to cast an advisory vote on how often Lionsgate should include a say-on-pay vote in its proxy materials for future annual meetings of shareholders (or special shareholder meetings for which Lionsgate must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, shareholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

Lionsgate believes that advisory votes on executive compensation should be conducted every year so that Lionsgate shareholders may annually express their views on Lionsgate’s executive compensation program.

Like the say-on-pay vote, this say-on-frequency vote is advisory and will not be binding on Lionsgate, the LGEC Board or its Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the LGEC Board or its Compensation Committee. However, Lionsgate’s Compensation Committee, which is responsible for designing and administering Lionsgate’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of this vote into account when determining the frequency of future say-on-pay votes.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of one of the alternatives on frequency of future advisory votes to approve executive compensation set forth in this Proposal No. 4 requires the affirmative vote of the holders of a majority of the votes cast by holders of the shares of existing Class A common stock present in person or by proxy at the annual general and special meeting. For purposes of this proposal, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the frequency option receiving the highest number of votes. However, if no option receives the affirmative vote of at least a majority of the votes cast by holders of the shares of existing Class A common stock present or represented by proxy at the annual general and special meeting, then the LGEC Board will consider the option receiving the highest number of votes as the preferred option of the shareholders.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED EVERY ONE YEAR FOR THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION.

THE LGEC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “EVERY ONE YEAR” FOR PROPOSAL NO. 4.	FOR

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Proposal No. 5:  The Separation Proposal

Lionsgate is proposing that holders of shares of existing Class A common stock and existing Class B common stock approve the arrangement pursuant to which the separation will be completed. Lionsgate shareholders should read carefully this joint information/proxy statement in its entirety for more detailed information concerning the arrangement agreement, which is attached as Annex [                ] to this joint information/proxy statement. For additional information regarding the separation, the arrangement and a summary of certain terms of the arrangement agreement, please see the sections of this joint information/proxy statement entitled “The Separation,” beginning on page 85, “Risk Factors—Risks Related to the Separation,” beginning on page 52 and “Certain Relationships and Related Party Transactions of New Lionsgate,” beginning on page 199, which are incorporated by reference herein. You are urged to read carefully the arrangement agreement, the separation agreement and the other separation-related agreements in their entirety before voting on this proposal.

Approval of the separation proposal by Lionsgate’s shareholders is a condition to the separation.

VOTE REQUIRED AND BOARD RECOMMENDATION

Approval of the separation proposal requires (i) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class A common stock that were voted in respect of the separation proposal, voting as a separate class and (ii) the affirmative vote of the holders of at least two-thirds of the votes cast with respect to the existing Class B common stock that were voted in respect of the separation proposal, voting as a separate class. For purposes of this proposal, abstentions and broker non-votes are not treated as votes cast and are not counted in the determination of the outcome of the separation proposal.

UNLESS SUCH AUTHORITY IS WITHHELD, THE PROXIES GIVEN PURSUANT TO THIS SOLICITATION WILL BE VOTED FOR THE SEPARATION PROPOSAL.

THE LGEC BOARD RECOMMENDS A VOTE FOR THE SEPARATION PROPOSAL.	FOR

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THE SEPARATION

Background

The Starz Business was originally acquired by Lionsgate in December 2016 for a combination of cash and common stock with an aggregate fair value of $3.7 billion, and consists of the domestic and international distribution of STARZ-branded premium subscription video services through over-the-top platforms and distributors on a direct to-consumer basis through the STARZ-branded app and through U.S. multichannel video programming distributors, including cable operators, satellite television providers, and telecommunications companies. An entity holding the Starz Business was incorporated in Delaware in 2006 and operated as a wholly-owned subsidiary of Liberty Media Corporation prior to becoming a separate public company in 2013 and prior to Lionsgate’s acquisition of the Starz Business in 2016.

On November 4, 2021, Lionsgate announced that it was exploring potential capital markets alternatives for the Starz Business including, but not limited to, a full or partial spin-off, split-off, issuance of a tracking stock or other transactions intended to separate its Starz Business into an independent public company. On May 26, 2022, Lionsgate discussed that it was engaged in a robust and productive process in creating a structure to allow investors to value the Starz Business and the Studio Business separately by spinning off the Starz Business. On September 28, 2022, Lionsgate announced that it remained on a path to separating the Starz Business and the Studio Business, and had increased its focus on spinning off the Studio Business. On November 3, 2022, Lionsgate discussed that it had determined to separate the Starz Business and the Studio Business by means of a spin-off of the Studio Business.

In connection with the separation, New Lionsgate will become the parent company of the operations comprising, and the entities that will conduct, the Studio Business. It is expected that New Lionsgate will incur approximately $[                ] million of indebtedness in connection with the separation.

On [                ], 2023, the LGEC Board determined that the separation, transaction, and related transactions are in the best interests of Lionsgate.

Subject to the satisfaction or waiver of the conditions described in the section entitled “—Conditions to the Separation,” at the effective time, each Lionsgate shareholder will receive [                ] share[s] of New Lionsgate voting common stock for every share of existing Class A common stock and [                ] share[s] of New Lionsgate non-voting common stock for every share of existing Class B common stock held as of immediately prior to the effective time. Lionsgate’s shareholders will receive cash in lieu of any fractional shares of New Lionsgate common stock that they would have received after application of these exchange ratios. Upon completion of the separation, each Lionsgate shareholder as of immediately prior to the effective time will be issued shares of New Starz Class A common stock and New Starz Class B common stock, with no change in ownership interest or economic rights in New Starz. Lionsgate intends to apply for authorization to list the New Starz Class A common stock and New Starz Class B common stock on the New York Stock Exchange under the symbols “[                ]” and “[                ],” respectively. It is anticipated that trading in shares of New Lionsgate common stock and New Starz common stock will begin on the first trading day after the day the separation is completed. You will not be required to make any payment or surrender or exchange your existing LGEC common stock or take any other action to receive your shares of New Starz common stock or New Lionsgate common stock in the separation. For a more detailed description of these steps, see “—Structure of the Separation.”

Reasons for the Separation; Recommendation of the LGEC Board

The LGEC Board believes that the separation of the Studio Business and the Starz Business into two independent, publicly traded companies is in the best interests of Lionsgate and its shareholders for a number of reasons, including:

•	Enhanced Focus on Strategic, Operational Drivers to Accelerate Revenue and Profit Growth. The separation will allow New Starz and New Lionsgate to more effectively pursue their own distinct

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operating priorities and strategies, and it will enable the management teams of each of the two companies to focus on strengthening their core businesses, and pursue distinct and targeted opportunities to accelerate revenue and profitability.

•

The separation will allow New Lionsgate to better highlight opportunities and value in its diversified theatrical wide release and multi-platform motion picture business, its television production and distribution business and continued growth of its film and television library.

•

The separation will allow New Starz to focus on areas where it can scale its business cost-effectively, to take advantage of bundling and packaging opportunities domestically and internationally and to efficiently grow its international operations on a standalone basis.

•

More Efficient Resource and Capital Allocation to Pursue Each Company’s Strategic Goals. The separation will allow each of New Starz and New Lionsgate to allocate its financial resources to meet the unique needs of its own business, enabling each company to sharpen its focus on distinct strategic priorities. The separation will also allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies.

•	The separation will allow New Lionsgate to re-invest positive free cash flow exclusively into the continued growth of its content business.

•	The separation will allow New Starz to focus its cash flow on domestic and international subscriber growth and retention, increased profitability and content development.

•

Targeted Investment Opportunity. The separation will allow each of New Lionsgate and New Starz to more effectively articulate its own clear investment thesis for its business as a pure-play content studio and platform, respectively, operating in a world of vertically integrated conglomerates, in order to attract a long-term investor base suited to its business, and facilitate each company’s access to capital by providing investors with two distinct and targeted investment opportunities.

•	The separation will allow New Lionsgate to become one of the only pure-play publicly traded content studios.

•

The separation will allow New Starz to become one of the only pure-play premium subscriber platforms, with a focused content strategy targeting two valuable and scalable core demographics, offering premium original programming that complements other streaming offerings.

•

Creation of Independent Equity Currencies. The separation will create independent equity securities, affording each of the Studio Business and the Starz Business direct access to the capital markets, enabling them to use their own stock to consummate future transactions. As a result, New Lionsgate and New Starz will have more flexibility to capitalize on their unique strategic opportunities.

•

Employee Recruitment, Incentives and Retention. The separation will allow each of New Lionsgate and New Starz to more effectively attract, incentivize and retain employees through the use of stock-based compensation that more closely reflects and aligns management and employee incentives with specific growth objectives, financial goals and business performance. In addition, the separation will allow incentive structures and targets at each company to be better aligned with each underlying business.

The LGEC Board also considered a number of potentially negative factors in evaluating the separation, including:

•

Risk of Failure to Achieve Anticipated Benefits of the Separation. New Starz and New Lionsgate may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others, fluctuating market conditions and the demand of the separation on their respective management’s time, effort and resources.

•	Loss of Scale and Increased Administrative Costs. The Studio Business and the Starz Business currently benefit from certain economies of scale operating within the broader corporate organization

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that will no longer be available after the separation. As standalone companies, New Lionsgate and New Starz may have reduced purchasing power and leverage in terms of vendor and customer relationships. In addition, New Starz’s transition to becoming a standalone public company will include incremental accounting, tax, legal, information system, recruiting and executive hiring costs as a substantial portion of the existing corporate general and administrative functions of Lionsgate will be transferred to New Lionsgate.

•

Limitations on Strategic Transactions. Under the terms of the tax matters agreement that New Lionsgate will enter into with New Starz, New Lionsgate will be restricted from taking certain actions that could cause the separation or certain related transactions to fail to qualify as tax-free under applicable law. These restrictions may temporarily limit New Lionsgate’s ability to pursue certain strategic transactions or engage in other transactions that might increase the value of its business.

•

Working Capital Requirements and Cost of Capital. Generally, the working capital requirements and capital for general corporate purposes for each of the Starz Business and the Studio Business, including capital expenditures and acquisitions, have historically been satisfied as part of the corporate-wide cash management policies of Lionsgate, including the other business. Following the completion of the separation, New Starz’s and/or New Lionsgate’s results of operations and cash flows may be more volatile, and each of them may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available on terms acceptable to New Starz or New Lionsgate, as applicable, and may be more costly.

In determining to pursue the separation, the LGEC Board concluded the potential benefits of the separation outweighed the foregoing factors. See “Risk Factors—Risks Related to the Separation” included elsewhere in this joint information/proxy statement.

Structure of the Separation

Subject to the terms and conditions set forth in the separation agreement and other separation-related agreements, the Starz Business and the Studio Business will be separated through a series of transactions that will result in the pre-separation shareholders of Lionsgate owning shares in two (2) separate public companies – New Lionsgate, which will own the Studio Business, and New Starz, which will own the Starz Business.

The separation is structured to include the following steps:

•

The internal reorganization of Lionsgate’s existing businesses and operations prior to the commencement of the separation, as further described in the section entitled “—Formation of New Lionsgate and Internal Reorganization.”

•	The arrangement set forth in the plan of arrangement, pursuant to which the following steps will occur automatically and simultaneously at the effective time:

•

each share of existing Class A common stock or existing Class B common stock of Lionsgate, as applicable, outstanding immediately prior to the effective time of the arrangement held by a shareholder in respect of which dissent rights have been validly exercised will be deemed to have been transferred without any further act or formality to Lionsgate by the holder thereof for cancellation, free and clear of any liens;

•	The reclassification:

•

each share of existing Class A common stock of Lionsgate then issued and outstanding will be exchanged for (i) one (1) share of New Starz Class A common stock and (ii) the Class S Multiple (as defined below) number of shares of S1 common stock;

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•

each share of existing Class B common stock of Lionsgate then issued and outstanding will be exchanged for (i) one (1) share of New Starz Class B common stock and (ii) the Class S Multiple number of shares of S2 common stock; and

•	each share of existing Class A common stock and existing Class B common stock will be cancelled by Lionsgate.

•

The exchange:  the then-current holders of shares of S1 common stock will transfer each share of S1 common stock to New Lionsgate in exchange for the New Lionsgate Multiple (as defined below) number of shares of New Lionsgate voting common stock plus cash consideration of $0.000001, and the then-current holders of shares of S2 common stock will transfer each share of S2 common stock to New Lionsgate in exchange for the New Lionsgate Multiple number of shares of New Lionsgate non-voting common stock, plus cash consideration of $0.000001;

•	The initial share repurchase: New Lionsgate will purchase for cancellation the shares of New Lionsgate voting common stock held by Lionsgate in exchange for a cash payment of $1.00;

•	The purchase: New Lionsgate will acquire the Studio Business from Lionsgate in exchange for a demand promissory note in an amount equal to the fair market value of the Studio Business;

•

The Class S share repurchase:  Lionsgate will purchase for cancellation all of the shares of S1 common stock and S2 common stock held by New Lionsgate in exchange for a promissory note equal to the fair market value of such shares (which should be equal to the fair market value of the Studio Business);

•	The set-off: The promissory note issued by New Lionsgate to Lionsgate will be set off against the promissory note issued by Lionsgate to New Lionsgate and both promissory notes will be cancelled.

Immediately following the exchange, holders of shares of existing Class A common stock will instead hold shares of New Lionsgate voting common stock and New Starz Class A common stock and holders of shares of existing Class B common stock will instead hold shares of New Lionsgate non-voting common stock and New Starz Class B common stock.

For purposes of the above, “Class S Multiple” means the quotient (expressed as a decimal) obtained by dividing:  (i) the Spin Proportion (as defined below) by (ii) one (1) minus the Spin Proportion; “New Lionsgate Multiple” means the quotient (expressed as a decimal) obtained by dividing (i) one (1) by (ii) the Class S Multiple; and “Spin Proportion” means the quotient (expressed as a decimal) obtained by dividing:  (i) the Net Fair Market Value (within the meaning of the plan of arrangement) of the Studio Business by (ii) the Net Fair Market Value of all property owned by Lionsgate immediately before the effective time.

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The following diagram depicts New Lionsgate’s and Lionsgate’s simplified ownership and organizational structures immediately prior to the completion of the separation:

Current Organizational Structure

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The following diagram depicts New Lionsgate’s and New Starz’s simplified ownership and organizational structures immediately following the completion of the separation:

Expected Organizational Structure

Formation of New Lionsgate and Internal Reorganization

New Lionsgate was formed in British Columbia on March 28, 2023 for the purpose of holding the Studio Business. At the effective time, among other things, Lionsgate will transfer to New Lionsgate substantially all of the assets and liabilities of the Studio Business, including a substantial portion of Lionsgate’s corporate general and administrative functions.

In connection with the separation, Lionsgate and its subsidiaries expect to complete an internal reorganization of the Starz Business. The internal reorganization is expected to include various restructuring transactions pursuant to which (1) the operations, assets and liabilities of Lionsgate and its subsidiaries used to conduct the Starz Business will be separated from the other operations, assets and liabilities of Lionsgate and its subsidiaries, including those used to conduct the Studio Business and (2) the entities that conduct Lionsgate’s businesses other than the Starz Business, including those that conduct the Studio Business will be transferred to entities that will be transferred to, and become, direct or indirect subsidiaries of New Lionsgate at the effective time. These restructuring transactions may take the form of asset transfers, mergers, demergers, dividends, contributions and similar transactions, and may involve the formation of new subsidiaries in U.S. and non-U.S. jurisdictions to own and operate the assets of the Studio Business or the Starz Business in such jurisdictions.

Following the completion of the separation, New Lionsgate will be the parent company of the entities that conduct the Studio Business and Lionsgate’s corporate operations and activities, and New Starz will remain the parent company of the entities that conduct the Starz Business.

When and How You Will Receive Your Shares

Computershare, which currently serves as the transfer agent and registrar for existing LGEC common stock, will serve as the exchange agent in connection with the separation and the transfer agent and registrar for New Lionsgate common stock and New Starz common stock.

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Any existing share certificate representing existing LGEC common stock will be cancelled as part of the arrangement and do not need to be returned to Lionsgate or the transfer agent. All shares issued in connection with the separation, including the New Starz Class A common stock, New Starz Class B common stock, S1 common stock, S2 common stock, New Lionsgate voting common stock and New Lionsgate non-voting common stock will be uncertificated shares pursuant to the provisions of the BC Act. No share certificates will be issued. Shareholders entitled by applicable law to receive a direct registration system (“DRS”) statement representing such shares, will receive such DRS statements. U.S. holders who do not have a valid IRS Form W-9 on file may be subject to withholding on the cash consideration or any cash in lieu of fractional shares to which they may otherwise be entitled. See “—Structure of the Separation” above.

Most Lionsgate shareholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm is said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your existing LGEC common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the New Lionsgate common stock and New Starz common stock that you are entitled to receive in the separation. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

If you sell existing LGEC common stock up to the effective time, you will be selling your right to receive shares of New Lionsgate common stock and New Starz common stock in the separation.

Transferability of Shares You Receive

Shares of New Lionsgate common stock issued to Lionsgate’s shareholders in connection with the separation will be transferable without registration under the Securities Act of 1933, as amended (the “Securities Act”), except for shares received by persons who may be deemed to be New Lionsgate’s affiliates. Persons who may be deemed to be New Lionsgate’s affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with New Lionsgate, which may include certain of its executive officers or directors. Securities held by New Lionsgate’s affiliates will be subject to resale restrictions under the Securities Act. For additional information, see “Federal Securities Law Consequences; Transfer Restrictions.”

Shares of New Starz common stock issued to Lionsgate’s shareholders in connection with the separation will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be New Starz’s affiliates. Persons who may be deemed to be New Starz’s affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with New Starz, which may include certain of its executive officers or directors. Securities held by New Starz’s affiliates will be subject to resale restrictions under the Securities Act. For additional information, see“Federal Securities Law Consequences; Transfer Restrictions.”

The New Lionsgate common stock and New Starz common stock to be issued in connection with the separation will be issued in reliance on an exemption from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions,” the shares issued pursuant to the separation may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand. For additional information, see“Canadian Securities Law Matters.”

Number of Shares You Will Receive

For every share of existing Class A common stock that you own at the effective time, you will receive [                ] share[s] of New Lionsgate voting common stock and one (1) share of New Starz Class A common stock. For every share of existing Class B common stock that you own at the effective time, you will receive [                ] share[s] of New Lionsgate non-voting common stock and one (1) share of New Starz Class B common stock.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

No fractional shares of New Lionsgate common stock will be issued in the separation. Instead, if you are a registered holder and would otherwise be entitled to a fractional share, you will instead receive a cash payment. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts paid in lieu of fractional shares.

The net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” for an explanation of certain material U.S. federal income tax consequences of the separation. We estimate that it will take approximately [                ] from the date of completion of the separation for the exchange agent to complete the distribution of the net cash proceeds. If you hold your shares of existing LGEC common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity-Based Compensation

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, information regarding treatment of outstanding Lionsgate equity awards at the effective time of the separation will be included in an amendment to this joint information/proxy statement.

Results of the Separation

After the separation, New Lionsgate will be an independent, publicly traded company. The actual number of shares of New Lionsgate common stock to be issued in the separation will be determined at the effective time, and will reflect any exercise of options or share appreciation rights relating to the existing LGEC common stock (which we refer to collectively as “LGEC options”) prior to the effective time. Subject to the exercise of dissent rights, the number of shares of New Starz Class A common stock and New Starz Class B common stock issued in the separation will be the same as the number of shares of existing Class A common stock and existing Class B common stock of Lionsgate issued and outstanding immediately before the effective time, and will reflect any exercise of LGEC options prior to the effective time.

New Lionsgate and Lionsgate will enter into a separation agreement and other related agreements to effect the separation and to provide a framework for their relationship after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, a brand license agreement and agreements governing other commercial licensing arrangements between the parties. The separation agreement and other agreements will provide for, among other things, the allocation between New Lionsgate and New Starz of the assets, employees, liabilities and obligations (including, among others, investments, property, intellectual property and employee benefits and tax-related assets and liabilities) of Lionsgate and its subsidiaries attributable to periods prior to, at and after New Lionsgate’s separation from Lionsgate and will govern the relationship between New Lionsgate and New Starz subsequent to the completion of the separation. For additional information regarding the separation agreement and other transaction agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Certain Relationships and Related Party Transactions of New Lionsgate—Agreements between New Lionsgate and Lionsgate.”

Market for New Lionsgate Common Stock

There is currently no public trading market for New Lionsgate common stock. New Lionsgate intends to apply to list the New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York Stock Exchange under the symbols “LGF.A” and “LGF.B,” respectively. New Lionsgate has not and will not set the initial prices of the New Lionsgate voting common stock and New Lionsgate non-voting common stock. The initial price will be established by the public markets.

We cannot predict the prices at which New Lionsgate voting common stock and New Lionsgate non-voting common stock will trade after the separation. For example, the combined trading prices, after the separation, of

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

one (1) share of New Starz Class A common stock and one (1) share of New Lionsgate voting common stock may not equal the trading price of one (1) share of existing Class A common stock immediately prior to the separation. The prices at which the two classes of New Lionsgate common stock trade may fluctuate significantly, particularly until an orderly public market develops. Trading prices for each class of New Lionsgate common stock will be determined in the public markets and may be influenced by many factors. See “Risk Factors—Risks Related to the Separation” and “Risk Factors—Risks Related to New Lionsgate Common Stock.”

Incurrence of Debt

New Lionsgate may complete one or more financing transactions on or prior to the completion of the separation. As a result of such transactions, New Lionsgate anticipates having approximately $[            ] million of indebtedness upon completion of the separation. For more information, see “Description of New Lionsgate Material Indebtedness.”

Conditions to the Separation

The separation will be completed at the effective time of the arrangement according to the plan of arrangement, provided that the conditions set forth in the separation agreement have been satisfied (or waived by Lionsgate in its sole and absolute discretion), including, among others:

•	the separation and related transactions having been duly approved by the LGEC Board;

•	the approval by the Lionsgate’s shareholders of the separation proposal at the annual general and special meeting;

•

the SEC declaring effective the registration statement of which this joint information/proxy statement forms a part; there being no order suspending the effectiveness of the registration statement in effect; and there being no proceedings for such purposes having been instituted or threatened by the SEC;

•	the internal reorganization having been completed in accordance with the separation agreement;

•

the receipt by Lionsgate of an opinion from Lionsgate’s outside tax advisor to the effect that the requirements for tax-free treatment under Section 355 of the Internal Revenue Code should be satisfied;

•

an independent appraisal firm acceptable to the LGEC Board having delivered one or more opinions to the LGEC Board confirming the solvency and financial viability of Lionsgate before the completion of, and of New Lionsgate and New Starz after giving effect to, the separation, in each case in a form and substance acceptable to the LGEC Board in its sole and absolute discretion;

•

all actions necessary or appropriate under applicable Canadian and U.S. federal, state, provincial or other securities or blue sky laws and the rule and regulations thereunder having been taken or made and, where applicable, having become effective or been accepted;

•	the execution of certain agreements contemplated by the separation agreement;

•

no order, injunction or decree issued by any government authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation or any of the related transactions being in effect;

•	the shares of New Lionsgate common stock to be issued having been accepted for listing on the New York Stock Exchange, subject to official notice of issuance; and

•

no other event or development existing or having occurred that, in the judgment of the LGEC Board, in its sole and absolute discretion, makes it inadvisable to effect the separation and the other related transactions.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Lionsgate will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the separation and, to the extent it determines to so proceed, to determine the effective time and the exchange ratios. Lionsgate will also have sole and absolute discretion to waive any of the conditions to the separation to the extent such waiver is permitted by law. Lionsgate does not intend to notify its shareholders of any modifications to the terms of the separation that, in the judgment of the LGEC Board, are not material. For example, the LGEC Board might consider material such matters as significant changes to the exchange ratios and the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the LGEC Board determines that any modifications by Lionsgate materially change the material terms of the separation, Lionsgate will notify Lionsgate’s shareholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K or circulating a supplement to this joint information/proxy statement.

Dissent Rights

Each registered shareholder of Lionsgate is entitled to be paid the fair value of his, her or its shares in accordance with Sections 242 to 247 of the BC Act if such holder dissents to the plan of arrangement and the plan of arrangement becomes effective.

A registered holder is not entitled to dissent with respect to such holder’s shares if such holder votes any of its shares in favor of the separation proposal. For greater certainty, a proxy submitted by a registered shareholder that does not contain voting instructions will, unless revoked, be voted in favor of the separation proposal. A brief summary of the provisions of Sections 237 to 247 of the BC Act is set out below.

Strict Compliance with Dissent Provisions Required

The following summary does not purport to provide a comprehensive statement of the procedures to be followed by a dissenting shareholder who seeks payment of the fair value of his, her or its shares. Section 244 of the BC Act requires strict adherence to the procedures established therein and failure to do so may result in the loss of all dissent rights. Accordingly, each shareholder who might desire to exercise the dissent rights should carefully consider and comply with the provisions of the section, the full text of which is set out in Annex A to this joint information/proxy statement, and consult such holder’s legal advisor.

The statutory provisions dealing with the right of dissent are technical and complex. Any dissenting shareholder should seek independent legal advice, as failure to comply strictly with the provisions of Sections 237 to 247 of the BC Act, as modified by the plan of arrangement and the Interim Order, may result in the loss of all dissent rights.

Dissent Provisions of the BC Act

A written notice of dissent from the separation proposal pursuant to Section 242 of the BC Act, must be received by Lionsgate, from a dissenting shareholder, by 4:00 p.m., Vancouver time, on [                ], which is the second to last business day preceding the meeting or any adjournment(s) or postponement(s) thereof. The notice of dissent should be delivered by registered mail to Lionsgate at the address for notice described below. After the separation proposal is approved by Lionsgate shareholders and within one month after Lionsgate notifies the dissenting shareholders of its intention to act upon the separation proposal pursuant to Section 243 of the BC Act, the dissenting shareholder must send to Lionsgate, a written notice that such shareholder requires the purchase of all of the shares in respect of which such holder has given notice of dissent, together with the share certificate or certificates representing such shares (including a written statement prepared in accordance with Section 244(1)(c) of the BC Act if the dissent is being exercised by the registered shareholder on behalf of a beneficial holder). A dissenting shareholder who does not strictly comply with the dissent procedures or, for any other reason, is not entitled to be paid fair value for his, her or its dissenting shares will be deemed to have participated in the plan of arrangement on the same basis as non-dissenting shareholders.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Any dissenting Lionsgate shareholder who has duly complied with Section 244(1) of the BC Act or Lionsgate may apply to the BC Court, and the BC Court may determine the fair value of the dissenting shares and make consequential orders and give directions as the BC Court considers appropriate. There is no obligation on Lionsgate to apply to the BC Court. The dissenting shareholder will be entitled to receive from Lionsgate/New Starz the fair value that the dissenting shares held immediately before the passing of the separation proposal.

Address for Notice

All notices of dissent to the separation proposal pursuant to Section 242 of the BC Act should be sent, within the time specified, to Lionsgate, c/o Dentons Canada LLP, 250 Howe Street, 20th Floor, Vancouver, British Columbia, V6C 3R8.

Interests of Lionsgate’s Directors and Executive Officers in the Separation

Prior to the effectiveness of the registration statement of which this joint information/proxy statement is a part, New Lionsgate will disclose, in accordance with the rules and regulations of the SEC, information regarding the compensation of New Lionsgate’s directors.

Management of New Starz Following the Separation

The following table lists the names and ages of the individuals expected to serve as New Starz’s executive officers following the completion of the separation. Ages are as of March 31, 2023.

Name	Age	Position
Jeffrey Hirsch	51	President and Chief Executive Officer
Alison Hoffman	46	President, Domestic Networks
Scott Macdonald	61	Chief Financial Officer
Jason Wyrick	53	Executive Vice President, Technology
Audrey Lee	52	Executive Vice President and General Counsel

The following additional information is provided for each of the above-named individuals. Executive officers of New Starz will serve until they resign or are replaced or removed by the LGEC Board. Except as set forth below, there is no family relationship between any of the directors or executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Jeffrey Hirsch, 51, has served as the President and Chief Executive Officer of the Starz Business since September 2019, where he shapes its overall business and programming strategy and oversees the continued evolution and expansion of its global streaming platform. Mr. Hirsch previously served as the Chief Operating Officer of the Starz Business from June 2016 to September 2019 after joining the Starz Business in July 2015 as President of Global Marketing and Product Development. Since its acquisition in 2016, Mr. Hirsch has been fundamental in integrating the Starz Business into Lionsgate and exploring opportunities for the two companies’ combined suite of over-the-top offerings. Prior to that, Mr. Hirsch served as Executive Vice President and Chief Marketing Officer, Residential Services at Time Warner Cable from January 2013 to January 2015. In 2012, Mr. Hirsch was recognized as the sole recipient of the Vanguard Award for Young Leadership and twice ranked by Forbes for his executive talents and influence in marketing and social media.

Scott Macdonald, 61, has served as Chief Financial Officer of the Starz Business since July 2012, and is responsible for its finance and accounting activities. Mr. Macdonald previously served as Executive Vice President, Finance, Accounting and Treasurer of the Starz Business from October 2007 to June 2012, and its Senior Vice President, Finance, Accounting and Controller from October 2006 to October 2007. Prior to that,

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Mr. Macdonald served as Senior Vice President and Chief Accounting Officer for Adelphia Communications Corporation from January 2003 to September 2006, Senior Vice President and Corporate Controller for AT&T Broadband from June 1999 to December 2002, and Vice President, Controller of PRIMESTAR, Inc. from October 1996 to May 1999.

Alison Hoffman, 46, has served as the President of Domestic Networks of the Starz Business since February 2020, and has revenue and operational responsibility for its U.S. retail and wholesale businesses and oversees key network operations, including distribution, marketing, publicity, product development, analytics and program planning. Ms. Hoffman previously served as Chief Marketing Officer of the Starz Business and has been with the company since July 2012. Prior to that, Ms. Hoffman served as Vice President, Creative and Brand Strategy at AMC Networks from September 2005 to September 2010, and was a brand and management consultant in New York from June 1998 to September 2005.

Jason Wyrick, 53, has served as the Executive Vice President of Technology of the Starz Business since April 2021, and leads its digital, linear, data and content engineering technical transformation while expanding its technology, services, and products around the globe. Mr. Wyrick previously served as Senior Vice President, Digital Platforms of the Starz Business since April 2016. Prior to that, Mr. Wyrick held a variety of management and engineering positions at both Fortune 500 companies as well as startups.

Audrey Lee, 52¸ has served as the Executive Vice President and General Counsel of the Starz Business since January 2018, and is responsible for developing the strategic direction of the business and legal affairs division, including production, development, distribution, content acquisition, litigation, corporate and employment matters, and legal/regulatory compliance worldwide. Prior to that, Ms. Lee served as Executive Vice President and Deputy General Counsel for Lionsgate from December 2015 to December 2017, and Senior Vice President, Legal Affairs at Sony Pictures Entertainment from December 2007 to November 2015. Ms. Lee began her career at the international law firm of Latham  & Watkins, LLP.

Directors of New Starz Following the Separation

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the individuals expected to be appointed to the board of directors of New Starz at the effective time of the separation will be included in an amendment to this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW LIONSGATE DIVIDEND POLICY

There is no restriction that would prevent New Lionsgate from paying dividends on shares of New Lionsgate common stock. However, since its formation, New Lionsgate has not paid any dividends on shares of New Lionsgate common stock.

New Lionsgate does not expect to pay a regular dividend after the separation. However, the timing, declaration, amount of and payment of any dividends following the completion of the separation will be within the discretion of the New Lionsgate Board and will depend upon many factors, including its financial condition, earnings, capital requirements of its operating subsidiaries, covenants associated with certain of its debt service obligations, legal requirements, regulatory constraints, industry practice, ability to access capital markets and other factors deemed relevant by the New Lionsgate Board. Moreover, if the New Lionsgate Board determines to pay any dividend in the future, there can be no assurance that it will continue to pay such dividends or the amount of such dividends.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

NEW LIONSGATE CAPITALIZATION

The following table sets forth the capitalization of New Lionsgate as of March 31, 2023, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Unaudited Pro Forma Condensed Combined Financial Information. Notwithstanding the legal form of the separation described elsewhere in this joint information/proxy statement, for accounting and financial reporting purposes, the Starz Business will be presented as being spun-off from Lionsgate (the reverse of its legal form—a “reverse spin”). This presentation is in accordance with GAAP and is primarily a result of the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business. Therefore, the historical financial statements of Lionsgate will represent the historical financial statements of New Lionsgate given the presentation of the Starz Business as discontinued operations upon completion of the separation.

The information below is not necessarily indicative of what New Lionsgate’s capitalization would have been had the separation and related transactions, including financing transactions, been completed as of March 31, 2023. In addition, it is not necessarily indicative of New Lionsgate’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Combined Financial Data of the Studio Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Studio Business of Lions Gate Entertainment Corp. (Supplemental),” and the Combined Financial Statements and notes included in the “Index to Financial Statements” section of this joint information/proxy statement.

As of March 31, 2023
	Actual			Pro forma
(Amounts in millions)
Cash and cash equivalents	$	[	]	$	[	]
Corporate debt(1)		[	]		[	]
Equity:		[	]		[	]
Lionsgate existing Class A common stock, no par value, 500.0 shares authorized, [ ] shares issued and outstanding		[	]		[	]
Lionsgate existing Class B common stock, no par value, 500.0 shares authorized, [ ] shares issued and outstanding		[	]		[	]
New Lionsgate voting common stock, no par value, [ ] shares authorized, [ ] shares issued and outstanding		[	]		[	]
New Lionsgate non-voting common stock, no par value, [ ] shares authorized, [ ] shares issued and outstanding		[	]		[	]
Accumulated deficit		[	]		[	]
Accumulated other comprehensive income (loss)		[	]		[	]
Noncontrolling interests		[	]		[	]
Total equity		[	]		[	]

Total capitalization	$			$

(1)

Corporate debt excludes film related and other obligations of approximately $[                ] million as of March 31, 2023, see Note [                ] to the audited financial statements included in Lionsgate’s Annual Report on Form 10-K, which are incorporated by reference into the registration statement of which this joint information/proxy statement forms a part.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

New Lionsgate has not yet finalized its post-separation capitalization. Pro forma financial information reflecting New Lionsgate’s post-separation capitalization will be included in an amendment to this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

PRIOR SALES

New Lionsgate

Since the one (1) common share issued on its formation, no shares of New Lionsgate have been issued.

Lionsgate

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, information regarding the prior sales of existing Class A common stock and existing Class B common stock by Lionsgate, for the 12-month period prior to the date of the joint information/proxy statement, will be included in an amendment to this joint information/proxy statement.

TRADING PRICE AND VOLUME

New Lionsgate

Since its formation, no shares of New Lionsgate common stock have been traded.

Lionsgate

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, information regarding the trading prices and volume of existing Class A common stock and existing Class B common stock, for the 12-month period prior to the date of the joint information/proxy statement, will be included in an amendment to this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements consist of unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal years ended March 31, 2023, 2022, and 2021, and an unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023. The unaudited pro forma consolidated financial information should be read together with Lions Gate Entertainment Corp.’s (“Lionsgate” or “LGEC”) historical consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its annual report on Form 10-K for the fiscal years ended March 31, 2023, 2022, and 2021 (all incorporated by reference elsewhere herein). The unaudited pro forma condensed consolidated financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Note Regarding Forward-Looking Statements.”

Lionsgate encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”). Lionsgate has three reportable business segments:  (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business is substantially reflected in the Lionsgate Motion Picture and Television Production segments together with a substantial portion of the corporate general and administrative costs of Lionsgate and the Starz Business is substantially reflected in the Media Networks segment.

Lionsgate intends to separate into two independent publicly traded companies each with a separate strategic focus.

•	“New Lionsgate” consisting of LGEC’s Studio Business; and

•	“New Starz” consisting of LGEC’s Starz Business.

Lionsgate plans to undertake a series of corporate steps and transactions pursuant to which its shareholders will receive all of the shares of a newly formed company, New Lionsgate, which will hold, directly or indirectly, the assets, liabilities and operations associated with the Studio Business of Lionsgate (the “separation”). Although the Studio Business is the legal spinnee, under U.S. generally accepted accounting principles (“GAAP”), due to the relative significance of the Studio Business as compared to the Starz Business and the continued involvement of existing LGEC senior management with the Studio Business, New Lionsgate (holding LGEC’s Studio Business) will be considered the accounting spinnor or divesting entity and New Starz (holding LGEC’s Starz Business) will be considered the accounting spinnee or divested entity. As a result, the Starz Business will be accounted for as discontinued operations in the financial statements of New Lionsgate following the separation.

The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the separation and related transactions described below as if they had occurred on March 31, 2023. The pro forma adjustments to the unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 31, 2023 gives effect to the separation and related transactions described below as if they had occurred on April 1, 2022, with the fiscal years ended March 31, 2022 and 2021 reflecting only the retroactive presentation required under the discontinued operations accounting guidance and therefore do not include any other transaction adjustments. Accordingly, intercompany transactions between the Studio Business and the Starz Business remain eliminated in the Pro Forma Condensed Consolidated Statements of Operations for the fiscal years ended March 31, 2022 and 2021.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The unaudited pro forma condensed consolidated financial statements have been adjusted to give effect to the following (the “Pro Forma Transactions”):

•

The disposition by New Lionsgate of the Starz Business including certain assets and liabilities and operations that comprise the Starz Business, in connection with the separation and the resulting treatment as a discontinued operation.

•	The anticipated post-separation capital structure, including:

(i) the pay-off of Lionsgate’s existing Revolving Credit Facility (as defined below), Term Loan A (as defined below) and Term Loan B (as defined below), and excluding Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”) that are expected to remain with the Starz Business and therefore are presented as part of discontinued operations;

(ii) the incurrence of new debt consisting of an estimated $[                ] million new revolving line of credit (with no outstanding balance assumed) and new debt facilities, with an aggregate principal balance currently estimated to be equal to the existing outstanding balance of the Term Loan A and Term Loan B at the time of separation, which was $[                ] in aggregate as of March 31, 2023, net of debt issuance costs (see details below at footnote D); and

•

The impact of various agreements expected to be entered into in connection with the transaction inclusive of the plan of arrangement, transition services agreement, a tax matters agreement, employee matters agreement, a brand license agreement and other agreements governing other commercial licensing agreements between New Lionsgate and New Starz.

A final determination regarding New Lionsgate’s debt and capital structure has not yet been made, and the separation and distribution agreement, tax matters agreement, Starz Business transition services agreement, and other agreements have not been finalized. However, as the repayment of Lionsgate’s existing Revolving Credit Facility, Term Loan A and Term Loan B will be required in connection with the separation, the repayment and issuance of new debt are considered probable transactions requiring transaction accounting adjustments in these unaudited pro forma condensed consolidated financial statements. Lionsgate has estimated the applicable amounts and terms based on the amounts currently outstanding as of March 31, 2023 and estimates of current market rates. The amounts to be refinanced prior to or at the time of the separation are expected to differ from these estimated amounts. Depending on the market conditions and cash on hand at Lionsgate at the time of the separation, New Lionsgate could borrow more than or less than the amounts outstanding under the existing debt arrangements. New Lionsgate’s ability to obtain financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to the COVID-19 global pandemic, inflation and rising interest rates has caused disruption in the capital markets, which could make financing more difficult and/or more expensive. See additional discussion, including interest rate and debt issuance sensitivity in Note G below.

New Lionsgate’s ending cash balance is subject to adjustments prior to and following the completion of the separation. The following unaudited Pro Forma Condensed Consolidated Balance Sheet does not reflect any such adjustments, as the amounts are not currently determinable and would represent a financial projection.

The “Historical Lionsgate (as reported)” columns in the unaudited pro forma condensed consolidated financial statements are derived from Lionsgate’s historical consolidated financial statements for the periods presented and do not reflect any adjustments related to the separation and related transactions.

The information in the “Discontinued Operations” column in the unaudited Pro Forma Condensed Consolidated Statements of Operations was derived from Lionsgate’s consolidated financial statements and related accounting records for the fiscal years ended March 31, 2023, 2022, and 2021 and reflects the operating results of the Starz Business under the accounting rules for discontinued operations. Discontinued Operations does not include any allocation of general corporate overhead expense of Lionsgate to the Starz Business.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Beginning in the first quarter ended after the completion of the separation, New Lionsgate’s historical financial results for periods prior to the separation will reflect the Starz Business as discontinued operations.

The unaudited pro forma condensed consolidated financial statements are presented based on information currently available, are intended for informational purposes, are not intended to represent what New Lionsgate’s consolidated statements of operations and balance sheet actually would have been had the separation and related transactions occurred on the dates indicated above and do not reflect all actions that may be undertaken by New Lionsgate after the disposition of the Starz Business. In addition, the unaudited pro forma condensed consolidated financial statements are not necessarily indicative of New Lionsgate’s results of operations and financial position for any future period.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2023

(in millions, except par value amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note A)	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate
ASSETS
Cash and cash equivalents	$—	$—	$—	C	$—
Accounts receivable, net	—	—	—		—
Other current assets	—	—	—		—

Total current assets	—	—	—		—
Investment in films and television programs and program rights, net	—	—	—		—
Property and equipment, net	—	—	—		—
Investments	—	—	—		—
Intangible assets	—	—	—		—
Goodwill	—	—	—		—
Other assets	—	—	—		—

Total assets	$—	$—	$—		$—

LIABILITIES
Accounts payable	$—	$—	$—		$—
Other accrued liabilities	—	—	—		—
Participations and residuals	—	—	—		—
Film related and other obligations	—	—	—		—
Debt—short term portion	—	—	—	D	—
Deferred revenue	—	—	—		—

Total current liabilities	—	—	—		—
Debt	—	—	—	D	—
Participations and residuals	—	—	—		—
Film related and other obligations	—	—	—		—
Other liabilities	—	—	—		—
Deferred revenue	—	—	—		—
Deferred tax liabilities	—	—	—		—

Total liabilities	—	—	—		—

Redeemable noncontrolling interest	—	—	—		—

EQUITY
Lionsgate existing Class A common stock, no par value and existing Class B common stock, no par value	—	—	—	E	—
New Lionsgate voting common stock and New Lionsgate non-voting common stock, no par value	—	—	—	E	—
Accumulated deficit	—	—	—	D	—
Accumulated other comprehensive income (loss)	—	—	—		—

Total Lionsgate shareholders’ equity	—	—	—		—
Noncontrolling interests	—	—	—		—

Total equity	—	—	—		—

Total liabilities, redeemable noncontrolling interest and equity	$—	$—	$—		$—

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

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LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED MARCH 31, 2023

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note B)	Transaction Accounting Adjustments	Notes	Pro Forma New Lionsgate
Revenues	$—	—	—	F	$—
Expenses:
Direct operating	—	—	—	F	—
Distribution and marketing	—	—	—		—
General and administration	—	—	—	H	—
Depreciation and amortization	—	—	—		—
Restructuring and other	—	—	—		—
Goodwill impairment	—	—	—		—

Total expenses	—	—	—		—

Operating income	—	—	—		—
Interest expense	—	—	—	G	—
Interest and other income	—	—	—		—
Other expense	—	—	—		—
Gain (loss) on extinguishment of debt	—	—	—	D	—
Gain (loss) on investments	—	—	—		—
Equity interests loss	—	—	—		—

Loss from continuing operations before income taxes	—	—	—		—
Income tax provision	—	—	—	I	—

Net income (loss) from continuing operations	—	—	—		—
Less: Net loss from continuing operations attributable to noncontrolling interests	—	—	—		—

Net income (loss) from continuing operations attributable to controlling interest	$—	—	—		$—

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$—	—	—	J	$—

Diluted net income (loss) from continuing operations per common share	$—	—	—	J	$—

Weighted average number of common shares outstanding:
Basic	—				—
Diluted	—				—

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

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LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED MARCH 31, 2022

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note B)	Notes	Pro Forma New Lionsgate
Revenues	$3,604.3	$(1,536.2)	F	$2,068.1
Expenses:
Direct operating	2,064.2	(767.1)	F	1,297.1
Distribution and marketing	861.0	(545.8)		315.2
General and administration	475.4	(107.8)		367.6
Depreciation and amortization	177.9	(159.8)		18.1
Restructuring and other	16.8	(10.8)		6.0

Total expenses	3,595.3	(1,591.3)		2,004.0

Operating income	9.0	55.1		64.1
Interest expense	(176.0)	60.9		(115.1)
Interest and other income	30.8	(3.2)		27.6
Other expense	(10.9)	2.7		(8.2)
Gain (loss) on extinguishment of debt	(28.2)	24.8		(3.4)
Gain (loss) on investments	1.3	—		1.3
Equity interests loss	(3.0)	—		(3.0)

Loss from continuing operations before income taxes	(177.0)	140.3		(36.7)
Income tax provision	(28.4)	2.1		(26.3)

Net income (loss) from continuing operations	(205.4)	142.4		(63.0)
Less: Net loss from continuing operations attributable to noncontrolling interests	17.2	—		17.2

Net income (loss) from continuing operations attributable to controlling interest	$(188.2)	$142.4		$(45.8)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(0.84)		K	$—

Diluted net income (loss) from continuing operations per common share	$(0.84)		K	$—

Weighted average number of common shares outstanding:
Basic	224.1			—
Diluted	224.1			—

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

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LIONS GATE ENTERTAINMENT CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED MARCH 31, 2021

(in millions, except per share amounts)

	Historical Lionsgate (as reported)	Discontinued Operations (Note B)	Notes	Pro Forma New Lionsgate
Revenues	$3,271.5	$(1,562.7)	F	$1,708.8
Expenses:
Direct operating	1,725.9	(667.0)	F	1,058.9
Distribution and marketing	719.3	(502.6)		216.7
General and administration	486.6	(115.5)		371.1
Depreciation and amortization	188.5	(171.4)		17.1
Restructuring and other	24.7	(3.6)		21.1
Gain on sale of Pantaya	(44.1)	44.1		—

Total expenses	3,100.9	(1,416.0)		1,684.9

Operating income	170.6	(146.7)		23.9
Interest expense	(181.5)	71.8		(109.7)
Interest and other income	5.8	(0.3)		5.5
Other expense	(6.7)	2.7		(4.0)
Gain (loss) on investments	0.5	—		0.5
Equity interests loss	(6.1)	—		(6.1)

Loss from continuing operations before income taxes	(17.4)	(72.5)		(89.9)
Income tax provision	(17.1)	3.3		(13.8)

Net income (loss) from continuing operations	(34.5)	(69.2)		(103.7)
Less: Net loss from continuing operations attributable to noncontrolling interests	15.6	—		15.6

Net income (loss) from continuing operations attributable to controlling interest	$(18.9)	$(69.2)		$(88.1)

Per share information attributable to shareholders:
Basic net income (loss) from continuing operations per common share	$(0.09)		K	$—

Diluted net income (loss) from continuing operations per common share	$(0.09)		K	$—

Weighted average number of common shares outstanding:
Basic	220.5			—
Diluted	220.5			—

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

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LIONS GATE ENTERTAINMENT CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended March 31, 2023, 2022, and 2021 and the unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023 includes the following adjustments:

(A)

Reflects the balance sheet deconsolidation adjustments for the discontinued operations of the Starz Business, including the associated assets, liabilities, and equity, that are directly related to the separation, and debt that is expected to be assumed by the Starz Business following the separation.

(B)

Reflects the discontinued operations of the Starz Business that are directly related to the separation. The following is a description of selected financial information from the “Discontinued Operations” column:

•

No portion of Lionsgate’s historical corporate general and administrative expenses were allocated to discontinued operations because GAAP precludes the elimination of these amounts from continuing operations.

•

Expenses directly attributable to the separation transaction are reflected as discontinued operations, including $[                ], $0.3 million, and nil for the fiscal years ended March 31, 2023, 2022, and 2021, respectively.

•

Discontinued operations includes only interest expense related to debt positions that are directly related to the Starz Business or are expected to remain with the Starz Business post-separation, specifically the Senior Notes along with any other film related and other obligations directly related to the Starz Business. No other interest expense was allocated to discontinued operations.

•	Income Taxes attributable to discontinued operations were calculated by applying tax allocation methods in accordance with GAAP.

The discontinued operations of the Starz Business presented in these pro forma financial statements differs from the information presented for the Media Networks segment in Lionsgate’s historical consolidated financial statements primarily due to the Media Networks’ segment profit including only revenue less direct operating, distribution and marketing and general and administrative expenses. The discontinued operations of the Starz Business, when applicable, includes restructuring and other costs, share-based compensation, certain programming and content charges as a result of changes in management and/or programming and content strategy and certain charges related to the COVID-19 global pandemic which are excluded from the Media Networks’ segment profit. The discontinued operations of the Starz Business also includes the impact of the eliminations associated with the intercompany licensing arrangement.

Pro forma New Lionsgate results of operations presented in these pro forma financial statements differs from the audited combined results of operations of the Studio Business as presented elsewhere in this joint information/proxy statement primarily due to the impact of Pro Forma Adjustments for the fiscal year ended March 31, 2023, the elimination of intercompany licensing revenues and related direct operating expense for the fiscal years ended March 31, 2022 and 2021 and allocation of Lionsgate’s historical corporate general and administrative expenses to the Starz Business.

(C)

Reflects the expected change in cash as a result of the Pro Forma Transactions, including expected refinancing of Lionsgate’s existing Revolving Credit Facility, Term Loan A and Term Loan B (which is based on the actual outstanding balance of $[                ] million as of March 31, 2023. See Note D).

Lionsgate expects to either transfer cash to the Starz Business or receive cash from the Starz Business prior to or at the time of the separation to establish a cash balance at the Starz Business of approximately $100 million at the close of the separation. The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023 includes an estimated cash transfer to/from the Starz Business based on the actual cash held by the Starz Business, as of March 31, 2023.

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The following reflects the significant components of the pro forma adjustment to cash:

(in millions)	March 31, 2023
Net cash received from incurrence of debt (see Note D)	$—
Repayment of existing debt (see Note D)	—
Cash transfer (to)/from the Starz Business	—

Total pro forma adjustment to cash	$—

(D)	The following table summarizes debt refinancing activity as of March 31, 2023:

(in millions)	As of March 31, 2023
Cash repayment of debt	$—
Write-off unamortized debt issuance costs	—

Net debt reduction for repayment	—
Incurrence of debt, net of issuance costs	—

Total pro forma adjustment to debt	$—

Pro forma adjustment to Short term debt	$—
Pro forma adjustment to Long term debt	$—

Lionsgate expects to pay off the outstanding balances of its existing corporate debt consisting of its Revolving Credit Facility, Term Loan A and Term Loan B prior to or at the time of separation.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023 reflects the pay-off of $[                ] of corporate debt, equal to the outstanding amount as of March 31, 2023. The corporate debt amounts exclude the Senior Notes that are expected to remain with the Starz Business. The total pro forma adjustment to debt also includes a write-off of unamortized debt issuance costs, which offset is reflected as a reduction to accumulated deficit within equity on the Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2023. The Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 31, 2023, reflects a loss on extinguishment of debt of $[                ] for the write-off of unamortized debt issuance costs.

New Lionsgate expects to incur new debt currently estimated to be equal to the existing outstanding balance under Lionsgate’ s Revolving Credit Facility, Term Loan A and Term Loan B at the time of separation. The unaudited Pro Forma Condensed Consolidated Balance Sheet reflects new debt at amounts equal to the outstanding balance of the Term Loan A and Term Loan B as of March 31, 2023, which was $[                ] in aggregate. In addition, New Lionsgate expects to enter into an estimated $[                ] million new revolving line of credit. The Pro Forma Condensed Consolidated Balance Sheet assumes no amounts outstanding under this new revolving line of credit. New Lionsgate estimates payment of $[                ] of debt issuance costs, which are reflected as a direct deduction from the amount of the new debt. The amounts to be refinanced prior to or at the time of the separation will differ from the amounts outstanding as of March 31, 2023 and depending on the market conditions and cash levels at New Lionsgate at the time of the separation, New Lionsgate could borrow more than or less than the amounts outstanding under Lionsgate’s existing debt arrangement. See Note G on interest expense for a sensitivity analysis when different borrowing amounts and interest rates are assumed.

If a portion of the debt paid off is deemed to be a modification of terms rather than an extinguishment of debt as assumed herein, then that portion related to the early repayment would be amortized over the life of the new debt issuances, and the portion related to the upfront financing fees and costs would be expensed as a loss on extinguishment of debt.

A final determination regarding New Lionsgate’s debt and capital structure has not yet been made. The amounts to be refinanced prior to or at the time of the separation are expected to differ from the amounts

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outstanding as of March 31, 2023. Lionsgate’s ability to obtain financing and the terms of such financing will depend on, among other things, its business plans, operating performance, the condition of the capital markets at the time it seeks financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to the COVID-19 global pandemic, inflation and rising interest rates has caused disruption in the capital markets, which could make financing more difficult and/or more expensive.

(E)	Reflects the impact to Lionsgate’s shareholders’ equity as a result of the cash transfer to/from the Starz Business described in Note C:

(in millions)	As of March 31, 2023
Cash transfer (to)/from the Starz Business (see Note C)	$—

Total pro forma adjustment to Equity	$—

Also reflected is the recapitalization of existing Class A common stock and existing Class B common stock into New Lionsgate voting common stock and New Lionsgate non-voting common stock. Total estimated pro forma shares of New Lionsgate voting common stock, no par value, and New Lionsgate non-voting common stock, no par value, outstanding as of March 31, 2023 is [                ] and [                ], respectively, as adjusted to reflect the exchange ratio of [                ] share[s] of New Lionsgate voting common stock for every [                ] share[s] of existing Class A common stock and [                ] share[s] of New Lionsgate non-voting common stock for every [                ] share[s] of existing Class B common stock.

(F)

The Starz Business licenses motion pictures and television programming (including Starz original productions) from Lionsgate’s Motion Picture and Television Production segments which will continue after the separation. Had the separation occurred as of April 1, 2022 for the year ended March 31, 2023, the intercompany licensing revenues and related direct operating expense would not have been eliminated. This adjustment is to record the revenues and direct operating expenses that were historically eliminated in consolidation, to reflect these intercompany licensing arrangements as third-party transactions. Revenue and direct operating expenses eliminated in fiscal 2022 were $648.2 million and $625.1 million, respectively. Revenue and direct operating expenses eliminated in fiscal 2021 were $204.1 million and $161.3 million, respectively.

(G)

Reflects the elimination of the actual coupon interest expense and amortization of debt issuance costs incurred in the period related to Lionsgate’s existing Revolving Credit Facility, Term Loan A and Term Loan B expected to be repaid prior to or at the time of separation. This adjustment excludes the impact of interest rate swap payments and receipts, as well as the amortization of unrealized losses and gains in accumulated other comprehensive income (loss) related to certain interest rate swaps which are currently expected to remain at New Lionsgate following the separation. In addition, the pro forma adjustment reflects the estimated interest expense New Lionsgate expects to incur in connection with the separation, related to new borrowings, which for purposes of the pro forma are estimated to be equal to the repayment amounts. As discussed in Note D, the amounts to be refinanced prior to or at the time of the separation are expected to differ from the amounts outstanding as of March 31, 2023. Depending on the market conditions and cash on hand at New Lionsgate at the time of the separation, New Lionsgate could borrow more than or less than the amounts outstanding under the existing debt arrangements. See sensitivity analysis below.

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The interest expense on new debt is based on an estimated weighted average effective interest rate (inclusive of discounts and amortization of debt issuance costs) of approximately [                ]%. Interest expense was calculated assuming constant debt levels throughout the periods and no borrowings under the new revolving line of credit. Interest expense may be higher or lower if New Lionsgate’s actual interest rate or credit ratings change or if New Lionsgate prepays its debt with excess cash.

(in millions)	Year Ended March 31, 2023
Interest expense on new debt	$
Amortization of issuance costs new debt
Reversal of interest expense on debt repaid

Total pro forma adjustment to interest expense		$—

The following table reflects the impact on interest expense of interest rate changes of plus or minus 12.5 bps and an increase or decrease in borrowing amounts of $100 million.

Interest rate
	- 12.5 bps	Base case	+ 12.5 bps
Borrowings	(in millions)
- $100 million	$	$	$
Base case
+ $100 million
(H)

Reflects a reduction to general and administrative expense expected to be received related to the transition services agreement entered into in connection with the separation. We currently estimate this will be received from the Starz Business during the [                ] months following the separation, as we transition to two stand-alone public companies.

(I)

Reflects $[                ] for the year ended March 31, 2023, of income tax pro forma adjustments. This adjustment was determined by applying the respective statutory tax rates to pre-tax pro forma adjustments net of an expected valuation allowance. New Lionsgate’s post-separation income taxes will be impacted by many factors, including the profitability in local jurisdictions and the legal entity structure implemented subsequent to separation, and may be materially different from the pro forma results.

(J)

Represents earnings per share after giving effect to the pro forma adjustments, including the separation transaction. Historical weighted average number of shares outstanding for Lionsgate were [                ] and [                ] for basic and diluted shares, respectively. After giving effect to the separation, the weighted average number of shares outstanding for New Lionsgate were [                ] and [                ] for basic and diluted shares, respectively.

(K)

Represents earnings per share after giving effect to the separation transaction. Historical weighted average number of basic and diluted shares outstanding for Lionsgate for the fiscal years ended March 31, 2022 and 2021 were 224.1 million and 220.5 million, respectively. After giving effect to the separation, the weighted average number of basic and diluted shares outstanding for New Lionsgate for the fiscal years ended March 31, 2022 and 2021 were [                ] and [                ], respectively.

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NEW LIONSGATE’S BUSINESS

All amounts discussed in this section are in millions of U.S. dollars, unless otherwise indicated. This section discusses New Lionsgate’s business as constituting Lionsgate’s businesses, including the Studio Business and excluding the Starz Business, assuming the completion of all of the transactions described in this joint information/proxy statement, including the separation.

Overview

New Lionsgate encompasses world-class motion picture and television studio operations, designed to bring a unique and varied portfolio of entertainment to consumers around the world. New Lionsgate’s film and television entertainment businesses are backed by an 18,000-title library and a valuable collection of iconic film and television franchises.

New Lionsgate manages and reports its operating results through two reportable business segments: Motion Picture and Television Production.

Segment Information

Motion Picture:  New Lionsgate’s Motion Picture segment includes revenues derived from the following:

•

Theatrical. The domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by New Lionsgate directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that New Lionsgate negotiates with its theatrical exhibitors in the U.S. generally provide that New Lionsgate receives a percentage of the box office results.

•

Home Entertainment. The sale or rental of New Lionsgate’s film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, New Lionsgate has revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, New Lionsgate shares in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. The licensing of New Lionsgate’s theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in New Lionsgate’s traditional pay television window is made to a subscription video-on-demand or other digital platform, the revenues are included here.

•

International. The (i) licensing of New Lionsgate’s productions, acquired films, New Lionsgate’s catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis, and (ii) the direct distribution of New Lionsgate’s productions, acquired films, and New Lionsgate’s catalog product and libraries of acquired titles in the United Kingdom.

•	Other. Among others, the licensing of New Lionsgate’s film and television and related content (e.g., games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production:  New Lionsgate’s Television Production segment includes revenues derived from the following:

•

Television. The licensing to domestic distributors (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which

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New Lionsgate earns advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to subscription video-on-demand platforms in which the initial license of a television series is to a subscription video-on-demand platform.

•	International. The licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. The sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Among others, the licensing of New Lionsgate’s television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of New Lionsgate’s productions, and from commissions and executive producer fees earned related to talent management.

Segment Revenue

For the fiscal year ended March 31, 2023, contributions to the consolidated revenues of New Lionsgate from its reporting segments included Motion Picture [                ]% and Television Production [                ]%, and intersegment revenue eliminations represented [                ]% of consolidated revenues.

Within the Motion Picture segment, revenues were generated from the following:

•	Theatrical, [ ]%;

•	Home Entertainment, [ ]%;

•	Television, [ ]%;

•	International, [ ]%; and

•	Motion Picture-Other, [ ]%.

Within the Television Production segment, revenues were generated from the following:

•	Television, [ ]%;

•	International, [ ]%;

•	Home Entertainment, [ ]%; and

•	Television Production-Other, [ ]%.

Corporate Strategy

New Lionsgate grows and diversifies its portfolio of content to capitalize on demand from streaming and traditional platforms throughout the world. New Lionsgate maintains a disciplined approach to acquisition, production and distribution of content by balancing its financial risks against the probability of commercial success for each project. New Lionsgate believes that its strategic focus on content will enhance its competitiveness in the industry, ensure optimal use of its capital, build a diversified foundation for future growth and create significant incremental long-term value for its shareholders.

Motion Picture - Theatrical

Production and Acquisition

New Lionsgate takes a disciplined approach to theatrical production, with the goal of producing content that can be distributed through various domestic and international platforms. In doing so, New Lionsgate may mitigate the financial risk associated with production by, among other things:

•	Negotiating co-financing development and co-production agreements which may provide for cost-sharing with one or more third-party companies;

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•

Pre-licensing international distribution rights on a selective basis, including through international output agreements (which license rights to distribute a film in one or more media generally for a limited term, and in one or more specific territories prior to completion of the film);

•

Structuring agreements that provide for talent participation in the financial success of the film in exchange for reduced guaranteed “up-front payments” that would be paid regardless of the film’s success; and

•

Utilizing governmental incentives, programs and other structures from state and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production).

New Lionsgate’s approach to acquiring films complements its theatrical production strategy—New Lionsgate typically seeks to limit its financial exposure while adding films with high potential for commercial box office success, critical recognition and successful monetization across a broad array of platforms.

Distribution

The economic life of a motion picture may consist of its exploitation in theaters, on packaged media and on various digital and television platforms in territories around the world. New Lionsgate generally distributes motion pictures directly to movie theaters in the U.S. whereby the exhibitor retains a portion of the gross box office receipts and the balance is remitted to the distributor. Concurrent with their release in the U.S., films are generally released in Canada and may also be released in one or more other foreign countries. New Lionsgate constructs release schedules taking into account moviegoer attendance patterns and competition from other studios’ scheduled theatrical releases. After the initial theatrical release, distributors seek to maximize revenues by releasing films in sequential release date windows, which may be exclusive against other non-theatrical distribution platforms. In certain circumstances, New Lionsgate’s distribution strategy has and may continue to change, and certain films intended for theatrical release may be licensed to other platforms.

Producing, marketing and distributing films can involve significant risks and costs, and can cause New Lionsgate’s financial results to vary depending on the timing of a film’s release. For instance, marketing costs are generally incurred before and throughout the theatrical release of a film and, to a lesser extent, other distribution windows, and are expensed as incurred. Therefore, New Lionsgate typically incurs losses with respect to a particular film prior to and during the film’s theatrical exhibition, and profitability for the film may not be realized until after its theatrical release window. Further, New Lionsgate may revise the release date of a film as the production schedule changes or in such a manner as New Lionsgate believes is likely to maximize revenues or for other business reasons. Additionally, there can be no assurance that any of the films scheduled for release will be completed and/or in accordance with the anticipated schedule or budget, or that the film will ever be released.

Theatrical Releases

For the fiscal year ended March 31, 2023, New Lionsgate released seventeen (17) films theatrically in the U.S. across its labels (including New Lionsgate’s partnership with Roadside Attractions). New Lionsgate also made changes to release dates as well as release strategies of several of its films by releasing solely and/or earlier on streaming platforms, initially releasing on premium video-on-demand, premium electronic sell-through, or by licensing directly to streaming platforms. In doing so, New Lionsgate capitalized on increased optionality in distribution and maintains a platform agnostic approach to distribution to take full advantage of new windowing opportunities and alternative distribution strategies (while also continuing to work closely with New Lionsgate’s theatrical exhibition partners).

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For the fiscal year ended March 31, 2023, such titles and their release patterns included the following:

Fiscal 2023
Theatrical Releases
Title	Release Date	Release Pattern	Label
The Unbearable Weight Of Massive Talent	April 22, 2022	Theatrical and Accelerated Home Entertainment	Lionsgate

Fall	August 12, 2022	Theatrical and Accelerated Home Entertainment	Lionsgate

Prey for the Devil	October 28, 2022	Theatrical and Accelerated Home Entertainment	Lionsgate

Plane*	January 13, 2023	Theatrical and Premium Video-on-Demand	Lionsgate

Jesus Revolution	February 22, 2023	Theatrical and Accelerated Home Entertainment	Lionsgate

Operation Fortune: Ruse de Guerre	March 3, 2023	Theatrical and Accelerated Home Entertainment	Lionsgate

John Wick: Chapter 4	March 24, 2023	Theatrical and Accelerated Home Entertainment	Lionsgate

*	PVOD release on February 3, 2023.

Fiscal 2023
Theatrical Releases
Title	Release Date	Release Pattern	Label
Aline	April 8, 2022	Theatrical and Accelerated Home Entertainment*	Roadside Attractions

Firebird	April 29, 2022	Theatrical and Accelerated Home Entertainment	Roadside Attractions

Family Camp	May 13, 2022	Theatrical and Accelerated Home Entertainment	Roadside Attractions

Benediction	June 3, 2022	Theatrical and Accelerated Home Entertainment	Roadside Attractions

The Forgiven	July 1, 2022†	Theatrical and Premium Video-on-Demand*	Roadside Attractions

Emily the Criminal	August 12, 2022††	Theatrical and Premium Video-on-Demand	Roadside Attractions

Gigi & Nate	September 2, 2022	Theatrical and Accelerated Home Entertainment	Roadside Attractions

The Good House	September 30, 2022†††	Theatrical and Premium Video-on-Demand	Roadside Attractions

Call Jane	October 28, 2022	Theatrical and Accelerated Home Entertainment*	Roadside Attractions

To the End	December 9, 2022	Theatrical and Accelerated Home Entertainment*	Roadside Attractions

†	PVOD release on July 19, 2022.
††	PVOD release on August 30, 2022.

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†††	PVOD release on October 18, 2022.
*	3rd party post-theatrical distribution.

Nominations and Awards

New Lionsgate and affiliated companies have distributed films that have earned 129 Academy Award® nominations and 32 wins, as well as numerous Golden Globe Awards®, Producers Guild Awards®, Screen Actors Guild Awards®, Directors Guild Awards®, BAFTA Awards and Independent Spirit Awards nominations and wins.

Motion Picture - Home Entertainment

New Lionsgate’s U.S. home entertainment distribution operation exploits its film and television content library of 18,000 motion picture titles and television episodes and programs, consisting of titles from, among others, Lionsgate, Lionsgate Television, New Lionsgate’s subsidiaries, affiliates and joint ventures (such as Summit Entertainment, Anchor Bay Entertainment, Artisan Entertainment, Grindstone Entertainment Group, Roadside Attractions, Trimark and Vestron), as well as titles from third parties such as A24, A&E, AMC, Entertainment Studios, Saban Entertainment, StudioCanal, Zeotrope, Gravitas, and Tyler Perry Studios. Home entertainment revenue consists of packaged media and digital revenue.

Packaged Media

New Lionsgate’s packaged media distribution involves the marketing, promotion, sale and/or lease of DVDs/Blu-ray/4K Ultra HD discs to wholesalers and retailers in the U.S. and Canada who then sell or rent such discs to consumers for private viewing. Fulfillment of physical distribution services are substantially licensed to Sony Pictures Home Entertainment. New Lionsgate distributes or sells content directly to retailers such as Wal-Mart, Best Buy, Target, Amazon and others who buy large volumes of New Lionsgate’s discs to sell directly to consumers. New Lionsgate also directly distributes content to the rental market through Redbox, Netflix and others.

Digital Media

New Lionsgate considers alternative distribution strategies for its films and releases several titles solely and/or in an accelerated post-theatrical window on various digital platforms (including multi-platform distribution). New Lionsgate directly distributes this and other content (including certain titles not distributed theatrically or on physical media) across a wide range of global distribution platforms and networks on an on-demand basis (whereby the viewer controls the timing of playback) through dozens of transactional (transactional video-on-demand and electronic-sell-through), subscription, ad-supported and free video-on-demand platforms. New Lionsgate also directly distributes content on a linear distribution basis (i.e., whereby the programmer controls the timing of playback) through various linear pay, basic cable, and free, over-the-air television platforms worldwide. Subscription video-on demand services to which New Lionsgate licenses its content include, among others, Netflix, Hulu, Amazon’s Prime Video, Peacock, Paramount+ and HBO Max; ad-supported video-on-demand services to which New Lionsgate licenses its content include, among others, The Roku Channel, Tubi TV, YouTube, Freevee, Samsung and Pluto; and linear networks to which New Lionsgate distributes its content includes, among others, pay television networks such as STARZ, EPIX, HBO and Showtime, and basic cable network groups such as NBCUniversal Cable Entertainment, Paramount Global Domestic Media Networks, Disney Media & Entertainment Distribution Networks, Warner Media Entertainment Networks, A+E Networks and AMC Networks, as well as Bounce, Telemundo and UniMás.

Motion Picture - Television

New Lionsgate licenses its theatrical productions and acquired films to the domestic linear pay, basic cable and free television markets. For additional information regarding such distribution, see “Motion Picture—Home Entertainment—Digital Media.”

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Motion Picture - International

New Lionsgate’s international sales operations are headquartered at its offices in London, England. The primary components of New Lionsgate’s international business are, on a territory-by-territory basis through third parties or directly through its international divisions:

•	The licensing of rights in all media of its in-house feature film product and third party acquisitions on an output basis;

•	The licensing of rights in all media of its in-house product and third party acquisitions on a sales basis for non-output territories;

•	The licensing of third party feature films on an agency basis; and

•	Direct distribution of theatrical and/or ancillary rights licensing.

New Lionsgate licenses rights in all media on a territory-by-territory basis (other than the territories where New Lionsgate self-distributes) of (i) New Lionsgate’s in-house Lionsgate and Summit Entertainment feature film product, and (ii) films produced by third parties such as Silver Reel, Buzzfeed, Ace Entertainment and other independent producers.

Through New Lionsgate’s territory-by-territory sales and output arrangements, New Lionsgate generally covers a substantial portion of the production budget or acquisition cost of new theatrical releases which New Lionsgate licenses and distributes internationally. New Lionsgate’s output agreements for Lionsgate and Summit feature films cover Scandinavia and France. These output agreements generally include all rights for all media (including home entertainment and television rights). New Lionsgate also distributes theatrical titles in Latin America through its partnership with International Distribution Company, as well as theatrical rights in Canada through its prior partnership with Mongrel Media and its new distribution arrangement with Cineplex.

New Lionsgate also self-distributes motion pictures in the United Kingdom and Ireland through Lions Gate International UK (“Lionsgate UK”). Lionsgate UK has established a reputation in the United Kingdom as a leading producer, distributor and acquirer of commercially successful and critically acclaimed product.

Following the closures and gradual re-opening of theatres during fiscals 2021 and 2022 as a result of the COVID-19 global pandemic, New Lionsgate was able to release more titles theatrically through Lionsgate UK in fiscal 2023 than in such previous years, including the following:

Fiscal 2023
Lionsgate UK
Title	Release Date
The Unbearable Weight of Massive Talent	April 22, 2022
Good Luck To You Leo Grande	June 17, 2022
Clerks III	September 15, 2022
Prey For The Devil	October 28, 2022
Triangle of Sadness	October 28, 2022
Living	November 4, 2022
Shotgun Wedding*	January, 2023
Alice, Darling	January 20, 2023
Plane	January 27, 2023
John Wick: Chapter 4	March 24, 2023

*	Sold to streaming service.

Additionally, New Lionsgate’s office in India manages operations and growth opportunities in the South Asian/Indian sub-continent. Through its local office in Mumbai, New Lionsgate manages the following activities:

•	Licenses its feature films, television series, library content to local linear and digital platforms;

•	Appoints and works closely with theatrical distribution partners to maximize box office for its films;

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•	Partners with local production companies, as well as develops in-house, Indian local language television series and feature films for distribution across other media platforms; and

•	Explores investment opportunities throughout the South Asian and South East Asian media regions.

Motion Picture - Other

Global Products and Experiences

New Lionsgate’s Global Products and Experiences division drives incremental revenue and builds consumer engagement across New Lionsgate’s entire portfolio of properties via licensing and launching live shows and experiences, location-based entertainment destinations, games, physical and digital merchandise, and through select strategic partnerships and investments.

Within the division, New Lionsgate’s Global Live Entertainment business focuses on licensing, developing, and producing live stage shows, concerts, and live immersive experiences and events based on New Lionsgate’s theatrical and television content. New Lionsgate has announced multiple live entertainment projects, including Wonder, Nashville and La La Land for Broadway, as well as a live dance show inspired by New Lionsgate’s Step Up film franchise in partnership with Channing Tatum and Free Association.

New Lionsgate’s Interactive Entertainment business focuses on growing a slate that includes games across PC/console, mobile, virtual reality and more, both through stand-alone games based solely on New Lionsgate’s content and the integration of New Lionsgate’s properties with marquee games such as Call of Duty, Dead By Daylight and Evil Dead:  The Game, as well as metaverse, Web3 and NFT projects, including with Autograph and the SANDBOX.

New Lionsgate’s Location Based Entertainment business licenses and produces New Lionsgate’s Lionsgate, theatrical, and television brands for theme parks, destinations, and stand-alone attractions and experiences. In January 2022, New Lionsgate opened an expansion of the Lionsgate zone at Motiongate Dubai featuring new John Wick and Now You See Me attractions and, in October 2022, the opening of Saw:  The Experience in London.

New Lionsgate’s Consumer Products business licenses and develops products around its leading film and television properties, including John Wick, The Hunger Games, Twilight, SAW and Mad Men. In July 2022, New Lionsgate signed an agreement with IMG for global consumer products representation. New Lionsgate merchandise is available in the Lionsgate Store, New Lionsgate’s official ecommerce shop, and at many well-known retail outlets such as Hot Topic and Target. New Lionsgate is developing new offerings across a broad range of categories with best in class licensees, including American Classics, Ripple Junction, Goodie Two-Sleeves Hot Toys, Funko and more.

Music

New Lionsgate manages music for New Lionsgate’s theatrical and television slates, including overseeing songs, scores and soundtracks for all of New Lionsgate’s theatrical productions, co-productions and acquisitions, as well as music staffing, scores and soundtracks for all of New Lionsgate’s television productions. Music revenues are derived from the sales and licensing of music from New Lionsgate’s films, television, and other productions, and the theatrical exhibition of New Lionsgate’s films and the broadcast and webcast of New Lionsgate’s productions.

Ancillary Revenues

Ancillary revenues are derived from the licensing of films and television content at non-theatrical venues including educational and institutional facilities, U.S. military bases, oil rigs, hospitals, hotels, prisons, and on all forms of common carrier transportation, including airlines and ships.

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Television Production - Television

New Lionsgate’s television business consists of the development, production, syndication and distribution of television programming. New Lionsgate principally generates revenue from the licensing and distribution of such programming to broadcast television networks, pay and basic cable networks, digital platforms and syndicators of first-run programming, which licenses programs on a station-by-station basis and pays in cash or via barter (i.e., trade of programming for airtime). Each of these platforms may acquire a mix of original and library programming.

After initial exhibition, New Lionsgate distributes programming to subsequent buyers, both domestically and internationally, including basic cable network, premium subscription services or digital platforms (known as “off-network syndicated programming”).

Off-network syndicated programming can be sold in successive cycles of sales which may occur on an exclusive or non-exclusive basis. In addition, television programming is sold on home entertainment (packaged media and via digital delivery) and across all other applicable ancillary revenue streams including music publishing, touring and integration.

As with film production, New Lionsgate uses tax credits, subsidies, and other incentive programs for television production in order to maximize its returns and ensure fiscally responsible production models.

New Lionsgate currently produces, syndicates and distributes nearly 80 television shows on more than 35 networks (including programming produced by Pilgrim Media Group, of which New Lionsgate owns a majority interest).

For the fiscal year ended March 31, 2023, scripted and unscripted programming produced, co-produced or distributed by New Lionsgate and New Lionsgate’s affiliated entities (including Starz original productions), as well as programming syndicated by New Lionsgate’s wholly-owned subsidiary, Debmar-Mercury, included the following:

Fiscal 2023 Scripted – Lionsgate
Title	Network
Acapulco	Apple
Black Mafia Family	STARZ
Blindspotting	STARZ
Dangerous Liaisons	STARZ
Ghosts	CBS
Heels	STARZ
Hightown	STARZ
Home Economics	ABC
Julia	HBO Max
Love & Death	HBO Max
Minx*	HBO Max
Mythic Quest	Apple
Party Down	STARZ
Paul T. Goldman	Peacock
Power Book II: Ghost	STARZ
Power Book III: Raising Kanan	STARZ
Power Book IV: Force	STARZ
P-Valley	STARZ
Run the World	STARZ

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Fiscal 2023 Scripted – Lionsgate
Title	Network
Serpent Queen	STARZ
The First Lady	Showtime
We Thought We Were Done	NBC
Welcome to Flatch	Fox

Fiscal 2023 Unscripted – Lionsgate
Title	Network
1619	Hulu
Derbez Family Vacation	Pantaya
Hip Hop Homicides	WE TV
House of Ho	HBO Max
Selling Sunset	Netflix
Selling the OC	Netflix

*	Picked up by STARZ.

Fiscal 2023 Unscripted – Pilgrim Media Group
Title	Network
Fox Nation - Jussie Smollet	Fox Nation
Ghost Hunters 3.0	Discovery
Hoffman Family Gold	Discovery
Horse for Dogs	Animal Planet
My Big Fat Fabulous Life	TLC
Renovation Impossible	Discovery
Power Slap: Road to the Title	TBS
Steve Austin	A&E
Street Outlaws	Discovery
Street Outlaws: America’s List	Discovery
Street Outlaws: Endgame	Discovery
Street Outlaws: Farm Truck & AZN	Discovery
Street Outlaws: Fastest in America	Discovery
Street Outlaws: Gone Girl	Discovery
Street Outlaws: No Prep Kings Grudge Night	Discovery
The Ultimate Fighter	ESPN+
UFO Live	Discovery
Wicked Tuna	Nat Geo
Wicked Tuna Outer Banks	Nat Geo
Zombie Flippers	A&E
Hoffman Family Gold	Fox Nation

Fiscal 2023 Syndication – Debmar-Mercury
Title
Family Feud
Nick Cannon
Schitt’s Creek
Sherri Shepherd
Wendy Williams
Family Feud

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Television Production- International

New Lionsgate continues to expand its television business through international sales and distribution of original Lionsgate television series, the Starz original productions produced by the Studio Business, third party television programming and format acquisitions via packaged media and various digital platforms. Lionsgate UK also continues to build a robust television business alongside its premier film brand through its various joint ventures and investments.

For the fiscal year ended March 31, 2023, Lionsgate UK television programming that was acquired, began production, continued production after delays due to the COVID-19 global pandemic, was produced or was broadcast, included the following:

Fiscal 2023 Television – Lionsgate UK
Title	Network	Partner(s)
The Pact Series 2	BBC	Little Door
Motherland 2022 Christmas Special	BBC	BBC, Merman
Northern Lights	TG4	Deadpan
Son of a Critch 2	CBC	Project 10
Leopard Skin	Peacock	Skinny Leopard
Wong & Winchester	Rogers & Québecor	Pixcom International
Workin’ Moms	Netflix & CBC	Coldsprings Media, Wolf + Rabbit Entertainment

Television Production - Home Entertainment

For information regarding television production home entertainment revenue, see “Motion Picture—Home Entertainment.”

Television Production - Other

Other revenues are derived from, among others, the licensing of New Lionsgate’s television programs to other ancillary distributors, the sales and licensing of music from the television broadcasts of New Lionsgate’s productions, and from New Lionsgate’s interest in 3 Arts Entertainment, a talent management company. 3 Arts Entertainment receives commission revenue from talent representation and are producers on a number of television shows and films where they receive an executive producer fee and back-end participations.

Specialized Skill and Knowledge

New Lionsgate’s management team brings together strong complementary skills, expertise and experience in various aspects of the media and entertainment industry including in film and television studio operations, production and distribution, as well as in strategic planning, financing, sales, marketing and mergers and acquisitions.

Competitive Conditions

New Lionsgate’s businesses operate in highly competitive markets. New Lionsgate competes with companies within the entertainment and media business and from alternative forms of leisure entertainment, such as travel, sporting events, outdoor recreation and other cultural related activities. New Lionsgate competes with the major studios, numerous independent motion picture and television production companies, television networks, pay television services and digital media platforms for the acquisition of literary, film and television properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing, all of which are essential to the success of New Lionsgate’s businesses. In addition, New Lionsgate’s motion pictures compete for audience acceptance and exhibition outlets with motion pictures

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produced and distributed by other companies. Likewise, New Lionsgate’s television product faces significant competition from independent distributors as well as major studios. As a result, the success of any of New Lionsgate’s motion picture and television business is dependent not only on the quality and acceptance of a particular film or program, but also on the quality and acceptance of other competing content released into the marketplace at or near the same time as well as on the ability to license and produce quality content.

Intellectual Property

New Lionsgate currently uses and owns or licenses a number of trademarks, service marks, copyrights, domain names and similar intellectual property in connection with New Lionsgate’s businesses and owns registrations and applications to register them both domestically and internationally. New Lionsgate believes that ownership of, and/or the right to use, such trademarks, service marks, copyrights, domain names and similar intellectual property is an important factor in New Lionsgate’s businesses and that New Lionsgate’s success depends, in part, on such ownership.

Motion picture and television piracy is extensive in many parts of the world, including South America, Asia and certain Eastern European countries, and is made easier by technological advances and the conversion of content into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of content on packaged media and through digital formats. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on New Lionsgate’s business, because these products may reduce the revenue New Lionsgate receive from New Lionsgate’s products. New Lionsgate’s ability to protect and enforce its intellectual property rights is subject to certain risks and, from time to time, New Lionsgate encounters disputes over rights and obligations concerning intellectual property. New Lionsgate cannot provide assurance that New Lionsgate will prevail in any intellectual property disputes.

After the separation, New Lionsgate will either own or continue to license from third parties intellectual property rights necessary to operate the Studio Business as of the separation. New Lionsgate will also grant New Starz a license to use certain intellectual property rights necessary to operate the Starz Business on the terms and conditions set forth in a brand license agreement and other agreements concerning commercial licensing arrangements between the parties, which are described in the section entitled “Certain Relationships and Related Party Transactions of New Lionsgate.”

Seasonality (Business Cycles)

New Lionsgate’s business is not subject to cyclical or seasonal fluctuations, but may depend significantly based on the risk factors set forth in the section entitled “Risk Factors—Risks Related to New Lionsgate and the Studio Business—New Lionsgate’s revenues and results of operations may fluctuate significantly.”

Dependence on Key Customer Contracts

New Lionsgate’s business is not dependent on any key customer contracts. Following the separation, New Lionsgate and New Starz will be party to certain commercial arrangements, as described under “Certain Relationships and Related Party Transactions of New Lionsgate—Agreements between New Lionsgate and Lionsgate,” pursuant to which New Starz will be a significant customer of New Lionsgate. See “Risk Factors—Risks Related to New Lionsgate and the Studio Business—The Studio Business relies on a few major retailers and distributors and the loss of any of those could reduce its revenues and operating results.”

Changes to Contracts

Except in connection with the separation, New Lionsgate’s business is not expected to be affected by the renegotiation or termination of contracts or subcontracts.

Environmental Protection

New Lionsgate’s business does not involve environmental protection requirements.

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Employees

New Lionsgate expects to employ approximately [                ] individuals as of the effective time in its worldwide operations. New Lionsgate also utilizes consultants in the ordinary course of its business and hires additional employees on a project-by-project basis in connection with the production of New Lionsgate’s motion pictures and television programming.

Environmental and Social Responsibility and Human Capital Management

Following the separation, New Lionsgate generally expects to continue Lionsgate’s existing policies and practices with respect to environmental, social responsibility and human capital matters. For more information, see “Additional Annual General and Special Meeting Matters—Environmental, Social and Governance—Environmental, Social Responsibility and Human Capital Matters.”

Legal Proceedings and Regulatory Actions

From time to time, New Lionsgate is expected to be involved in certain claims and legal proceedings arising in the normal course of business. While the resolution of these matters cannot be predicted with certainty, New Lionsgate does not believe, based on current knowledge, that the outcome of any currently pending legal proceedings in which Lionsgate is currently involved will have a material adverse effect on the New Lionsgate’s consolidated financial position, results of operations or cash flow.

Interests of Informed Persons in Material Transactions

Since the formation of New Lionsgate, except as otherwise described in this joint information/proxy statement, no informed person of New Lionsgate or any associate or affiliate of any informed person, has had any interest in any transaction that has materially affected or is reasonably expected to materially affect New Lionsgate. For the purposes of this paragraph, an “informed person” means a director or officer of New Lionsgate, a director or officer of a person or company that is itself an “informed person” or subsidiary of New Lionsgate; any person or company who beneficially owns or controls or directs, directly or indirectly, voting securities of New Lionsgate or who exercises control or direction over voting securities of New Lionsgate or a combination of both carrying more than 10 percent of the voting rights attached to all outstanding voting securities of New Lionsgate.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the effective time and will set forth procedures for the administration of insured claims and certain other insurance matters.

Properties

New Lionsgate’s corporate office is located at 250 Howe Street, 20th Floor, Vancouver, BC V6C 3R8. Its principal executive offices are located at 2700 Colorado Avenue, Santa Monica, California, 90404, where New Lionsgate occupies 192,584 square feet (per a lease that expires in August 2025).

In addition, New Lionsgate leases the following properties:

•	93,670 square feet at 12020 Chandler Blvd., Valley Village, California (per a lease that expires in December 2027);

•	25,346 square feet at 9460 Wilshire Blvd., Beverly Hills, California (per a lease that expires in February 2026);

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•	11,243 square feet at 45 Mortimer Street, London, United Kingdom (per a lease that expires in July 2029); and

•

An aggregate of 14,788 square feet for properties located in Mumbai, India (per a lease that expires in August 2024), New York, New York (per a lease that expires in May 2025), Toronto, Canada (per a lease that expires in June 2025), Beijing, China (per a lease that expires in December 2023) and Luxembourg City, Luxembourg (per a lease that expires in May 2024).

New Lionsgate believes that its current facilities are adequate to conduct its business operations for the foreseeable future. New Lionsgate believes that it will be able to renew these leases on similar terms upon expiration. If it cannot renew, New Lionsgate believes that it could find other suitable premises without any material adverse impact on its operations.

Material Contracts

The only material contracts within the meaning of applicable Canadian securities legislation, other than the contracts entered into in the ordinary course of business, which have been entered into by New Lionsgate since its formation or are otherwise material to New Lionsgate within the meaning of applicable Canadian securities legislation are the separation agreement, transition services agreement, tax matters agreement, employee matters agreement, New Lionsgate Investor Rights Agreement, New Lionsgate Voting and Standstill Agreement and New Lionsgate Registration Rights Agreements which are described in the section entitled “Certain Relationships and Related Party Transactions of New Lionsgate.”

Auditors

Ernst & Young LLP, independent registered public accounting firm, is expected to be New Lionsgate’s auditor.

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LIONSGATE’S BUSINESS

Lionsgate encompasses world-class motion picture and television studio operations aligned with the Starz premium global subscription platform to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate’s film, television, subscription and location-based entertainment businesses are backed by an 18,000-title library and a valuable collection of iconic film and television franchises.

Lionsgate was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on September 24, 1997, continued under the Business Corporations Act (British Columbia). Lionsgate’s head office address is located at 20th Floor 250 Howe Street, Vancouver, British Columbia V6C 3R8.

For further information regarding the business of Lionsgate, refer to the documents incorporated into this joint information/proxy statement by reference under the section entitled “Incorporation of Certain Documents by Reference.” Financial information on Lionsgate is provided in Lionsgate’s comparative annual financial statements and management’s discussion and analysis of financial performance; see Lionsgate’s Annual Report on Form 10-K incorporated by reference herein.

Material Contracts

The following are the only material contracts within the meaning of applicable Canadian securities legislation, other than the contracts entered into in the ordinary course of business, which have been entered into by Lionsgate either (i) since the beginning of the last financial year ending before the date of this joint information/proxy statement; or (ii) before the beginning of the last financial year ending before the date of this joint information/proxy statement if that material contract is still in effect:

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Lions Gate Capital Holdings LLC, an indirect wholly-owned subsidiary of Lionsgate (“LGCH”), as borrower, Lionsgate, and certain subsidiary guarantors are party to that certain Credit and Guarantee Agreement, dated as of December 8, 2016 (as amended through Amendment No. 4, dated as of April 6, 2021, the “Credit Agreement”) with the lenders and other parties party thereto and JPMorgan Chase Bank, N.A. as administrative agent. As of December 31, 2022, Lionsgate had $433.8 million in term A loans due 2026 (the “Term Loan A”) and $834.8 million in term B loans due 2025 (the “Term Loan B”) outstanding under the Credit Agreement and $1,250.0 million in undrawn revolving credit commitments (the “Revolving Credit Facility,” and together with the Term Loan A and Term Loan B, the “Senior Credit Facilities”).

Lionsgate is required to pay a quarterly undrawn commitment fee on the Revolving Credit Facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage.

The Revolving Credit Facility and Term Loan A bear interest at a rate per annum equal to LIBOR plus 1.75% margin with a LIBOR floor of zero (or an alternative base rate plus 0.75%). The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios. The Term Loan B bears interest at a rate per annum equal to LIBOR plus 2.25% margin with a LIBOR floor of zero (or an alternative base rate plus 1.25% margin).

The Term Loan A amortizes at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity. The Term Loan B amortizes at a quarterly rate of 0.25%, with the balance payable at maturity. The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow. Lionsgate may voluntarily prepay the Senior Credit Facilities at any time without premium or penalty.

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The Senior Credit Facilities are guaranteed by certain wholly-owned material subsidiaries of Lionsgate and are secured by a security interest in substantially all of the assets of Lionsgate and the guarantors, subject to certain exceptions.

The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly.

Lionsgate may also be subject to an event of default upon a change in control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of Lionsgate’s common shares.

5.500% Senior Notes

On April 1, 2021, LGCH issued $1.0 billion in aggregate principal amount of 5.500% senior notes due 2029 (the “Senior Notes”) pursuant to an Indenture, dated as of April 1, 2021, by and among LGCH, as issuer, the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”).

The Senior Notes bear interest at 5.500% annually (payable semiannually in arrears on April 15 and October 15 of each year) and mature on April 15, 2029.

Prior to April 15, 2024, LGCH may redeem the Senior Notes in whole at any time, or in part from time to time, at a price equal to 100% of the principal amount of the notes to be redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any, to, but not including, the redemption date. On or after April 15, 2024, LGCH may redeem the Senior Notes in whole at any time, or in part from time to time, at certain specified redemption prices, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, LGCH may redeem up to 40% of the aggregate principal amount of the Senior Notes at any time and from time to time prior to April 15, 2024 with the net proceeds of certain equity offerings at a price of 105.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The Senior Notes are unsubordinated, unsecured obligations of LGCH and are guaranteed by (a) Lionsgate and (b) the subsidiaries of Lionsgate (other than LGCH) that guarantee the Senior Credit Facilities.

The Indenture contains certain restrictions and covenants that, subject to certain exceptions, limit Lionsgate’s ability to incur additional indebtedness, pay dividends or repurchase Lionsgate’s common shares, make certain loans or investments, and sell or otherwise dispose of certain assets subject to certain conditions, among other limitations.

The Indenture provides that upon a change of control (as defined therein) LGCH will be required to offer to purchase from holders all of the Senior Notes, at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. In addition, certain asset dispositions will be triggering events that may require LGCH to use the excess proceeds from such dispositions to make an offer to purchase the Senior Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

Other Agreements

See the description of the separation agreement, transition services agreement, tax matters agreement, and employee matters agreement under the section entitled “Certain Relationships and Related Party Transactions of

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New Lionsgate—Agreements between New Lionsgate and Lionsgate” and the description of the MHR Letter Agreement, Investor Rights Agreement, Voting and Standstill Agreement and Registration Rights Agreements under the section entitled “Additional Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate—Certain Other Agreements.”

Auditors

The auditors of Lionsgate are Ernst & Young LLP.

Transfer Agent and Registrar

Lionsgate’s registrar and transfer agent is Computershare, at its office located at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP. (SUPPLEMENTAL)

The following management’s discussion and analysis of financial condition and results of operations reflects the supplemental combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lions Gate Entertainment Corp’s consolidated financial statements and accounting records. This discussion should be read together with the supplemental combined financial statements and related notes of the Studio Business that are included elsewhere in this joint information/proxy statement. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. The Studio Business’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors” or in other parts of this joint information/proxy statement. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

The Studio Business (the “Company,” “Studio,” “we,” “us,” or “our”) is substantially reflective of Lions Gate Entertainment Corp’s (“Lionsgate” or “Parent”) Motion Picture and Television Production segments together with a substantial portion of Lionsgate’s corporate general and administrative costs. Studio’s world-class motion picture and television studio operations bring a unique and varied portfolio of entertainment to consumers around the world.

The Motion Picture segment consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. The Television Production segment consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. The Television Production segment includes the domestic and international licensing of Starz original productions to the STARZ- branded premium global subscription platforms (the “Starz Business”), and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

The Studio Business manages and reports its operating results through two reportable business segments, Motion Picture and Television Production, as further discussed below.

Background

Lionsgate intends to separate into two independent publicly traded companies, each with a separate strategic focus. Lionsgate plans to undertake a series of corporate steps and transactions pursuant to which its shareholders will receive all of the shares of a newly formed company, LG Orion Holdings Inc. (“New Lionsgate”), which will hold, directly or indirectly, the assets, liabilities and operations associated with the Studio Business of Lionsgate (the “separation”). Due to the relative significance (greater revenue, greater profit, greater tangible assets and greater fair value, among other factors) of the Studio Business (which is the legal spinnee) as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business, for financial reporting purposes, the Studio Business will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Lionsgate following the separation, notwithstanding the legal form of the separation described in this joint information/proxy statement. As a result, the historical consolidated financial statements of Lionsgate will become the historical financial statements of the Studio Business.

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However, this joint information/proxy statement also includes supplemental historical audited combined financial statements of the Studio Business, which were prepared on a “carve-out” basis and derived from Lionsgate’s consolidated financial statements and accounting records. These supplemental combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The supplemental combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented, particularly because of changes the Studio Business expects to experience in the future as a result of the separation.

Basis of Presentation

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the combined financial statements included elsewhere in this joint information/proxy statement.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Studio Business or the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this joint information/proxy statement.

The Studio Business is the primary borrower of certain corporate indebtedness (the Revolving Credit Facility, Term Loan A and Term Loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. Further, it is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies, however, it is currently expected that the Senior Credit Facilities will be restructured by the Studio Business upon consummation of the separation with the new debt replacing the Senior Credit Facilities remaining at the Studio Business and accordingly, Lionsgate’s Senior Credit Facilities and related interest expense are reflected in the Studio Business’s combined financial statements. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”), will remain with the Starz

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Business upon consummation of the separation and accordingly, the Senior Notes and related interest expense are not reflected in the Studio Business’s combined financial statements. See Note 7 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this joint information/proxy statement and the “Liquidity and Capital Resources” section further below.

Additional indebtedness directly related to the Studio Business including production loans, borrowings under the Production Tax Credit Facility, IP Credit Facility, Backlog Facility (each as defined below) and other obligations are reflected in the Studio Business combined financial statements. See Note 8 to the audited combined financial statements of the Studio Business of Lions Gate Entertainment Corp. included elsewhere in this joint information/proxy statement.

Lionsgate’s corporate general and administrative functions and costs historically provided oversight over both the Starz Business and the Studio Business, including, but not limited to, executive oversight, accounting, corporate reporting, legal, public company responsibilities and obligations and other shared services. Accordingly, the audited financial statements of the Studio Business, included elsewhere in this joint information/proxy statement, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Studio Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Studio Business had been operated as an unaffiliated entity, and may not be indicative of the expenses that the Studio Business will incur in the future, especially as substantially all of the existing Lionsgate corporate general and administrative functions are expected to remain with the Studio Business and become the Studio Business’s corporate general and administrative functions as part of the separation.

Management believes the assumptions underlying the combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Studio Business might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See “Components of Results of Operations” below and Note 20 to our audited combined financial statements for further detail of the allocations included in the Studio Business combined financial statements included elsewhere in this joint information/proxy statement.

Relationship with the Starz Business

Following the separation, certain services and functions that the Studio Business (inclusive of the Lionsgate corporate functions that will become part of the Studio Business) provided to the Starz Business prior to the separation will continue to be provided to the Starz Business under a transition services agreement. Additionally, our domestic and international licensing of Starz original productions, multiyear theatrical film output licensing

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agreements, library programming agreements and ancillary market distribution of Starz original productions and licensed products with the Starz Business will continue post separation. See “Components of Results of Operations” below and see “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this joint information/proxy statement for more information.

Concurrent with the separation, we will enter into certain agreements with the Starz Business. See “Certain Relationships and Related Party Transactions of New Lionsgate” included elsewhere in this joint information/proxy statement.

Components of Results of Operations

Revenues

Our revenues are derived from the Motion Picture and Television Production segments, as described below. As mentioned above, we refer to our Motion Picture and Television Production segments collectively as our Studio Business. Our revenues are derived from the U.S., Canada, the United Kingdom and other foreign countries. [None] of the non-U.S. countries individually comprised greater than 10% of total revenues for the fiscal years ended March 31, 2023, 2022 and 2021.

Motion Picture:  Our Motion Picture segment includes revenues derived from the following:

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by us directly in the U.S. and through a sub-distributor in Canada). The revenues from Canada are reported net of distribution fees and release expenses of the Canadian sub-distributor. The financial terms that we negotiate with our theatrical exhibitors in the U.S. generally provide that we receive a percentage of the box office results.

•

Home Entertainment. Home entertainment revenues are derived from the sale or rental of our film productions and acquired or licensed films and certain television programs (including theatrical and direct-to-video releases) on packaged media and through digital media platforms (including pay-per-view and video-on-demand platforms, electronic sell through, and digital rental). In addition, we have revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, we share in the rental or sales revenues generated by the platform on a title-by-title basis.

•

Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the linear pay, basic cable and free television markets. In addition, when a license in our traditional pay television window is made to a subscription video-on-demand (“SVOD”) or other digital platform, the revenues are included here.

•

International. International revenues are derived from (1) licensing of our productions, acquired films, our catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; and (2) the direct distribution of our productions, acquired films, and our catalog product and libraries of acquired titles in the United Kingdom.

•

Other. Other revenues are derived from, among others, the licensing of our film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets.

Television Production:  Our Television Production segment includes revenues derived from the following:

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television and syndication) of scripted and unscripted series, television movies, mini-series

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and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which we earn advertising revenue from the exploitation of certain content on television networks. Television revenues also include revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform.

•

International. International revenues are derived from the licensing and syndication to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming.

•	Home Entertainment. Home entertainment revenues are derived from the sale or rental of television production movies or series on packaged media and through digital media platforms.

•

Other. Other revenues are derived from, among others, the licensing of our television programs to other ancillary markets, the sales and licensing of music from the television broadcasts of our productions, and from commissions and executive producer fees earned related to talent management.

Expenses

Our primary operating expenses include direct operating expenses, distribution and marketing expenses and general and administration expenses.

Direct operating expenses include amortization of film and television production or acquisition costs, participation and residual expenses, provision for doubtful accounts, and foreign exchange gains and losses.

Participation costs represent contingent consideration payable based on the performance of the film or television program to parties associated with the film or television program, including producers, writers, directors or actors. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild—American Federation of Television and Radio Artists, Directors Guild of America, and Writers Guild of America, based on the performance of the film or television program in certain ancillary markets or based on the individual’s (i.e., actor, director, writer) salary level in the television market.

Distribution and marketing expenses primarily include the costs of theatrical prints and advertising (“P&A”) and premium video-on-demand (“Premium VOD”) expense and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Premium VOD expense represents the advertising and marketing cost associated with the Premium VOD release of the picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release or special promotional advertising.

General and administration expenses include salaries and other overhead and include allocations for certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. See “Basis of Presentation” above and Note 1 and Note 20 to our audited combined financial statements for further details on our methodology for allocating these costs. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved by the Studio Business as an independent, publicly traded company

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for the periods presented. Lionsgate’s corporate and shared service function expense and the allocation reflected in the Studio Business’s audited combined financial statements is presented in the table below:

	Year Ended March 31,
	2023	2022	2021
	(Amounts in millions)
Lionsgate corporate general and administrative expenses:
Compensation	[ ]	$55.2	$76.9
Professional fees	[ ]	15.0	14.7
Other general corporate overhead	[ ]	26.9	22.1

Lionsgate corporate general and administrative expenses, excluding share-based compensation	[ ]	97.1	113.7
Share-based compensation	[ ]	27.4	24.9

Total Lionsgate corporate general and administrative expenses	[ ]	$124.5	$138.6

Allocation to the Studio Business
General and administrative expenses, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	[ ]	$80.0	$91.4
Allocation of shared employee share-based compensation expense	[ ]	19.6	18.0

Total allocation to the Studio Business	[ ]	$99.6	$109.4

Recurring standalone costs may be higher than historical allocations as the corporate general and administrative functions will remain at the Studio Business following the separation, with no future allocation to the Starz Business, which may have an impact on profitability and operating cash flows. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information.

COVID-19 Global Pandemic

Since fiscal 2020, the economic, social and regulatory impacts associated with the ongoing COVID-19 global pandemic (including its variants), continued measures to prevent its spread, and the resulting economic uncertainty, affected our business in a number of ways.

We experienced delays in theatrical distribution of our films, both domestically and internationally, as well as delays in the production of film and television content (resulting in changes in future release dates for some titles and series). Although film and television production have generally resumed in full, disruption of production activities could occur again depending on local circumstances. Additionally, although theaters have generally reopened, a shift in government mandates or guidance regarding COVID-19 restrictions may impact patronage and theater capacity going forward. Moreover, we are unable to predict patronage and theater capacity going forward.

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The impact of these disruptions and the extent of their adverse impact on our financial and operating results will be dictated by the length of time that such disruptions occur or may continue, which will, in turn, depend on the currently unknowable duration and severity of any impacts of COVID-19 and its variants, and among other things, the impact of governmental actions imposed in response to COVID-19 and its variants, and individuals’ and companies’ risk tolerance regarding health matters going forward. The full extent of the impacts related to COVID-19 and its variants on our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict. See Risk Factors, included elsewhere in this joint information/proxy statement for further details.

In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, and the related economic disruption, certain incremental costs were incurred and expensed, as presented in the table below:

	Year Ended March 31,
	2023	2022	2021
	(Amounts in millions)
COVID-19 related charges (benefit) included in:
Direct operating expense(1)	[ ]	$(5.2)	$34.2
Distribution and marketing expense(2)	[ ]	—	16.7
Restructuring and other(3)	[ ]	1.0	2.4

Total COVID-19 related charges (benefit)	[ ]	$(4.2)	$53.3

(1)

Amounts reflected in direct operating expense include incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs, net of insurance recoveries of $[    ] million in fiscal 2023 (2022- $15.6 million, 2021- none). In fiscal 2021, these amounts also included film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic. In the fiscal year ended March 31, 2022 insurance recoveries exceeded the incremental costs expensed in the period, resulting in a net benefit included in direct operating expense.

(2)

Amounts reflected in distribution and marketing expense primarily consist of contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit.

(3)

Amounts reflected in restructuring and other represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols and other incremental general and administrative costs associated with the COVID-19 global pandemic.

We expect to incur additional incremental costs related to COVID-19 and its variants in future periods, especially if there is a continued spread of recent and new variants. We are in the process of seeking additional insurance recovery for some of the costs already incurred. The ultimate amount of insurance recovery cannot be estimated at this time. See further discussion in the “Results of Operations” section below.

There are a number of ways in which these uncertainties resulting from COVID-19 and its variants have impacted our current results of operations and could continue to impact our future results of operations. These impacts include the incremental costs and losses presented in the table above, lower revenues from the closure or reopening of movie theaters and postponement of theatrical releases, partially offset by lower theatrical production and marketing costs, or lower box office revenues from pre-pandemic levels due to shifts in viewing;

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increased expenses associated with new health and safety protocols on motion picture and television productions; and changes in the timing of revenues for motion pictures and television productions associated with delays in production, delivery and/or release.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our accounting policies are more fully described in Note 1 to our audited combined financial statements. As disclosed in Note 1 to our audited combined financial statements, the preparation of our financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. In addition, the evolving and uncertain nature of the COVID-19 global pandemic could materially impact our estimates, particularly those that require consideration of forecasted financial information, in the near to medium term. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Accounting for Films and Television Programs

Capitalized costs for films or television programs are predominantly monetized individually.

Amortization. Film cost amortization as well as participations and residuals expense are based on management’s estimates. Costs of acquiring and producing films and television programs and of acquired libraries are amortized and estimated liabilities for participations and residuals costs are accrued using the individual-film-forecast method, based on the ratio of the current period’s revenues to management’s estimated remaining total gross revenues to be earned (“ultimate revenue”). Management’s judgment is required in estimating ultimate revenue and the costs to be incurred throughout the life of each film or television program.

Management estimates ultimate revenues based on historical experience with similar titles or the title genre, the general public appeal of the cast, audience test results when available, actual performance (when available) at the box office or in markets currently being exploited, and other factors such as the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, general economic conditions and other tangible and intangible factors, many of which we do not control and which may change.

For motion pictures, ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release of the motion picture. The most sensitive factor affecting our estimate of ultimate revenues for a film intended for theatrical release is the film’s theatrical performance, as subsequent revenues from the licensing and sale in other markets have historically been highly correlated to its theatrical performance. After a film’s release, our estimates of revenue from succeeding markets are revised based on historical relationships and an analysis of current market trends.

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For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. The most sensitive factors affecting our estimate of ultimate revenues for a television series is whether the series will be ordered for a subsequent season and estimates of revenue in secondary markets other than the initial license fee. The initial estimate of ultimate revenue may include estimates of revenues outside of the initial license window (i.e., international, home entertainment and other distribution platforms) and are based on historical experience for similar programs (genre, duration, etc.) based on the estimated number of seasons. We regularly monitor the performance of each season, and evaluate whether impairment indicators are present (i.e., low ratings, cancellations or the season is not reordered), and based upon our review, we revise our estimates as needed and perform an impairment assessment if impairment indicators are present (see below).

For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates have differed in the past from actual results and are likely to differ to some extent in the future from actual results. In addition, in the normal course of our business, some films and titles are more successful or less successful than anticipated. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or a write-down of all or a portion of the unamortized costs of the film or television program to its estimated fair value (see below).

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less film and television program amortization expense, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher film and television program amortization expense, and also periodically results in an impairment requiring a write-down of the film cost to the title’s fair value. These write-downs are included in amortization expense within direct operating expenses in our combined statements of operations. See further discussion below under Impairment Assessment.

Impairment Assessment. An individual film or television program is evaluated for impairment when events or changes in circumstances indicate that the fair value of an individual film is less than its unamortized cost. If the result of the impairment test indicates that the carrying value exceeds the estimated fair value, an impairment charge will then be recorded for the amount of the difference.

Estimate of Fair Value. The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. For motion pictures intended for theatrical release, the discounted cash flow analysis used in the impairment evaluation prior to theatrical release is subjective as key inputs include estimates of future anticipated revenues, estimates of box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews. See further discussion of Valuation Assumptions below.

Valuation Assumptions. The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 to our audited combined financial statements). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with

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producing a particular film or television program or film group. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Revenue Recognition. Our Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Our content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties. Our fixed fee or minimum guarantee licensing arrangements in the television, digital media and international markets may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or usage based royalties represent amounts due to us based on the “sale” or “usage” of our content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated has been satisfied (or partially satisfied). Generally, when we license completed content (with standalone functionality, such as a movie, or television show), our performance obligation will be satisfied prior to the sale or usage. When we license intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), our performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to us under these arrangements are generally not reported to us until after the close of the reporting period. We record revenue under these arrangements for the amounts due and not yet reported to us based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from our customers, historical experience with similar titles in that market or territory, the performance of the title in other markets and/or available data in the industry. While we believe these estimates are reasonable estimates of the amounts due under these arrangements, such estimated amounts could differ from the actual amounts to be subsequently reported by the customer, which could be higher or lower than our estimates, and could result in an adjustment to revenues in future periods.

Revenue from the theatrical release of feature films are treated as sales or usage-based royalties and recognized starting at the exhibition date and based on our participation in box office receipts of the theatrical exhibitor.

Digital media revenue sharing arrangements are recognized as sales or usage based royalties.

Revenue from the sale of physical discs (DVDs, Blu-ray or 4K Ultra HD), referred to as “Packaged Media,” in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). We estimate reserves for Packaged Media returns based on previous returns experience, point-of-sale data available from certain retailers, current economic trends, and projected future sales of the title to the consumer based on the actual performance of similar titles on a title-by-title basis in each of the Packaged Media businesses. Factors affecting actual returns include, among other factors, limited retail shelf space at various times of the year, success of advertising or

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other sales promotions, and the near term release of competing titles. We believe that our estimates have been materially accurate in the past; however, due to the judgment involved in establishing reserves, we may have adjustments to our historical estimates in the future. Our estimate of future returns affects reported revenue and operating income. If we underestimate the impact of future returns in a particular period, then we may record less revenue in later periods when returns exceed the estimated amounts. If we overestimate the impact of future returns in a particular period, then we may record additional revenue in later periods when returns are less than estimated. An incremental change of 1% in our estimated sales returns rate (i.e., provisions for returns divided by gross sales of related product) for home entertainment products would have had an impact of approximately $[    ] million, $1.7 million and $2.0 million on our total revenue in the fiscal years ended March 31, 2023, 2022, and 2021, respectively.

Revenue from commissions are recognized as such services are provided.

Goodwill. At March 31, 2023 and 2022, the carrying value of goodwill was $[    ] million and $795.6 million, respectively. Goodwill is allocated to our reporting units, which are our operating segments or one level below our operating segments (component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. Our reporting units for purposes of goodwill impairment testing, along with their respective goodwill balances at March 31, 2023 and 2022, were Motion Picture (goodwill of $[    ] million and $394 million, respectively), and our Television (goodwill of $[    ] million and $309 million, respectively) and Talent Management (goodwill of $[    ] million and $93 million, respectively) businesses, both of which are part of our Television Production segment.

Goodwill is not amortized but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. We perform our annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill impairment. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If we believe that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company. A quantitative assessment requires determining the fair value of our reporting units. The determination of fair value requires considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates.

In performing a quantitative assessment of goodwill, we determine the fair value of our reporting units by using a combination of discounted cash flow (“DCF”) analyses and market-based valuation methodologies. The models rely on significant judgments and assumptions surrounding general market and economic conditions, short-term and long-term growth rates, discount rates, income tax rates, and detailed management forecasts of future cash flow and operating margin projections, and other assumptions, all of which are based on our internal forecasts of future performance as well as historical trends. The market-based valuation method utilizes EBITDA multiples from guideline public companies operating in similar industries and a control premium. The results of these valuation methodologies are weighted as to their relative importance and a single fair value is determined. Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions and factors. As a result, there can be no assurance that the estimates and assumptions made for purposes of the annual or interim goodwill impairment tests will prove to be an accurate prediction of the future.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

For our annual goodwill impairment test for fiscal 2021, due to the performance of our reporting units in fiscal 2021, and the improvement of overall economic conditions associated with the COVID-19 pandemic as compared to fiscal 2020, we performed a qualitative assessment for all reporting units. This assessment included consideration of, but not limited to, the results of our most recent quantitative impairment test, consideration of macroeconomic conditions, industry and market conditions and performance and current and projected cash flows of our reporting units. Based upon our qualitative assessment, we concluded that it was more-likely-than-not that the fair value of our reporting units was greater than their carrying value.

For our annual goodwill impairment test for fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the COVID-19 global pandemic, we performed a quantitative impairment assessment for all of our reporting units as of January 1, 2022. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 10.5% to 11.5%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on our annual quantitative impairment assessment for fiscal 2022, the Company determined that none of our reporting units were at risk for impairment.

During fiscal 2023, due to continued adverse macro and microeconomic conditions, including the competitive environment, continued inflationary trends and recessionary economies worldwide and companies in the media and entertainment industry having experienced a decline in market valuations, we updated our quantitative impairment assessment for all of our reporting units as of September 30, 2022 based on the most recent data and expected growth trends. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 11.0% to 13.0%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the September 30, 2022 quantitative impairment assessment, the Company determined that none of our reporting units were at risk for impairment.

For our annual goodwill impairment test for fiscal 2023 [                ].

Management will continue to monitor all of its reporting units for further changes in the business environment that could impact the recoverability in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from our business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in our goodwill impairment tests, and ultimately impact the estimated fair value of our reporting units may include the duration of the COVID-19 global pandemic, its impact on the global economy and the creation and consumption of our content; continued and increasingly adverse macroeconomic conditions related to higher inflation and interest rates and currency rate fluctuations, and the impact on the global economy from Russia’s invasion of Ukraine; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; capital market transactions; the commercial success of our television programming and motion pictures; our continual contractual relationships with our customers; and changes in consumer behavior. While historical performance and current expectations have resulted in fair values of our reporting units in excess of carrying values, if our assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.

Income Taxes. For purposes of our combined financial statements, income taxes have been calculated as if we filed income tax returns on a standalone basis reflecting the income tax treatment of transactions and balances included within the managed basis combined financial statements of the Studio Business. Our U.S. operations

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

and certain of our non-U.S. operations historically have been included in the income tax returns of Lionsgate or its subsidiaries that may not be part of the Company. We believe the assumptions supporting our allocation and presentation of income taxes on a separate return basis are reasonable. However, our tax results, as presented in the combined financial statements, may not be reflective of the results that we expect to generate in the future. However, as discussed in Note 1 to the audited combined financial statements of the Studio Business, the combined financial statements are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business. Accordingly, the income tax provision and deferred taxes, including tax attributes, are expected to differ following the separation.

For carve-out financial statement purposes, we determined our tax provision and deferred taxes on a separate return basis utilizing the same managed basis approach as the combined Studio Business financial statements as mentioned above, and accordingly recorded deferred tax assets related to net operating loss carryforwards and certain temporary differences, net of applicable reserves in each jurisdiction. We recognize a future tax benefit to the extent that realization of such benefit is more likely than not on a jurisdiction-by-jurisdiction basis; otherwise, a valuation allowance is applied. In order to realize the benefit of our deferred tax assets, we will need to generate sufficient taxable income in the future in each of the jurisdictions which have these deferred tax assets. However, the assessment as to whether there will be sufficient taxable income in a jurisdiction to realize our net deferred tax assets in that jurisdiction is an estimate which could change in the future depending primarily upon the actual performance of the Company. As of March 31, 2023, we have a valuation allowance of $[        ] million against certain U.S. and foreign deferred tax assets that may not be realized on a more likely than not basis.

Our effective tax rates differ from the federal statutory rate and are affected by many factors, including the overall level of pre-tax income (loss), the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, any changes in tax laws and regulations in those jurisdictions, changes in uncertain tax positions, changes in valuation allowances against our deferred tax assets, tax planning strategies available to us and other discrete items.

Recent Accounting Pronouncements

See Note 1 to our audited combined financial statements for a discussion of recent accounting guidance.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Fiscal 2023 Compared to Fiscal 2022

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2023 and 2022.

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture(1)	[ ]	$1,185.3	$—	—%
Television Production(2)	[ ]	1,531.0	—	—%

Total revenues	[ ]	2,716.3	—	—%
Expenses:
Direct operating	[ ]	1,922.1	—	—%
Distribution and marketing	[ ]	315.2	—	—%
General and administration	[ ]	342.7	—	—%
Depreciation and amortization	[ ]	18.1	—	—%
Restructuring and other	[ ]	6.3	—

Total expenses	[ ]	2,604.4	—	—%

Operating income	[ ]	111.9	—	—%
Interest expense	[ ]	(115.0)	—	—%
Interest and other income	[ ]	28.0	—	—%
Other expense	[ ]	(8.6)	—
Loss on extinguishment of debt	[ ]	(3.4)	—	—%
Gain on investments	[ ]	1.3	—	—%
Equity interests loss	[ ]	(3.0)	—	—%

Income (loss) before income taxes	[ ]	11.2	—	—%
Income tax provision	[ ]	(17.3)	—

Net income (loss)	[ ]	(6.1)	—	—%
Less: Net loss attributable to noncontrolling interest	[ ]	17.2	—	—%

Net income (loss) attributable to Parent	[ ]	$11.1	$—	—%

nm - Percentage not meaningful.

(1)

Motion Picture revenues for the years ended March 31, 2023 and 2022, includes $[                ] million and $38.0 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2023 and 2022, includes $[                ] million and $610.2 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues [                ] $[                ] million in fiscal 2023 reflecting [                ].

Motion Picture revenue [                ] $[                ] million in fiscal 2023 due to [                ].

Television Production revenue [                ] $[                ] million, due to [                ].

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023		2022		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	[ ]	[ ]	$547.1	46.2%	[ ]	[ ]
Television Production	[ ]	[ ]	1,373.9	89.7%	[ ]	[ ]
COVID-19 related charges (benefit)	[ ]	[ ]	(5.2)	nm	[ ]	[ ]
Other	[ ]	[ ]	6.3	nm	[ ]	[ ]

	[ ]	[ ]	$1,922.1	70.8%	[ ]	[ ]

nm - Percentage not meaningful.

Direct operating expenses [                ] in fiscal 2023, due to [                ]. See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, and the related economic disruption, certain incremental costs were incurred and expensed and included in combined direct operating expense and excluded from segment direct operating expense. In fiscal 2023, [                ]. In fiscal 2022, direct operating expense included a benefit of $5.2 million from insurance recoveries in excess of incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic. We may incur additional incremental costs for direct operating expenses related to the COVID-19 global pandemic in future periods, depending on if there is a continued spread of new variants which may result in disruptions to our operations. We are in the process of seeking additional insurance recovery for some of the costs already incurred. The ultimate amount of insurance recovery cannot be estimated at this time.

Other. Other direct operating expenses in the table above include [                ] representing charges related to [                ]. In fiscal 2022, other direct operating expenses includes $5.9 million representing charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, which are excluded from segment operating results but included in direct operating expense in the combined statements of operations.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	[ ]	$282.2	$—	—%
Television Production	[ ]	33.0	—	—%

	[ ]	$315.2	$—	—%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	[ ]	$153.3	$—	—%

Distribution and marketing expenses [                ] in fiscal 2023 primarily due to [                ] . See further discussion in the Segment Results of Operations section below.

General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,				Increase (Decrease)
	2023	% of Revenues	2022	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	[ ]		$93.1		$—	—%
Television Production	[ ]		40.2		—	—%
Corporate allocations from Lionsgate, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	[ ]		80.0		—	—%

	[ ]	[ ]	213.3	7.9%	—	—%
Share-based compensation expense	[ ]		70.2		—	—%
Purchase accounting and related adjustments	[ ]		59.2		—	—%

Total general and administrative expenses	[ ]	[ ]	$342.7	12.6%	$—	—%

General and administrative expenses [                ] in fiscal 2023, resulting from [                ]. See further discussion in the Segment Results of Operations section below.

As discussed in Components of Results of Operations, for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses which are included in general and administrative expenses. Corporate general and administrative expenses [                ] $[                ] million, or [        ]%, due [                ]. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The [                ] in share-based compensation expense included in general and administrative expense in the fiscal year ended March 31, 2023, as compared to the fiscal year ended March 31, 2022 is primarily due [                ]. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	[ ]	$50.6
Allocation of Lionsgate corporate and shared employee share-based compensation expense	[ ]	19.6

Total share-based compensation included in general and administrative expense	[ ]	70.2
Restructuring and other(1)	[ ]	—

Total share-based compensation expense	[ ]	$70.2

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments represent [                ]. Purchase accounting and related adjustments [                ] $[                ] million, or [        ]%, primarily due [                ].

Depreciation and Amortization Expense. Depreciation and amortization of $[                ] million for fiscal 2023 $[                ] million from $18.1 million in fiscal 2022 due to [                ].

Restructuring and Other. Restructuring and other [                ] $[                ] million in fiscal 2023 as compared to fiscal 2022, and includes [                ]. Restructuring and other costs were as follows for the fiscal year ended March 31, 2023 and 2022 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Severance(1)
Cash	[ ]	$2.8	$—	—%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	[ ]	—	—	—%

Total severance costs	[ ]	2.8	—	—%
COVID-19 related charges(2)	[ ]	1.0	—	—%
Transaction and other costs(3)	[ ]	2.5	—	—%

	[ ]	$6.3	$—	—%

nm - Percentage not meaningful.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

(1)	Severance costs in the fiscal years ended March 31, 2023 and 2022 were primarily related to [ ].
(2)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(3)	Transaction and other costs in the fiscal years ended March 31, 2023 and 2022 reflect [ ].

Interest Expense. As previously discussed, the Company is the primary borrower of the Senior Credit Facilities held by the consolidated Lionsgate company and these borrowings will be restructured by the Studio Business in conjunction with the separation, with remaining unpaid balances remaining with the Studio Business.

Interest expense of $[                ] million in fiscal 2023, a [                ] of $[                ] million from fiscal 2022 due to [                ]. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023	2022
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility	[ ]	$6.6
Term loans	[ ]	33.1
Other(1)	[ ]	28.8

	[ ]	68.5
Amortization of debt issuance costs and other non-cash interest(2)	[ ]	46.5

Total interest expense	[ ]	$115.0

(1)	Amounts include payments associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).
(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $[                ] million for fiscal 2023 compared to interest and other income of $28.0 million for fiscal 2022, due to [                ].

Other Expense. Other expense of $[                ] million for fiscal 2023 compared to other expense of $8.6 million for fiscal 2022, and represented [                ].

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $[                ] million for fiscal 2023 related to [                ]. Loss on extinguishment of debt of $3.4 million for fiscal 2022 related to the amendment of our credit agreement to extend the maturity of a portion of our revolving credit commitments and a portion of our outstanding term A loans, repurchases of the Term Loan B, and the termination of a portion of our revolving credit commitments. See Note 7 to our audited combined financial statements.

Gain on Investments. Gain on investments of $[                ] million for fiscal 2023 compared to a gain on investments of $1.3 million for fiscal 2022.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Equity Interests Loss. Equity interests loss of $[                ] million in fiscal 2023 compared to equity interests loss of $3.0 million in fiscal 2022 due to [                ].

Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $[                ] million in fiscal 2023, compared to an income tax provision of $17.3 million in fiscal 2022. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2023, we had U.S. net operating loss carryforwards (“NOLs”) of approximately $[                ] million available which expire beginning in [                ] through [                ], state net operating loss carryforwards of approximately $[                ] million, which expire in varying amounts beginning [                ], and other foreign jurisdiction loss carryforwards of $[                ] million which will expire beginning in [                ]. In addition, at March 31, 2023, we had U.S. credit carryforwards related to foreign taxes paid of approximately $[                ] million to offset future federal income taxes that will expire beginning in [                ]. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business. Following the separation, a substantial portion of Lionsgate’s federal NOLs of $[                ] billion and state NOLs of $[                ] million as of March 31, 2023, are expected to be retained by the Studio Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $[                ] million as of March 31, 2023, are expected to be retained by the Studio Business. Lionsgate NOLs currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post separation.

Net Income (Loss) attributable to Parent. Net income (loss) attributable to Parent for the fiscal year ended March 31, 2023 was $[                ] million. This compares to net income attributable to our Parent for the fiscal year ended March 31, 2022 of $11.1 million.

Segment Results of Operations

The Company’s primary measure of segment performance is segment profit. See Note 16 to the audited combined financial statements for our definition of segment profit and a reconciliation of segment profit to the Company’s combined income (loss) before income taxes.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

The table below sets forth the revenues, gross contribution and segment profit by segment:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	[ ]	$1,185.3	$—	—%
Television Production	[ ]	1,531.0	—	—%

	[ ]	$2,716.3	$—	—%

Gross Contribution
Motion Picture	[ ]	$356.0	$—	—%
Television Production	[ ]	124.1	—	—%

	[ ]	$480.1	$—	—%

Segment Profit
Motion Picture	[ ]	$262.9	$—	—%
Television Production	[ ]	83.9	—	—%

	[ ]	$346.8	$—	—%

See the following discussion for further detail of our individual segments.

Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	[ ]	$1,185.3	$—	—%
Expenses:
Direct operating expense	[ ]	547.1	—	—%
Distribution & marketing expense	[ ]	282.2	—	—%

Gross contribution	[ ]	356.0	—	—%
General and administrative expenses	[ ]	93.1	—	—%

Segment profit	[ ]	$262.9	$—	—%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	[ ]	$153.3	$—	—%
Direct operating expense as a percentage of revenue	[ ]	46.2%
Gross contribution as a percentage of revenue	[ ]	30.0%

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,
	2023			2022			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	[ ]	[ ]	[ ]	$54.8	$10.5	$65.3	$—
Home Entertainment
Digital Media	[ ]	[ ]	[ ]	325.5	171.6	497.1	—
Packaged Media	[ ]	[ ]	[ ]	64.7	50.3	115.0	—

Total Home Entertainment	[ ]	[ ]	[ ]	390.2	221.9	612.1	—
Television	[ ]	[ ]	[ ]	213.1	44.8	257.9	—
International	[ ]	[ ]	[ ]	178.4	56.0	234.4	—
Other	[ ]	[ ]	[ ]	9.1	6.5	15.6	—

	[ ]	[ ]	[ ]	$845.6	$339.7	$1,185.3	$—

(1)

Lionsgate Original Releases:  Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

(2)

Other Film:  Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue [                ] $[                ] million in fiscal 2023, as compared to fiscal 2022, due to [                ].

Home entertainment revenue [                ] $[                ] million, or [        ]%, in fiscal 2023, as compared to fiscal 2022, due to [                ].

Television revenue [                ] $[                ] million, or [        ]%, in fiscal 2023, as compared to fiscal 2022, due to                 .

International revenue [                ] $[                ] million, or [        ]%, in fiscal 2023, as compared to fiscal 2022, due to [                ].

Direct Operating Expense. The [                ] in direct operating expenses is due to [                ].

Distribution and Marketing Expense. The [                ] in distribution and marketing expense in fiscal 2023 is due to [                ].

Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2023 [                ] $[                ] million, or [        ]%, as compared to fiscal 2022 due to [                ].

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

General and Administrative Expense. General and administrative expenses of the Motion Picture segment [                ] $[                ] million, or [        ]%, due to [                ].

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	[ ]	$1,531.0	$—	—%
Expenses:
Direct operating expense	[ ]	1,373.9	—	—%
Distribution & marketing expense	[ ]	33.0	—	—%

Gross contribution	[ ]	124.1	—	—%
General and administrative expenses	[ ]	40.2	—	—%

Segment profit	[ ]	$83.9	$—	—%

Direct operating expense as a percentage of revenue	[ ]	89.7%
Gross contribution as a percentage of revenue	[ ]	8.1%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2023 and 2022:

	Year Ended March 31,		Increase (Decrease)
	2023	2022	Amount	Percent
	(Amounts in millions)
Television Production
Television	[ ]	$1,094.5	$—	—%
International	[ ]	256.5	—	—%
Home Entertainment Revenue
Digital	[ ]	85.1	—	—%
Packaged Media	[ ]	6.9	—	—%

Total Home Entertainment Revenue	[ ]	92.0	—	—%
Other	[ ]	88.0	—	—%

	[ ]	$1,531.0	$—	—%

The primary component of Television Production revenue is domestic television revenue. Domestic television revenue [                ] in fiscal 2023 as compared to fiscal 2022, due to [                ].

International revenue in fiscal 2023 [                ] $[                ] million, or [        ]%, as compared to fiscal 2022, due to [                ].

Home entertainment revenue in fiscal 2023 [                ] $[                ] million, or [        ]%, as compared to fiscal 2022, due to [                ].

Other revenue [                ] in fiscal 2023 as compared to fiscal 2022, primarily due to [                ].

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Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2023 [                ] $[    ] million, or [    ]%, due to [                ]. Direct operating expenses as a percentage of television production revenue [                ] due to [                ].

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2023 [                ] $[    ] million as compared to fiscal 2022 due to [                ].

General and Administrative Expense. General and administrative expenses of the Television Production segment [                ] $[    ] million, or [    ]%, due to [                ].

Fiscal 2022 Compared to Fiscal 2021

Combined Results of Operations

The following table sets forth our combined results of operations for the fiscal years ended March 31, 2022 and 2021.

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Revenues
Studio Business
Motion Picture(1)	$1,185.3	$1,081.1	$104.2	9.6%
Television Production(2)	1,531.0	831.8	699.2	84.1%

Total revenues	2,716.3	1,912.9	803.4	42.0%
Expenses:
Direct operating	1,922.1	1,220.0	702.1	57.5%
Distribution and marketing	315.2	216.7	98.5	45.5%
General and administration	342.7	342.0	0.7	0.2%
Depreciation and amortization	18.1	17.2	0.9	5.2%
Restructuring and other	6.3	21.1	(14.8)	(70.1)%

Total expenses	2,604.4	1,817.0	787.4	43.3%

Operating income	111.9	95.9	16.0	16.7%
Interest expense	(115.0)	(109.7)	(5.3)	4.8%
Interest and other income	28.0	6.1	21.9	nm
Other expense	(8.6)	(4.7)	(3.9)	83.0%
Loss on extinguishment of debt	(3.4)	—	(3.4)	n/a
Gain on investments	1.3	0.6	0.7	116.7%
Equity interests loss	(3.0)	(6.1)	3.1	(50.8)%

Income (loss) before income taxes	11.2	(17.9)	29.1	nm
Income tax provision	(17.3)	(17.3)	—	—%

Net loss	(6.1)	(35.2)	29.1	nm
Less: Net loss attributable to noncontrolling interest	17.2	15.6	1.6	10.3%

Net income (loss) attributable to Parent	$11.1	$(19.6)	$30.7	nm

nm - Percentage not meaningful.

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(1)

Motion Picture revenues for the years ended March 31, 2022 and 2021, includes $38.0 million and $19.8 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Television Production revenues for the years ended March 31, 2022 and 2021, includes $610.2 million and $184.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Revenues. Combined revenues increased $803.4 million in fiscal 2022 reflecting increased revenue in the Motion Picture and Television Production segment.

Motion Picture revenue increased $104.2 million in fiscal 2022 due to a greater number of theatrical and international releases as theaters have reopened, increased television revenue, and increased digital media home entertainment revenue. These increases were offset partially by lower packaged media home entertainment revenue and other revenue. Motion Picture revenue included $38.0 million of revenue from licensing Motion Picture segment product to the Starz Business, representing an increase of $18.2 million from fiscal 2021.

Television Production revenue increased $699.2 million due to a greater number of television episodes delivered to customers as compared to fiscal 2021, which was negatively impacted by the pausing of productions associated with the COVID-19 global pandemic. Television Production revenue included $610.2 million of revenue from licensing Television Production segment product to the Starz Business, representing an increase of $425.9 million from fiscal 2021.

See further discussion in the Segment Results of Operations section below.

Direct Operating Expenses. Direct operating expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022		2021		Increase (Decrease)
	Amount	% of Segment Revenues	Amount	% of Segment Revenues	Amount	Percent
	(Amounts in millions)
Direct operating expenses
Motion Picture	$547.1	46.2%	$508.3	47.0%	$38.8	7.6%
Television Production	1,373.9	89.7%	676.5	81.3%	697.4	103.1%
COVID-19 related charges (benefit)	(5.2)	nm	34.2	nm	(39.4)	nm
Other	6.3	nm	1.0	nm	5.3	nm

	$1,922.1	70.8%	$1,220.0	63.8%	$702.1	57.5%

nm - Percentage not meaningful.

Direct operating expenses increased in fiscal 2022, due to higher Television Production and Motion Picture revenue, and higher other direct operating expense (as further described below), partially offset by lower COVID-19 related charges (as further described below). See further discussion in the Segment Results of Operations section below.

COVID-19 Related Charges (Benefit). In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally,

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and the related economic disruption, certain incremental costs were incurred and expensed and included in combined direct operating expense and excluded from segment direct operating expense. In fiscal 2022, direct operating expense included a benefit of $5.2 million from insurance recoveries in excess of incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic. In fiscal 2021, the charges of $34.2 million include incremental costs associated with film impairment due to changes in performance expectations, the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic. We may incur additional incremental costs for direct operating expenses related to the COVID-19 global pandemic in future periods, depending on if there is a continued spread of new variants which may result in disruptions to our operations. We are in the process of seeking additional insurance recovery for some of the costs already incurred. The ultimate amount of insurance recovery cannot be estimated at this time.

Other. In fiscal 2022, other direct operating expenses includes $5.9 million representing charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, which are excluded from segment operating results but included in direct operating expense in the combined statements of operations.

In addition, the remaining amounts of “other” direct operating expenses in the table above consists of the amortization of the non-cash fair value adjustments on film and television assets associated with the application of purchase accounting related to recent acquisitions.

Distribution and Marketing Expenses. Distribution and marketing expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Distribution and marketing expenses
Motion Picture	$282.2	$171.0	$111.2	65.0%
Television Production	33.0	29.0	4.0	13.8%
COVID-19 related charges	—	16.7	(16.7)	(100.0)%

	$315.2	$216.7	$98.5	45.5%

U.S. theatrical P&A and Premium VOD expense included in Motion Picture distribution and marketing expense	$153.3	$71.2	82.1	115.3%

Distribution and marketing expenses increased in fiscal 2022 primarily due to increased Motion Picture distribution and marketing expense. The increase in Motion Picture distribution and marketing expense is due to increased theatrical P&A related to more theatrical releases in fiscal 2022 as compared to fiscal 2021 due to the opening of theaters and completion of productions. See further discussion in the Segment Results of Operations section below.

In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, and the related economic disruption, during fiscal 2021, we incurred $16.7 million in costs primarily related to contractual marketing spends for film releases and events that have been canceled or delayed and thus will provide no economic benefit (fiscal 2022—none). These charges are excluded from segment operating results.

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General and Administrative Expenses. General and administrative expenses by segment and outside our segments were as follows for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,				Increase (Decrease)
	2022	% of Revenues	2021	% of Revenues	Amount	Percent
	(Amounts in millions)
General and administrative expenses
Motion Picture	$93.1		$106.2		$(13.1)	(12.3)%
Television Production	40.2		42.7		(2.5)	(5.9)%
Corporate allocations from Lionsgate, excluding allocation of Lionsgate corporate and shared employee share-based compensation expense	80.0		91.4		(11.4)	(12.5)%

	213.3	7.9%	240.3	12.6%	(27.0)	(11.2)%
Share-based compensation expense	70.2		54.5		15.7	28.8%
Purchase accounting and related adjustments	59.2		47.2		12.0	25.4%

Total general and administrative expenses	$342.7	12.6%	$342.0	17.9%	$0.7	0.2%

General and administrative expenses increased in fiscal 2022, resulting from increases in share-based compensation expense and purchase accounting and related adjustments, partially offset by decreased Corporate, Motion Picture, and Television Production general and administrative expenses. See further discussion in the Segment Results of Operations section below.

As discussed in “Components of Results of Operations,” for purposes of preparing the combined financial statements on a carve-out basis, the Company has been allocated a portion of Lionsgate’s total corporate expenses, which are included in general and administrative expenses. Corporate general and administrative expenses decreased $11.4 million, or 12.5%, primarily due to a decrease in cash based incentive compensation. Allocations of expenses from Lionsgate are not necessarily indicative of future expenses and do not necessarily reflect results that would have been achieved as an independent, publicly traded company for the periods presented.

Certain of our employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed in the combined statements of operations. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses. The increase in share-based compensation expense included in general and administrative expense in the fiscal year ended March 31, 2022, as compared to

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the fiscal year ended March 31, 2021 is primarily due to an increase in the number of share-based payment awards incurring expense in fiscal 2022 as compared to fiscal 2021. The following table presents share-based compensation expense by financial statement line item:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Share-based compensation is comprised of:
Studio employee share-based compensation expense	$50.6	$36.5
Allocation of Lionsgate corporate and shared employee share-based compensation expense	19.6	18.0

Total share-based compensation included in general and administrative expense	$70.2	$54.5
Restructuring and other(1)	—	3.5

Total share-based compensation expense	$70.2	$58.0

(1)

Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

Purchase accounting and related adjustments represent the charge for the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. Purchase accounting and related adjustments increased $12.0 million, or 25.4%, primarily due to the expense associated with the earned distributions related to 3 Arts Entertainment.

Depreciation and Amortization Expense. Depreciation and amortization of $18.1 million for fiscal 2022 increased slightly from $17.2 million in fiscal 2021.

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Restructuring and Other. Restructuring and other decreased $14.8 million in fiscal 2022 as compared to fiscal 2021, and includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. Restructuring and other costs were as follows for the fiscal year ended March 31, 2022 and 2021 (see Note 15 to our audited combined financial statements):

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Restructuring and other:
Severance(1)
Cash	$2.8	$12.4	$(9.6)	(77.4)%
Accelerated vesting on equity awards (see Note 13 to our audited combined financial statements)	—	3.5	(3.5)	nm

Total severance costs	2.8	15.9	(13.1)	(82.4)%
COVID-19 related charges(2)	1.0	2.4	(1.4)	(58.3)%
Transaction and other costs(3)	2.5	2.8	(0.3)	(10.7)%

	$6.3	$21.1	$(14.8)	(70.1)%

nm - Percentage not meaningful.

(1)	Severance costs in the fiscal years ended March 31, 2022 and 2021 were primarily related to restructuring activities in connection with cost-saving initiatives.
(2)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(3)

Transaction and other costs in the fiscal years ended March 31, 2022 and 2021 reflect transaction, integration and legal costs incurred associated with certain strategic transactions, restructuring activities and legal matters.

Interest Expense. As previously discussed, the Company is the primary borrower of the Senior Credit Facilities held by the consolidated Lionsgate company and these borrowings will be restructured by the Studio Business in conjunction with the separation, with the refinanced balances remaining with the Studio Business.

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Interest expense of $115.0 million in fiscal 2022 increased $5.3 million from fiscal 2021 due to an increase in other non-cash interest due to the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements), partially offset by lower average balances on the term loans due to repurchases of the Term Loan B in fiscal 2022 and required repayments. The following table sets forth the components of interest expense for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Interest Expense
Cash Based:
Revolving credit facility	$6.6	$4.2
Term loans	33.1	38.1
Other(1)	28.8	26.4

	68.5	68.7
Amortization of debt issuance costs and other non-cash interest(2)	46.5	41.0

Total interest expense	$115.0	$109.7

(1)	Amounts include payments associated with the Company’s interest rate swaps (see Note 18 to our audited combined financial statements).
(2)

Amounts include the amortization of unrealized losses in accumulated other comprehensive loss related to de-designated interest rate swaps which are being amortized to interest expense (see Note 18 to our audited combined financial statements).

Interest and Other Income. Interest and other income of $28.0 million for the fiscal year ended March 31, 2022 compared to interest and other income of $6.1 million for the fiscal year ended March 31, 2021, due to insurance recoveries on prior shareholder litigation of $22.7 million in fiscal 2022 (see Note 17 to our audited combined financial statements).

Other Expense. Other expense of $8.6 million for fiscal 2022 compared to other expense of $4.7 million for fiscal 2021, and represented the loss recorded related to our monetization of accounts receivable programs (see Note 19 to our audited combined financial statements).

Loss on Extinguishment of Debt. Loss on extinguishment of debt of $3.4 million for fiscal 2022 related to the amendment of our credit agreement to extend the maturity of a portion of our revolving credit commitments and a portion of our outstanding term A loans, repurchases of the Term Loan B, and the termination of a portion of our revolving credit commitments. There was no comparable loss in fiscal 2021. See Note 7 to our audited combined financial statements.

Gain on Investments. Gain on investments of $1.3 million for fiscal 2022 compared to a gain on investments of $0.6 million for fiscal 2021.

Equity Interests Loss. Equity interests loss of $3.0 million in fiscal 2022 compared to equity interests loss of $6.1 million in fiscal 2021 due to lower losses from our equity method investees.

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Income Tax Provision. On a standalone entity basis for purposes of these carve-out financial statements, we had an income tax provision of $17.3 million in fiscal 2022, compared to an income tax provision of $17.3 million in fiscal 2021. Our income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of our pre-tax income (loss) generated across the various jurisdictions in which we operate, changes in the valuation allowance against our deferred tax assets, and certain minimum taxes and foreign withholding taxes.

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Basis of Presentation, at March 31, 2022, we had U.S. net operating loss carryforwards of approximately $65.5 million which do not expire and state net operating loss carryforwards of approximately $74.2 million which expire in varying amounts beginning 2023. In addition, at March 31, 2022, we had U.S. credit carryforwards related to foreign taxes paid of approximately $3.8 million to offset future federal income taxes that will expire beginning in 2032. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business. Following the separation, a substantial portion of Lionsgate’s federal NOLs of $1.67 billion and state NOLs of $646.1 million as of March 31, 2022, are expected to be retained by the Studio Business. In addition, a substantial portion of Lionsgate’s U.S. tax credits on foreign taxes paid, amounting to $76.8 million as of March 31, 2022, are expected to be retained by the Studio Business. Lionsgate NOLs currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post separation.

Net Income (Loss) attributable to Parent. Net income attributable to Parent for the fiscal year ended March 31, 2022 was $11.1 million. This compares to net loss attributable to Parent for the fiscal year ended March 31, 2021 of $19.6 million.

Segment Results of Operations

The Company’s primary measure of segment performance is segment profit. See Note 16 to the audited combined financial statements for our definition of segment profit and a reconciliation of segment profit to the Company’s combined income (loss) before income taxes.

The table below sets forth the revenues, gross contribution and segment profit by segment:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Revenue
Motion Picture	$1,185.3	$1,081.1	$104.2	9.6%
Television Production	1,531.0	831.8	699.2	84.1%

	$2,716.3	$1,912.9	$803.4	42.0%

Gross Contribution
Motion Picture	$356.0	$401.8	$(45.8)	(11.4)%
Television Production	124.1	126.3	(2.2)	(1.7)%

	$480.1	$528.1	$(48.0)	(9.1)%

Segment Profit
Motion Picture	$262.9	$295.6	$(32.7)	(11.1)%
Television Production	83.9	83.6	0.3	0.4%

	$346.8	$379.2	$(32.4)	(8.5)%

See the following discussion for further detail of our individual segments.

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Motion Picture

The table below sets forth Motion Picture gross contribution and segment profit for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Motion Picture Segment:
Revenue	$1,185.3	$1,081.1	$104.2	9.6%
Expenses:
Direct operating expense	547.1	508.3	38.8	7.6%
Distribution & marketing expense	282.2	171.0	111.2	65.0%

Gross contribution	356.0	401.8	(45.8)	(11.4)%
General and administrative expenses	93.1	106.2	(13.1)	(12.3)%

Segment profit	$262.9	$295.6	$(32.7)	(11.1)%

U.S. theatrical P&A and Premium VOD expense included in distribution and marketing expense	$153.3	$71.2	$82.1	115.3%
Direct operating expense as a percentage of revenue	46.2%	47.0%
Gross contribution as a percentage of revenue	30.0%	37.2%

Revenue. The table below sets forth Motion Picture revenue by media and product category for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022			2021			Total Increase (Decrease)
	Lionsgate Original Releases(1)	Other Film(2)	Total	Lionsgate Original Releases(1)	Other Film(2)	Total
			(Amounts in millions)
Motion Picture Revenue
Theatrical	$54.8	$10.5	$65.3	$9.3	$2.7	$12.0	$53.3
Home Entertainment
Digital Media	325.5	171.6	497.1	297.3	164.2	461.5	35.6
Packaged Media	64.7	50.3	115.0	81.8	57.7	139.5	(24.5)

Total Home Entertainment	390.2	221.9	612.1	379.1	221.9	601.0	11.1
Television	213.1	44.8	257.9	195.7	34.5	230.2	27.7
International	178.4	56.0	234.4	157.0	60.0	217.0	17.4
Other	9.1	6.5	15.6	14.9	6.0	20.9	(5.3)

	$845.6	$339.7	$1,185.3	$756.0	$325.1	$1,081.1	$104.2

(1)

Lionsgate Original Releases:  Includes titles originally planned for a wide theatrical release by Lionsgate, including titles that have changed from a planned wide theatrical release to an initial direct-to-streaming release. These releases include films developed and produced in-house, films co-developed and co-produced and films acquired or licensed from third parties. In addition, Lionsgate Original Releases also includes multi-platform and direct-to-platform motion pictures originally released or licensed by Lionsgate, and the licensing of our original release motion picture content to other ancillary markets (location-based entertainment, games, etc.).

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(2)

Other Film:  Includes acquired and licensed brands and libraries originally released by other parties such as third-party library product, including our titles released by acquired companies prior to our acquisition of the company (i.e., Summit Entertainment library), and titles released with our equity method investees, Roadside Attractions and Pantelion Films, and other titles.

Theatrical revenue increased $53.3 million in fiscal 2022, as compared to fiscal 2021, due to an increase of $45.5 million from Lionsgate Original Releases driven by a greater number of theatrical slate releases (The Hitman’s Wife’s Bodyguard, American Underdog, Spiral and Moonfall, among others), as theaters have reopened. In fiscal 2021, theaters were mostly closed due to circumstances associated with the COVID-19 global pandemic.

Home entertainment revenue increased $11.1 million, or 1.8%, in fiscal 2022, as compared to fiscal 2021, due to higher digital media revenue of $35.6 million, offset by lower packaged media revenue of $24.5 million. The increase in digital media revenue primarily related to a Lionsgate Original Release direct-to-platform (i.e., SVOD) motion picture licensing agreement in fiscal 2022. The decrease in packaged media revenue was due to a decrease from Lionsgate Original Releases, due to lower packaged media revenue in fiscal 2022 from our fiscal 2021 theatrical slate (which had limited new significant theatrical releases due to circumstances associated with the COVID-19 global pandemic), as compared to the packaged media revenue in fiscal 2021 from our larger fiscal 2020 theatrical slate.

Television revenue increased $27.7 million, or 12.0%, in fiscal 2022, as compared to fiscal 2021, due to an increase from Lionsgate Original Releases of $17.4 million due to a greater number of television windows opening for our theatrical slate titles (and revenue recognized) than in fiscal 2021. In addition, Other Film increased $10.3 million due to higher revenue from our acquired library titles.

International revenue increased $17.4 million, or 8.0%, in fiscal 2022, as compared to fiscal 2021, due to an increase from Lionsgate Original Releases of $21.4 million, offset by a decrease in Other Film of $4.0 million. The increase in Lionsgate Original Releases related to higher revenue in fiscal 2022 from our fiscal 2021 and 2020 theatrical slates, as compared to fiscal 2021, which had limited new significant theatrical releases due to circumstances associated with the COVID-19 global pandemic.

Direct Operating Expense. The increase in direct operating expenses is due to higher Motion Picture revenue. The slight decrease in direct operating expenses as a percentage of motion picture revenue was driven by the change in the mix of titles and product categories generating revenue in fiscal 2022 as compared to fiscal 2021. In particular, the decrease was due to the lower amortization rate of the fiscal 2022 theatrical slate titles generating revenue in fiscal 2022, as compared to the amortization rate of the fiscal 2021 theatrical slate titles in fiscal 2021, which reflected higher investment in film write-downs. Investment in film write-downs included in Motion Picture segment direct operating expense in fiscal 2022 were $1.2 million, as compared to $19.4 million in fiscal 2021.

Distribution and Marketing Expense. The increase in distribution and marketing expense in fiscal 2022 is due to increased theatrical P&A and Premium VOD expense related to more theatrical releases in fiscal 2022 and P&A incurred in advance for films to be released in subsequent periods, as compared to fiscal 2021, which was impacted by the closure of theaters as a result of circumstances associated with the COVID-19 global pandemic. In fiscal 2022, approximately $14.1 million of P&A and Premium VOD expense was incurred in advance for films to be released in subsequent periods (The Unbearable Weight of Massive Talent, The Unbreakable Boy, The Devil’s Light, Borderlands), compared to approximately $7.2 million in fiscal 2021 in the Motion Picture segment.

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Gross Contribution. Gross contribution of the Motion Picture segment for fiscal 2022 decreased $45.8 million, or 11.4%, as compared to fiscal 2021 due to higher Motion Picture distribution and marketing expense as a percentage of Motion Picture revenue, partially offset by higher Motion Picture revenue and slightly lower direct operating expense as a percentage of Motion Picture revenue.

General and Administrative Expense. General and administrative expenses of the Motion Picture segment decreased $13.1 million, or 12.3%, due to a decrease in cash based incentive compensation.

Television Production

The table below sets forth Television Production gross contribution and segment profit for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
	(Amounts in millions)
Television Production Segment:
Revenue	$1,531.0	$831.8	$699.2	84.1%
Expenses:
Direct operating expense	1,373.9	676.5	697.4	103.1%
Distribution & marketing expense	33.0	29.0	4.0	13.8%

Gross contribution	124.1	126.3	(2.2)	(1.7)%
General and administrative expenses	40.2	42.7	(2.5)	(5.9)%

Segment profit	$83.9	$83.6	$0.3	0.4%

Direct operating expense as a percentage of revenue	89.7%	81.3%
Gross contribution as a percentage of revenue	8.1%	15.2%

Revenue. The table below sets forth Television Production revenue and changes in revenue by media for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,		Increase (Decrease)
	2022	2021	Amount	Percent
Television Production	(Amounts in millions)
Television	$1,094.5	$474.0	$620.5	130.9%
International	256.5	164.5	92.0	55.9%
Home Entertainment Revenue
Digital	85.1	127.1	(42.0)	(33.0)%
Packaged Media	6.9	5.7	1.2	21.1%

Total Home Entertainment Revenue	92.0	132.8	(40.8)	(30.7)%
Other	88.0	60.5	27.5	45.5%

	$1,531.0	$831.8	$699.2	84.1%

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The primary component of Television Production revenue is domestic television revenue. Domestic television revenue increased in fiscal 2022 as compared to fiscal 2021, due to an increase of $368.5 million from revenues from the licensing of Starz original productions (Power Book III:  Raising Kanan, Power Book IV:  Force, High Town, Heels Season 1, BMF Season 1, Step Up:  Highwater Season 3, among others) to the Starz Business, and an increase from a greater number of television episodes delivered to third-parties (Minx Season 1, Home Economics Season 2, Love Life Season 2, Acapulco Season 1, Dear White People Season 4, and Welcome to Flatch Season 1 among others). Fiscal 2021 was negatively impacted by disruptions associated with the COVID-19 global pandemic and the associated pausing of productions which resulted in the delay of television episodes delivered in fiscal 2021.

International revenue in fiscal 2022 increased $92.0 million, or 55.9%, as compared to fiscal 2021, due to an increase of $51.6 million from revenues from the licensing of Starz original productions (Power Book III:  Raising Kanan Season 1, Heels Season 1, Power Book IV:  Force Season 1) to the Starz Business, and revenue in fiscal 2022 for Pam & Tommy Season 1, Dear White People Season 4, and Acapulco Season 1.

Home entertainment revenue in fiscal 2022 decreased $40.8 million, or 30.7%, as compared to fiscal 2021, due to digital media revenue in fiscal 2021 for the second syndication license of Mad Men Seasons 1 to 7 and digital media revenue for Power Season 6, which compared to digital media revenue in fiscal 2022 from Weeds Seasons 1 to 8 and Welcome to Flatch Season 1.

Other revenue increased in fiscal 2022 as compared to fiscal 2021, primarily due to revenue of 3 Arts Entertainment, which was negatively impacted in fiscal 2021 as a result of the COVID-19 global pandemic related disruptions.

Direct Operating Expense. Direct operating expense of the Television Production segment in fiscal 2022 increased $697.4 million, or 103.1%, due to the increase in Television Production revenues. Direct operating expenses as a percentage of television production revenue increased primarily due to the mix of titles generating revenue in fiscal 2022 as compared to fiscal 2021, and in particular, fiscal 2022 included a greater number of newer shows in which direct operating expense is typically higher as a percentage of revenue. Due to the increase in cost associated with production and changes in season orders, fiscal 2022 also included increased write-downs to fair value of investment in film and television programs amounting to $34.9 million in aggregate, as compared to $10.3 million in fiscal 2021. This compared to lower direct operating expenses as a percentage of television revenue in fiscal 2021, which included significant revenue from Mad Men, which has a lower amortization rate relative to the amortization rate of the Television Production segment as a whole, and fiscal 2021 included fewer deliveries of newer shows primarily associated with the pausing of productions due to the COVID-19 global pandemic related disruptions.

Gross Contribution. Gross contribution of the Television Production segment for fiscal 2022 decreased slightly by $2.2 million as compared to fiscal 2021 on significantly higher revenue which was offset by higher direct operating expenses as a percentage of television production revenue.

General and Administrative Expense. General and administrative expenses of the Television Production segment decreased $2.5 million, or 5.9%, due to a decrease in incentive based compensation.

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Liquidity and Capital Resources

Sources of Cash

Our liquidity and capital requirements in fiscal 2023 and 2022 were provided principally through cash generated from operations, our Senior Credit Facilities, our film related obligations (as further discussed below), the monetization of trade accounts receivable and parent net investments. From time to time, sources of cash also include cash generated from the Starz Business and contributed to the Studio Business through parent net investment. As of March 31, 2023 and 2022 we had cash and cash equivalents of $[    ] million and $256.9 million, respectively.

However, as discussed in Basis of Presentation, we have operated within Lionsgate’s cash management structure, which uses a centralized approach to cash management and financing of our operations. This arrangement is not reflective of the manner in which we would have financed our operations had we been an independent, publicly traded company during the periods presented. See also, “Post Separation Restructuring of Studio Corporate Debt” below.

Senior Credit Facilities

Our Senior Credit Facilities at March 31, 2023 and 2022 consisted of the following:

•

Revolving Credit Facility. We have a $1.25 billion revolving credit facility (with $[    ] million and none outstanding at March 31, 2023 and 2022, respectively) due April 2026 (the “Revolving Credit Facility”). We maintain significant availability under our Revolving Credit Facility, which is currently used to meet our short-term liquidity requirements, and could also be used for longer term liquidity requirements.

•

Term Loan A. We have a term loan A facility, of which a portion of its outstanding loans, amounting to $[    ] million and $444.9 million outstanding at March 31, 2023 and 2022, respectively, is due April 2026 (the “2026 Term Loan A”), and a portion of its outstanding loans, amounting to $193.6 million at March 31, 2022 was due March 2023 (the “2023 Term Loan A” and together with the 2026 Term Loan A, the “Term Loan A”). In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million (see Note 21 to our audited combined financial statements).

•

Term Loan B. We have a term loan B facility due March 2025 (the “Term Loan B,” and, together with the Revolving Credit Facility and the Term Loan A, the “Senior Credit Facilities”), with $[    ] million and $844.2 million outstanding at March 31, 2023 and 2022, respectively.

See Note 7 to our audited combined financial statements for a discussion of our corporate debt.

As previously discussed, we currently expect to restructure our Senior Credit Facilities upon consummation of the separation. See, “Post Separation Restructuring of Studio Corporate Debt” below for further discussion.

Film Related Obligations

We utilize our film related obligations to fund our film and television productions. Our film related obligations at March 31, 2023 and 2022 include the following:

•

Production Loans:  Production loans represent individual and multi-title loans for the production of film and television programs that we produce. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release dates, with the exception of certain

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loans containing repayment dates on a longer term basis. At March 31, 2023 and 2022, there was $[ ] million and $966.3 million, respectively, outstanding of production loans.

•

Production Tax Credit Facility:  We have a $235.0 million non-recourse senior secured revolving credit facility due January 2025 based on collateral consisting solely of certain of the Company’s tax credit receivables (the “Production Tax Credit Facility”). Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. At March 31, 2023 and 2022, there was $[    ] million and $224.0 million, respectively, outstanding under the Production Tax Credit Facility.

•

IP Credit Facility:  In July 2021, as amended in September 2022, certain of our subsidiaries entered into a senior secured amortizing term credit facility due July 2027 (the “IP Credit Facility”) based on the collateral consisting solely of certain of our rights in certain library titles, including the Spyglass and other recently acquired libraries. As of March 31, 2023, the maximum principal amount of the IP Credit Facility is $[    ] million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. At March 31, 2023 and 2022, there was $[    ] million and $123.5 million, respectively, outstanding under the IP Credit Facility.

•	Backlog Facility and Other:

•

Backlog Facility. In March 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The maximum principal amount of the Backlog Facility as of March 31, 2023 was $[    ] million, subject to the amount of eligible collateral contributed to the facility. The Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years and 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2023, there was $[    ] million outstanding under the Backlog Facility.

•

Other. In June 2022, the Company borrowed $118.6 million under a loan agreement which is secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements (the “June 2022 Distribution Loan”) which was to mature on December 28, 2025, of which all was repaid during the fiscal year ended March 31, 2023 (see Note 21—Subsequent Events to our audited combined financial statements). In September 2022, the Company borrowed $43.4 million under a loan agreement which matures on March 28, 2026 (the “September 2022 Distribution Loan”). In December 2022, the Company borrowed $16.2 million under a loan agreement which matures on November 1, 2025 (the “December 2022 Distribution Loan,” and together with the September 2022 Distribution Loan and June 2022 Distribution Loan, the “Distribution Loans”). The December 2022 Distribution Loan provides for total borrowings up to an aggregate of $18.7 million. Outstanding loan balances under the Distribution Loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. As of March 31, 2023, there was $[    ] million outstanding under the Distribution Loans.

See Note 8 to our audited combined financial statements for a discussion of our film related and other obligations.

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Accounts Receivable Monetization and Governmental Incentives

Our accounts receivable monetization programs include individual agreements to monetize certain of our trade accounts receivable directly with third-party purchasers and a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions.

In addition, we utilize governmental incentives, programs and other structures from states and foreign countries (e.g., sales tax refunds, transferable tax credits, refundable tax credits, low interest loans, direct subsidies or cash rebates, calculated based on the amount of money spent in the particular jurisdiction in connection with the production) to fund our film and television productions and reduce financial risk.

See Note 19 to our audited combined financial statements for our accounts receivable monetization programs and our tax credit receivables.

Uses of Cash

Our principal uses of cash in operations include the funding of film and television productions, film rights acquisitions, the distribution and marketing of films and television programs, and general and administrative expenses. We also use cash for debt service (i.e. principal and interest payments) requirements, equity method or other equity investments, capital expenditures, and acquisitions of or investment in businesses and from time to time, funding operational cash flow needs of the Starz Business through parent net investment.

Redeemable Noncontrolling Interests. In addition, the Company has a redeemable noncontrolling interest balance of $[    ] million and $321.2 million as of March 31, 2023 and 2022, respectively, related to its acquisition of a controlling interest in Pilgrim Media Group and 3 Arts Entertainment, which may require the use of cash in the event the holders of the noncontrolling interests require the Company to repurchase their interests (see Note 11 to our audited combined financial statements).

•

3 Arts Entertainment. The noncontrolling interest holders have a right to put the noncontrolling interest of 3 Arts Entertainment, at fair value, exercisable beginning May 29, 2023, for a 60 day period. Beginning 30 days after the expiration of the exercise period for the put rights held by the noncontrolling interest holders, the Company has a right to call the noncontrolling interest of 3 Arts Entertainment, at fair value, for a 60 day period.

•

Pilgrim Media Group. Pursuant to an amendment dated April 2, 2021, the put and call rights associated with the noncontrolling interest were extended and modified, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, and was exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the purchase of shares pursuant to the exercise of the put was settled, resulting in a payment of $36.5 million. The noncontrolling interest holder has a right to put and the Company has a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended.

We may from time to time seek to retire or purchase or refinance our outstanding debt through cash purchases, and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, refinancings, or otherwise. Such repurchases or exchanges or refinancings, if any, will depend on prevailing

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market conditions, our liquidity requirements, our assessment of opportunities to lower interest expense, contractual restrictions and other factors, and such repurchases or exchanges could result in a charge from the early extinguishment of debt. The amounts involved may be material.

Anticipated Cash Requirements. The nature of our business is such that significant initial expenditures are required to produce, acquire, distribute and market films and television programs, while revenues from these films and television programs are earned over an extended period of time after their completion or acquisition. We expect to continue to increase our investments in film and television programs.

In the short-term, we currently expect that our cash requirements for productions will increase and that our cash requirements for marketing spends will be comparable in fiscal 2023 as compared to fiscal 2022, due to the expected increase in film and television programs, productions or acquisitions in fiscal 2023.

However, we currently believe that both before and after the separation (see “Post Separation Restructuring of Studio Corporate Debt” below) our cash flow from operations, cash on hand, revolving credit facility availability, the monetization of trade accounts receivable, tax-efficient financing, the availability of our Production Tax Credit Facility, IP Credit Facility and Backlog Facility and other obligations, and available production financing will be adequate to meet known operational cash and debt service (i.e. principal and interest payments) requirements for the next twelve months and beyond, including the funding of future film and television production, and theatrical and home entertainment release schedules, and future equity method or other investment funding requirements. We monitor our cash flow liquidity, availability, fixed charge coverage, capital base, film spending and leverage ratios with the long-term goal of maintaining our credit worthiness.

Following the separation, as further described below, our capital structure and sources of liquidity will change from our historical capital structure and sources of liquidity as a result of the planned restructuring of our Senior Credit facilities. See, “Post Separation Restructuring of Studio Corporate Debt” below for further discussion.

Our current financing strategy both before and after the separation is to fund operations and to leverage investment in films and television programs in the short-term and long-term, through our cash flow from operations, our restructured revolving credit facility, restructured term loans, production loans, government incentive programs, the monetization of trade accounts receivable, our Production Tax Credit Facility, our IP Credit Facility, our Backlog Facility, and other obligations. In addition, we may acquire businesses or assets, including individual films or libraries that are complementary to our business. Any such transaction could be financed through our cash flow from operations, credit facilities, equity or debt financing. If additional financing beyond our existing cash flows from operations and credit facilities cannot fund such transactions, there is no assurance that such financing will be available on terms acceptable to us. Our ability to obtain any additional financing will depend on, among other things, our business plans, operating performance, the condition of the capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to the COVID-19 global pandemic, inflation and rising interest rates has caused disruption in the capital markets, which could make financing more difficult and/or expensive, and we may not be able to obtain such financing. We may also dispose of businesses or assets, including individual films or libraries, and use the net proceeds from such dispositions to fund operations or such acquisitions, or to repay debt.

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Material Cash Requirements from Known Contractual and Other Obligations. Our material cash requirements from known contractual and other obligations primarily relate to our Senior Credit Facilities and film related and other obligations. The following table sets forth our significant contractual and other obligations as of March 31, 2023 and the estimated timing of payment, prior to the planned restructuring of our Senior Credit Facilities discussed below, “Post Separation Restructuring of Studio Corporate Debt”:

	Total	Next 12 Months	Beyond 12 Months
(Amounts in millions)
Future annual repayment of debt and other obligations recorded as of March 31, 2023 (on-balance sheet arrangements)
Senior Credit Facilities(1)
Revolving credit facility	[ ]	[ ]	[ ]
Term Loan A	[ ]	[ ]	[ ]
Term Loan B	[ ]	[ ]	[ ]
Film related and other obligations(2)	[ ]	[ ]	[ ]
Operating lease obligations(3)	[ ]	[ ]	[ ]

	[ ]	[ ]	[ ]
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(4)	[ ]	[ ]	[ ]
Interest payments on Senior Credit Facilities(5)	[ ]	[ ]	[ ]
Other contractual obligations	[ ]	[ ]	[ ]

Total future repayment of debt and other commitments under contractual obligations (6)	[ ]	[ ]	[ ]

(1)	See Note 7 to our audited combined financial statements for further information on our corporate debt.
(2)

Film related and other obligations include film obligations and film related obligations (i.e., production loans, Production Tax Credit Facility, Backlog Facility and other, and IP Credit Facility), included on the combined balance sheets. See Note 8 to our audited combined financial statements for further information.

(3)	See Note 9 to our audited combined financial statements for further information on leases.
(4)

Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the combined balance sheets as they did not then meet the criteria for recognition. See Note 17 to our audited combined financial statements for further information.

(5)

Includes cash interest payments on our Senior Credit Facilities, excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(6)

Not included in the amounts above are $[    ] million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimations of future payments. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the purchase of shares pursuant to the exercise of the put was settled, resulting in a payment of $36.5 million. See Note 11 to our audited combined financial statements.

For additional details of commitments and contingencies, see Note 17 to our audited combined financial statements.

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Remaining Performance Obligations and Backlog

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). As disclosed in Note 12 to our audited combined financial statements, remaining performance obligations were $[    ] million at March 31, 2023 (March 31, 2022—$1.5 billion). The backlog portion of remaining performance obligations (excluding deferred revenue) related to our Motion Picture and Television Production segments was $[    ] million at March 31, 2023 (March 31, 2022—$1.3 billion), respectively.

Post Separation Restructuring of Studio Corporate Debt

Subsequent to the separation, we will no longer participate in Lionsgate’s centralized cash management and certain existing financing arrangements. Our ability to fund our operations and capital needs depends upon our ability to generate ongoing cash from operations and our access to the capital markets.

We anticipate that the Senior Credit Facilities to which the Studio Business is the primary borrower will be restructured such that we separately become the sole borrower and obligor of a revolving credit facility and other debt facilities.

We currently anticipate new revolving credit and debt facilities, to be in the form of either term loans or collateralized facilities, with an aggregate principal amount sufficient to repay the then current outstanding principal balances of the Company’s Revolving Credit Facility, Term Loan A and Term Loan B. As of March 31, 2023, the outstanding balances under the Company’s Revolving Credit Facility, Term Loan A and Term Loan B are $[    ] million, $[    ] million and $[    ] million, respectively. Interest rates on borrowings are expected to be based on prevailing market interest rates for borrowers of a similar size and credit rating as us, which we currently estimate to be approximately [    ]% for the revolving credit facility and approximately [    ]% to [    ]% for other debt facilities, however, there can be no assurance we can obtain financing at these rates which will depend on a number of factors including the market conditions at the time. See “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this joint information/proxy statement for more information. The amounts to be refinanced prior to or at the time of the separation will differ from amounts outstanding as of March 31, 2023 and depending on the market conditions and cash levels at Lionsgate at the time of the separation, the Studio Business could borrow more than or less than the amounts outstanding under our existing debt arrangement.

We expect the new facilities to include customary events of default and affirmative and negative covenants as well as a maintenance covenants.

As previously discussed, a portion of Lionsgate’s corporate debt, the Senior Notes, will remain with the Starz Business upon consummation of the separation. Additionally, Lionsgate currently anticipates that the Starz Business will have an initial minimum cash balance of approximately $100 million following the separation. The minimum cash balance could require Lionsgate to either transfer cash to or receive cash from the Starz Business in connection with the separation.

A final determination regarding our debt and capital structure and the debt and capital structure of the Starz Business has not yet been made. Our ability to obtain financing and the terms and amounts of such financing will depend on, among other things, our business plans, operating performance, the condition of capital markets at the time we seek financing, and short and long-term debt ratings assigned by independent rating agencies. Additionally, circumstances related to the COVID-19 global pandemic, inflation and rising interest rates has caused disruption in the capital markets, which could make financing more difficult and/or expensive.

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Following the completion of the separation and debt restructuring, we expect to begin operations as an independent company with cash and cash equivalents as set forth under “New Lionsgate Capitalization,” included elsewhere in this joint information/proxy statement. We believe that our financing arrangements, future cash from operations and access to capital markets will provide adequate resources to fund our future cash flow needs.

Discussion of Operating, Investing, Financing Cash Flows

Fiscal 2023 Compared to Fiscal 2022 and Fiscal 2022 Compared to Fiscal 2021

Cash, cash equivalents and restricted cash [                ] by $[    ] million for the fiscal year ended March 31, 2023, decreased by $90.2 million for the fiscal year ended March 31, 2022 and increased by $132.3 million for the fiscal year ended March 31, 2021, before foreign exchange effects on cash. Components of these changes are discussed below in more detail.

Operating Activities. Cash flows used in operating activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,				2023 vs 2022		2022 vs 2021
	2023		2022	2021	Net Change		Net Change
	(Amounts in millions)

Net Cash Flows Used In Operating Activities	[	]	$(435.0)	$(232.4)	[	]	$(202.6)

Cash flows from operating activities for the fiscal year ended March 31, 2023 were $[    ] million compared to cash flows used in operating activities of $435.0 million for the fiscal year ended March 31, 2022 and cash flows used in operating activities of $232.4 million for the fiscal year ended March 31, 2021. The [                ] in cash used in operating activities in fiscal 2023, compared to fiscal 2022 is due [                ]. The increase in cash used in operating activities in fiscal 2022, compared to fiscal 2021 is due to greater use from changes in operating assets and liabilities, partially offset by lower net loss and higher amortization of films and television programs. The greater use of cash from changes in operating assets and liabilities was driven by increased cash used for investment in films and television programs due to increased production activity in fiscal 2022 as compared to fiscal 2021, which was impacted by the pausing of productions associated with the COVID-19 global pandemic, increases in accounts receivable, net and increases in other assets. In addition, cash flows used in operating activities for the fiscal year ended March 31, 2022 included a net use of cash of approximately $107.3 million from the monetization of accounts receivables programs, as compared to a net benefit of approximately $11.6 million for the fiscal year ended March 31, 2021.

Investing Activities. Cash flows used in investing activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,			2023 vs 2022 Net Change	2022 vs 2021 Net Change
	2023	2022	2021
	(Amounts in millions)
Investing Activities:
Proceeds from the sale of other investments	[ ]	$1.5	$5.1	[ ]	$(3.6)
Investment in equity method investees	[ ]	(14.0)	(0.2)	[ ]	(13.8)
Distributions from equity method investees	[ ]	7.2	—	[ ]	7.2
Acquisition of assets (film library and related assets)	[ ]	(161.4)	—	[ ]	(161.4)
Other investing activities	[ ]	(7.9)	5.0	[ ]	(12.9)
Capital expenditures	[ ]	(6.1)	(10.2)	[ ]	4.1

Net Cash Flows Used In Investing Activities	[ ]	$(180.7)	$(0.3)	[ ]	$(180.4)

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Cash flows from investing activities of $[    ] million for the fiscal year ended March 31, 2023 compared to cash flows used in investing activities of $180.7 million for the fiscal year ended March 31, 2022 and cash flows used in investing activities of $0.3 million for the fiscal year ended March 31, 2021 primarily due to [                ] in fiscal 2023. Cash used in investing activities in fiscal 2022 primarily relates to cash used for the acquisition of a film library and related assets and investment in equity method investees and other as reflected above.

Financing Activities. Cash flows provided by financing activities for the fiscal years ended March 31, 2023, 2022 and 2021 were as follows:

	Year Ended March 31,			2023 vs 2022 Net Change	2022 vs 2021 Net Change
	2023	2022	2021
	(Amounts in millions)
Financing Activities:
Debt- borrowings, net of debt issuance and redemption costs	[ ]	$1,494.3	$200.0	[ ]	$1,294.3
Debt- repurchases and repayments	[ ]	(1,629.5)	(265.0)	[ ]	(1,364.5)

Net repayments and repurchases of debt	[ ]	(135.2)	(65.0)	[ ]	(70.2)

Film related and other obligations- borrowings	[ ]	1,083.0	392.5	[ ]	690.5
Film related and other obligations- repayments	[ ]	(272.6)	(53.0)	[ ]	(219.6)

Net proceeds from film related and other obligations	[ ]	810.4	339.5	[ ]	470.9
Parent net investment	[ ]	(119.7)	116.2	[ ]	(235.9)
Other financing activities	[ ]	(30.0)	(25.7)	[ ]	(4.3)

Net Cash Flows Provided by Financing Activities	[ ]	$525.5	$365.0	[ ]	$160.5

Cash flows from financing activities of $[    ] million for the fiscal year ended March 31, 2023 compared to cash flows provided by financing activities of $525.5 million for the fiscal year ended March 31, 2022 and cash flows provided by financing activities of $365.0 million for the fiscal year ended March 31, 2021.

Cash flows from financing activities for fiscal 2023 primarily reflects [            ].

Cash flows provided by financing activities for fiscal 2022 primarily reflects net proceeds from film related and other obligations of $810.4 million due to net borrowings under production loans and the Production Tax Credit Facility of $691.7 million and net borrowings under the IP Credit Facility of $118.7 million, offset by net debt repayments and repurchases of $135.2 million. Net debt repayments and repurchases of $135.2 million in fiscal 2022 include the below transactions, along with required repayments on our term loans and other items:

•

On April 6, 2021, we amended our Credit Agreement to, among other things, extend the maturity of a portion of our revolving credit commitments, amounting to $1.25 billion, and a portion of our outstanding term A loans, amounting to $444.9 million to April 6, 2026.

•	During fiscal 2022, the Company also completed a series of repurchases of the Term Loan B and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

Cash flows provided by financing activities for fiscal 2021 primarily reflects net proceeds from film related and other obligations of $339.5 million as production activity increased in the third and fourth quarters of fiscal 2021, and net debt repayments of $65.0 million.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Currency and Interest Rate Risk Management

Market risks relating to our operations result primarily from changes in interest rates and changes in foreign currency exchange rates. Our exposure to interest rate risk results from the financial debt instruments that arise from transactions entered into during the normal course of business. Our exposure to foreign currency exchange risk is related to transactions in currencies other than the U.S. Dollar. As part of our overall risk management program, we evaluate and manage our exposure to changes in interest rates and currency exchange risks on an ongoing basis. Hedges and derivative financial instruments will continue to be used in the future in order to manage our interest rate exposure. We have no intention of entering into financial derivative contracts, other than to hedge a specific financial risk.

Currency Rate Risk. Our foreign subsidiaries, sales and certain operating expenses expose us to foreign currency exchange risk. Historically, we entered into forward foreign exchange contracts to hedge our foreign currency exposures on future production expenses denominated in various foreign currencies. These contracts are entered into with major financial institutions as counterparties. We are exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. We do not require collateral or other security to support these contracts. See Note 18 to our combined financial statements for additional information on our financial instruments.

Interest Rate Risk. At March 31, 2023 and 2022, we had interest rate swap agreements to fix the interest rate on $[    ] million and $1.7 billion of variable rate LIBOR-based debt. See Note 18 to our combined financial statements for additional information. The difference between the fixed rate to be paid and the variable rate received under the terms of the interest rate swap agreements will be recognized as interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, and our production loans, Production Tax Credit Facility, IP Credit Facility, and our Backlog Facility and other obligations, are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. The applicable margin with respect to loans under the revolving credit facility and Term Loan A is a percentage per annum equal to a LIBOR rate plus 1.75%. The applicable margin with respect to loans under our Term Loan B is a percentage per annum equal to a LIBOR rate plus 2.25%. Assuming the revolving credit facility is drawn up to its maximum borrowing capacity of $1.25 billion, based on the applicable LIBOR in effect as of March 31, 2023, each quarter point change in interest rates would result in a $[    ] million change in annual net interest expense on the revolving credit facility, Term Loan A, Term Loan B and interest rate swap agreements.

The variable interest film related obligations (which includes our production loans, Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other) incur primarily LIBOR and SOFR-based interest, with applicable margins ranging from [    ]% to [    ]% per annum. A quarter point increase of the interest rates on the variable interest film related obligations would result in $[    ] million in additional costs capitalized to the respective film or television asset for production loans (based on the outstanding principal amount of such loans), and a $[    ] million change in annual net interest expense (based on the outstanding principal amount of such loans, and assuming the Production Tax Credit Facility and Backlog Facility are utilized up to their maximum capacity of $235.0 million and $175.0 million, respectively).

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

The following table presents information about our financial instruments that are sensitive to changes in interest rates. The table also presents the cash flows of the principal amounts of the financial instruments, or the cash flows associated with the notional amounts of interest rate derivative instruments, and related weighted-average interest rates by expected maturity or required principal payment dates and the fair value of the instrument as of March 31, 2023:

	Year Ended March 31,														Fair Value March 31, 2023
	2024		2025		2026		2027		2028		Thereafter		Total
(Amounts in millions)
Variable Rates:
Revolving Credit Facility(1)	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]
Average Interest Rate	[	]	[	]	[	]	[	]	[	]	[	]
Term Loan A(1)	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]
Average Interest Rate	[	]	[	]	[	]	[	]	[	]	[	]
Term Loan B(1)	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]
Average Interest Rate	[	]	[	]	[	]	[	]	[	]	[	]
Film related obligations(2)	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]
Average Interest Rate	[	]	[	]	[	]	[	]	[	]	[	]
Fixed Rates:
Interest Rate Swaps(3)
Variable to fixed notional amount	[	]	[	]	[	]	[	]	[	]	[	]	[	]	[	]

(1)	The effective interest rate in the table above is before the impact of interest rate swaps.
(2)

Represents amounts outstanding under film related obligations (i.e., production loans, Production Tax Credit Facility, IP Credit Facility and Backlog Facility), actual amounts outstanding and the timing of expected future repayments may vary in the future (see Note 8 to our audited combined financial statements for further information).

(3)

Represents interest rate swap agreements on certain of our LIBOR-based floating-rate debt with fixed rates paid ranging from [    ]% to [    ]% with maturities beginning in March 2025 through March 2030. See Note 18 to our audited combined financial statements.

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MANAGEMENT OF NEW LIONSGATE

Executive Officers Following the Separation

The following table sets forth information as of March 31, 2023 regarding the individuals who are expected to serve as executive officers of New Lionsgate following the completion of the separation. Some of New Lionsgate’s executive officers are currently employees of Lionsgate, but will cease to hold such positions upon the completion of the separation. Two of New Lionsgate’s executive officers – Jon Feltheimer and Michael Burns – will also hold a position as a member of New Lionsgate’s Board. For their biographical information, see “The Annual General and Special Meeting—Proposal No. 1:  Election of Directors.”

Name	Age	Position	State and Country of Residence
Jon Feltheimer	71	Chief Executive Officer	California, U.S.
Michael Burns	64	Vice Chair	California, U.S.
James W. Barge	67	Chief Financial Officer	California, U.S.
Brian Goldsmith	50	Chief Operating Officer	California, U.S.
Bruce Tobey	63	Executive Vice President and General Counsel	California, U.S.

James W. Barge, 67, has been Lionsgate’s Chief Financial Officer since October 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology, risk management and internal audit activities. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner, where he was responsible for the resolution of SEC accounting and reporting issues. Mr. Barge is the Chair of the Audit Committee and a member of the Nominating and Governance Committee of Scholastic Corporation (NASDAQ:  SCHL).

Brian Goldsmith, 50, has been Lionsgate’s Chief Operating Officer since October 2012, and served as Lionsgate’s Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of Lionsgate since September 2007.

Bruce Tobey, 63, has been Lionsgate’s Executive Vice President and General Counsel since March 2023. Prior to that, Mr. Tobey was a partner at O’Melveny & Myers LLP, where he worked from August 2012 to March 2023. Prior to joining O’Melveny & Myers LLP, Mr. Tobey also served as Chief Operating Officer at CBS Films from March 2007 to December 2010, as Executive Vice President at Paramount Pictures Corporation from February 2001 to August 2005, and as a partner at Troop Steuber Pasich Reddick & Tobey, LLP (and its predecessor firm), where he worked from May 1986 to March 2000.

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DIRECTORS OF NEW LIONSGATE

Board of Directors Following the Separation

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the individuals expected to be appointed to the board of directors of New Lionsgate at the effective time of the separation, which we refer to as the “New Lionsgate Board,” will be included in an amendment to this joint information/proxy statement.

Director Independence

It will be the policy of the New Lionsgate Board that, as required by the New York Stock Exchange listing standards, a majority of directors be “independent” of New Lionsgate and its management. For a director to be deemed “independent,” the New Lionsgate Board will affirmatively determine that the director has no material relationship with New Lionsgate or its affiliates or any member of the senior management of New Lionsgate or his/her affiliates.

Pursuant to New Lionsgate’s expected Corporate Governance Guidelines, the New Lionsgate Board will undertake an annual review of director independence. During the annual review, the New Lionsgate Board will consider transactions and relationships between each director or any member of his/her immediate family and New Lionsgate and its subsidiaries and affiliates. The New Lionsgate Board will also examine transactions and relationships with New Lionsgate between directors or their affiliates and members of New Lionsgate’s senior management or their affiliates. As provided in New Lionsgate’s expected Corporate Governance Guidelines, the purpose of this review will be to determine whether any such relationships or transactions are inconsistent with a determination that the director is “independent.” New Lionsgate’s Nominating and Corporate Governance Committee, with assistance from counsel, will regularly review New Lionsgate’s Corporate Governance Guidelines to ensure their compliance with Canadian law, SEC and New York Stock Exchange regulations. The full text of New Lionsgate’s Corporate Governance Guidelines will be available on New Lionsgate’s website at www.investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to New Lionsgate’s Corporate Secretary. The New Lionsgate website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, information regarding the independence of the directors expected to form the New Lionsgate Board will be included in an amendment to this joint information/proxy statement.

Committees of the New Lionsgate Board

There will be four (4) standing committees of the New Lionsgate Board. The New Lionsgate Board is expected to adopt written charters for each committee, which will be available on New Lionsgate’s website.

The table below sets forth what will be the standing committees. Each of New Lionsgate’s Audit & Risk, Compensation, Nominating and Corporate Governance and Strategic Advisory Committees are expected to be composed solely of directors who have been determined by the New Lionsgate Board to be independent in accordance with SEC regulations and Canadian securities laws, New York Stock Exchange listing standards and New Lionsgate’s Standards for Director Independence (including the heightened independence standards for members of New Lionsgate’s Audit & Risk Committee and New Lionsgate’s Compensation Committee).

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COMMITTEE	FUNCTIONS
Audit & Risk

New Lionsgate’s Audit & Risk Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  overseeing the integrity of New Lionsgate’s financial statements, accounting and financial reporting processes;

•  overseeing New Lionsgate’s exposure to risk and compliance with legal and regulatory requirements;

•  overseeing the independent auditor’s qualifications and independence;

•  overseeing the performance of New Lionsgate’s internal audit function and independent auditor;

•  overseeing the development, application and execution of all New Lionsgate’s risk management and risk assessment policies and programs;

•  preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules; and

•  reviewing and providing oversight over New Lionsgate’s information technology and cybersecurity risk, policies and procedures.

Expected members of New Lionsgate’s Audit & Risk Committee include [                ].

Compensation Committee

New Lionsgate’s Compensation Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  reviewing, evaluating and making recommendations to the New Lionsgate Board with respect to management’s proposals regarding New Lionsgate’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•  evaluating the performance of and reviewing and approving the level of compensation for New Lionsgate’s Chief Executive Officer and Vice Chair;

•  in consultation with New Lionsgate’s Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of New Lionsgate with compensation arrangements that meet the requirements for New Lionsgate’s Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•  reviewing and recommending for adoption or amendment by New Lionsgate Board and, when required, New Lionsgate’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•  reviewing and recommending to the New Lionsgate Board compensation for Board and committee members.

Expected members of New Lionsgate’s Compensation Committee include [                ].

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COMMITTEE	FUNCTIONS
Nominating and Corporate Governance Committee

New Lionsgate’s Nominating and Corporate Governance Committee will have the responsibilities set forth in the charter of such committee. New Lionsgate anticipates that these responsibilities will include:

•  identifying, evaluating and recommending individuals qualified to become members of the New Lionsgate Board, consistent with criteria approved by the New Lionsgate Board;

•  considering and recommending to the New Lionsgate Board the director nominees for each annual general and special meeting of shareholders, the New Lionsgate Board committees and the Chairpersons thereof;

•  periodically reviewing New Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related governance matters that are significant to New Lionsgate, oversee New Lionsgate’s public reporting on these topics and receive updates from New Lionsgate’s management committee responsible for significant ESG activities;

•  reviewing New Lionsgate’s human capital management policies, programs and initiatives focused on New Lionsgate’s culture, talent development, retention, and diversity and inclusion;

•  developing and recommending to the New Lionsgate Board a set of corporate governance guidelines applicable to New Lionsgate and assisting in the oversight of such guidelines; and

•  overseeing the evaluation of the New Lionsgate Board and management.

Expected members of New Lionsgate’s Nominating and Corporate Governance Committee include [                ].

Strategic Advisory Committee

New Lionsgate anticipates that the responsibilities of New Lionsgate’s Strategic Advisory Committee will include:

•  maintaining consistent communication throughout the year with New Lionsgate’s management to informally discuss New Lionsgate’s strategic plan and proposed transactions; and

•  reviewing New Lionsgate’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Expected members of New Lionsgate’s Strategic Advisory Committee include [                ].

How New Lionsgate Makes Pay Decisions and Assesses Its Programs

During New Lionsgate’s fiscal year ended March 31, 2023, New Lionsgate was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as New Lionsgate’s executive officers were made by Lionsgate, as described in the section of this joint information/proxy statement entitled “Compensation Discussion and Analysis of New Lionsgate.”

Corporate Governance

New Lionsgate will be committed to good corporate governance, which will help it compete more effectively and build long-term shareholder value. New Lionsgate will be governed by the New Lionsgate Board

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and committees of the New Lionsgate Board that meet throughout the year. Directors will discharge their responsibilities at New Lionsgate Board and committee meetings through ongoing communication with each other and with management throughout the year.

Governance will be a continuing focus at New Lionsgate, starting with the New Lionsgate Board and extending to management and all employees. Therefore, the New Lionsgate Board will review New Lionsgate’s policies and business strategies and advise and counsel its Chief Executive Officer and the other executive officers who manage New Lionsgate’s businesses, including actively overseeing and reviewing, on at least an annual basis, New Lionsgate’s strategic plans.

In addition, New Lionsgate will solicit feedback from shareholders on corporate governance and executive compensation practices and engage in discussions with various groups and individuals on these matters.

Mandate of the New Lionsgate Board

Under the expected Corporate Governance Guidelines to be established by the New Lionsgate Board, which will include the New Lionsgate Board’s mandate, the New Lionsgate Board expects to have the overall responsibility to review and regularly monitor the effectiveness of New Lionsgate’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives. Generally, the New Lionsgate Board will seek to enhance shareholder value over the long term. Once available, the full text of New Lionsgate’s Corporate Governance Guidelines will be available on its website at https://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to its Corporate Secretary.

Director Orientation and Education

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the policies of the New Lionsgate Board relating to director orientation and education will be included in an amendment to this joint information/proxy statement.

Considerations of the Representation of Women on the New Lionsgate Board

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the policies of the New Lionsgate Board relating to representation of women on the New Lionsgate Board will be included in an amendment to this joint information/proxy statement.

New Lionsgate Board Leadership Structure

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, disclosure regarding the expected board leadership structure of the New Lionsgate Board will be included in an amendment to this joint information/proxy statement.

New Lionsgate Board, Committee and Director Evaluations

Under the expected Corporate Governance Guidelines and a charter of the Nominating and Corporate Governance Committee to be established by the New Lionsgate Board, New Lionsgate’s Nominating and Corporate Governance Committee will oversee an annual evaluation of the performance of the New Lionsgate Board, its committees and each director in order to assess the overall effectiveness of the New Lionsgate Board and its committees, director performance and board dynamics. The evaluation process will be designed to facilitate ongoing, systematic examination of the New Lionsgate Board’ effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors will be considered each year when the directors stand for re-nomination. Detailed surveys are expected to be used for

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the evaluations conducted for the New Lionsgate Board and each committee. The surveys will be designed to provide information pertaining to the competencies, behaviors and effectiveness of the New Lionsgate Board, the committees and the directors, and suggested areas for improvement.

Director Selection Process

Shareholder Recommendations for Director Nominees and Other Proposals

Shareholder recommendations for director nominees are welcome and will be sent to the Chair of New Lionsgate’s Nominating and Corporate Governance Committee. At the time a shareholder makes a recommendation the shareholder must provide:

•	The name and address of the shareholder who makes the recommendation and of the candidate(s);

•	All information about the candidate(s) that New Lionsgate would be required to disclose in a proxy statement in accordance with the Exchange Act and rules and regulation promulgated thereunder;

•	Certification of whether the candidate meets the requirements to be

•	independent under the New York Stock Exchange listing standards (including independent under the additional requirements for audit committee and compensation committee members),

•	unrelated under the BC Act, and

•	a non-management director under Rule 16b-3 of the Exchange Act;

•	Proof of the candidate’s consent to serve on the New Lionsgate Board if nominated and elected;

•	Proof of the candidate’s agreement to complete, upon request, any questionnaire(s) customary for New Lionsgate’s directors; and

•	If a shareholder recommending a candidate is not a record holder the shareholder must provide evidence of eligibility as set forth in Exchange Act Rule 14a-8(b)(2).

Shareholders should be aware that any proposal must comply with Rule 14a-8 promulgated under the Exchange Act regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals or recommendations for director nominees submitted as per the BC Act to be presented at an annual general and special meeting of shareholders must be received by New Lionsgate’s Corporate Secretary at its registered office no later than [                ], and must comply with the requirements of the BC Act.

Term Limits and New Lionsgate Board Renewal

New Lionsgate does not expect to establish term limits, as it believes that directors who will develop insight into New Lionsgate and its operations over time will provide an increasing contribution to the New Lionsgate Board as a whole. To ensure the New Lionsgate Board continues to generate new ideas and operate effectively, the New Lionsgate Nominating and Corporate Governance Committee will evaluate individual New Lionsgate Board member performance and will take steps as necessary regarding continuing director tenure.

For instructions on how shareholders may submit recommendations for director nominees to the New Lionsgate Nominating and Corporate Governance Committee, see “Shareholder Communications with the New Lionsgate Board” below. The New Lionsgate Nominating and Corporate Governance Committee will assess the director nominees recommended by shareholders using the criteria as described above.

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The New Lionsgate Board’s Role in Risk Oversight

New Lionsgate’s management will be responsible for communicating material risks to the New Lionsgate Board and its committees, who will provide oversight over the risk management practices implemented by management. The New Lionsgate Board expects to continue the policies and practices of Lionsgate with respect to risk oversight as described in the sections of this joint information/proxy statement entitled “Additional Annual General and Special Meeting Matters—Environmental, Social and Governance—Board Role in Risk Oversight,” “Additional Annual General and Special Meeting Matters—Environmental, Social and Governance—Management Succession Plan” and “Additional Annual General and Special Meeting Matters—Environmental, Social and Governance—Cybersecurity and Information Security Risk,” which sections are incorporated herein by reference.

Code of Conduct and Ethics

New Lionsgate will have a Code of Business Conduct and Ethics that applies to all its directors, officers and employees that will be available on its website at https://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to New Lionsgate’s Corporate Secretary. New Lionsgate will disclose on its website any waivers of, or amendments to, the code that applies to New Lionsgate’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions. The New Lionsgate website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC. The code will be administered by New Lionsgate’s compliance officer, or his/her designee, and New Lionsgate’s Office of the General Counsel, and will be overseen by New Lionsgate’s Nominating and Corporate Governance Committee.

Shareholder Communications with the New Lionsgate Board

New Lionsgate recognizes the importance of providing New Lionsgate’s shareholders and interested parties with a means of direct communication with the members of the New Lionsgate Board. Shareholders and interested parties who would like to communicate with the Chair of the New Lionsgate Board or New Lionsgate’s non-employee directors will be able to do so by writing to the New Lionsgate Board or New Lionsgate’s non-employee directors, care of New Lionsgate’s Corporate Secretary, at New Lionsgate’s principal executive office. The full text of New Lionsgate’s Policy on Shareholder Communications will be available on New Lionsgate’s website at https://investors.lionsgate.com/governance/governance-documents. The New Lionsgate website and the information contained therein or connected thereto are not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

COMPENSATION DISCUSSION AND ANALYSIS OF NEW LIONSGATE

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, executive compensation disclosure of New Lionsgate will be included in an amendment to this joint information/proxy statement.

EQUITY COMPENSATION PLAN INFORMATION OF NEW LIONSGATE

Prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, information regarding the long-term incentive plan to be adopted by New Lionsgate in connection with the separation will be included in an amendment to this joint information/proxy statement.

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ADDITIONAL ANNUAL GENERAL AND SPECIAL MEETING MATTERS

This section only relates to certain annual general and special meeting matters of Lionsgate. All references to “we,” “us,” “our” and “Company” refer to Lionsgate and/or its subsidiaries, depending on the context.

Environmental, Social and Governance

The LGEC Board believes that social responsibility and human capital matters are vital to Lionsgate’s organizational health and is strongly committed to a positive corporate culture, diversity, equal opportunity, inclusion, talent acquisition, retention, employee satisfaction and engagement, with the tone set from the top. We report on social responsibility and human capital matters at each regularly scheduled LGEC Board meeting and periodically throughout the year.

Environmental, Social Responsibility and Human Capital Matters

Diversity, Equity and Inclusion

•  We believe that embracing diversity, promoting a culture of inclusivity and accelerating the representation of women and historically excluded groups in our workforce is crucial to our success.

•  Our Chief Diversity Officer partners with our leadership team across all of our businesses to effect changes in recruitment, hiring, promotions, policies and culture, and to orchestrate our Company-wide response to issues of inequality and workforce disparity.

•  We maintain the following recruitment and hiring initiatives:

•  Internship Programs:  We maintain an internship program designed to increase inclusion across the entertainment industry.

•  Targeted Recruitment:  We continue recruitment efforts that include collaborating with diverse partner organizations, college campus diversity organizations for underrepresented groups, as well as historically black colleges in our search for new employees and interns.

•  Inclusive Hiring Process:  We implement inclusive hiring practices to ensure that we are attracting the best talent in the industry through an equitable, inclusive, and accessible approach. Key components of the framework include bias free job descriptions, inclusive hiring training, external diversity partners, diverse candidate slates, and diverse, cross-functional interview panels.

•  Supplier Diversity and Inclusion Program:  The mission of our Supplier Diversity and Inclusion Program, is to actively establish relationships with diverse businesses and to continuously strive to increase spend with diverse suppliers, while delivering more competitive pricing, quality, service, innovation and creativity in procurement of services. We believe that this initiative increases the breadth of our vendor pool, while creating greater economic opportunity for diverse suppliers.

•  Lionsgate currently promotes the STARZ-branded #TakeTheLead initiative, building on industry leadership by promoting diversity in front of and behind the camera and throughout our organization.

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•  Lionsgate currently holds monthly STARZ-branded #ConversationsThatMatter featuring government, industry and community leaders discussing issues of representation, social justice and racial equality.

•  Employees participate in McKinsey’s Black, Hispanic and Latinx, and Asian leadership academies and many are enrolled in a program to empower women leaders.

Employee Resource Groups

•  We provide our employees with an array of Employee Resource Groups (“ERGs”) which offer them the chance to establish a greater presence at Lionsgate and an opportunity to enhance cross-cultural awareness, develop leadership skills and network across Lionsgate’s various business units and levels. The ERGs are voluntary, employee-led groups that foster a diverse, engaging, and inclusive workplace.

•  Lionsgate Early Career Group aims to inspire curiosity and networking to foster growth for professionals in early stages of their careers.

•  Lionsgate Multicultural Employee Resource Group advocates for a more inclusive workplace and entertainment landscape through programs that educate, activate and celebrate multicultural diversity and its global impact.

•  This consists of resource groups for the Asian American Pacific Islander community, the Black community and the Latine community.

•  Lionsgate Parents and Caregivers Group aims to bring together parents, expecting parents, caregivers, and allies to ensure our community fosters an environment that supports all families.

•  Lionsgate Pride supports, develops and inspires future LGBTQIA leaders within Lionsgate and the industry.

•  Lionsgate Vets creates a community of veterans and their supporters working together to enhance veteran presence and engage the industry from the unique perspective of a military background.

•  Lionsgate Women’s Empowerment Group creates a community that improves the prominence of female leaders and empowers women at all levels within Lionsgate and the industry.

Community Involvement

•  We are committed to acting responsibly and making a positive difference in the local and global community through Lionshares, our volunteer program that seeks to provide opportunities for employees to partner with a diverse range of charitable organizations.

•  We maintain a Corporate Sponsorship Committee that prioritizes corporate philanthropic initiatives throughout Lionsgate, focusing particularly on organizations and activities related to diversity and poverty in order to increase our impact and to develop meaningful relationships with a core group of organizations and events.

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•  We encourage employees to volunteer for and serve on boards of non-profit organizations and are committed to the philanthropic contributions of our employees and provide for corporate matching to eligible non-profit organizations.

Engagement

•  We conduct an annual employee engagement survey through an independent third party.

•  Employee satisfaction scores remain positive, year over year.

•  Employees complete performance management conversations at set points throughout the year focusing on goals, development, feedback and well-being.

•  We offer a confidential, voluntary Self-ID initiative, allowing employees the opportunity to voluntarily share parts of their identity so that we can better understand the full diversity of our workforce and continuously improve the experiences for all employees.

Training and Development

•  We conduct annual employee training on anti-harassment, information technology security, the Foreign Corrupt Practices Act, as well as manager, diversity, equity and inclusion trainings.

•  We provide training and development to all employees, focusing on career development, professional development and industry knowledge.

Employee Benefits and Programs

•  We offer a comprehensive benefits package which includes health, dental and vision insurance, family forming benefits, mental health support, resources for caregiving (children and adult family), online fitness and meditation classes, and new parent coaching.

•  We offer programs to develop and enrich the employee experience with offerings such as tuition reimbursement, leadership development programs, mentorship, and additional programs to help support specific populations (e.g., minorities, women, parents, LGBTQIA).

Corporate Responsibility

•  We protect our social, financial, informational, environmental, and reputational assets and make it a priority to operate our business in a responsible and sustainable manner.

•  Engaging in corporate responsibility not only helps us manage risks and maximize opportunities, but it also helps us understand and manage our social, environmental, and economic impact that enables us to contribute to society’s wider goal of sustainable development. This includes, but is not limited to, conducting business in a socially responsible and ethical manner, supporting human rights, and not engaging in activities that harm the environment.

Inclusive Content

•  We continue our mission to develop an inclusive content strategy (through an inclusive creative strategy, an inclusive marketing strategy and inclusive business strategy) that drives growth by centering on an increasingly diverse audience and providing thought leadership that builds greater capacity for inclusion.

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• By amplifying historically undervalued voices and perspectives, we strive to create an empowering space that welcomes all creatives to tell their stories.

Environmental Responsibility

•  We are committed to environmental sustainability. We prioritize efforts to prevent pollution, and to conserve, recover, and recycle materials, water and energy wherever possible.

•  Our productions distribute documents electronically to minimize paper consumption and waste and limit the use of single-use plastics.

•  Our productions follow best practices featured in the Producers Guild of America and Sustainable Production Alliance’s Green Production Guide, which are designed to reduce the film, television, and streaming industry’s carbon footprint and environmental impact.

•  Our U.S. productions encourage the employment of green vendors that provide sustainable goods and services for film, television and streaming productions.

Recognitions	Humanitas 2022 Voice for Change Award

Corporate Governance

Corporate governance is a continuing focus of Lionsgate, starting with the LGEC Board and its committees, and extending to management and all employees. The LGEC Board and its committees review Lionsgate’s governance policies and business strategies at LGEC Board and committee meetings throughout the year, and through ongoing communication with each other and with management.

LGEC Board Leadership Structure

Mr. Feltheimer is Lionsgate’s Chief Executive Officer, and together with Mr. Burns, Lionsgate’s Vice Chair, has led Lionsgate’s development for over 30 years. The LGEC Board believes it is appropriate for Messrs. Feltheimer and Burns to be on the Board in an executive capacity, as they are responsible for the day-to-day supervision, management and control of the business and affairs of Lionsgate, develop its strategic direction, and serve as a bridge between management and the LGEC Board to support the alignment of the goals of both.

Dr. Rachesky is the Chair of the LGEC Board. Dr. Rachesky provides leadership as an independent, non-executive Chair and helps ensure independent oversight of Lionsgate. Dr. Rachesky also presides over the

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regularly scheduled executive sessions of non-employee directors. In furtherance of the independent oversight of management, the non-employee directors routinely meet and hold discussions without management present.

Separate Chair and Chief Executive Officer Roles

The LGEC Board believes that Lionsgate’s current leadership structure, in which the roles of the Chair and Chief Executive Officer are separate, is appropriate for Lionsgate at this time, taking into consideration Lionsgate’s evolving needs, corporate strategy, and operating environment. The separation of the Chair and Chief Executive Officer roles enables the Chief Executive Officer to focus on the business, operations, and strategy of Lionsgate, and allows Lionsgate to leverage the Chair’s experience, perspective, and vision to serve the best interests of its shareholders.

LGEC Board Role in Risk Oversight

Lionsgate’s management is responsible for communicating material risks to the LGEC Board and its committees, who provide oversight over the risk management practices implemented by management. The LGEC Board and committee reviews occur principally through the receipt of reports from Lionsgate’s management on these areas of risk and discussions with management regarding risk assessment and risk management.

LGEC Board of Directors

At regularly scheduled LGEC Board meetings, management presents risks faced by Lionsgate. Specifically, Lionsgate’s Chief Executive Officer and other senior management provide strategic and operational reports, including risks relating to Lionsgate’s operating segments; Lionsgate’s Vice Chair reports on Lionsgate’s various investments and financing activities, including analysis of prospective capital sources and uses; Lionsgate’s Chief Financial Officer reports on credit and liquidity risks, tax strategies, integrity of internal controls over financial reporting and on internal audit activities; and Lionsgate’s General Counsel reports on legal risks and reviews material litigation with the LGEC Board. Additionally, the LGEC Board receives reports from its committees, which may include a discussion of risks initially overseen by the committees for discussion and input from the LGEC Board.

The LGEC Board also receives reports from Lionsgate on specific areas of risk from time to time, such as cyclical or other risks that are not covered at regularly scheduled Board meetings.

Committees

The LGEC Board also delegates responsibilities to its committees related to the oversight of certain risks.

•  The Audit & Risk Committee is generally responsible for reviewing Lionsgate’s risk assessment and enterprise risk management. Among other responsibilities set forth in the Audit & Risk Committee’s charter, the committee:  (i) discusses guidelines and policies, as they arise, with respect to financial risk exposure, financial statement risk assessment and risk management periodically with Lionsgate’s management, internal auditor, and independent auditor, and Lionsgate’s plans or processes to monitor, control and minimize such risks and exposures; (ii) reviews and evaluates management’s identification of all major risks to the business and their relative weight; (iii) when necessary, reviews the steps Lionsgate’s management has taken to address failures, if any, in compliance with established risk management policies and procedures; (iv) reviews Lionsgate’s various insurance policies, including directors’ and officers’ liability insurance; (v) reviews the significant reports to Lionsgate’s management prepared by the internal audit department and management’s responses; (vi) reviews Lionsgate’s disclosure of risks in all filings with the SEC; and (vii) reviews and provides oversight over Lionsgate’s information technology and cybersecurity risk, policies and procedures.

•  The Compensation Committee monitors risks related to Lionsgate’s compensation practices, including practices related to incentive-

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compensation and equity-based plans, other executive or Lionsgate-wide incentive programs.

•  The Nominating and Corporate Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to Lionsgate’s corporate governance processes, independence of the LGEC Board and director and management succession and transition, as well as Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related governance matters.

The LGEC Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under Board Leadership Structure above.

Management Succession Plan

The LGEC Board, led by its Nominating and Corporate Governance Committee and with the assistance of Heidrick & Struggles, an independent outside consultant, has implemented both short-term and long-term succession plans to identify critical positions and potential replacements for its senior executives (including Lionsgate’s Chief Executive Officer and Lionsgate’s Vice Chair), should one of these critical positions become vacant. The plans are designed to anticipate both expected successions, such as those arising from anticipated retirements, as well as unexpected transitions (i.e., “black swan events”), such as those occurring when executives leave for positions at other companies, or due to death, disability or other unforeseen events.

Cybersecurity and Information Security Risk

The LGEC Board devotes significant time and attention to cyber security and information security risk, and cyber incident preparedness and response. At each meeting, its Audit & Risk Committee receives reports from Lionsgate’s Chief Technology Officer on cyber threats and incident response, if any. The LGEC Board then reviews these reports at each LGEC Board meeting. These reports address a range of topics, including updates on technology trends, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. Lionsgate has a dedicated team that oversees and implements its cybersecurity management, compliance with applicable legal and third party data protection and data privacy requirements, and its incident response and crisis management plans. Lionsgate’s team also provides ongoing information security awareness education and cybersecurity training for its employees.

Stock Ownership Guidelines

Effective April 1, 2023, the LGEC Board has established minimum stock ownership guidelines for directors. Each director is required to maintain an ownership position in Lionsgate of at least $500,000 of Lionsgate’s common shares (which can be either through ownership of Class A voting shares, Class B non-voting shares or Class A voting shares and Class B non-voting shares on a combined basis). Directors have five years to reach this ownership threshold.

Lionsgate’s executive officers are not subject to stock ownership and holding requirements. Most of its executive officers, though, have a significant interest in Lionsgate shares, whether held directly or as the result of outstanding equity-based awards. Additionally, other than special grants of equity made to executive officers from time to time which may vest immediately, grants of restricted share units, stock options and/or share appreciation rights generally vest in annual installments over a minimum of three years following the date of grant.

Policy on Hedging

The LGEC Board recognizes that hedging against losses in Lionsgate’s securities may disturb the alignment between the interests of its officers and directors and those of its shareholders in its performance and prospects.

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For this reason, officers, directors and employees are generally prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Lionsgate’s securities. Lionsgate directors are also prohibited from pledging as collateral for a loan or holding in a margin account in which the shares are subject to margin their minimum number of shares held in Lionsgate; if they have shares above such minimum number, though, they are able to pledge such shares as collateral for a loan or holding in a margin account.

Role of the LGEC Board

The LGEC Board reviews and regularly monitors the effectiveness of Lionsgate’s fundamental operating, financial and other business plans, policies and decisions, including the execution of its strategies and objectives, and seeks to enhance long-term shareholder value. The key practices and procedures of the LGEC Board are outlined in Lionsgate’s Corporate Governance Guidelines available on its website at http://investors.lionsgate.com/governance/governance-documents.

LGEC Board and Shareholder Meeting Attendance

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding the LGEC Board meeting and shareholder meeting attendance for fiscal 2023 will be included in an amendment to this joint information/proxy statement.

All directors are invited, but not required, to attend the annual general and special meeting. Accordingly, directors may not be present in person at the annual general and special meeting.

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LGEC Board Committees and Responsibilities

The LGEC Board has a standing Audit & Risk Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Advisory Committee. The table below provides current membership information for its standing committees, as well as meeting information for such committees.

Name	Audit & Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Advisory Committee

Michael Burns

Mignon Clyburn*

Gordon Crawford*

Jon Feltheimer

Emily Fine*

Michael T. Fries*

Susan McCaw*

Yvette Ostolaza*

Mark H. Rachesky, M.D.*

Daryl Simm*

Hardwick Simmons*

Harry E. Sloan*

Meetings held in fiscal 2023 (in person or via teleconference)	4	7	3	2

* Independent Director	Chairperson	Member	Financial Expert

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Audit & Risk Committee

Number of Members: 3 Current Members: Hardwick Simmons (Chair) Susan McCaw Harry Sloan Meetings held in fiscal 2023: 4

Messrs. Simmons (Chair) and Sloan and Ms. McCaw are the current members of the Audit & Risk Committee.

The Audit & Risk Committee is governed by a written charter adopted by the LGEC Board, which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Audit & Risk Committee include, among other things, the following:

•  overseeing the integrity of Lionsgate’s financial statements, accounting and financial reporting processes;

•  overseeing Lionsgate’s exposure to risk and compliance with legal and regulatory requirements;

•  overseeing the independent auditor’s qualifications and independence;

•  overseeing the performance of Lionsgate’s internal audit function and independent auditor;

•  overseeing the development, application and execution of all Lionsgate’s risk management and risk assessment policies and programs;

•  preparing the reports required by applicable SEC and Canadian securities commissions’ disclosure rules; and

•  reviewing and providing oversight over Lionsgate’s information technology and cybersecurity risk, policies and procedures.

Compensation Committee

Number of Members: 5 Current Members: Daryl Simm (Chair) Michael T. Fries Susan McCaw Mark H. Rachesky, M.D. Harry E. Sloan Meetings held in fiscal 2023: 7

Messrs. Simm (Chair), Fries, Rachesky, Sloan and Ms. McCaw are the current members of the Compensation Committee.

The Compensation Committee is governed by a written charter adopted by the LGEC Board, which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Compensation Committee include, among other things, the following:

•  reviewing, evaluating and making recommendations to the LGEC Board with respect to management’s proposals regarding Lionsgate’s overall compensation policies and practices and overseeing the development and implementation of such policies and practices;

•  evaluating the performance of and reviewing and approving the level of compensation for Lionsgate’s Chief Executive Officer and Vice Chair;

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•  in consultation with Lionsgate’s Chief Executive Officer, considering and approving the selection, retention and remuneration arrangements for other executive officers and employees of Lionsgate with compensation arrangements that meet the requirements for Compensation Committee review, and establishing, reviewing and approving compensation plans in which such executive officers and employees are eligible to participate;

•  reviewing and recommending for adoption or amendment by the LGEC Board and, when required, Lionsgate’s shareholders, incentive compensation plans and equity compensation plans and administering such plans and approving award grants thereunder to eligible persons; and

•  reviewing and recommending to the LGEC Board compensation for the LGEC Board and committee members.

The Compensation Committee is also authorized, after considering such independence factors as may be required by the New York Stock Exchange rules or applicable SEC rules, to retain independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. See “—Compensation Discussion and Analysis of Lionsgate” for additional discussion of the Compensation Committee’s role and responsibilities, including a discussion on the role of Lionsgate’s compensation consultant in fiscal 2023. Lionsgate’s executive officers, including the Named Executive Officers (as defined below), do not have any role in determining the form or amount of compensation paid to the Named Executive Officers and Lionsgate’s other senior executive officers (other than Lionsgate’s Chief Executive Officer, who makes recommendations to the Compensation Committee with respect to compensation paid to the other Named Executive Officers (other than the Vice Chair)).

Nominating and Corporate Governance Committee

Number of Members: 3 Current Members: Yvette Ostolaza (Chair) Mignon Clyburn Emily Fine Meetings held in fiscal 2023: 3

Mmes. Ostolaza (Chair), Clyburn and Fine are the current members of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is governed by a written charter adopted by the LGEC Board which is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Pursuant to its charter, the duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things, the following:

•  identifying, evaluating and recommending individuals qualified to become members of the LGEC Board, consistent with criteria approved by the LGEC Board;

•  considering and recommending to the LGEC Board the director nominees for each annual meeting of shareholders, the LGEC Board committees and the Chairpersons thereof;

•  periodically reviewing Lionsgate’s activities and practices regarding corporate responsibility and environmental, social and related

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governance (“ESG”) matters that are significant to Lionsgate, oversee Lionsgate’s public reporting on these topics and receive updates from Lionsgate’s management committee responsible for significant ESG activities;

•  reviewing Lionsgate’s human capital management policies, programs and initiatives focused on Lionsgate’s culture, talent development, retention, and diversity and inclusion;

•  developing and recommending to the LGEC Board a set of corporate governance guidelines applicable to Lionsgate and assisting in the oversight of such guidelines; and

•  overseeing the evaluation of the LGEC Board and management.

       The nominees for the annual general and special meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the LGEC Board. The Nominating and Corporate Governance Committee did not engage a third party to identify or assist it in identifying or evaluating potential nominees to the LGEC Board.

Strategic Advisory Committee

Number of Members: 5 Current Members: Gordon Crawford (Co-Chair) Mark H. Rachesky, M.D. (Co-Chair) Michael T. Fries Hardwick Simmons Harry E. Sloan Meetings held in fiscal 2023: 2

Messrs. Crawford (Co-Chair), Rachesky (Co-Chair), Fries, Simmons and Sloan are the current members of the Strategic Advisory Committee.

The Strategic Advisory Committee is responsible for reviewing Lionsgate’s strategic plan, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding the number of meetings of each of the above committees for fiscal 2023 and the independence of the members of the above committees, including those members of the Audit & Risk Committee who qualify as audit committee financial experts, will be included in an amendment to this joint information/proxy statement.

Determining Board Composition

The LGEC Board nominates directors for election at each annual meeting of shareholders and may appoint new directors to fill vacancies when they arise between annual meetings of shareholders. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the LGEC Board for nomination or election. In considering candidates for the LGEC Board, the Nominating and Corporate Governance Committee reviews the entirety of each candidate’s credentials. In

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particular, the committee’s assessment of potential candidates for election includes, but is not limited to, consideration of:

(i)	relevant knowledge and diversity of background and experience;

(ii)	understanding of Lionsgate’s business;

(iii)	roles and contributions valuable to the business community;

(iv)

personal qualities of leadership, character, judgment and whether the candidate possesses and maintains, throughout service on the LGEC Board, a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

(v)	whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings;

(vi)	compatibility with Lionsgate’s Chief Executive Officer, senior management and the culture of the LGEC Board; and

(vii)	other factors deemed relevant.

The Nominating and Corporate Governance Committee assesses the LGEC Board’s current and anticipated strengths and needs based upon the LGEC Board’s then-current profile and Lionsgate’s current and future needs, and screens the slate of candidates to identify the individuals who best fit the criteria listed above. During the selection process, the Nominating and Corporate Governance Committee seeks inclusion and diversity within the LGEC Board. The Nominating and Corporate Governance Committee considers the diversity of the LGEC Board overall with respect to age, disability, gender identity or expression, ethnicity, military veteran status, national origin, race, religion, sexual orientation, and other backgrounds and experiences. Candidates to the LGEC Board are generally recommended by its members, by other LGEC Board members, by shareholders, and by management, as well as those identified by third-party search firms retained to assist in identifying and evaluating possible candidates.

Term Limits

The LGEC Board has not established term limits, as it believes that directors who have developed insight into Lionsgate and its operations over time provide an increasing contribution to the LGEC Board as a whole. To ensure the LGEC Board continues to generate new ideas and operate effectively, the Nominating and Corporate Governance Committee evaluates individual board member performance and takes steps as necessary regarding continuing director tenure.

For instructions on how shareholders may submit recommendations for director nominees to the Nominating and Corporate Governance Committee, see “—Shareholder Communications” below. The Nominating and Corporate Governance Committee assesses the director nominees recommended by shareholders using the same criteria as described above.

Director Commitments

The LGEC Board believes that its directors have demonstrated the ability to devote sufficient time and attention to fulfill the responsibilities required of directors. It understands, however, that certain proxy advisory firms deem Mr. Fries as overboarded, based on the number of public company boards on which he serves, while also serving as a Chief Executive Officer of Liberty Global.

The Nominating and Corporate Governance Committee and the LGEC Board do not believe that Mr. Fries’ outside boards or other commitments limit his ability to devote sufficient time and attention to his duties as a

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director of Lionsgate. Mr. Fries has demonstrated that he has effectively balanced his responsibility of serving on the LGEC Board and also fulfilling full-time executive duties. More specifically:

•	Mr. Fries’ vast experience in leadership and management within the entertainment industry provides significant industry knowledge and operational and management expertise to the LGEC Board.

•	Mr. Fries’ exemplary attendance record at meetings demonstrates his commitment to the LGEC Board, participating in 100% of Board meetings in fiscal 2023.

•	Mr. Fries consistently prepares and has exemplary participation at LGEC Board meetings, and regularly engages with management and the other members of the LGEC Board outside of LGEC Board meetings.

•

Mr. Fries’ contributions to discussions and decision making as a member of the LGEC Board, the Compensation Committee and the Strategic Advisory Committee are valuable based on his experience as the Chief Executive Officer of Liberty Global and a member of the board of directors of other public companies.

Accordingly, the LGEC Board and the Nominating and Corporate Governance Committee believe that Mr. Fries’ active participation and continued service on the LGEC Board is in the best interests of our shareholders, and ask that shareholders support Mr. Fries’ re-election as a director.

Shareholder Communications

The LGEC Board recognizes the importance of providing Lionsgate shareholders and interested parties with a means of direct communication with the members of the LGEC Board. Shareholders and interested parties who would like to communicate with the Chair of the LGEC Board or its non-employee directors may do so by writing to the LGEC Board or its non-employee directors, care of Lionsgate’s Corporate Secretary, at either of its principal executive offices. Additionally, shareholder recommendations for director nominees are welcome and should be sent to Lionsgate at 2700 Colorado Avenue, Santa Monica, California 90404, who will forward such recommendations to the Chair of the Nominating and Corporate Governance Committee. Please see “Shareholder Proposals” for further information as to timing of submission of such recommendations. The full text of Lionsgate’s Policy on Shareholder Communications is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents.

Code of Business Conduct and Ethics

Lionsgate has a Code of Business Conduct and Ethics (and an Anti-Bribery Corruption Policy addendum) that applies to all of its directors, officers and employees that is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents, or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary. Lionsgate’s will disclose on its website any waivers of, or amendments to, the code that applies to Lionsgate’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or persons performing similar functions.

Annual Director Evaluations

Pursuant to Lionsgate’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the LGEC Board, its committees and each director in order to assess the overall effectiveness of the LGEC Board and its committees, director performance and LGEC Board dynamics and suggested areas of improvement. The evaluation process is designed to facilitate ongoing, systematic examination of the LGEC Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.

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Director Independence

It is the policy of the LGEC Board that, as required by the requirements of the New York Stock Exchange listing standards, a majority of directors be “independent” of Lionsgate and its management. For a director to be deemed “independent,” the LGEC Board will affirmatively determine that the director has no material relationship with Lionsgate or its affiliates or any member of the senior management of Lionsgate or his/her affiliates.

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding the LGEC Board’s annual review of director independence and the results thereof will be included in an amendment to this joint information/proxy statement.

Non-Management Director Meetings

Lionsgate has taken steps to ensure that adequate structures and processes are in place to permit the LGEC Board to function independently of management. The Chair position is held by Dr. Rachesky, an independent director. In matters that require independence of the LGEC Board from management, only the independent board members take part in the decision-making and evaluation. Additionally, at each of Lionsgate’s regularly scheduled LGEC Board and certain committee meetings, the non-management, independent directors participate in an executive session, led by the Chair, without any members of Lionsgate’s management present.

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding the number of meetings of non-management directors in fiscal 2023 will be included in an amendment to this joint information/proxy statement.

Director Compensation

Compensation Program

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding director compensation for fiscal 2023 will be included in an amendment to this joint information/proxy statement.

Onboarding and Education

When a new director joins the LGEC Board, management and the existing LGEC Board members provide an orientation to familiarize the new director with Lionsgate’s strategy, business and policies. This orientation typically includes meetings between the new director and senior management to review Lionsgate’s strategy, business plan and risk profile, as well as providing the new director with background material on Lionsgate.

Fiscal 2023 Director Compensation

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding compensation earned or paid to non-employee directors of Lionsgate for services rendered during fiscal 2023 will be included in an amendment to this joint information/proxy statement.

Management

Biographical Information

The following is a list of Lionsgate’s executive officers followed by their biographical information (other than for Messrs. Feltheimer and Burns, whose biographical information appears in “The Annual General and Special Meeting – Proposal No. 1:  Election of Directors”). Ages are as of March 31, 2023.

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Name	Age	Position
Jon Feltheimer	71	Chief Executive Officer
Michael Burns	64	Vice Chair
James W. Barge	67	Chief Financial Officer
Brian Goldsmith	50	Chief Operating Officer
Bruce Tobey	63	Executive Vice President and General Counsel

James W. Barge	Mr. Barge has been our Chief Financial Officer since October 2013. From October 2010 to November 2012, Mr. Barge served as the Executive Vice President, Chief Financial Officer of Viacom, Inc. (having served as its Executive Vice President, Controller, Tax and Treasury since January 2008), where he was responsible for overseeing all aspects of the company’s global finances and capital structure, as well as information technology and risk management. Prior to joining Viacom, Mr. Barge served as Senior Vice President, Controller and Chief Accounting Officer (from October 2002 to December 2007) and Vice President and Controller (from February 2000 to October 2002) of Time Warner Inc., where he was responsible for the company’s overall financial planning, reporting and analysis, including budgeting and long range planning, and led several shared service and global process improvement initiatives. Mr. Barge joined Time Warner in March 1995 as Assistant Controller. Prior to joining Time Warner, Mr. Barge held several positions at Ernst & Young, including Area Industry Leader of the Consumer Products Group and National Office Partner.

Brian Goldsmith	Mr. Goldsmith has been our Chief Operating Officer since October 2012, and served as our Executive Vice President, Corporate Development and Strategy, from September 2008 to October 2012. Prior to that, Mr. Goldsmith served as the Chief Operating Officer and Chief Financial Officer of Mandate Pictures, LLC, a wholly-owned subsidiary of Lionsgate since September 2007.

Bruce Tobey	Mr. Tobey has been our Executive Vice President and General Counsel since March 2023. Prior to that, Mr. Tobey was a partner at O’Melveny & Myers LLP, where he worked from August 2012 to March 2023. Prior to joining O’Melveny & Myers LLP, Mr. Tobey also served as Chief Operating Officer at CBS Films from March 2007 to December 2010, as Executive Vice President at Paramount Pictures Corporation from February 2001 to August 2005, and as a partner at Troop Steuber Pasich Reddick & Tobey, LLP (and its predecessor firm), where he worked from May 1986 to March 2000.

Appointment of Executive Officers

Lionsgate’s officers are appointed and serve at the discretion of the LGEC Board. The employment agreements for the Named Executive Officers (as defined under “—Compensation Discussion and Analysis of Lionsgate—Named Executive Officers” below) will be described in “—Executive Compensation Information of Lionsgate—Description of Employment Agreements” below.

Compensation Discussion and Analysis of Lionsgate

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, a compensation discussion and analysis of Lionsgate will be included in an amendment to this joint information/proxy statement.

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Lionsgate’s Compensation Policies and Risk Management

The Compensation Committee has reviewed the design and operation of Lionsgate’s current compensation structures and policies as they pertain to risk and has determined that Lionsgate’s compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on Lionsgate.

Lionsgate’s Compensation Committee Interlocks and Insider Participation

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding compensation committee interlocks and insider participation for fiscal 2023 will be included in an amendment to this joint information/proxy statement.

Executive Compensation Information of Lionsgate

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, executive compensation disclosure of Lionsgate will be included in an amendment to this joint information/proxy statement.

Potential Payments upon Termination or Change in Control

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding severance benefits that each of the Named Executive Officers would have been entitled to receive if his employment is terminated on March 31, 2023, or if there is a change in control or change in management of Lionsgate on March 31, 2023, including the estimated dollar value thereof, will be included in an amendment to this joint information/proxy statement.

Pay Ratio Disclosure

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding the ratio of the total annual compensation of Lionsgate’s Chief Executive Officer to the median of the total annual compensation of all of Lionsgate’s employees (excluding its Chief Executive Officer) for fiscal 2023 will be included in an amendment to this joint information/proxy statement.

Equity Compensation Plan Information of Lionsgate

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, information regarding Lionsgate’s long-term incentive plans as of March 31, 2023 will be included in an amendment to this joint information/proxy statement.

Report of the Audit & Risk Committee of Lionsgate

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, the report of the Audit & Risk Committee of the LGEC Board will be included in an amendment to this joint information/proxy statement.

Accountants’ Fees

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, disclosure regarding fees billed by Lionsgate’s independent registered public accounting firm during fiscal 2022 and 2023, and pre-approval requirements with respect thereto, will be included in an amendment to this joint information/proxy statement.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Lionsgate’s executive officers and directors and persons who own more than 10% of a registered class of Lionsgate’s equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by the Exchange Act to furnish Lionsgate’s with copies of all Section 16(a) forms they file. As an administrative matter, Lionsgate’s assist its executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, disclosure regarding compliance with Section 16(a) filing requirements by Lionsgate’s executive officers, directors and greater than 10% beneficial owners will be included in an amendment to this joint information/proxy statement.

Statement of Corporate Governance Practices

Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, the disclosure required under the National Instrument 58-101 Disclosure of Corporate Governance Practices adopted by the Canadian Securities Administrators will be included in an amendment to this joint information/proxy statement.

Indebtedness of Directors and Executive Officers of Lionsgate

Since the beginning of the last completed financial year, no current or former director, executive officer, employee or proposed director of Lionsgate or any associate of such persons, or of any of its subsidiaries, has been indebted to Lionsgate or to any of its subsidiaries, nor have any of these individuals been indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Lionsgate or any of its subsidiaries.

Certain Relationships and Related Party Transactions of Lionsgate

Lionsgate recognizes that transactions it may conduct with any of its directors, director nominee or executive officers may present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than Lionsgate’s best interests and those of our shareholders. Lionsgate’s has established, and the LGEC Board has adopted, a written Related Person Transactions Policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which Lionsgate and any of the following have an interest:  (i) any person who is or was an executive officer, director, or director nominee of Lionsgate at any time since the beginning of Lionsgate’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of Lionsgate’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of Lionsgate’s common shares; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of Lionsgate’s common shares; or (v) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which we refer to in this report as a “related person”). The policy covers any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

The full text of the Related Person Transaction Policy is available on Lionsgate’s website at http://investors.lionsgate.com/governance/governance-documents or may be obtained in print, without charge, by any shareholder upon request to Lionsgate’s Corporate Secretary.

Certain Other Agreements

Letter Agreement. On July 9, 2009, Lionsgate entered into a letter agreement (as amended from time to time, the “MHR Letter Agreement”) with Mark H. Rachesky. M.D., pursuant to which Dr. Rachesky was nominated to

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the LGEC Board for the 2009 annual meeting of shareholders. The MHR Letter Agreement also provides, subject to certain terms and conditions, including that Dr. Rachesky and certain of his affiliates hold at least 8,192,246 common shares of Lionsgate, subject to equitable adjustment (which amount represented approximately 7% of Lionsgate’s common stock outstanding as of May 22, 2009), that in the event Lionsgate enters into an agreement with any other person, or invites or receives a proposal, in either case which relates to the matters addressed by the MHR Letter Agreement, and that has terms or conditions that are more favorable to such other person or more restrictive to Lionsgate than the terms or conditions set forth in the MHR Letter Agreement or the Registration Rights Agreement with MHR Fund Management (as described below), then Lionsgate will offer Dr. Rachesky and certain of his affiliates the opportunity to enter into an agreement on the same terms and conditions or, as the case may be, make a competing proposal which shall be considered by Lionsgate in good faith before deciding whether to execute any such other agreement.

Investor Rights Agreement. On November 10, 2015, (i) Liberty, a limited company organized under the laws of the United Kingdom and a wholly-owned subsidiary of Liberty Global, agreed to purchase 5,000,000 of Lionsgate’s then outstanding common shares from funds affiliated with MHR Fund Management, and (ii) Discovery Lighting, a limited company organized under the laws of the United Kingdom and a wholly-owned subsidiary of Warner Bros. Discovery, Inc. (“Discovery”) agreed to purchase 5,000,000 of Lionsgate’s then outstanding common shares from funds affiliated with MHR Fund Management (collectively, the “Purchases”).

In connection with the Purchases, on November 10, 2015, Lionsgate entered into an investor rights agreement with Liberty Global, Discovery, Liberty, Discovery Lightning and certain affiliates of MHR Fund Management (as amended from time to time, the “Investor Rights Agreement”). The Investor Rights Agreement provides that, among other things, (i) for so long as funds affiliated with MHR Fund Management beneficially own at least 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include three (3) designees of MHR Fund Management (at least one of whom will be an independent director and will be subject to LGEC Board approval) on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders and (ii) for so long as funds affiliated with MHR Fund Management beneficially own at least 5,000,000, but less than 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of MHR Fund Management on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders. Dr. Rachesky, Ms. Fine and a former director were appointed as designees of MHR Fund Management pursuant to the Investor Rights Agreement. Currently, MHR Fund Management holds the right to appoint a third designee under the Investor Rights Agreement.

In addition, the Investor Rights Agreement provides that (i) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate’s will include one designee of Liberty and one designee of Discovery Lightning on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders and (ii) for so long as Liberty and Discovery Lightning (together with certain of their affiliates) beneficially own at least 5,000,000, but less than 10,000,000 of Lionsgate’s then outstanding common shares in the aggregate, Lionsgate will include one designee of Liberty and Discovery Lightning, collectively, on its slate of director nominees for election at each future annual general and special meeting of Lionsgate’s shareholders, selected by (a) Liberty, if Liberty individually exceeds such 5,000,000 common share threshold but Discovery Lightning does not, (b) Discovery Lightning, if Discovery Lightning individually exceeds such 5,000,000 common share threshold but Liberty does not and (c) Liberty and Discovery Lightning, jointly, if neither Liberty nor Discovery Lightning individually exceeds such 5,000,000 common share threshold. Mr. Fries was appointed as a designee of Liberty and David Zaslav was appointed as a designee of Discovery Lightning, and both were appointed as directors of Lionsgate effective on November 12, 2015. Currently, Mr. Sloan serves as the designee of Discovery Lightning under the Investor Rights Agreement.

In addition, under the Investor Rights Agreement, Lionsgate has also agreed to provide Liberty, Discovery Lightning and MHR Fund Management with certain pre-emptive rights on shares that Lionsgate may issue in the future for cash consideration.

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Under the Investor Rights Agreement, Liberty and Discovery Lightning (together with certain of their affiliates) have agreed that if they sell or transfer any of their shares of existing LGEC common stock to a shareholder or group of shareholders that beneficially own 5% or more of Lionsgate’s then outstanding common shares, or that would result in a person or group of persons beneficially owning 5% or more of Lionsgate’s then outstanding common shares, any such transferee would have to agree to the restrictions and obligations set forth in the Investor Rights Agreement, including transfer restrictions, subject to certain exceptions set forth in the Investor Rights Agreement.

Voting and Standstill Agreement. Also in connection with the Purchases, on November 10, 2015, Lionsgate entered into a voting and standstill agreement with Liberty Global, Liberty, Discovery Lightning, Discovery, Dr. John C. Malone, MHR Fund Management and certain affiliates of MHR Fund Management (as amended from time to time, the “Voting and Standstill Agreement”). Under the Voting and Standstill Agreement, Liberty and Discovery have agreed to vote, in any vote of Lionsgate’s shareholders on a merger, amalgamation, plan of arrangement, consolidation, business combination, third party tender offer, asset sale or other similar transaction involving Lionsgate or any of its subsidiaries (and any proposal relating to the issuance of capital, increase in the authorized capital or amendment to any constitutional documents in connection with any of the foregoing), all of the common shares beneficially owned by them (together with certain of their affiliates) in excess of 18.5% of the Company’s outstanding voting power in the aggregate in the same proportion as the votes cast by other shareholders.

In addition, each of Liberty, Discovery and MHR Fund Management (together with certain of their affiliates) has agreed that as long as any of them have the right to nominate at least one representative to the LGEC Board, each of them will vote all of Lionsgate’s common shares owned by them (together with certain of their affiliates) in favor of each of the other’s respective director nominees, subject to certain exceptions set forth in the Voting and Standstill Agreement.

Under the Voting and Standstill Agreement, Liberty and Discovery (together with certain of their affiliates) have also agreed that if they sell or transfer any of their common shares to a shareholder or group of shareholders that beneficially own 5% or more of our common shares, or that would result in a person or group of persons beneficially owning 5% or more of our common shares, any such transferee would have to agree to the Voting and Standstill Agreement, subject to certain exceptions set forth in the Voting and Standstill Agreement.

Registration Rights Agreements. On October 22, 2009, Lionsgate entered into a registration rights with certain affiliates of MHR Fund Management, which was later amended on February 3, 2016. In addition, on November 10, 2015, Lionsgate entered into separate registration rights agreements with each of Liberty and Discovery (together with certain of their affiliates). The three registration rights agreements described in the foregoing are referred to herein as the “Registration Rights Agreements.”

Each Registration Rights Agreement provides that the applicable investor is entitled to two demand registration rights to request that Lionsgate register all or a portion of their common shares. In addition, in the event that Lionsgate proposes to register any of Lionsgate’s equity securities or securities convertible into or exchangeable for Lionsgate’s equity securities, either for its own account or for the account of other security holders, the applicable investor will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to customary limitations. As a result, whenever Lionsgate proposes to file a registration statement under the Securities Act, other than with respect to a registration statement on Forms S-4 or S-8 or certain other exceptions, the applicable investor will be entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

The registration rights described above of Liberty and Discovery will terminate on the first anniversary of the date that the applicable investor (together with certain of its affiliates) both (i) beneficially owns less than 2,971,601 common shares, subject to equitable adjustment (which amount represented approximately 2% of Lionsgate’s common stock outstanding as of November 2, 2015), and (ii) ceases to have a designated

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representative on the LGEC Board. The registration rights described above of the applicable affiliates of MHR Fund Management will terminate on the first anniversary of the date that they both (i) beneficially owns less than 11,703,209 common shares, subject to equitable adjustment (which amount represented approximately 10% of Lionsgate’s common stock outstanding as disclosed in Lionsgate’s Form 10-K for the fiscal year ended March 31, 2009), and (ii) ceases to have a designated representative on the LGEC Board.

The foregoing descriptions of the MHR Letter Agreement, the Investor Rights Agreement, the Voting and Standstill Agreement and the Registration Rights Agreements is not meant to be complete and is qualified by reference to the full text of each of the MHR Letter Agreement, the Investor Rights Agreement, the Voting and Standstill Agreement and the Registration Rights Agreements, respectively, which are filed as exhibits to Lionsgate’s Annual Report on Form 10-K incorporated by reference herein.

Transactions with Equity Method Investees

In the ordinary course of business, Lionsgate is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of Lionsgate’s films and television programs and the lease of a studio facility owned by an equity-method investee. Prior to the filing of a definitive proxy statement of Lionsgate in connection with the annual general and special meeting, disclosure regarding the impact of such related party transactions on Lionsgate’s consolidated balance sheets and consolidated statements of operations will be included in an amendment to this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF NEW LIONSGATE

Agreements between New Lionsgate and Lionsgate

Prior to the separation, New Lionsgate and Lionsgate will enter into a separation agreement and other agreements that will outline the terms and conditions of the separation and provide a framework for New Lionsgate’s relationship with Lionsgate after the separation.

The material agreements described below will be filed as exhibits to the registration statement of which this joint information/proxy statement is a part. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this joint information/proxy statement.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be transferred to each of New Lionsgate and Lionsgate/New Starz as part of the separation of the Studio Business from the Starz Business, and will provide for when and how these transfers and assumptions will occur. In particular, the separation agreement will provide that, among other things, subject to the terms and conditions contained therein:

•

certain assets related to the Studio Business, which we refer to as the “New Lionsgate Assets,” will be transferred to New Lionsgate or one of its subsidiaries. Subject to limited exceptions, assets used or held for use primarily in the Studio Business will be New Lionsgate Assets;

•

certain liabilities related to the Studio Business or the New Lionsgate Assets, which we refer to as the “New Lionsgate Liabilities,” will be transferred to New Lionsgate. Subject to limited exceptions, liabilities that relate primarily to the Studio Business, including liabilities of various legal entities that will be subsidiaries of New Lionsgate following the completion of the separation, will be New Lionsgate Liabilities; and

•

all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the New Lionsgate Assets and the New Lionsgate Liabilities will be retained by Lionsgate/New Starz (we refer to such liabilities retained by Lionsgate/New Starz as the “LGEC Liabilities”).

Except as expressly set forth in the separation agreement or any ancillary agreement, neither Lionsgate nor New Lionsgate will make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either of New Lionsgate or Lionsgate, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.

Information in this joint information/proxy statement with respect to the assets and liabilities of the parties following the completion of the separation is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that in the event that the transfer of certain assets and liabilities (or a portion thereof) to New Lionsgate or Lionsgate, as applicable, does not occur at the effective time, then until such assets or liabilities (or a portion

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thereof) are able to be transferred, New Lionsgate or Lionsgate, as applicable, will hold such assets on behalf and for the benefit of the transferee and will pay, perform and discharge such liabilities, for which the transferee will reimburse New Lionsgate or Lionsgate/New Starz, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

The Arrangement

The separation agreement will also govern the rights and obligations of the parties regarding the arrangement and the plan of arrangement.

If the arrangement is implemented, at the effective time of the separation:

•

each share of existing Class A common stock then issued and outstanding will be exchanged for (i) one (1) share of New Starz Class A common stock, and (ii) the Class S Multiple number of shares of S1 common stock,

•

each share of existing Class B common stock then issued and outstanding will be exchanged for (i) one (1) share of New Starz Class B common stock, and (ii) the Class S Multiple number of shares of S2 common stock,

•

the then-current holders of shares of S1 common stock will transfer such shares to New Lionsgate in exchange for New Lionsgate voting common stock plus cash consideration of $0.000001 per share of S1 common stock, and the then-current holders of shares of S2 common stock will transfer such shares to New Lionsgate in exchange for New Lionsgate non-voting common stock plus cash consideration of $0.000001 per share of S2 common stock,

•

following the exchange, (i) holders of existing Class A common stock will hold New Lionsgate voting common stock and New Starz Class A common stock and (ii) holders of existing Class B common stock will hold New Lionsgate non-voting common stock shares and New Starz Class B common stock.

The separation agreement will provide that the consummation of the arrangement is subject to satisfaction (or waiver by Lionsgate in its sole and absolute discretion) of certain conditions. These conditions are described under “The Separation—Conditions to the Separation.” Lionsgate will have the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the separation and, to the extent that it determines to so proceed, to determine the effective time and the exchange ratios.

Claims

In general each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation agreement will provide that New Lionsgate and its affiliates will release and discharge Lionsgate and its affiliates from all liabilities assumed by New Lionsgate as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the effective time relating to the Studio Business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Lionsgate and its affiliates will release and discharge New Lionsgate and its affiliates from all liabilities retained by Lionsgate and its affiliates as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the effective time relating to the Starz Business, except as expressly set forth in the separation agreement.

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These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the completion of the separation, which agreements include the separation agreement and the other agreements described under “Certain Relationships and Related Party Transactions of New Lionsgate.”

Indemnification

In the separation agreement, New Lionsgate will agree to indemnify, defend and hold harmless Lionsgate, each of its affiliates, and each of its affiliates’ directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the New Lionsgate Liabilities;

•

New Lionsgate’s failure or the failure of any other person to pay, perform or otherwise promptly discharge any of the New Lionsgate Liabilities, in accordance with their respective terms, whether prior to, at or after the separation;

•	except to the extent relating to any LGEC Liability, any guarantee, indemnification or contribution obligation for the benefit of New Lionsgate by Lionsgate that survives the separation;

•	any breach by New Lionsgate of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the Form 10 or in this joint information/proxy statement (as amended or supplemented).

Lionsgate will agree to indemnify, defend and hold harmless New Lionsgate, each of New Lionsgate’s affiliates and each of New Lionsgate’s affiliates’ directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the LGEC Liabilities;

•

the failure of Lionsgate or any other person to pay, perform or otherwise promptly discharge any of the LGEC Liabilities in accordance with their respective terms whether prior to, at or after the separation;

•	except to the extent relating to any New Lionsgate Liability, any guarantee, indemnification or contribution obligation for the benefit of Lionsgate by New Lionsgate that survives the separation; and

•	any breach by Lionsgate of the separation agreement or any of the ancillary agreements.

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes, and the procedures related thereto, will be governed by the tax matters agreement.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the separation and set forth procedures for the administration of insured claims and related matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, New Lionsgate and Lionsgate will agree in the separation agreement to use reasonable best efforts, prior to, on and after the effective time, to take, or cause to be taken, all actions, and to

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do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between New Lionsgate and Lionsgate related to the separation and that are unable to be resolved through good faith discussions between New Lionsgate and Lionsgate. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of the parties in dispute. If such efforts are not successful, one of the parties in dispute may submit the dispute, controversy or claim to nonbinding mediation or, if such nonbinding mediation is not successful, binding alternative dispute resolution, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, the party incurring the expense will be responsible for all costs and expenses incurred in connection with the separation incurred prior to the effective time, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by New Lionsgate and Lionsgate, all costs and expenses incurred in connection with the separation after the separation will also be paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation agreement will include approvals and notifications of transfer, termination of intercompany agreements, shared contracts, financial information certifications, transition committee provisions, confidentiality, access to and provision of records, privacy and data protection, production of witnesses, privileged matters, and financing arrangements.

Amendment and Termination

The separation agreement will provide that it may be terminated, and the separation may be modified or abandoned, at any time prior to the effective time in the sole and absolute discretion of the LGEC Board without the approval of any person, including New Lionsgate or Lionsgate’s shareholders.

The separation agreement will provide that no provision of the separation agreement or any ancillary agreement may be waived, amended, supplemented or modified by a party without the written consent of the party against whom it is sought to enforce such waiver, amendment supplement or modification.

After the effective time, the separation agreement may not be amended or terminated, except by an agreement in writing signed by both New Lionsgate and Lionsgate and as otherwise required by applicable law or the BC Court.

In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other parties or any other person.

The Arrangement Agreement

The following is a summary of the material terms and conditions of the arrangement agreement. This summary may not contain all of the information about the arrangement agreement that is important to

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shareholders and is qualified in its entirety by the full text of the arrangement agreement, will be filed as an exhibit to the registration statement of which this joint information/proxy statement is a part. Shareholders are urged to read the arrangement agreement in its entirety.

New Lionsgate and Lionsgate will enter into the arrangement agreement to provide for the terms of the arrangement and certain customary covenants.

Covenants Regarding the Arrangement

The arrangement agreement will contain certain customary covenants of the parties that they will, subject to the terms of the arrangement agreement, (i) use their respective commercially reasonable efforts to implement the pre-arrangement reorganization and the arrangement on such dates as LGEC may determine, (ii) cooperate with and assist each other in dealing with transitional and other matters relating to or arising from the pre-arrangement reorganization, the arrangement, or the arrangement agreement, and (iii) satisfy the conditions precedent to the completion of the arrangement.

In addition, LGEC will agree to use commercially reasonable efforts prior to the effective date of the separation to prepare and file with all applicable securities commissions or similar securities regulatory authorities all necessary applications to seek any required exemptions from securities legislation. New Lionsgate will agree to use commercially reasonable efforts prior to the effective date of the separation to make an application to list New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York Stock Exchange under the symbols “LFG.A” and “LFG.B.” LGEC will agree to use commercially reasonable efforts prior to the effective date to make an application to list the New Starz Class A common stock and New Starz Class B common stock on the New York Stock Exchange under the symbols “[                ]” and “[                ].”

Conditions Precedent

Completion of the arrangement is subject to certain customary conditions precedent, including:  (i) completion of the pre-arrangement reorganization; (ii) approval of the separation proposal by the shareholders of LGEC; (iii) obtaining of the Interim Order and the Final Order; and (iv) conditional approval to list the New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York and the New Starz Class A common stock and New Starz Class B common stock on the New York Stock Exchange. The conditions precedent in the arrangement agreement may be waived, in whole or in part, in LGEC’s sole discretion. Certain conditions precedent to the completion of the arrangement in the arrangement agreement may be deemed to be satisfied, waived or released at the effective time of the arrangement by operation of law.

Amendments

The arrangement agreement provides that, subject to the provisions of the Interim Order, the plan of arrangement, and applicable law, at any time and from time to time before the effective time of the arrangement:  (i) the arrangement agreement and the plan of arrangement may be amended, modified, or supplemented by written agreement of the parties without further notice to or authorization on the part of LGEC’s shareholders; and (ii) LGEC may, in its sole and absolute discretion, without the consent or approval of the other parties or the shareholders of LGEC, (a) amend the plan of arrangement, provided that such amendment is not, in the opinion of LGEC, materially adverse to the other parties; and (b) amend the arrangement agreement to the extent LGEC may reasonably consider such amendment necessary or desirable due to the Interim Order or the Final Order.

Termination

The arrangement agreement may be terminated unilaterally by LGEC at any time before or after the annual general and special meeting of LGEC but prior to the effective time of the arrangement without further notice to or authorization on the part of the shareholders of LGEC or the other parties.

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Transition Services Agreement

In connection with the separation, New Starz and New Lionsgate will enter into a transition services agreement pursuant to which New Lionsgate and New Starz and their respective affiliates will provide each other, on an interim, transitional basis, various services to help ensure an orderly transition following the separation. Lionsgate currently expects that the services may include certain finance, accounting, legal, information technology, human resources, employee benefits and other services. The transition services agreement will specify the fees payable for these services.

In general, the services will begin on the date of the completion of the separation and will cover a period generally not expected to exceed [                ] following the completion of the separation.

Tax Matters Agreement

In connection with the separation, New Starz and New Lionsgate will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.

The tax matters agreement will provide special rules that allocate tax liabilities in the event the distribution or certain related transactions fail to qualify as transactions that are tax-free for U.S. federal income tax purposes (other than any cash that Lionsgate shareholders receive in lieu of fractional shares). Under the tax matters agreement, New Lionsgate will generally agree to indemnify New Starz and its affiliates against any and all tax-related liabilities incurred by them relating to the separation and certain related transactions, to the extent caused by an acquisition of New Lionsgate’s stock or assets or by any other action undertaken by New Lionsgate. This indemnification will apply even if New Starz has permitted New Lionsgate to take an action that would otherwise have been prohibited under the tax-related covenants described below.

Pursuant to the tax matters agreement, New Lionsgate will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the separation and certain related transactions for U.S. federal income tax purposes. New Lionsgate may take certain actions prohibited by these covenants only if New Lionsgate obtains and provides to New Starz an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case satisfactory to New Starz, to the effect that such action would not jeopardize the tax-free status of these transactions for U.S. federal income tax purposes, or if New Lionsgate obtains prior written consent of New Starz, in its sole and absolute discretion, waiving such requirement. New Lionsgate will be barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions for U.S. federal income tax purposes, for all relevant time periods. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on New Lionsgate’s (i) discontinuing the active conduct of New Lionsgate’s trade or business; (ii) liquidating, merging, or consolidating with any other person in certain circumstances; (iii) amending New Lionsgate’s certificate of incorporation (or other organizational documents) or taking any other action, whether through a shareholder vote or otherwise, affecting the voting rights of New Lionsgate common stock; and (iv) sales of assets outside the ordinary course of business.

Employee Matters Agreement

In connection with the separation, New Starz and New Lionsgate will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters, including the allocation and treatment of assets and liabilities relating to employees. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of

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each company. The employee matters agreement will also govern the terms of equity-based awards granted by Lionsgate prior to the separation. For additional information, see “The Separation—Treatment of Equity-Based Compensation.”

Commercial Licensing Arrangements and Brand License

In connection with the separation, New Lionsgate and New Starz will enter into one or more commercial licensing arrangements with respect to intellectual property that is used by both the Studio Business and the Starz Business, in order to ensure that each of New Lionsgate and New Starz will have the intellectual property rights necessary to operate its respective business, as currently conducted, including a worldwide license from New Lionsgate to New Starz for use of the brand “LIONSGATE” in connection with the international video service of the Starz Business.

Other Commercial Arrangements

Following the separation, New Lionsgate and New Starz will continue to be parties to commercial agreements relating to New Lionsgate’s production of original programming that appears on New Starz services and an exclusive multiyear output licensing agreement of New Starz with New Lionsgate for Lionsgate-branded titles theatrically released in the U.S. starting January 1, 2022, and for Summit-branded titles theatrically released in the U.S. starting January 1, 2023, which agreements will be on economic terms previously discussed between the parties, and will otherwise contain terms that are customary in the industry for arrangements of a similar nature.

Other Transactions and Relationships with Related Persons

The description of each of the MHR Letter Agreement, the Investor Rights Agreement, the Voting and Standstill Agreement and the Registration Rights Agreements in the section entitled “Additional Annual General and Special Meeting Matters—Certain Relationships and Related Party Transactions of Lionsgate—Certain Other Agreements” is incorporated by reference herein. Pursuant to the Investor Rights Agreement, New Lionsgate expects to enter into an investor rights agreement with Liberty Global, Discovery, Liberty, Discovery Lightning (or affiliated entities of each of them) and certain affiliates of MHR Fund Management with terms and conditions substantially identical to those in the Investor Rights Agreement, to be effective upon the effective time. We refer to this agreement as the “New Lionsgate Investor Rights Agreement.” Pursuant to the Voting and Standstill Agreement, New Lionsgate expects to enter into a voting and standstill agreement with Liberty Global, Discovery, Liberty, Discovery Lightning (or affiliated entities of each of them) and certain affiliates of MHR Fund Management with terms and conditions substantially identical to those in the Voting and Standstill Agreement, to be effective upon the effective time. We refer to this agreement as the “New Lionsgate Voting and Standstill Agreement.”

In addition, New Lionsgate expects to enter into registration rights agreements with each of Liberty Global, Discovery (or affiliated entities of each of them) and certain affiliates of MHR Fund Management with terms and conditions substantially identical to those in the Registration Rights Agreements, as applicable, in each case to be effective upon the effective time. We refer to such agreements as the “New Lionsgate Registration Rights Agreements.”

New Lionsgate also expects to enter into a letter agreement with Dr. Rachesky with terms and conditions substantially identical to those in the MHR Letter Agreement, except for those terms relating to registration rights and Lionsgate’s 2009 annual meeting of the shareholders, to be effective upon the effective time. We refer to such agreement as the “New Lionsgate MHR Letter Agreement.”

The foregoing description of the New Lionsgate MHR Letter Agreement, the New Lionsgate Investor Rights Agreement, the New Lionsgate Voting and Standstill Agreement and the New Lionsgate Registration Rights Agreements is not meant to be complete and is qualified by reference to the full text of the form of each of the New Lionsgate MHR Letter Agreement, the New Lionsgate Investor Rights Agreement, the New Lionsgate Voting and Standstill Agreement and the New Lionsgate Registration Rights Agreements, respectively, which are filed as exhibits to the registration statement of which this joint information/proxy statement is a part.

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New Lionsgate’s Procedures for Approval of Related Persons Transactions

New Lionsgate will establish, and the New Lionsgate Board will adopt, a written related persons transactions policy to monitor transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which New Lionsgate and any of the following have an interest:  (i) any person who is or was an executive officer, director, or director nominee of New Lionsgate at any time since the beginning of New Lionsgate’s last fiscal year; (ii) a person who is or was an immediate family member (as defined in the policy) of an executive officer, director, or director nominee at any time since the beginning of New Lionsgate’s last fiscal year; (iii) any person who, at the time of the occurrence or existence of the transaction, is greater than 5% beneficial owner of New Lionsgate’s common stock; (iv) any person who, at the time of the occurrence or existence of the transaction, is an immediate family member (as defined in the policy) of the greater than 5% beneficial owner of New Lionsgate’s common stock; or (v) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in which such person has a 10% or greater beneficial ownership interest (which New Lionsgate refers to herein as a “related person”). The policy will cover any transaction where the aggregate amount is expected to exceed $120,000 in which a related person has a direct or indirect material interest.

Under this policy, reviews will be conducted by New Lionsgate’s Audit & Risk Committee, or, if it is not practicable to wait for the entire committee to consider the matter, the chair thereof. New Lionsgate’s Audit & Risk Committee will review the material facts and circumstances regarding a transaction and determine whether to approve, ratify, reject or rescind a related person transaction.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the separation to “U.S. Holders” (as defined below) of existing LGEC common stock who receive New Lionsgate common stock in the separation. This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, in each case as in effect and available as of the date of this information statement and all of which are subject to differing interpretations and change at any time, possibly with retroactive effect. Any such interpretation or change could affect the accuracy of the statements and conclusions set forth in this document. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This discussion applies only to U.S. Holders (as defined below) of existing LGEC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the separation was or will be consummated in accordance with the separation agreement and the other agreements related to the separation and as described in this joint information/proxy statement. Holders of existing LGEC common stock that are not U.S. Holders should consult their tax advisors as to the tax consequences of the separation to them.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of existing LGEC common stock in light of their particular circumstances, nor does it address tax consequences applicable to holders that are or may be subject to special treatment under the U.S. federal income tax laws (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, mutual funds, certain former U.S. citizens or long-term residents of the United States, broker-dealers, real estate investment trusts, regulated investment companies, S corporations, partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or owners thereof, traders in securities who elect a mark-to-market method of accounting, holders who hold their existing LGEC common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale” or other risk-reduction or integrated transaction, holders who acquired existing LGEC common stock or New Lionsgate common stock upon the exercise of employee share options or otherwise as compensation, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, holders who actually or constructively own five percent or more (by vote or value) of the existing LGEC common stock or holders whose functional currency is not the U.S. dollar). This discussion also does not address any tax consequences arising under the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith, and any laws, regulations or practices adopted in connection with any such agreement). In addition, no information is provided with respect to any tax considerations under state, local, or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. The separation may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds existing LGEC common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of existing LGEC common stock that are partnerships and partners in such partnerships should consult their tax advisors as to the tax consequences of the separation to them.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of existing LGEC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion further assumes that neither Lionsgate nor New Lionsgate is currently a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and we do not expect either Lionsgate or New Lionsgate to be a PFIC at the time of the separation. If, however, Lionsgate or New Lionsgate is or becomes a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to your shares and on the separation or other transactions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. You are urged to consult your tax advisors concerning the U.S. federal income tax consequences to you if either Lionsgate or New Lionsgate is considered a PFIC in any taxable year.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION UNDER CURRENT LAW. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SEPARATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS JOINT INFORMATION/PROXY STATEMENT.

It is a condition to the separation that Lionsgate receives an opinion of its outside tax advisor regarding the qualification of the separation as a transaction described in Sections 355 and 368(a)(1)(D) of the Code. The opinion will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Lionsgate and New Lionsgate (including those relating to the past and future conduct of Lionsgate and New Lionsgate). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if any representations or covenants contained in any of the separation-related agreements and documents or in any documents relating to the opinion are inaccurate or not complied with by Lionsgate, New Lionsgate or any of their respective subsidiaries, such opinion may be invalid and the conclusions reached therein could be jeopardized.

Notwithstanding receipt by Lionsgate of the opinion of its outside tax advisor, the IRS could determine that the separation should be treated as a taxable transaction for U.S. federal income tax purposes if it determines that any of the facts, representations, assumptions, statements or undertakings upon which the opinion was based are inaccurate or have not been complied with, or that the separation should be taxable for other reasons, including as a result of certain transactions occurring after the separation. In addition, the opinion of Lionsgate’s outside tax advisor will represent the judgment of such tax advisor and will not be binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion. Accordingly, notwithstanding receipt by Lionsgate of the opinion, there can be no assurance that the IRS will not assert that the separation does not qualify for tax-free treatment for U.S. federal income tax purposes or that a court would not sustain such a challenge. In the event the IRS were to prevail with such challenge, LGEC’s existing shareholders that are subject to U.S. federal income tax could incur significant liabilities. Please refer to “—Material U.S. Federal Income Tax Consequences if the Separation Is Taxable” below. For a description of the sharing of Lionsgate’s and New Lionsgate’s liabilities in respect of taxes, see the section titled “Certain Relationships and Related Party Transactions of New Lionsgate—Tax Matters Agreement.”

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Pursuant to 17 C.F.R. Section 200.83

Material U.S. Federal Income Tax Consequences if the Separation Qualifies as a Transaction That Is Generally Tax-Free under Section 355 of the Code.

If the separation qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, the U.S. federal income tax consequences of the separation generally are as follows:

•

no gain or loss will be recognized by (and no amount will be includible in the income of) U.S. Holders of existing LGEC common stock upon the receipt of New Lionsgate common stock in the separation for U.S. federal income tax purposes, except with respect to any cash received in lieu of any fractional share interest in New Lionsgate common stock (as described below);

•

the aggregate tax basis in the existing LGEC common stock and the New Lionsgate common stock received in the separation (including any fractional share interest in New Lionsgate common stock for which cash is received) in the hands of each U.S. Holder of existing LGEC common stock immediately after the separation will equal the aggregate basis of existing LGEC common stock held by such U.S. Holder immediately before the separation, allocated between the existing LGEC common stock and the New Lionsgate common stock (including any fractional share interest in New Lionsgate common stock for which cash is received) in proportion to the relative fair market value of each on the date of the separation; and

•

the holding period of New Lionsgate common stock received by each U.S. Holder of existing LGEC common stock in the separation (including any fractional share interest in New Lionsgate common stock for which cash is received) will generally include the holding period at the time of the separation of the existing LGEC common stock with respect to which the New Lionsgate common stock is received in the separation.

A U.S. Holder who receives cash in lieu of a fractional share of New Lionsgate common stock in the separation will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its existing LGEC common stock exceeds one year at the time of the separation.

If a U.S. Holder of existing LGEC common stock holds different blocks of existing LGEC common stock (generally existing LGEC common stock purchased or acquired on different dates or at different prices), such U.S. Holder should consult its tax advisor regarding the determination of the basis and holding period of New Lionsgate common stock received in the separation in respect of particular blocks of existing LGEC common stock.

Material U.S. Federal Income Tax Consequences if the Separation Is Taxable.

As discussed above, notwithstanding receipt by Lionsgate of the opinion of its outside tax advisor, the IRS could assert that the separation does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, some or all of the consequences described above would not apply, and Lionsgate, New Lionsgate and existing LGEC shareholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Lionsgate or New Lionsgate could cause the separation and/or certain related transactions not to qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, New Lionsgate may be required to indemnify New Starz for taxes (and certain related amounts) resulting from the separation and certain related transactions not qualifying as tax-free.

If the separation were to fail to qualify as tax-free for U.S. federal income tax purposes, U.S. Holders would be subject to tax as if they had received a taxable separation equal to the fair market value of the New Lionsgate

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common stock received by them in the separation, which generally would be treated as a dividend for such purposes to the extent of such U.S. Holder’s pro rata share of Lionsgate’s current and accumulated earnings and profits (including any earnings and profits resulting from any taxable gain on the separation), as determined for U.S. federal income tax purposes.

In connection with the separation, New Lionsgate and New Starz will enter into a tax matters agreement pursuant to which New Lionsgate will be responsible for certain liabilities and obligations following the separation. In general, under the tax matters agreement, if the separation were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Section 355 of the Code or if certain related transactions were to fail to qualify as tax-free under applicable law, to the extent such failure to so qualify is attributable to actions taken by New Starz or New Lionsgate, then the party responsible for such failure will be responsible for all taxes imposed on the other party. For a discussion of the tax matters agreement, see “Certain Relationships and Related Person Transactions of New Lionsgate—Tax Matters Agreement.” New Lionsgate’s indemnification obligations to New Starz under the tax matters agreement are not expected to be limited in amount or subject to any cap. If New Lionsgate is required to pay any taxes or indemnify New Starz and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, New Lionsgate may be subject to substantial liabilities.

THE FOREGOING IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEPARATION UNDER CURRENT LAW. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY BE IMPORTANT TO PARTICULAR HOLDERS. ALL HOLDERS OF EXISTING LGEC COMMON STOCK ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SEPARATION, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

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Pursuant to 17 C.F.R. Section 200.83

MATERIAL CANADIAN TAX CONSEQUENCES

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Canadian Tax Act in respect of the arrangement generally applicable to a beneficial owner of shares of existing Class A common stock or of existing Class B common stock of Lionsgate, as applicable, who, for purposes of the Canada Tax Act, and at all relevant times:  (i) holds their existing Class A common stock or existing Class B common stock, and will hold any shares of Lionsgate (which, for the purposes of this summary, includes any shares of New Starz) or New Lionsgate received pursuant to the arrangement, as capital property, (ii) deals at arm’s length with each of Lionsgate and New Lionsgate, and (iii) is not affiliated with Lionsgate or New Lionsgate (a “Holder”). Generally, any shares of Lionsgate and New Lionsgate received pursuant to the arrangement will be capital property to a Holder, provided the Holder does not hold such shares in the course of carrying on a business of buying and selling securities and has not acquired such shares in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder:  (i) that is a “financial institution” (as defined in the Canadian Tax Act) for the purposes of the “mark-to-market” property rules; (ii) that is a “specified financial institution” (as defined in the Canadian Tax Act); (iii) who makes or has made a functional currency reporting election pursuant to section 261 of the Canadian Tax Act; (iv) an interest in which would be a “tax shelter investment” (as defined in the Canadian Tax Act) or who acquires any shares of Lionsgate and New Lionsgate pursuant to the arrangement as a “tax shelter investment” (and this summary assumes that no such persons hold such shares); (v) that has, directly or indirectly, a “significant interest” (as defined in subsection 34.2(1) of the Canadian Tax Act) in Lionsgate or New Lionsgate; (vi) in respect of which any affiliate of Lionsgate or New Lionsgate is, or becomes as part of a series of transactions that includes the acquisition of shares of Lionsgate or New Lionsgate, a “foreign affiliate” (for purposes of the Canadian Tax Act) of such Holder or of any corporation that does not deal at arm’s length with such Holder for purposes of the Canadian Tax Act; (vii) that has entered or will enter into a “derivative forward agreement” or “synthetic disposition arrangement,” each as defined in the Canadian Tax Act, in respect of any shares of Lionsgate or New Lionsgate received pursuant to the arrangement; (viii) that is exempt from tax under Part I of the Canadian Tax Act, or (ix) is considered to be a partnership for purposes of the Canadian Tax Act. Any such Holders should consult their own tax advisors with respect to an investment in any shares of Lionsgate and New Lionsgate received pursuant to the arrangement.

In addition, this summary does not apply to a person holding LGEC stock options, LGEC restricted stock units, LGEC deferred stock units or other conversion or exchange rights to acquire shares of LGEC or to a Holder who received shares of Lionsgate upon exercise of a LGEC stock option or upon the exercise of any such conversion or exchange rights to acquire shares of Lionsgate.

This summary does not address the deductibility of interest on money borrowed to acquire existing Class A common stock or existing Class B common stock, as applicable.

This summary is based on the current provisions of the Canadian Tax Act, the specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this joint information/proxy statement, which we refer to as the “Canadian Tax Proposals,” and the current published administrative and assessing policies and practices of the Canada Revenue Agency. This summary assumes that all Canadian Tax Proposals will be enacted in the form proposed but no assurance can be given that the Canadian Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action or changes in the Canada Revenue Agency’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those described in this joint information/proxy statement.

For the purposes of the Canadian Tax Act, all amounts (including amounts related to the acquisition, holding or disposition of shares of Lionsgate or New Lionsgate, such as dividends, “adjusted cost base” (as

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calculated in accordance with the Canadian Tax Act) and proceeds of disposition) must be expressed in Canadian dollars using the daily rate of exchange quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the Canada Revenue Agency. The amount of income, capital gains, losses and capital losses may be affected by changes in foreign currency exchange rates.

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Holder and no representation is made with respect to the income tax consequences to any particular Holder. Accordingly, Holders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

Holders Resident in Canada

The following portion of the summary is generally applicable to Holders of existing Class A common stock or existing Class B common stock, as applicable, who, for the purposes of the Canadian Tax Act and at all relevant times are, or are deemed to be, resident in Canada (“Resident Holders”).

Certain Resident Holders whose existing Class A common stock, existing Class B common stock and shares of Lionsgate and New Lionsgate received pursuant to the arrangement, as applicable, might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have such shares, and any other “Canadian security” (as defined in the Canadian Tax Act) owned in the taxation year in which the election is made and all subsequent taxation years, deemed to be capital property. Resident Holders contemplating making such an election should consult their own tax advisors as such an election will affect the income tax treatment of other Canadian securities held.

The Arrangement

Exchange of (i) existing Class A common stock for New Starz Class A common stock and S1 common stock or (ii) existing Class B common stock for New Starz Class B common stock and S2 common stock, as applicable.

As part of the arrangement, existing Class A common stock and existing Class B common stock will be exchanged as follows:

•

each Resident Holder who holds existing Class A common stock will, in exchange for each such share, receive one (1) share of New Starz Class A common stock and the Class S Multiple number of S1 common stock; and

•

each Resident Holder who holds existing Class B common stock will, in exchange for each such share, receive one (1) share of New Starz Class B common stock and the Class S Multiple number of S2 common stock.

On such share exchange, a Resident Holder will be deemed to have disposed of all of their existing Class A common stock or existing Class B common stock, as applicable, for proceeds of disposition equal to the aggregate adjusted cost base of the shares received on such share exchange.

The aggregate adjusted cost base to the Resident Holder of shares of New Starz Class A common stock, S1 common stock, New Starz Class B common stock and S2 common stock, as applicable, received on the exchange will be determined by allocating the aggregate adjusted cost base of the Resident Holder’s existing Class A common stock or existing Class B common stock, as applicable, immediately before such share exchange among the Resident Holder’s shares of New Starz Class A common stock, S1 common stock, shares of New Starz Class B common stock, and S2 common stock, as applicable, on the basis of the proportion of the adjusted cost base equal to the Spin Proportion for the S1 common stock or S2 common stock, as applicable, and the remaining

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proportion of the adjusted cost base will be allocated to the shares of New Starz Class A common stock or shares of New Starz Class B common stock, as applicable. Accordingly, a Resident Holder will not realize a capital gain or a capital loss as a result of such share exchange. Lionsgate intends to inform Holders on Lionsgate’s website following the arrangement as to Lionsgate’s estimate of the proportionate allocation; however, Lionsgate’s allocation will not be binding on the Canada Revenue Agency or on any Holder.

Transfer of (i) S1 common stock to New Lionsgate for New Lionsgate voting common stock or (ii) S2 common stock to New Lionsgate for New Lionsgate non-voting common stock, as applicable.

As part of the arrangement, the S1 common stock and S2 common stock, as applicable, will be transferred to New Lionsgate as follows:

•

each Resident Holder who holds S1 common stock will transfer each such share to New Lionsgate in consideration for the issuance to the Resident Holder of the New Lionsgate Multiple number of shares of New Lionsgate voting common stock plus US$0.000001 in cash (with the aggregate payment rounded up to the nearest whole cent); and

•

each Resident Holder who holds S2 common stock will transfer each such share to New Lionsgate in consideration for the issuance to the Resident Holder of the New Lionsgate Multiple number of shares of New Lionsgate non-voting common stock plus US$0.000001 in cash (with the aggregate payment rounded up to the nearest whole cent).

The Resident Holder will be considered to have disposed of the S1 common stock or S2 common stock, as applicable, for proceeds of disposition equal to the aggregate fair market value of the shares of New Lionsgate voting common stock or New Lionsgate non-voting common stock, as applicable, plus the amount of the cash consideration, received in exchange for the transfer. As a result, each Resident Holder will realize a capital gain (or capital loss) on the applicable class of S common stock to the extent that the Resident Holder’s aggregate proceeds of disposition for the applicable class of S common stock, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base of the applicable class of S common stock to the Resident Holder immediately before the transfer. The Resident Holder’s aggregate adjusted cost base of the New Lionsgate voting common stock or New Lionsgate non-voting common stock, as applicable, received by the Resident Holder on the transfer will also be equal to such proceeds of disposition less the amount of cash received on the transfer.

Holding and Disposing of Resident Arrangement Shares

Dividends on Resident Arrangement Shares

Dividends received or deemed to be received by a Resident Holder on any shares of Lionsgate or New Lionsgate received pursuant to the arrangement (“Resident Arrangement Shares”) that are paid or credited, or that are deemed to be paid or credited, to a Resident Holder after the completion of the arrangement will be included in computing the Holder’s income for the purposes of the Canadian Tax Act. Such dividends received or deemed to be received by a Resident Holder that is an individual (including a trust) will generally be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act normally applicable to taxable dividends received from corporations resident in Canada, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated as “eligible dividends” for these purposes, if applicable. Dividends received or deemed to be received on such shares by an individual and certain trusts may give rise to alternative minimum tax under the Canadian Tax Act.

Generally, dividends received or deemed to be received on Resident Arrangement Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income, but will be deductible in computing the corporation’s taxable income, subject to certain limitations in the Canadian Tax Act. A Holder of such shares that is a “private corporation” or a “subject corporation” (as defined in the Canadian Tax Act) generally will be subject to a refundable tax to the extent such dividends are deductible in computing the Holder’s taxable income.

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Dispositions of Resident Arrangement Shares

A disposition by a Resident Holder of Resident Arrangement Shares after the completion of the arrangement generally will result in the Resident Holder realizing a capital gain (or a capital loss) to the extent that the proceeds of disposition received, net of any reasonable costs of the disposition, exceed (or are less than) the aggregate adjusted cost base of such shares to such Resident Holder immediately before the disposition. The tax treatment of capital gains and capital losses is discussed below under the heading “—Holders Resident in Canada—Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Resident Holder must deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

The amount of a capital loss realized on the disposition of a Resident Arrangement Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified in the Canadian Tax Act, be reduced by the amount of dividends received or deemed to be received on such shares. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, directly or indirectly, through a partnership or trust. Resident Holders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

A Resident Holder that is a “Canadian-controlled private corporation” throughout the year or, pursuant to Canadian Tax Proposals, a “substantive CCPC” may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined in the Canadian Tax Act to include an amount in respect of taxable capital gains (each as such term is defined in the Canadian Tax Act).

Alternative Minimum Tax

A capital gain realized as a result of (i) the disposition of shares of S1 common stock or S2 common stock, as applicable, as part of the arrangement or (ii) the disposition of Resident Arrangement Shares or a dividend received (or deemed to be received) on Resident Arrangement Shares after the completion of the arrangement, in both cases by a Resident Holder who is an individual, including a trust (other than certain specified trusts), may give rise to a liability for alternative minimum tax. Such Canadian Resident Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Canadian Tax Act.

Exercise of Dissent Rights by a Resident Holder

A Resident Holder who properly exercises dissent rights in respect of its existing Class A common stock or existing Class B common stock (a “Dissenting Resident Holder”) will, pursuant to the plan of arrangement, be deemed to have disposed of its existing Class A common stock or existing Class B common stock, as applicable, and will be entitled to be paid the fair value of such shares by Lionsgate. A Dissenting Resident Holder will be deemed to have received a dividend equal to the amount, if any, paid by Lionsgate (other than any amount in respect of interest, if any, awarded by the BC Court) in excess of the paid-up capital (as determined for purposes of the Canadian Tax Act) of the their existing Class A common stock or existing Class B common stock, as applicable, which deemed dividend will be taxed in the same manner as described under the heading “—Holders Resident in Canada—Holding and Disposing of Resident Arrangement Shares—Dividends on Resident Arrangement Shares.”

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The difference between the amount paid by Lionsgate to a Dissenting Resident Holder (other than any amount in respect of interest, if any, awarded by the BC Court) and the deemed dividend, if any, received by the Dissenting Resident Holder, as described above, will be treated as proceeds of disposition of the existing Class A common stock, or existing Class B common stock, as applicable, for purposes of computing any capital gain (or capital loss). Any such capital gain (or capital loss) will be subject to the same tax treatment as described above under the heading “—Holders Resident in Canada—Taxation of Capital Gains and Capital Losses.”

Interest, if any, awarded by the BC Court to a Dissenting Resident Holder will be included in the Dissenting Resident Shareholder’s income for the purposes of the Canadian Tax Act.

Dissenting Resident Holders should consult their own tax advisors.

Eligibility for Investment

Provided that (a) the Resident Arrangement Shares are listed on a “designated stock exchange” (as defined in the Canadian Tax Act and which currently includes the New York Stock Exchange) or (b) Lionsgate or New Lionsgate, as applicable, is a “public corporation” (within the meaning of the Canadian Tax Act), each class of Resident Arrangement Shares would be a qualified investment under the Canadian Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), registered education savings plan (“RESP”), registered disability savings plan (“RDSP”), a tax-free savings account (“TFSA”) (collectively, “Registered Plans”) or a deferred profit sharing plan (“DPSP”).

Notwithstanding that the Resident Arrangement Shares may be a qualified investment for a Registered Plan, the holder of a TFSA or RDSP, the annuitant of an RRSP or RRIF or the subscriber of an RESP, as the case may be, would be subject to a penalty tax if such shares are a “prohibited investment” for purposes of the Canadian Tax Act for such Registered Plans. Based on the current provisions of the Canadian Tax Act and the regulations thereunder, the Resident Arrangement Shares would not be a prohibited investment for a Registered Plan, provided that the holder of the TFSA or RDSP, the annuitant of the RRSP or RRIF or the subscriber of the RESP, as the case may be, (i) deals at arm’s length with LGEC and New Lionsgate, as applicable, for purposes of the Canadian Tax Act and (ii) does not have a “significant interest” (as defined in subsection 207.01(4) of the Canadian Tax Act) in LGEC or New Lionsgate, as applicable. In addition, the Resident Arrangement Shares would not be a prohibited investment if such shares are “excluded property” (as defined in subsection 207.01(1) the Canadian Tax Act) for a Registered Plan.

Pursuant to recent amendments to the Canadian Tax Act that come into force on April 1, 2023 regarding, first home savings accounts (“FHSAs”), FHSAs would be subject to the rules described above for Registered Plans for purposes of the Canadian Tax Act. In particular, Resident Arrangement Shares will be qualified investments for a trust governed by an FHSA provided the conditions discussed above in relation to Registered Plans are satisfied. In addition, the rules in respect of a “prohibited investment” will also apply to FHSAs and the holders thereof.

New Lionsgate will endeavor to ensure that the Resident Arrangement Shares will be qualified investments for Registered Plans, FHSAs and DPSPs for purposes of the Canadian Tax Act, however, no assurance can be given in this regard. Please refer to the section above entitled “Risks Related to the Separation – New Starz, New Lionsgate and their respective shareholders could suffer material adverse tax consequences as a result of the separation.”

Holders who will hold or who intend to hold the Resident Arrangement Shares in a Registered Plan should consult their own tax advisors with respect to the application of these rules in their particular circumstances.

Holders Not Resident in Canada

The following portion of the summary is applicable generally to Holders of existing Class A common stock who, for purposes of the Canadian Tax Act and any applicable Tax Treaty at all relevant times, are not, and are

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

not deemed to be, resident in Canada, and do not use or hold, are not deemed to use or hold, and will not use or hold or be deemed to use or hold, such shares in carrying on a business in Canada (“Non-Resident Holders”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer which carries on business in Canada and elsewhere. The following portion of the summary assumes that existing Class A common stock and the class of S common stock disposed of pursuant to the arrangement will not be, or be deemed to be, taxable Canadian property of any Non-Resident Holder for purposes of the Canadian Tax Act.

The Arrangement

A Non-Resident Holder will generally be subject to the same Canadian federal income tax consequences as described above for Resident Holders with respect to the following transactions pursuant to the arrangement:

•	The exchange of existing Class A common stock for shares of New Starz Class A common stock and S1 common stock; and

•	The exchange of existing Class B common stock for shares of New Starz Class B common stock and S2 common stock;

Transfer of (i) S1 common stock to New Lionsgate for New Lionsgate voting common stock or (ii) S2 common stock to New Lionsgate for New Lionsgate non-voting common stock, as applicable.

As part of the arrangement, the S1 common stock and S2 common stock, as applicable, will be transferred to New Lionsgate as follows:

•

each Non-Resident Holder who holds S1 common stock will transfer each such share to New Lionsgate in consideration for the issuance to the Non-Resident Holder of the New Lionsgate Multiple number of New Lionsgate voting common stock plus US$0.000001 in cash (with the aggregate payment rounded up to the nearest whole cent); and

•

each Non-Resident Holder who holds S2 common stock will transfer each such share to New Lionsgate in consideration for the issuance to the Non-Resident Holder of the New Lionsgate Multiple number of New Lionsgate non-voting common stock plus US$0.000001 in cash (with the aggregate payment rounded up to the nearest whole cent).

The Non-Resident Holder will be considered to have disposed of the S1 common stock or S2 common stock, as applicable, for proceeds of disposition equal to the aggregate fair market value of the shares of New Lionsgate voting common stock or New Lionsgate non-voting common stock, as applicable, plus the amount of the cash consideration, received in exchange for the transfer. However, the Non-Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on the transfer unless such Non-Resident Holder’s S1 common stock or S2 common stock, as applicable, constitute taxable Canadian property of the Non-Resident Holder. The circumstances under which the S1 common stock or S2 common stock will constitute taxable Canadian property to a Non-Resident Holder are discussed below under “—Holders Not Resident in Canada—Taxable Canadian Property.” It is not expected that the S1 common stock or S2 common stock will constitute taxable Canadian property of any Non-Resident Holder at any relevant time.

Holding and Disposing of Non-Resident Arrangement Shares

Dividends on Non-Resident Arrangement Shares

Dividends received or deemed to be received by a Non-Resident Holder on any shares of Lionsgate or New Lionsgate received pursuant to the arrangement (“Non-Resident Arrangement Shares”) that are paid or credited, or that are deemed to be paid or credited, to a Non-Resident Holder after the arrangement will be subject to Canadian withholding tax at the rate of 25% of the gross amount of such dividends. This rate may be reduced under any applicable Tax Treaty. For example, under the Canada-United States Tax Convention (1980), as

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

amended (the “Canada-U.S. Treaty”), a Non-Resident Holder that is a resident of the U.S. for the purposes of, and entitled to the benefits of, the Canada-U.S. Treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends (or 5% for a company that holds at least 10% of the voting stock of the corporation paying the dividend). The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the Canada-U.S. Treaty), including the ability to claim benefits thereunder. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Dispositions of Non-Resident Arrangement Shares

On a disposition or deemed disposition of Non-Resident Arrangement Shares after the arrangement, a Non-Resident Holder will not be subject to tax under the Canadian Tax Act unless, at the time of disposition, the shares of the particular class are taxable Canadian property of the Non-Resident Holder. The circumstances under which the Non-Resident Arrangement Shares will constitute taxable Canadian property of the Non-Resident Holder are discussed below under “—Holders Not Resident in Canada—Taxable Canadian Property.”

Taxable Canadian Property

Each class of Non-Resident Arrangement Shares that are listed on a “designated stock exchange” (as defined in the Canadian Tax Act and which currently includes the New York Stock Exchange) will generally not constitute taxable Canadian property of a Non-Resident Holder at the time of a disposition or deemed disposition unless, at any time during the sixty-month period immediately preceding that time, the following two conditions are met concurrently:  (a) 25% or more of the issued shares of any class of Lionsgate or New Lionsgate, as applicable, were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest, directly or indirectly through one or more other partnerships; and (b) more than 50% of the fair market value of the applicable class or series of shares received pursuant to the arrangement was derived directly or indirectly from one or any combination of:  (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests or rights in, property described in (i) to (iii), whether or not the property exists (“Canadian Real or Resource Properties”). Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, the applicable class and series of shares received pursuant to the arrangement may be deemed to be taxable Canadian property of a Non-Resident Holder.

Each class of Non-Resident Arrangement Shares that are not listed on a “designated stock exchange” will generally not constitute taxable Canadian property of a Non-Resident Holder at the time of disposition or deemed disposition unless, at any time during the sixty-month period immediately preceding that time, more than 50% of the fair market value of the applicable class or series of shares received pursuant to the arrangement was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interest in which are not themselves taxable Canadian property at the particular time) from one or any combination of Canadian Real or Resource Properties. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, the applicable class and series of shares received pursuant to the arrangement may be deemed to be taxable Canadian property of a Non-Resident Holder.

Lionsgate has advised counsel that that it does not believe that existing Class A common stock or existing Class B common stock will constitute taxable Canadian property at any relevant time on the basis that during the sixty-month period immediately preceding the Effective Date, such shares are not expected to derive more than 50% of their fair market value from Canadian Real or Resource Properties at any relevant time. Consequently, it is not expected that any Non-Resident Arrangement Shares acquired in exchange for any existing Class A common stock or existing Class B common stock and disposed of pursuant to the arrangement will be deemed to be taxable Canadian property.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Exercise of Dissent Rights by a Non-Resident Holder

A Non-Resident Holder who properly exercises dissent rights in respect of its existing Class A common stock or existing Class B common stock (a “Dissenting Non-Resident Holder”) will be deemed to have received a dividend equal to the amount, if any, paid by Lionsgate (other than any amount in respect of interest, if any, awarded by the BC Court) in excess of the paid-up capital of their existing Class A common stock or existing Class B common stock, as applicable. Such deemed dividend will be subject to withholding tax under the Canadian Tax Act at a rate of 25% unless the rate is reduced under the provisions of an applicable income tax treaty or convention. In the case of a beneficial owner of dividends who is a resident of the U.S. for purposes of Canada-U.S. Treaty and who is entitled to the benefits of that treaty, the rate of withholding will generally be reduced to 15% (or to 5% for a company that holds at least 10% of the voting stock of Lionsgate). The MLI, affects many of Canada’s bilateral tax treaties (but not the Canada-U.S. Treaty), including the ability to claim benefits thereunder. Dissenting Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

The difference between the amount paid by Lionsgate to a Dissenting Non-Resident Holder (other than any amount in respect of interest, if any, awarded by the BC Court) and the deemed dividend, if any, received by the Dissenting Non-Resident Holder, as described above, will be treated as proceeds of disposition of the existing Class A common stock or existing Class B common stock, as applicable, for purposes of computing any capital gain of the Dissenting Non-Resident Holder.

A Dissenting Non-Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of existing Class A common stock or existing Class B common stock to Lionsgate, provided that the existing Class A common stock or existing Class B common stock, as applicable, are not taxable Canadian property as discussed above under “—Holders Not Resident in Canada—Taxable Canadian Property,” of the Dissenting Non-Resident Holder at the time of the disposition or an applicable income tax treaty or convention exempts the capital gain from tax under the Canadian Tax Act.

Interest, if any, awarded by a court to a Dissenting Non-Resident Holder will generally not be subject to withholding tax under the Canadian Tax Act.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

The shares of New Lionsgate common stock to be issued in the transaction have not been, and are not expected to be registered under the Securities Act or the securities laws of any other jurisdiction. The shares of New Lionsgate common stock to be issued in the transaction will be issued pursuant to an exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act based on the approval of the transaction by the Supreme Court of British Columbia. In the event that the exemption from the registration requirements provided by Section 3(a)(10) of the Securities Act is not available for any reason, New Lionsgate will file a Registration Statement on Form S-4 (or on such other form that may be available to New Lionsgate) in order to register the shares of New Lionsgate common stock.

Section 3(a)(10) of the Securities Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general registration requirement of the Securities Act where the fairness of the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction that is expressly authorized by law to grant such approval, after a hearing upon the substantive and procedural fairness of the terms and conditions of such issuance and exchange at which all persons to whom it is proposed to issue the securities have the right to appear and to whom adequate notice of the hearing has been given. If the BC Court approves the transaction, its approval will constitute the basis for the shares of New Lionsgate common stock to be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act.

The shares of New Lionsgate common stock to be issued by New Lionsgate in the transaction to Lionsgate shareholders will be freely transferable under United States federal securities laws, except by persons who are deemed to be “affiliates” (as that term is defined under the Securities Act) of New Lionsgate, including persons who are deemed to have been affiliates of New Lionsgate within 90 days before the date of the closing of the Transaction. In the event that the shares of New Lionsgate common stock to be issued by New Lionsgate in the transaction are in fact held by affiliates of New Lionsgate, those holders may resell the shares (1) in accordance with the provisions of Rule 144 promulgated under the Securities Act or (2) as otherwise permitted under the Securities Act. Rule 144 generally provides that “affiliates” of New Lionsgate may not sell securities of New Lionsgate received in the Separation unless the sale is effected in compliance with the volume, current public information, manner of sale and timing limitations set forth in such rule. These limitations generally permit, subject to minimum holding periods, sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding shares of New Lionsgate common stock or the average weekly reported trading volume in such securities over the four calendar weeks preceding the placement of the sale order, provided that the sales are made in unsolicited, open market “broker transactions” and that current public information on New Lionsgate is available. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that directly or indirectly control, are controlled by, or are under common control with, that issuer and may include officers and directors of the issuer as well as beneficial owners of 10% or more of any class of capital stock of the issuer.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

CANADIAN SECURITIES LAW MATTERS

Qualification and Resale of Securities

The shares to be issued in connection with the Separation will be issued in reliance on an exemption from the prospectus requirements of securities legislation in each province and territory of Canada. Subject to certain disclosure and regulatory requirements and to customary restrictions applicable to distributions of shares that constitute “control distributions,” the shares issued pursuant to the Separation may be resold in each province and territory in Canada, subject in certain circumstances, to the usual conditions that no unusual effort, or no effort, has been made to prepare the market or create demand.

DESCRIPTION OF NEW LIONSGATE MATERIAL INDEBTEDNESS

New Lionsgate intends to incur certain indebtedness prior to or concurrent with the separation. If New Lionsgate enters into arrangements for such indebtedness prior to the effectiveness of the registration statement of which this joint information/proxy statement forms a part, a description of such arrangements will be included in an amendment to this joint information/proxy statement.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

New Lionsgate

Before the separation, all of the outstanding shares of New Lionsgate common stock will be owned beneficially and of record by Lionsgate. Following the completion of the separation, New Lionsgate expects to have outstanding an aggregate of approximately [                ] shares of New Lionsgate voting common stock and [                ] shares of New Lionsgate non-voting common stock based upon approximately [                ] shares of existing Class A common stock and [                ] shares of existing Class B common stock issued and outstanding on [                ], assuming no exercise of LGEC options, no exercise of dissent rights, and applying the exchange ratios.

Securities Owned by Certain Beneficial Owners

The following table sets forth information concerning those persons known to New Lionsgate that are expected to be the beneficial owner of more than 5% of any class of New Lionsgate common stock issued and outstanding immediately following the effective time of the separation. The below table is based on information available as of [                ] and based upon the assumption that, for every share of existing Class A common stock held by such persons, they will receive [                ] share[s] of New Lionsgate voting common stock and for every share of existing Class B common stock held by such persons, they will receive [                ] share[s] of New Lionsgate non-voting common stock. Percentage ownership information is based upon [                ] shares of existing Class A common stock and [                ] shares of existing Class B common stock, in each case, outstanding on [                ]. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	New Lionsgate voting common stock		New Lionsgate non-voting common stock
Beneficial Owner[1]	Number of Shares	% of Class[2]	Number of Shares	% of Class[2]
[ ]	[ ]	[ ]%	[ ]	[ ]%

*	Less than 1%
[1]	The addresses for the listed beneficial owners are as follows: [ ].
[2]

The percentage of total shares of New Lionsgate common stock expected to be beneficially owned by each person (or group of affiliated persons) is calculated as follows:  (1) the number of shares of New Lionsgate common stock resulting from multiplying the applicable exchange ratio by the number of shares of existing LGEC common stock deemed to be beneficially held by such person (or group of affiliated persons) as of [                ](unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act; divided by (2) the sum of (A) the result from multiplying the applicable exchange ratio by [                ] or [                ], which are the number of shares of existing Class A common stock and shares of existing Class B common stock outstanding as of [                ], respectively; plus (B) the result from multiplying the applicable exchange ratio by the number of shares of existing LGEC common stock issuable upon the exercise of options and other derivative securities, if any, exercisable as of [                ] or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., [                ]).

Stock Ownership of New Lionsgate Management

The following table sets forth information concerning the expected beneficial ownership of New Lionsgate common stock by (i) each director, (ii) the executive officers, and (iii) all New Lionsgate directors and executive officers as a group immediately following the completion of the separation, based on information available as of [                ] and based upon the assumption that, for every share of existing Class A common stock held by such persons, they will receive [                ] share[s] of New Lionsgate voting common stock and for every share of existing Class B common stock held by such persons, they will receive [                ] share[s] of New Lionsgate

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

non-voting common stock. Percentage ownership information is based upon [                ] shares of existing Class A common stock and [                ] shares of existing Class B common stock, in each case, outstanding on [                ]. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	New Lionsgate voting common stock		New Lionsgate non-voting common stock
	Number of Shares[1]	% of Class[2]	Number of Shares[1]	% of Class[2]
James W. Barge	[ ]	[ ]	[ ]	[ ]
Michael Burns	[ ]	[ ]	[ ]	[ ]
Mignon Clyburn	[ ]	[ ]	[ ]	[ ]
Gordon Crawford	[ ]	[ ]	[ ]	[ ]
Jon Feltheimer	[ ]	[ ]	[ ]	[ ]
Emily Fine	[ ]	[ ]	[ ]	[ ]
Michael T. Fries	[ ]	[ ]	[ ]	[ ]
Brian Goldsmith	[ ]	[ ]	[ ]	[ ]
Susan McCaw	[ ]	[ ]	[ ]	[ ]
Yvette Ostolaza	[ ]	[ ]	[ ]	[ ]
Mark H. Rachesky, M.D.	[ ]	[ ]	[ ]	[ ]
Daryl Simm	[ ]	[ ]	[ ]	[ ]
Hardwick Simmons	[ ]	[ ]	[ ]	[ ]
Harry E. Sloan	[ ]	[ ]	[ ]	[ ]
Bruce Tobey	[ ]	[ ]	[ ]	[ ]
All current executive officers and directors	[ ]	[ ]%	[ ]	[ ]%

*	Less than 1%
[1]

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units, and restricted share units vesting and stock options and share appreciation rights exercisable, within 60 days of [                ] (i.e., [                ]).

[2]

The percentage of total shares of New Lionsgate common stock expected to be beneficially owned by each person (or group of affiliated persons) is calculated as follows:  (1) the number of shares of New Lionsgate common stock resulting from multiplying the applicable exchange ratio by the number of shares of existing LGEC common stock deemed to be beneficially held by such person (or group of affiliated persons) as of [                ] (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act; divided by (2) the sum of (A) the result from multiplying the applicable exchange ratio by [                ] or , which are the number of shares of existing Class A common stock and shares of existing Class B common stock outstanding as of [                ], respectively; plus (B) the result from multiplying the applicable exchange ratio by the number of shares of existing LGEC common stock issuable upon the exercise of options and other derivative securities, if any, exercisable as of [                ] or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., [                 ]).

Lionsgate

Securities Owned by Certain Beneficial Owners

The following table presents certain information about beneficial ownership of existing Class A common stock and existing Class B common stock as of March 24, 2023 (unless otherwise indicated) by each person (or group of affiliated persons) who is known by Lionsgate to own beneficially more than 5% of the outstanding shares of any class of existing LGEC common stock. All of such information is based on publicly available

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

filings. The security ownership information is given as of March 24, 2023 and, in the case of percentage ownership information, is based upon 83,475,059 shares of existing Class A common stock and 145,764,089 shares of existing Class B common stock, in each case, outstanding on that date. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	Class A Voting Shares		Class B Non-Voting Shares
Beneficial Owner[1]	Number of Shares	% of Class[2]	Number of Shares	% of Class[2]
Mark H. Rachesky, M.D.[3]	20,198,615	24.2%	15,174,483	10.4%
Shapiro Capital Management LLC[4]	372,639	*	21,047,555	14.5%
Capital Research Global Investors[5]	0	0%	19,215,215	13.2%
Vanguard Group, Inc.[6]	6,645,198	8.0%	11,811,978	8.1%
BlackRock, Inc.[7]	6,597,558	7.9%	8,041,309	5.5%
Invesco, Ltd.[8]	5,065,714	6.1%	89,912	*

*	Less than 1%
[1]

The addresses for the listed beneficial owners are as follows:  Mark H. Rachesky, M.D., c/o MHR Fund Management LLC, 1345 Avenue of the Americas, 42nd Floor, New York, NY 10105; Shapiro Capital Management LLC, 3060 Peachtree Road NW, Suite 1555, Atlanta, GA 30305; Capital Research Global Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071; Vanguard Group, Inc., PO Box 2600 V26, Valley Forge, PA 19482-2600; BlackRock, Inc., 55 East 52nd Street, New York, NY 10055; and Invesco. Ltd., 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

[2]

The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing:  (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of March 24, 2023 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 83,475,059 or 145,764,089 which are the number of Class A voting shares and Class B non-voting shares outstanding as of March 24, 2023, respectively; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of March 24, 2023 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., May 23, 2023).

[3]

The information is based solely on a Schedule 13D/A filed with the SEC on November 21, 2022 by MHR Fund Management LLC. Dr. Rachesky is the managing member of the respective entities having control over MHR Fund Management LLC. Accordingly, Dr. Rachesky may be deemed to have beneficial ownership over the shares held or beneficially owned by MHR Fund Management LLC. Number of Class A Voting Shares includes 4,565 unvested restricted share units payable upon vesting in an equal number of Class A Voting Shares.

[4]

The information is based solely on a Schedule 13F-HR filed with the SEC on February 14, 2023. According to the information in the Schedule 13F-HR, Shapiro Capital Management has sole voting and dispositive power with respect to all of its Class A voting shares and 20,138,617 shares of its Class B non-voting shares.

[5]	The information is based solely on a Schedule 13F-HR filed with the SEC on February 14, 2023.
[6]

The information is based solely on a Schedule 13F-HR filed with the SEC on February 10, 2023. According to the information in the Schedule 13F-HR, Vanguard Group, Inc. does not have sole voting and dispositive power with respect to the Class A voting shares and Class B non-voting shares it beneficially owns.

[7]

The information is based solely on a Schedule 13F-HR filed with the SEC on February 13, 2023. According to the information in the Schedule 13F-HR, BlackRock, Inc. has sole voting sole voting and dispositive power with respect to 6,451,72 shares of its Class A voting shares and 7,796,642 shares of its Class B non-voting shares.

[8]

The information is based solely on a Schedule 13F-HR filed with the SEC on February 13, 2023. According to the information in the Schedule 13F-HR, Invesco, Ltd. does not have sole voting and dispositive power with respect to the Class A voting shares and Class B non-voting shares it beneficially owns.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Stock Ownership of Lionsgate Management

The table below presents certain information about beneficial ownership of existing Class A common stock and existing Class B common stock as of March 24, 2023 (unless otherwise indicated) by (i) each current director, nominee for director and current named executive officer of Lionsgate and (ii) all current directors and executive officers of Lionsgate as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. In general, “beneficial ownership” includes those shares that a person has the sole or shared power to vote or dispose of, including shares that the person has the right to acquire within 60 days.

	Class A Voting Shares		Class B Non-Voting Shares
	Number of Shares[1]	% of Class[2]	Number of Shares[1]	% of Class[2]
James W. Barge[3]	261,096	*	2,623,326	1.8%
Michael Burns[4]	1,879,327	2.2%	3,480,452	2.4%
Mignon Clyburn	6,807	*	7,401	*
Gordon Crawford	264,956	*	1,833,731	1.3%
Jon Feltheimer[5]	3,106,276	3.6%	4,228,274	2.8%
Emily Fine	22,310	*	23,789	*
Michael T. Fries	0	*	0	*
Brian Goldsmith[6]	215,669	*	1,473,792	1.0%
Susan McCaw	16,484	*	12,282	*
Yvette Ostolaza	18,937	*	11,010	*
Mark H. Rachesky, M.D.[7]	20,198,615	24.2%	15,174,483	10.4%
Daryl Simm	51,158	*	52,208	*
Hardwick Simmons	59,858	*	60,955	*
Harry E. Sloan	52,408	*	252,561	*
Bruce Tobey[8]	0	*	0	*
Corii D. Berg[9]	0	*	529,758	*
All former and current executive officers and directors and director nominees, as a group (16 persons)	26,153,901	29.9%	29,764,022	19.2%

*	Less than 1%
[1]

Pursuant to Rule 13d-3(d)(1) of the Exchange Act, amount includes vested restricted share units, and restricted share units vesting and stock options and share appreciation rights exercisable, within 60 days of March 24, 2023 (i.e., May 23, 2023).

[2]

The percentage of total common shares beneficially owned by each person (or group of affiliated persons) is calculated by dividing:  (1) the number of common shares deemed to be beneficially held by such person (or group of affiliated persons) as of March 24, 2023 (unless otherwise indicated), as determined in accordance with Rule 13d-3 under the Exchange Act by (2) the sum of (A) 83,475,059 or 145,764,089 which are the number of Class A voting shares and Class B non-voting shares outstanding as of March 24, 2023, respectively; plus (B) the number of common shares issuable upon the exercise of options and other derivative securities, if any, exercisable as of March 24, 2023 or within 60 days thereafter, held by such person (or group of affiliated persons) (i.e., May 23, 2023).

[3]	Includes 169,814 Class A voting shares and 2,248,429 Class B non-voting shares subject to options/SARs that are currently exercisable.
[4]	Includes 878,266 Class A voting shares and 2,268,116 Class B non-voting shares subject to options/SARs that are currently exercisable.
[5]	Includes 2,726,919 Class A voting shares and 3,395,164 Class B non-voting shares subject to options/SARs that are currently exercisable.
[6]	Includes 132,657 Class A voting shares and 1,021,964 Class B non-voting shares subject to options/SARs that are currently exercisable.

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[7]

The information is based solely on a Schedule 13D/A filed with the SEC on November 21, 2022 by MHR Fund Management LLC. Dr. Rachesky is the managing member of the respective entities having control over MHR Fund Management LLC. Accordingly, Dr. Rachesky may be deemed to have beneficial ownership over the shares held or beneficially owned by MHR Fund Management LLC. Number of Class A Voting Shares includes 4,565 unvested restricted share units payable upon vesting in an equal number of Class A Voting Shares.

[8]	Mr. Tobey was appointed as Lionsgate’s Executive Vice President and General Counsel effective March 27, 2023.
[9]

Mr. Berg resigned as Lionsgate’s Executive Vice President and General Counsel effective December 20, 2022. Includes 137,590 Class B non-voting shares subject to options/SARs that are currently exercisable.

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DESCRIPTION OF NEW LIONSGATE CAPITAL STOCK

New Lionsgate’s Notice of Articles and Articles will be amended and restated in connection with the separation. The following briefly summarizes the material terms of New Lionsgate capital stock that will be contained in its amended and restated Notice of Articles and Articles to be effective upon completion of the separation (the “New Lionsgate Articles”). These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of the New Lionsgate Articles that will be in effect at the time of the separation, and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of British Columbia law) for complete information on the New Lionsgate capital stock as of the time of the separation. The New Lionsgate Articles, in a form expected to be in effect at the time of the separation, will be included as exhibits to New Lionsgate’s registration statement on Form 10, of which this joint information/proxy statement forms a part. New Lionsgate will include the New Lionsgate Articles, as in effect at the time of the separation, in a Current Report on Form 8-K filed with the SEC. The following also summarizes certain relevant provisions of British Columbia law. Since British Columbia law is more detailed than the general information provided below, you should read the actual provisions of British Columbia law for complete information.

General

New Lionsgate’s authorized capital stock will consist of an unlimited number of shares of Class A voting common stock, without par value, an unlimited number of shares of Class B non-voting common stock, without par value, and an unlimited number of preferred shares, without par value. The New Lionsgate Board may establish the rights and preferences of the preferred shares from time to time. Immediately following the completion of the separation, New Lionsgate expects that approximately [                ] shares of its Class A voting common stock will be issued and outstanding (based on the number of shares of existing Class A common stock outstanding on [                ]), approximately [                ] shares of its Class B non-voting common stock will be issued and outstanding (based on the number of shares of existing Class B common stock outstanding on [                ]) and that no preferred shares will be issued and outstanding.

Common Stock

Except as otherwise provided below, shares of voting common stock and non-voting common stock shall have the same rights, privileges and restrictions and shall be identical in all respects.

Dividend Rights

The holders of the voting common stock shall, subject to the rights of the holders of any other class of shares of New Lionsgate entitled to dividends in priority to the holders of the voting common stock, participate equally with the holders of the non-voting common stock with respect to dividends. Whenever a dividend, other than a dividend that constitutes a share distribution, is declared and paid to the holders of voting common stock then outstanding, New Lionsgate shall also declare and pay a dividend equally, on a share for share basis, to the holders of the non-voting common stock then outstanding, without preference or priority. Whenever a share distribution is declared and paid to the holders of voting common stock then outstanding, New Lionsgate shall also declare and pay a share distribution to the holders of the non-voting common stock then outstanding.

Dividends shall be payable only as and when declared by the New Lionsgate Board.

Participation Rights

In the event of any liquidation, dissolution or winding-up of New Lionsgate or other distribution of assets of New Lionsgate among its shareholders for the purpose of winding up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of New Lionsgate, all of the property and assets

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of New Lionsgate available for distribution to the holders of New Lionsgate’s common equity shall be paid or distributed equally, share for share, to the holders of the voting common stock and the non-voting common stock, respectively, without preference or distinction.

Pre-emptive Rights

Except as set for the New Lionsgate Investor Rights Agreement, there are no preemptive rights relating to New Lionsgate’s voting common stock or non-voting common stock.

Share Distributions

Notwithstanding that the market value of any stock dividend paid on one class of shares may be different from the market value of the stock dividend paid simultaneously on another class of shares, the board may, at any time and from time to time, declare and pay a stock dividend:  (a) payable in voting common stock on the voting common stock provided that at the same time a stock dividend payable in either voting common stock or in non-voting common stock is declared and paid in the same number of shares per share on the non-voting common stock; (b) payable in non-voting common stock on the voting common stock; provided that at the same time a stock dividend payable in either voting common stock or non-voting common stock is declared and paid in the same number of shares per share on the non-voting common stock; (c) payable in voting common stock on the non-voting common stock; provided that at the same time a stock dividend payable in either voting common stock or non-voting common stock is declared and paid in the same number of shares per share on the voting common stock; and (d) payable in non-voting common stock on the non-voting common stock; provided that at the same time a stock dividend payable in either voting common stock or non-voting common stock is declared and paid in the same number of shares per share on the voting common stock.

Voting Rights

Each holder of a share of New Lionsgate voting common stock is entitled to: (a) one vote for each share of voting common stock held at all meetings of shareholders; (b) receive notice of and to attend all meetings of shareholders of New Lionsgate, except meetings at which only the holders of a specified class of shares (other than the voting common stock) are entitled to attend; and (c) vote on all matters submitted to a vote or consent of shareholders of New Lionsgate, except matters upon which only the holders of a specified class of shares (other than the voting common stock) are entitled to vote.

The holders of the non-voting common stock shall be entitled to receive notice of and to attend, but, subject to the BC Act, not to vote, at any and all meetings of the shareholders of New Lionsgate.

Preferred Stock

The preferred stock shall consist of the number of preferred shares set out in the Notice of Articles of New Lionsgate, which preferred stock shall be designated as “Preferred Shares,” and shall have attached thereto the special rights and restrictions specified below.

The directors may issue the Preferred Shares at any time and from time to time in one or more series.

Subject to the BC Act and the New Lionsgate Articles, the directors may from time to time, by resolution, if none of the Preferred Shares of any particular series are issued, alter the Articles and authorize the alteration of the Notice of Articles of New Lionsgate, as the case may be, to do one or more of the following: (i) determine the maximum number of shares of that series that New Lionsgate is authorized to issue, determine that there is no such maximum number, or alter any such determination; (ii) create an identifying name for the shares of that series or alter any such identifying name; and (iii) subject to the Articles, attach special rights or restrictions to the shares of any of those series of Preferred Shares or alter any special rights or restrictions attached to those

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shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:  (A) the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or noncumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future; (B) any rights upon a dissolution, liquidation or winding-up of New Lionsgate or upon any other return of capital or distribution of the assets of New Lionsgate among its shareholders for the purpose of winding up its affairs; (C) any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights; (D) any rights of conversion, exchange or reclassification and the terms and conditions of any such rights; (E) any voting rights and restrictions; (F) the terms and conditions of any share purchase plan or sinking fund; (G) restrictions respecting payment of dividends on, or the return of capital, repurchase or redemption of, any other shares of New Lionsgate; and (H) any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred Shares.

Holders of Preferred Shares shall be entitled, on the distribution of assets of New Lionsgate or on the liquidation, dissolution or winding-up of New Lionsgate, whether voluntary or involuntary, or on any other distribution of assets of New Lionsgate among its members for the purpose of winding up its affairs, to receive before any distribution shall be made to holders of voting common stock, non-voting common stock or any other shares of New Lionsgate ranking junior to the Preferred Shares with respect to repayment of capital, the amount paid up with respect to each preferred share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon. After payment to holders of Preferred Shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the property or assets of New Lionsgate except as specifically provided in the special rights and restrictions attached to any particular series of the Preferred Shares.

Limitation on Liability of Directors and Indemnification of Directors and Officers

The Articles of New Lionsgate will provide that, subject to the BC Act, New Lionsgate must indemnify an eligible party and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and New Lionsgate must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

For the purposes of the Articles, “eligible party” means an individual who:  (i) is or was a director or alternate director of New Lionsgate; (ii) is or was a director or alternate director of another corporation, (A) at a time when the corporation is or was an affiliate of New Lionsgate; or (B) at the request of New Lionsgate; or (iii) at the request of New Lionsgate, is or was, or holds or held a position equivalent to that of, a director or alternate director of a partnership, trust, joint venture or other unincorporated entity.

For the purposes of the Articles, “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

For the purposes of the Articles, “eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, officer, former director or former officer of New Lionsgate or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, alternate director or officer of New Lionsgate or an associated corporation:  (i) is or may be joined as a party; or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

The BC Act prohibits indemnification if any of the following circumstances apply:  (i) if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (ii) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is

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prohibited from giving the indemnity or paying the expenses by its memorandum or articles; (iii) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; or (iv) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Anti-Takeover Provisions and Other Shareholder Protections

Shareholder Rights

Under the BC Act, the following powers are available to companies to make themselves potentially less vulnerable to hostile takeover attempts:

•

any shareholder proposals must be signed by qualified shareholders who, together with the submitter, are, at the time of signing, registered owners or beneficial owners of shares that, in the aggregate, constitute at least one percent (1%) of the issued shares of a company that carry the right to vote at general meetings, or have a fair market value in excess of the prescribed amount and must have been received by such company at least three months before the anniversary of the previous year’s annual reference date;

•

shareholders who hold in the aggregate at least 5% of the issued shares of a company that carry the right to vote at general meetings may requisition a meeting of shareholders by following the procedures in the BC Act, in which case the directors are required to call a meeting and if they do not do so within 21 days after the date on which the requisition was received by such company, the requisitioning shareholders may send a notice of a general meeting to be held to transact the business stated in the requisition; and

•	unless the articles state otherwise, directors may only be removed by a two-thirds majority vote by shareholders.

Additionally, the BC Act contains no restriction on the adoption of a shareholder rights plan. The BC Act also does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

Dissent Rights

Under the BC Act, shareholders have a right to dissent and receive a payout from a company in exchange for their shares in the context of an amalgamation or certain other significant transactions.

Derivative Actions

Under the BC Act, a shareholder (including a beneficial shareholder) or director of a company and any person who, in the discretion of the court, is an appropriate person to make an application to the court to prosecute or defend an action on behalf of a company (a derivative action) may, with judicial leave: (i) bring an action in the name and on behalf of the company to enforce a right, duty or obligation owed to the company that could be enforced by the company itself or to obtain damages for any breach of such right, duty or obligation or (ii) defend, in the name and on behalf of the company, a legal proceeding brought against the company.

The BC Court may grant leave if:  (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (ii) notice of the application for leave has been given to the company and any other person that the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court to be in the interests of the company for the action to be prosecuted or defended.

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Upon the final disposition of a derivative action, the court may make any order it determines to be appropriate.

Oppression Remedy

The BC Act provides an oppression remedy that enables a court to make an order, whether interim or final, if an application is made to the court by a shareholder (which for the purposes of the oppression remedy includes legal and beneficial owners of shares as well as any other person whom the court considers appropriate in the circumstances) in a timely manner and it appears to the court that there are reasonable grounds for believing (i) that the affairs of the corporation are being or have been conducted, or the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or (ii) that an act of the corporation has been done or is threatened, or that a resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders.

The oppression remedy provides the court with broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders.

Additional Takeover Bid Considerations

Unless such offer constitutes an exempt transaction, an offer made by a person, an “offeror,” to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares in a class, would be subject to the take-over provisions of Canadian securities laws.

The acquisition of a company’s shares may also trigger the application of statutory regimes including among others, the Investment Canada Act (Canada) (the “ICA”) and the Competition Act (Canada) (the “Competition Act”).

Limitations on the ability to acquire and hold a company’s shares may be imposed by the Competition Act. The Competition Act permits the Commissioner of Competition (the “Commissioner”), to review any acquisition of control over or of a significant interest in a Canadian entity. The Competition Act grants the Commissioner jurisdiction, for up to one year after closing, to challenge an acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

When dealing with a publicly-traded corporation, the Competition Act also requires any person who intends to acquire voting shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded and if that person (and their affiliates) would hold more than 20% of the company’s voting shares as a result of such acquisition. If a person already owns more than 20% of a company’s voting shares, a notification must be filed before the acquisition of additional voting shares that would bring that person’s holdings to over 50%. Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of a statutory waiting period or, if applicable, a second statutory waiting period, unless the Commissioner provides written notice that they do not intend to challenge the acquisition. A common closing condition of acquisitions subject to notification under the Competition Act is clearance from the Commissioner, even if the applicable statutory waiting period has expired and the parties are in a legal position to close.

The ICA requires any person that is a “non-Canadian” (as defined in the ICA) who acquires control of an existing Canadian business, where the acquisition of control is not a reviewable transaction, to file a notification with Innovation, Science and Economic Development. The ICA generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of

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net benefit to Canada. Under the ICA, the acquisition of control of an existing Canadian business (either through the acquisition of the shares or all or substantially all the assets of such business) by a non-Canadian would be reviewable under the “net benefit” standard only if the applicable specified financial threshold is met or exceeded and no exemption applies.

The acquisition of a majority of the voting interests of an entity is deemed to be an acquisition of control of that entity. The acquisition of less than a majority, but one-third or more of the voting shares of a corporation or an equivalent undivided ownership interest in the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be an acquisition of control of that corporation.

Under the national security regime in the ICA, a national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada,” provided that the entity has a specified nexus to Canada. The relevant test is whether such an investment by a non-Canadian could be “injurious to national security.” The relevant minister has broad discretion to determine whether an investor is a non-Canadian and may be subject to a national security review. Review on national security grounds is at the discretion of the federal government and, depending on the facts, may occur on a pre- or post-closing basis and includes the ability to block a transaction or, for a completed transaction, order divestiture.

This summary above is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding the foregoing and securities law in the provinces and territories of Canada.

Listing

New Lionsgate intends to apply to list the New Lionsgate voting common stock and New Lionsgate non-voting common stock on the New York Stock Exchange under the symbols “LGF.A” and “LGF.B,” respectively.

Sale of Unregistered Securities

On March 28, 2023, New Lionsgate issued one (1) share of its common stock to Lionsgate pursuant to Section 4(a)(2) of the Securities Act. New Lionsgate did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the separation, the transfer agent and registrar for New Lionsgate common stock will be Computershare.

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HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address will receive a single copy of Lionsgate’s proxy materials unless one of the shareholders has notified Lionsgate that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings, and save printing and postage costs as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address and you and your spouse have two accounts containing existing LGEC common stock at two different brokerage firms, your household will receive two copies of Lionsgate’s proxy materials, one from each brokerage firm.

If you received a household mailing this year and you would like to have a separate copy of Lionsgate’s proxy materials mailed to you, please submit your request to Lionsgate, 2700 Colorado Avenue, Santa Monica, CA 90404, Attention:  Investor Relations Department. They will promptly send additional copies of Lionsgate’s proxy materials upon receipt of such request. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Lionsgate, 2700 Colorado Avenue, Santa Monica, CA 90404, Attention:  Investor Relations Department. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Lionsgate, 2700 Colorado Avenue, Santa Monica, CA 90404, Attention:  Investor Relations Department.

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SHAREHOLDER PROPOSALS

Under U.S. laws, for your proposal or recommendation for director nominees to be considered for inclusion in the proxy statement for next year’s annual general and special meeting of the shareholders of Lionsgate, Lionsgate must receive your written proposal no later than [                ]. You should also be aware that your proposal must comply with Rule 14a-8 promulgated under the Exchange Act regarding inclusion of shareholder proposals in company-sponsored proxy statement. Shareholder proposals or recommendations for director nominees submitted as per the BC Act to be presented at the next annual general and special meeting of shareholders must be received by Lionsgate’s Corporate Secretary at its registered office at least three months before the date of the annual general and special meeting, and must comply with the requirements of the BC Act. If you wish to recommend a director nominee you should also provide the information set forth under “Environmental, Social and Governance—Corporate Governance—Shareholder Communications.”

If the date of the 2024 annual meeting is advanced or delayed by more than 30 days from the date of the 2023 annual general and special meeting, under U.S. laws, shareholder proposals intended to be included in the proxy statement for the 2024 annual meeting must be received by Lionsgate within a reasonable time before Lionsgate begins to print and mail the proxy statement for the 2024 annual meeting.

SEC rules also govern a company’s ability to use discretionary proxy authority with respect to shareholder proposals that were not submitted by the shareholders in time to be included in the proxy statement. In the event a shareholder proposal is not submitted to Lionsgate prior to [                ], the proxies solicited by the LGEC Board for the 2024 annual general and special meeting of shareholders will confer authority on the proxy holders to vote the shares in accordance with the recommendations of the LGEC Board if the proposal is presented at the 2024 annual general and special meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting. If the date of the 2024 annual general and special meeting is advanced or delayed more than 30 days from the date of the 2023 annual general and special meeting, then the shareholder proposal must have been submitted to us within a reasonable time before Lionsgate mails the proxy statement for the 2024 annual general and special meeting.

In addition to satisfying any requirements for advance notice under Lionsgate’s Articles of Association, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the LGEC’s Board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than [                ].

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WHERE YOU CAN FIND MORE INFORMATION

New Lionsgate has filed a registration statement on Form 10 with the SEC with respect to the shares of its common stock being issued as contemplated by this joint information/proxy statement. This joint information/proxy statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to New Lionsgate and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this joint information/proxy statement relating to any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on or connected to any website referenced in this joint information/proxy statement is not incorporated into this joint information/proxy statement or the registration statement of which this joint information/proxy statement forms a part, or in any other filings with, or any information furnished or submitted to, the SEC.

As a result of the foregoing, New Lionsgate is subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

New Lionsgate intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this joint information/proxy statement or to which this joint information/proxy statement has referred you. Neither New Lionsgate nor Lionsgate has authorized any person to provide you with different information or to make any representation not contained in this joint information/proxy statement.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Lionsgate to “incorporate by reference” information into this joint information/proxy statement. The information incorporated by reference is deemed to be part of this joint information/proxy statement. This joint information/proxy statement incorporates by reference the documents listed below that Lionsgate has previously filed with the SEC (File No. 001-14880); provided, however, that in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules are not incorporated by reference herein. The following documents may contain important information about Lionsgate, its financial condition or other matters:

•	Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2023;

•	and [ ].

In addition, this joint information/proxy statement incorporates by reference any future filings that Lionsgate makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint information/proxy statement and prior to the date of the annual general and special meeting. Such documents are considered to be a part of this joint information/proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Such documents are or will be available at no charge on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. Shareholders can also obtain the documents incorporated by reference into this joint information/proxy statement (excluding the exhibits, other than financial statements, to such documents) at no charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, CA 90404

(310) 449-9200

Attention:  Investor Relations Department

If you would like to request any documents, please do so by [                ], in order to receive them before the annual general and special meeting.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Lions Gate Entertainment Corp.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of the Studio Business of Lions Gate Entertainment Corp. (the Company) as of March 31, 2022 and 2021, the related combined statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Pre-release Film Impairments

Description of the Matter	As disclosed in Note 1 to the combined financial statements, Investment in Films and Television Programs is stated at the lower of unamortized cost or estimated fair value. As disclosed in Note 3 to the combined financial statements, total impairment charges on investment in films and television programs related to theatrical films were $1.2 million for the year ended March 31, 2022 and the unamortized balance related to completed and not released and in progress theatrical films was $500.8 million at March 31, 2022.

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Auditing the Company’s impairment evaluation for theatrical films prior to release is challenging and subjective as the key assumptions in the analysis include estimates of future anticipated revenues and box office performance, which may differ from future actual results. These estimates are based in part on the historical performance of similar films, test audience results when available, information regarding competing film releases, and critic reviews.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s theatrical impairment review process. For example, we tested controls over management’s review of unreleased theatrical films for indicators of impairment and management’s determination of the significant assumptions mentioned above.

To test the assessment of unreleased theatrical films for impairment, our audit procedures included, among others, evaluating unreleased theatrical films for indicators of impairment and testing the completeness and accuracy of the underlying data as well as the significant assumptions mentioned above. For example, we assessed management’s assumptions by comparing them to historical performance of comparable films and to current operating information, we evaluated test audience results when available, and we considered the historical accuracy of management’s estimates. We also performed sensitivity analyses to evaluate the potential changes in the expected profitability of unreleased films resulting from reasonable changes in the assumptions.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2001.

Los Angeles, California

March 31, 2023

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED BALANCE SHEETS

	March 31, 2022	March 31, 2021
	(Amounts in millions)
ASSETS
Cash and cash equivalents	$256.9	$361.3
Accounts receivable, net	398.6	349.6
Due from Starz Business (Note 20)	126.8	81.6
Other current assets	229.7	135.8

Total current assets	1,012.0	928.3
Investment in films and television programs, net	1,867.9	1,468.3
Property and equipment, net	30.0	36.3
Investments	56.0	31.9
Intangible assets	32.6	38.3
Goodwill	795.6	795.6
Other assets	531.6	392.1

Total assets	$4,325.7	$3,690.8

LIABILITIES
Accounts payable	$197.0	$153.9
Other accrued liabilities	167.2	202.7
Participations and residuals	450.8	493.1
Film related and other obligations	696.3	273.2
Debt- short term portion	222.8	87.5
Deferred revenue	153.0	149.9

Total current liabilities	1,887.1	1,360.3
Debt	1,236.3	1,495.8
Participations and residuals	265.1	304.6
Film related and other obligations	655.9	258.7
Other liabilities	153.4	216.2
Deferred revenue	49.8	56.2
Deferred tax liabilities	16.4	15.2

Total liabilities	4,264.0	3,707.0
Commitments and contingencies (Note 17)

Redeemable noncontrolling interest	321.2	219.1

EQUITY (DEFICIT)
Parent net investment	(271.5)	(134.5)
Accumulated other comprehensive income (loss)	10.2	(102.4)

Total parent equity (deficit)	(261.3)	(236.9)
Noncontrolling interests	1.8	1.6

Total equity (deficit)	(259.5)	(235.3)

Total liabilities, redeemable noncontrolling interest and equity (deficit)	$4,325.7	$3,690.8

See accompanying notes.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Revenues:
Revenue	$2,068.1	$1,708.8
Revenue- Starz Business (Note 20)	648.2	204.1

Total revenues	2,716.3	1,912.9
Expenses:
Direct operating	1,922.1	1,220.0
Distribution and marketing	315.2	216.7
General and administration	342.7	342.0
Depreciation and amortization	18.1	17.2
Restructuring and other	6.3	21.1

Total expenses	2,604.4	1,817.0

Operating income	111.9	95.9
Interest expense	(115.0)	(109.7)
Interest and other income	28.0	6.1
Other expense	(8.6)	(4.7)
Loss on extinguishment of debt	(3.4)	—
Gain on investments	1.3	0.6
Equity interests loss	(3.0)	(6.1)

Income (loss) before income taxes	11.2	(17.9)
Income tax provision	(17.3)	(17.3)

Net loss	(6.1)	(35.2)
Less: Net loss attributable to noncontrolling interests	17.2	15.6

Net income (loss) attributable to Parent	$11.1	$(19.6)

See accompanying notes.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Net loss	$(6.1)	$(35.2)
Foreign currency translation adjustments, net of tax	(4.6)	4.5
Net unrealized gain on cash flow hedges, net of tax	117.2	119.0

Comprehensive income	106.5	88.3
Less: Comprehensive loss attributable to noncontrolling interest	17.2	15.6

Comprehensive income attributable to Parent	$123.7	$103.9

See accompanying notes.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF EQUITY (DEFICIT)

	Parent Net Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Equity	Non-controlling Interests (a)	Total Equity (Deficit)
	(Amounts in millions)
Balance at March 31, 2020	$(242.0)	$(225.9)	$(467.9)	$2.0	$(465.9)
Net income (loss)	(19.6)	—	(19.6)	0.2	(19.4)
Net transfers from Parent	174.2	—	174.2	—	174.2
Noncontrolling interests	—	—	—	(0.6)	(0.6)
Redeemable noncontrolling interests adjustment to redemption value	(47.1)	—	(47.1)	—	(47.1)
Other comprehensive income	—	123.5	123.5	—	123.5

Balance at March 31, 2021	$(134.5)	$(102.4)	$(236.9)	$1.6	$(235.3)
Net income	11.1	—	11.1	0.5	11.6
Net transfers to Parent	(49.5)	—	(49.5)	—	(49.5)
Noncontrolling interests	—	—	—	(0.3)	(0.3)
Redeemable noncontrolling interests adjustment to redemption value	(98.6)	—	(98.6)	—	(98.6)
Other comprehensive income	—	112.6	112.6	—	112.6

Balance at March 31, 2022	$(271.5)	$10.2	$(261.3)	$1.8	$(259.5)

(a)	Excludes redeemable noncontrolling interests, which are reflected in temporary equity (see Note 11).

See accompanying notes.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Operating Activities:
Net loss	$(6.1)	$(35.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	18.1	17.2
Amortization of films and television programs	1,497.5	746.0
Amortization of debt financing costs and other non-cash interest	46.5	41.0
Non-cash share-based compensation	70.2	58.0
Other amortization	82.5	67.3
Loss on extinguishment of debt	3.4	—
Equity interests loss	3.0	6.1
Gain on investments	(1.3)	(0.6)
Deferred income taxes	1.2	1.9
Changes in operating assets and liabilities:
Accounts receivable, net	(33.0)	156.9
Investment in films and television programs, net	(1,750.1)	(1,181.9)
Other assets	(207.0)	(15.2)
Accounts payable and accrued liabilities	(40.6)	(64.9)
Participations and residuals	(73.4)	(53.4)
Film obligations	4.0	(9.2)
Deferred revenue	(4.8)	38.4
Due from Starz Business	(45.1)	(4.8)

Net Cash Flows Used In Operating Activities	(435.0)	(232.4)

Investing Activities:
Proceeds from the sale of other investments	1.5	5.1
Investment in equity method investees and other	(14.0)	(0.2)
Distributions from equity method investees	7.2	—
Acquisition of assets (film library and related assets)	(161.4)	—
Increase in loans receivable	(4.3)	—
Purchases of accounts receivables held for collateral	(172.9)	(212.5)
Receipts of accounts receivables held for collateral	169.3	217.5
Capital expenditures	(6.1)	(10.2)

Net Cash Flows Used In Investing Activities	(180.7)	(0.3)

Financing Activities:
Debt - borrowings, net of debt issuance and redemption costs	1,494.3	200.0
Debt - repurchases and repayments	(1,629.5)	(265.0)
Film related and other obligations - borrowings	1,083.0	392.5
Film related and other obligations - repayments	(272.6)	(53.0)
Financing component of interest rate swaps	(28.5)	(22.3)
Distributions to noncontrolling interest	(1.5)	(3.4)
Parent net investment	(119.7)	116.2

Net Cash Flows Provided By Financing Activities	525.5	365.0

Net Change In Cash, Cash Equivalents and Restricted Cash	(90.2)	132.3
Foreign Exchange Effects on Cash, Cash Equivalents and Restricted Cash	(0.8)	4.2
Cash, Cash Equivalents and Restricted Cash - Beginning Of Period	361.3	224.8

Cash, Cash Equivalents and Restricted Cash - End Of Period	$270.3	$361.3

See accompanying notes.

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STUDIO BUSINESS OF LIONS GATE ENTERTAINMENT CORP.

NOTES TO AUDITED COMBINED FINANCIAL STATEMENTS

1. Description of Business, Basis of Presentation and Significant Accounting Policies

Description of Business

Lions Gate Entertainment Corp. (“Lionsgate,” or “Parent”) encompasses world-class motion picture and television studio operations (collectively referred to as the “Studio Business”) and the STARZ-branded premium global subscription platforms (the “Starz Business”) to bring a unique and varied portfolio of entertainment to consumers around the world. Lionsgate has historically had three reportable business segments: (1) Motion Picture, (2) Television Production and (3) Media Networks. The Studio Business is substantially reflected in the Lionsgate Motion Picture and Television Production segments. These financial statements reflect the combination of the assets, liabilities, operations and cash flows reflecting the Studio Business which is referred to in these combined financial statements as the “Studio Business” or the “Company”.

Lionsgate intends to separate into two independent publicly traded companies, each with a separate strategic focus. Lionsgate plans to undertake a series of corporate steps and transactions pursuant to which its shareholders will receive all of the shares of a newly formed company, New Lionsgate, which will hold, directly or indirectly, the assets, liabilities and operations associated with the Studio Business of Lionsgate (the “separation”). Due to the relative significance (greater revenue, greater profit, greater tangible assets and greater fair value, among other factors) of the Studio Business (which is the legal spinnee) as compared to the Starz Business and the continued involvement of existing Lionsgate senior management with the Studio Business, for financial reporting purposes, the Studio Business will be treated as the “accounting spinnor” and therefore will be the “accounting successor” to Lionsgate following the separation, notwithstanding the legal form of the separation. As a result, the historical consolidated financial statements of Lionsgate will become the historical financial statements of the Studio Business.

However, these combined financial statements of the Studio Business, which are prepared on a carve-out basis and derived from Lionsgate’s consolidated financial statements and accounting records, have been prepared for supplemental informational purposes. These supplemental combined financial statements reflect the Studio Business’s combined historical financial position, results of operations and cash flows as they were historically managed in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). The supplemental combined financial statements may not be indicative of the Studio Business’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had the Studio Business operated as an independent, publicly traded company during the periods presented, particularly because of changes the Studio Business expects to experience in the future as a result of the separation.

The Studio Business consists of the Motion Picture and Television Production reportable segments, together with a substantial portion of Lionsgate’s corporate general and administrative costs. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment, a talent management company.

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Basis of Presentation

The Studio Business has historically operated as part of Lionsgate and not as a standalone company. The Studio Business combined financial statements, representing the historical assets, liabilities, operations and cash flows of the combination of the operations making up the worldwide Studio Business, have been derived from the separate historical accounting records maintained by Lionsgate, and are presented on a carve-out basis. These combined financial statements reflect the combined historical results of operations, financial position, comprehensive income (loss) and cash flows of the Studio Business for the periods presented as historically managed within Lionsgate through the use of a management approach in identifying the Studio Business’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to the organizational structure of certain legal entities comprising the Studio Business. All revenues and costs as well as assets and liabilities directly associated with the business activity of the Studio Business are included in the accompanying combined financial statements.

Lionsgate utilizes a centralized approach to cash management. Cash generated by the Studio Business is managed by Lionsgate’s centralized treasury function and cash is routinely transferred to the Company or to the Starz Business to fund operating activities when needed. Cash and cash equivalents of the Studio Business are reflected in the combined balance sheets. Payables to and receivables from Lionsgate, primarily related to the Starz Business, are often settled through movement to the intercompany accounts between Lionsgate, the Starz Business and the Studio Business. Other than certain specific balances related to unsettled payables or receivables, the intercompany balances between the Studio Business and Lionsgate have been accounted for as parent net investment. See Note 20 for further details.

The Studio Business is the primary borrower of certain corporate indebtedness (the revolving credit facility, term loan A and term loan B, together referred to as the “Senior Credit Facilities”) of Lionsgate. The Senior Credit Facilities are generally used as a method of financing Lionsgate’s operations in totality and are not specifically identifiable to the Studio Business or the Starz Business. Further, it is not practical to determine what the capital structure would have been historically for the Studio Business or the Starz Business as standalone companies, however, the Senior Credit Facilities will be restructured by the Studio Business upon consummation of the separation with all of the new debt replacing the Senior Credit Facilities remaining at the Studio Business and accordingly, Lionsgate’s Senior Credit Facilities and related interest expense are reflected in the Studio Business’s combined financial statements. A portion of Lionsgate’s corporate debt, Lionsgate’s 5.500% senior notes due April 15, 2029 (the “Senior Notes”), will remain with the Starz Business upon consummation of the separation and accordingly, the Senior Notes and related interest expense are not reflected in the Studio Business’s combined financial statements. See Note 7 for further details.

Additional indebtedness directly related to the Studio Business, including production loans, borrowings under the Production Tax Credit Facility and IP Credit Facility, Backlog Facility (each as defined below) and other obligations, are reflected in the Studio Business combined financial statements. See Note 8 for further details.

Lionsgate’s corporate general and administrative functions and costs historically provided oversight over both the Starz Business and the Studio Business, including, but not limited to, executive oversight, accounting, corporate reporting, legal, public company responsibilities and obligations and other shared services. Accordingly, the audited financial statements of the Studio Business, included elsewhere in this joint information/proxy statement, include allocations of certain general and administrative expenses (inclusive of share-based compensation) from Lionsgate related to these corporate and shared service functions historically provided by Lionsgate. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated Lionsgate revenue, payroll expense or other measures considered to be a reasonable reflection of the historical utilization levels of these services. Accordingly, the Studio Business financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, and

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may not be indicative of the expenses that the Company will incur in the future, especially as substantially all of the existing Lionsgate corporate general and administrative functions are expected to remain with the Studio Business and become the Studio Business’s corporate general and administrative functions as part of the separation.

The Company also pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. The settlement of reimbursable expenses between the Studio Business and the Starz Business have been accounted for as parent net investment. See Note 20 for further detail of parent net investment included in these combined financial statements.

Management believes the assumptions underlying these combined financial statements, including the assumptions regarding the allocation of general and administrative expenses from Lionsgate to the Studio Business, are reasonable. However, the allocations may not include all of the actual expenses that would have been incurred by the Studio Business and may not reflect its combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had the Studio Business been a standalone company and operated as an unaffiliated entity during the periods presented. Actual costs that might have been incurred had the Studio Business been a standalone company would depend on a number of factors, including the organizational structure, what corporate functions the Studio Business might have performed directly or outsourced, and strategic decisions the Company might have made in areas such as executive management, legal and other professional services, and certain corporate overhead functions. See Note 20 for further detail of the allocations included in these combined financial statements.

Generally Accepted Accounting Principles

These combined financial statements have been prepared in accordance with GAAP.

Principles of Consolidation

The accompanying combined financial statements of the Company have been derived from the consolidated financial statements and accounting records of Lionsgate and reflect certain allocations from Lionsgate as further discussed above.

All significant intercompany balances and transactions within the Company have been eliminated in these combined financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions, including the potential impacts arising from the COVID-19 global pandemic and Russia’s invasion of Ukraine, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs used for the amortization of investment in films and television programs; estimates related to the revenue recognition of sales or usage-based royalties; fair value of equity-based compensation; the allocations of costs to the Company for certain corporate and shared service functions in preparing the combined financial statements on a carve-out basis; fair value of assets and liabilities for allocation of the purchase price of companies or assets acquired; income taxes including the assessment of valuation allowances for deferred tax assets; accruals for contingent liabilities; impairment assessments for investment in films and television programs, property and equipment, equity investments and goodwill. Actual results could differ from such estimates.

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Significant Accounting Policies

Revenue Recognition

The Company’s Motion Picture and Television Production segments generate revenue principally from the licensing of content in domestic theatrical exhibition, home entertainment (e.g., digital media and packaged media), television, and international market places.

Revenue is recognized upon transfer of control of promised services or goods to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services or goods. Revenues do not include taxes collected from customers on behalf of taxing authorities such as sales tax and value-added tax.

Revenue also includes licensing of motion pictures and television programming (including Starz original productions) to the Starz Business. See Note 20 for further details.

Licensing Arrangements. The Company’s content licensing arrangements include fixed fee and minimum guarantee arrangements, and sales or usage based royalties.

Fixed Fee or Minimum Guarantees: The Company’s fixed fee or minimum guarantee licensing arrangements may, in some cases, include multiple titles, multiple license periods (windows) with a substantive period in between the windows, rights to exploitation in different media, or rights to exploitation in multiple territories, which may be considered distinct performance obligations. When these performance obligations are considered distinct, the fixed fee or minimum guarantee in the arrangement is allocated to the title, window, media right or territory as applicable, based on estimates of relative standalone selling prices. The amounts related to each performance obligation (i.e., title, window, media or territory) are recognized when the content has been delivered, and the window for the exploitation right in that territory has begun, which is the point in time at which the customer is able to begin to use and benefit from the content.

Sales or Usage Based Royalties: Sales or usage based royalties represent amounts due to the Company based on the “sale” or “usage” of the Company’s content by the customer, and revenues are recognized at the later of when the subsequent sale or usage occurs, or the performance obligation to which some or all the sales or usage-based royalty has been allocated and has been satisfied (or partially satisfied). Generally, when the Company licenses completed content with standalone functionality (such as a movie, or television show), its performance obligation will be satisfied prior to the sale or usage. When the Company licenses intellectual property that does not have stand-alone functionality (e.g., brands, themes, logos, etc.), its performance obligation is generally satisfied in the same period as the sale or usage. The actual amounts due to the Company under these arrangements are generally not reported to the Company until after the close of the reporting period. The Company records revenue under these arrangements for the amounts due and not yet reported to the Company based on estimates of the sales or usage of these customers and pursuant to the terms of the contracts. Such estimates are based on information from the Company’s customers, historical experience with similar titles in that market or territory, the performance of the title in other markets, and/or data available in the industry.

Revenues by Market or Product Line. The following describes the revenues generated by market or product line. Theatrical revenues are included in the Motion Picture segment; home entertainment, television, international and other revenues are applicable to both the Motion Picture and Television Production segments.

•

Theatrical. Theatrical revenues are derived from the domestic theatrical release of motion pictures licensed to theatrical exhibitors on a picture-by-picture basis (distributed by the Company directly in the United States and through a sub-distributor in Canada). Revenue from the theatrical release of feature films are treated as sales or usage-based royalties, are recognized as revenue starting at the exhibition date and are based on the Company’s participation in box office receipts of the theatrical exhibitor.

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•	Home Entertainment. Home entertainment consists of Digital Media and Packaged Media.

•

Digital Media. Digital media includes digital transaction revenue sharing arrangements (pay-per-view and video-on-demand platforms, electronic sell through (“EST”), and digital rental) and licenses of content to digital platforms for a fixed fee.

Digital Transaction Revenue Sharing Arrangements: Primarily represents revenue sharing arrangements with certain digital media platforms which generally provide that, in exchange for a nominal or no upfront sales price, the Company shares in the rental or sales revenues generated by the platform on a title-by-title basis. These digital media platforms generate revenue from rental and EST arrangements, such as download-to-own, download-to-rent, and video-on-demand. These revenue sharing arrangements are recognized as sales or usage-based royalties based on the performance of these platforms and pursuant to the terms of the contract, as discussed above.

Licenses of Content to Digital Platforms: Primarily represents the licensing of content to subscription-video-on-demand (“SVOD”) or other digital platforms for a fixed fee. As discussed above, revenues are recognized when the content has been delivered and the window for the exploitation right in that territory has begun.

•

Packaged Media. Packaged media revenues represent the sale of motion pictures and television shows (produced or acquired) on physical discs (DVD’s, Blu-ray, 4K Ultra HD, referred to as “Packaged Media”) in the retail market. Revenues are recognized, net of an allowance for estimated returns and other allowances, on the later of receipt by the customer or “street date” (when it is available for sale by the customer).

•

Television. Television revenues are derived from the licensing to domestic markets (linear pay, basic cable, free television markets, syndication) of motion pictures (including theatrical productions and acquired films) and scripted and unscripted television series, television movies, mini-series, and non-fiction programming. Television revenues include fixed fee arrangements as well as arrangements in which the Company earns advertising revenue from the exploitation of certain content on television networks. Television also includes revenue from licenses to SVOD platforms in which the initial license of a television series is to an SVOD platform or the traditional pay window for a motion picture is licensed to an SVOD platform. Revenues associated with a title, right, or window from television licensing arrangements are recognized when the feature film or television program is delivered (on an episodic basis for television product) and the window for the exploitation right has begun.

•

International. International revenues are derived from (1) licensing of the Company’s productions, acquired films, catalog product and libraries of acquired titles to international distributors, on a territory-by-territory basis; (2) the direct distribution of the Company’s productions, acquired films, and the Company’s catalog product and libraries of acquired titles in the United Kingdom; and (3) licensing to international markets of scripted and unscripted series, television movies, mini-series and non-fiction programming. License fees and minimum guarantee amounts associated with title, window, media or territory, are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the contract, and the right to exploit the feature film or television program in that window, media or territory has commenced. Revenues are also generated from sales or usage based royalties received from international distributors based on their distribution performance pursuant to the terms of the contracts after the recoupment of certain costs in some cases, and the initial minimum guarantee, if any, and are recognized when the sale by the Company’s customer generating a royalty due to the Company has occurred.

•

Other. Other revenues are derived from the licensing of the Company’s film and television and related content (games, music, location-based entertainment royalties, etc.) to other ancillary markets and from commissions and executive producer fees earned related to talent management.

Revenues from the licensing of film and television content and the sales and licensing of music are recognized when the content has been delivered and the license period has begun, as discussed above.

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Revenues from the licensing of symbolic intellectual property (i.e., licenses of motion pictures or television characters, brands, storylines, themes or logos) is recognized over the corresponding license term. Commissions are recognized as such services are provided.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation.

Deferred revenue also relates to customer payments made in advance of when the Company fulfills its performance obligation and recognizes revenue. This primarily occurs under television production contracts, in which payments may be received as the production progresses, international motion picture contracts, where a portion of the payments are received prior to the completion of the movie and prior to license rights start dates, and pay television contracts with multiple windows with a portion of the revenues deferred until the subsequent exploitation windows commence. These arrangements do not contain significant financing components because the reason for the payment structure is not for the provision of financing to the Company, but rather to mitigate the Company’s risk of customer non-performance and incentivize the customer to exploit the Company’s content.

See Note 12 for further information.

Accounts Receivable. Payment terms vary by location and type of customer and the nature of the licensing arrangement. However, other than certain multi-year license arrangements; payments are generally due within 60 days after revenue is recognized. For certain multi-year licensing arrangements; primarily in the television, digital media, and international markets, payments may be due over a longer period. When the Company expects the period between fulfillment of its performance obligation and the receipt of payment to be greater than a year, a significant financing component is present. In these cases, such payments are discounted to present value based on a discount rate reflective of a separate financing transaction between the customer and the Company, at contract inception. The significant financing component is recorded as a reduction to revenue and accounts receivable initially, with such accounts receivable discount amortized to interest income over the period to receipt of payment. The Company does not assess contracts with deferred payments for significant financing components if, at contract inception, the Company expects the period between fulfillment of the performance obligation and subsequent payment to be one year or less.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.

Restricted Cash

At March 31, 2022, the Company had restricted cash of $13.4 million, representing amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility and IP Credit Facility (no amounts recorded as restricted cash at March 31, 2021). Restricted cash is included within “other current assets” on the combined balance sheet. See Note 19 for further information.

Investment in Films and Television Programs

General. Investment in films and television programs includes the unamortized costs of films and television programs, which are monetized individually (i.e., through domestic theatrical, home entertainment, television, international or other ancillary-market distribution).

Recording Cost. Costs of acquiring and producing films and television programs and of acquired libraries are capitalized when incurred. For films and television programs produced by the Company, capitalized costs

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include all direct production and financing costs, capitalized interest and production overhead. For the years ended March 31, 2022 and 2021, total capitalized interest was $12.8 million and $2.8 million, respectively. For acquired films and television programs, capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Amortization. Costs of acquiring and producing films and television programs and of acquired libraries that are monetized individually are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.

Ultimate Revenue. Ultimate revenue includes estimates over a period not to exceed 10 years following the date of initial release of the motion picture. For an episodic television series, the period over which ultimate revenues are estimated cannot exceed ten years following the date of delivery of the first episode, or, if still in production, five years from the date of delivery of the most recent episode, if later. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Development. Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment unless the fair value of the project exceeds its carrying cost.

Impairment Assessment. An individual film or television program is evaluated for impairment when an event or change in circumstances indicates that the fair value of an individual film is less than its unamortized cost.

The fair value is determined based on a discounted cash flow analysis of the cash flows directly attributable to the title. To the extent the unamortized costs exceed the fair value, an impairment charge is recorded for the excess.

The discounted cash flow analysis includes cash flows estimates of ultimate revenue and costs as well as a discount rate (a Level 3 fair value measurement, see Note 10 for further information). The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the Company plus a risk premium representing the risk associated with producing a particular film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Property and Equipment, net

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for on a straight line basis over the following useful lives:

Computer equipment and software	3 - 5 years

Furniture and equipment	3 - 5 years

Leasehold improvements	Lease term or the useful life, whichever is shorter

Land	Not depreciated

The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue

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estimates. If appropriate and where deemed necessary, a reduction in the carrying amount is recorded based on the difference between the carrying amount and the fair value based on discounted cash flows.

Leases

The Company determines if an arrangement is a lease at its inception. The expected term of the lease used for computing the lease liability and right-of-use (“ROU”) asset and determining the classification of the lease as operating or financing may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company also elected to not separate lease components from non-lease components across all lease categories. Instead, each separate lease component and non-lease component are accounted for as a single lease component.

Operating Leases. Operating lease ROU assets, representing the Company’s right to use the underlying asset for the lease term, are included in the “Other assets—non-current” line item in the Company’s combined balance sheets. Operating lease liabilities, representing the present value of the Company’s obligation to make payments over the lease term, are included in the “Other accrued liabilities” and “Other liabilities—non-current” line items in the Company’s combined balance sheets. The Company has entered into various short-term operating leases which have an initial term of 12 months or less. These short-term leases are not recorded on the Company’s combined balance sheets. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The present value of the lease payments is calculated using a rate implicit in the lease, when readily determinable. However, as most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate to determine the present value of the lease payments for the majority of its leases.

Variable lease payments that are based on an index or rate are included in the measurement of ROU assets and lease liabilities at lease inception. All other variable lease payments are expensed as incurred and are not included in the measurement of ROU assets and lease liabilities.

The Company did not have any finance leases during the years ended March 31, 2022 or 2021.

Investments

Investments include investments accounted for under the equity method of accounting, and equity investments with and without readily determinable fair value.

Equity Method Investments: The Company uses the equity method of accounting for investments in companies in which it has a minority equity interest and the ability to exert significant influence over operating decisions of the companies. Significant influence is generally presumed to exist when the Company owns between 20% and 50% of the voting interests in the investee, holds substantial management rights or holds an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.

Under the equity method of accounting, the Company’s share of the investee’s earnings (losses) are included in the “equity interests income (loss)” line item in the combined statements of operations. The Company records its share of the net income or loss of most equity method investments on a one quarter lag and, accordingly, during the years ended March 31, 2022 and 2021, the Company recorded its share of the income or loss generated by these entities for the years ended December 31, 2021 and 2020, respectively.

Dividends and other distributions from equity method investees are recorded as a reduction of the Company’s investment. Distributions received up to the Company’s interest in the investee’s retained earnings

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are considered returns on investments and are classified within cash flows from operating activities in the combined statement of cash flows. Distributions from equity method investments in excess of the Company’s interest in the investee’s retained earnings are considered returns of investments and are classified within cash flows provided by investing activities in the combined statements of cash flows.

Other Equity Investments: Investments in nonconsolidated affiliates in which the Company owns less than 20% of the voting common stock, or does not exercise significant influence over operating and financial policies, are recorded at fair value using quoted market prices if the investment has a readily determinable fair value. If an equity investment’s fair value is not readily determinable, the Company will recognize it at cost less any impairment, adjusted for observable price changes in orderly transactions in the investees’ securities that are identical or similar to the Company’s investments in the investee. The unrealized gains and losses and the adjustments related to the observable price changes are recognized in net income (loss).

Impairments of Investments: The Company regularly reviews its investments for impairment, including when the carrying value of an investment exceeds its market value. If the Company determines that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee, and (iii) the Company’s intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the equity method of accounting or equity investments without a readily determinable fair value, the Company evaluates information available (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment.

Finite-Lived Intangible Assets

Identifiable intangible assets with finite lives are amortized to depreciation and amortization expense over their estimated useful lives, ranging from 5 to 15 years.

Amortizable intangible assets are tested for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount of the asset may not be recoverable. If a triggering event has occurred, an impairment analysis is required. The impairment test first requires a comparison of undiscounted future cash flows expected to be generated over the remaining useful life of an asset to the carrying value of the asset. The impairment test is performed at the lowest level of cash flows associated with the asset. If the carrying value of the asset exceeds the undiscounted future cash flows, the asset would not be deemed to be recoverable. Impairment would then be measured as the excess of the asset’s carrying value over its fair value, which would generally be estimated based on a discounted cash flow (“DCF”) model.

The Company monitors its finite-lived intangible assets and changes in the underlying circumstances each reporting period for indicators of possible impairments or a change in the useful life or method of amortization of its finite-lived intangible assets. No such triggering events were identified during the years ended March 31, 2022 or 2021.

Goodwill

At March 31, 2022, the carrying value of goodwill was $795.6 million. Goodwill is allocated to the Company’s reporting units, which are its operating segments or one level below its operating segments

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(component level). Reporting units are determined by the discrete financial information available for the component and whether that information is regularly reviewed by segment management. Components are aggregated into a single reporting unit if they share similar economic characteristics. The Company’s reporting units for purposes of goodwill impairment testing during the years ended March 31, 2022 and 2021 were Motion Picture, and the Television and Talent Management businesses, both of which are part of the Television Production segment.

Goodwill is not amortized, but is reviewed for impairment each fiscal year or between the annual tests if an event occurs or circumstances change that indicates it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. The Company performs its annual impairment test as of January 1 in each fiscal year. A goodwill impairment loss would be recognized for the amount that the carrying amount of a reporting unit, including goodwill, exceeds its fair value. An entity may perform a qualitative assessment of the likelihood of the existence of a goodwill. The qualitative assessment is an evaluation, based on all identified events and circumstances which impact the fair value of the reporting unit, of whether or not it is more-likely-than-not that the fair value is less than the carrying value of the reporting unit. If the Company believes that as a result of its qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required but may be performed at the option of the Company.

A quantitative assessment requires determining the fair value of the Company’s reporting units. The determination of the fair value of each reporting unit utilizes DCF analyses and market-based valuation methodologies, which represent Level 3 fair value measurements. Fair value determinations require considerable judgment and requires assumptions and estimates of many factors, including revenue and market growth, operating margins and cash flows, market multiples and discount rates, and are sensitive to changes in these underlying assumptions and factors.

Goodwill Impairment Assessment:

For the Company’s annual goodwill impairment test for fiscal 2021, due to the performance of the reporting units in fiscal 2021, and the improvement of overall economic conditions associated with the COVID-19 pandemic as compared to fiscal 2020, the Company performed a qualitative assessment for all reporting units. This assessment included consideration of, but not limited to, the results of the Company’s most recent quantitative impairment test, consideration of macroeconomic conditions, industry and market conditions, and performance and current and projected cash flows of the Company’s reporting units. Based upon this qualitative assessment, the Company concluded that it was more-likely-than-not that the fair value of its reporting units was greater than their carrying value.

For fiscal 2022, due to overall macroeconomic conditions, including the uncertainty of the longer-term economic impacts of the COVID-19 global pandemic, the Company performed a quantitative impairment assessment for all of its reporting units as of January 1, 2022. The DCF analysis components of the fair value estimates were determined primarily by discounting estimated future cash flows, which included weighted average perpetual nominal growth rates ranging from 1.5% to 3.5%, at a weighted average cost of capital (discount rate) ranging from 10.5% to 11.5%, which considered the risk of achieving the projected cash flows, including the risk applicable to the reporting unit, industry and market as a whole. Based on the Company’s annual quantitative impairment assessment for fiscal 2022, the Company determined that the fair value of each of its reporting units exceeded the related carrying value.

Management will continue to monitor all of its reporting units for changes in the business environment that could impact the recoverability of goodwill in future periods. The recoverability of goodwill is dependent upon the continued growth of revenue and cash flows from the Company’s business activities. Examples of events or circumstances that could result in changes to the underlying key assumptions and judgments used in the Company’s goodwill impairment tests, and ultimately impact the estimated fair value of the Company’s reporting

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units may include the duration of the COVID-19 global pandemic, its impact on the global economy and the creation and consumption of the Company’s content; adverse macroeconomic conditions; volatility in the equity and debt markets which could result in higher weighted-average cost of capital; and the commercial success of the Company’s television programming and motion pictures. While historical performance and current expectations have resulted in fair values of the Company’s reporting units in excess of carrying values, if the Company’s assumptions are not realized, it is possible that an impairment charge may need to be recorded in the future.

Prints, Advertising and Marketing Expenses

The costs of prints, advertising and marketing expenses are expensed as incurred.

Advertising expenses for the year ended March 31, 2022 were $201.6 million (2021 — $119.2 million) which were recorded as distribution and marketing expenses in the accompanying combined statements of operations.

Income Taxes

The Company’s results have historically been included in the consolidated U.S. federal income tax return and U.S. state income tax filings of Lionsgate. The Company has computed its provision for income taxes on a separate return basis in these combined financial statements. The separate return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires significant judgment and use of both estimates and allocations. However, as discussed in Note 1, the combined historical results of the Studio Business are presented on a managed basis rather than a legal entity basis, with certain deductions and other items that are included in the consolidated financial statements of Lionsgate, but not included in the combined financial statements of the Studio Business. Accordingly, the income tax provision and deferred taxes, including tax attributes are expected to differ following the separation.

Income taxes are accounted for using an asset and liability approach for financial accounting and reporting for income taxes and recognition and measurement of deferred assets are based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax return purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset, on a jurisdiction-by-jurisdiction basis, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be more likely than not of being sustained upon examination, based on their technical merits. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Government Assistance

The Company has access to government programs that are designed to promote film and television production and distribution in certain foreign countries. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.

Confidential Treatment Requested by LG Orion Holdings Inc.

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Tax credits earned with respect to expenditures on qualifying film and television productions are included as an offset to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized. See Note 19 for further information.

Foreign Currency Translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized and realized gains and losses are included in the combined statements of operations.

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income or loss, a separate component of equity.

Derivative Instruments and Hedging Activities

Derivative financial instruments are used by the Company in the management of its foreign currency and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company uses derivative financial instruments to hedge its exposures to foreign currency exchange rate and interest rate risks. All derivative financial instruments are recorded at fair value in the combined balance sheets. See Note 10 for further information. The effective changes in fair values of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income or loss and included in unrealized gains (losses) on cash flow hedges until the underlying hedged item is recognized in earnings. The effective changes in the fair values of derivatives designated as cash flow hedges are reclassified from accumulated other comprehensive income or loss to net income or net loss when the underlying hedged item is recognized in earnings. If the derivative is not designated as a hedge, changes in the fair value of the derivative are recognized in earnings. See Note 18 for further discussion of the Company’s derivative financial instruments.

Parent Net Investment

Parent net investment in the combined balance sheets is presented in lieu of shareholders’ equity and represents Lionsgate historical investment in the Company, the accumulated net earnings (losses) after taxes and the net effect of settled transactions with and allocations from Lionsgate. All transactions reflected in parent net investment by Lionsgate in the accompanying combined balance sheets have been considered as financing activities for purposes of the combined statements of cash flows.

Share-Based Compensation

Certain Company employees participate in the share-based compensation plans sponsored by Lionsgate. Lionsgate share-based compensation awards granted to employees of the Company consist of stock options, restricted share units and share appreciation rights. As such, the awards to Company employees are reflected in parent net investment within the combined statements of equity (deficit) at the time they are expensed. The combined statements of operations also include an allocation of Lionsgate corporate and shared employee share-based compensation expenses.

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair value is recognized in earnings over the period during which an employee is required to provide service. See Note 13 for further discussion of the Company’s share-based compensation.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Transfers of Financial Assets

The Company enters into arrangements to sell certain financial assets (i.e., monetize its trade accounts receivables). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant considerations. When the true sales criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements with third party purchasers are reflected as cash provided by operating activities in the combined statements of cash flows. If the sales criteria are not met, the transfer is considered a secured borrowing and the financial asset remains on the combined balance sheets with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the combined statements of cash flows. See Note 19 for discussion of the Company’s accounts receivable monetization.

Recent Accounting Pronouncements

Accounting Guidance Adopted in Fiscal 2022

Reference Rate Reform: In March 2020, the Financial Accounting Standards Board (“FASB”) issued guidance which provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships, and other transactions affected by the market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, if certain criteria are met. Additionally, in January 2021, the FASB issued additional guidance, which allows entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates. In December 2022, the FASB issued final guidance deferring the sunset date of the transition relief. The guidance is applicable to contract modifications made between March 12, 2020 and December 31, 2024 and hedging relationships that exist as of the beginning of an interim period that includes March 12, 2020 and new eligible hedging relationships designated in subsequent periods. The Company adopted this guidance on July 1, 2021 and is applying its provisions prospectively through December 31, 2024, with no material impact to the Company’s combined financial statements. See Note 18 for further information.

Accounting Guidance Adopted in Fiscal 2021

Fair Value Measurement - Changes to Disclosure Requirements: In August 2018, the FASB issued guidance that eliminates, adds and modifies certain disclosure requirements for fair value measurements. This guidance eliminates the requirement that entities disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but requires public companies to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements, among other changes. The Company adopted this guidance on April 1, 2020, with no material impact to its combined financial statements.

Improvements to Accounting for Costs of Films and License Agreements for Program Materials: In March 2019, the FASB issued guidance on the accounting for costs of films and episodic television series which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. The Company adopted this guidance on April 1, 2020, using a prospective basis, with no material impact to its combined financial statements.

Financial Instruments - Credit Losses: In June 2016, the FASB issued guidance, as amended, that changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, from the incurred loss methodology under historical GAAP to a new, forward-looking current expected credit loss model that would generally result in the earlier recognition of credit losses. The Company adopted this guidance on April 1, 2020 using a modified retrospective approach, with no material impact to its combined financial statements.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Simplifying the Accounting for Income Taxes: In December 2019, the FASB issued guidance that simplifies the accounting for income taxes. The guidance amends the rules for recognizing deferred taxes for investments, performing intraperiod tax allocations and calculating income taxes in interim periods. It also reduces complexity in certain areas, including the accounting for transactions that result in a step-up in the tax basis of goodwill and allocating taxes to members of a consolidated group. The Company early adopted this guidance on January 1, 2021 and applied its provisions beginning April 1, 2020, with no material impact to the Company’s combined financial statements.

Accounting Guidance Not Yet Adopted

Government Assistance: In November 2021, the FASB issued guidance which requires certain annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model. The guidance is effective for financial statements issued for annual periods beginning after December 15, 2021 and therefore, will be effective beginning with the Company’s financial statements issued for the year ending March 31, 2023. While the adoption of this guidance will not have an impact on the Company’s combined balance sheet or statement of operations, the adoption of this guidance may require additional annual disclosures in the Company’s financial statements for the year ending March 31, 2023, which the Company is currently in the process of assessing.

2. Acquisitions

Spyglass. On July 15, 2021, the Company purchased approximately 200 feature film titles (the “Spyglass Library”) from Spyglass Media Group, LLC (“Spyglass”). The Company also formed a strategic content partnership through an investment of a minority preferred equity interest in Spyglass. The purchase price, including acquisition costs, of the Spyglass Library and preferred equity interest was $191.4 million, of which $171.4 million was paid at closing, $10.0 million was paid in July 2022, and the remaining $10.0 million is to be paid in July 2023. The Spyglass Library was accounted for as an asset acquisition and is included in investment in film and television programs on the Company’s combined balance sheet. The equity interest was accounted for as an equity-method investment. See Note 5 for further information.

3. Investment in Films and Television Programs

The predominant monetization strategy for all of the Company’s investments in films and television programs is on an individual film basis. Total investment in films and television programs is as follows:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Investment in Films and Television Programs (1):
Released, net of accumulated amortization	$663.2	$449.4
Completed and not released	121.4	60.3
In progress	980.1	860.2
In development	103.2	98.4

Investment in films and television programs, net	$1,867.9	$1,468.3

(1)	At March 31, 2022, the unamortized balance related to completed and not released and in progress theatrical films was $500.8 million.

At March 31, 2022, acquired film and television libraries have remaining unamortized costs of $149.9 million, which are monetized individually and are being amortized using the individual-film-forecast method over a remaining period of approximately 19.2 years (March 31, 2021—unamortized costs of $18.3 million).

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Amortization of investment in film and television programs was $1,497.5 million and $746.0 million for the years ended March 31, 2022 and 2021, respectively, and was included in direct operating expense in the combined statements of operations.

The table below summarizes estimated future amortization expense for the Company’s investment in film and television programs as of March 31, 2022:

	Year Ending March 31,
	2023	2024	2025
	(Amounts in millions)
Estimated future amortization expense:
Released investment in films and television programs	$244.5	$140.7	$65.4
Completed and not released investment in films and television programs	$90.9	n/a	n/a

Investment in films and television programs includes write-downs to fair value, which are included in direct operating expense on the combined statements of operations, and represented the following amounts by segment for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Impairments by segment:
Motion Picture	$1.2	$19.4
Television Production	34.9	10.3
Impairments not included in segment operating results(1)	—	15.4

	$36.1	$45.1

(1)	Fiscal 2021: Represents impairment charges as a result of changes in performance expectations associated with the circumstances associated with the COVID-19 global pandemic.

Of the impairments not included in segment operating results, none and $15.4 million for fiscal 2022 and 2021, respectively, related to motion picture titles.

See Note 15 and Note 16 for COVID-19 related charges included in direct operating expense.

4. Property and Equipment

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Leasehold improvements	$26.1	$26.4
Property and equipment	19.0	10.5
Computer equipment and software	67.0	69.3

	112.1	106.2
Less accumulated depreciation and amortization	(83.3)	(71.1)

	28.8	35.1
Land	1.2	1.2

	$30.0	$36.3

During the year ended March 31, 2022, depreciation expense amounted to $12.4 million (2021 - $11.5 million).

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

5. Investments

The Company’s investments consisted of the following:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Investments in equity method investees	$53.9	$30.1
Other investments	2.1	1.8

	$56.0	$31.9

Equity Method Investments:

The Company has investments in various equity method investees with ownership percentages ranging from approximately 9% to 49%. These investments include:

Spyglass. Spyglass is a global premium content company, focused on developing, producing, financing and acquiring motion pictures and television programming across all platforms for worldwide audiences.

STARZPLAY Arabia. STARZPLAY Arabia (Playco Holdings Limited) offers a STARZ-branded online subscription video-on-demand service in the Middle East and North Africa. On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million. The Company will record a gain of $43.4 million on the sale during the year ending March 31, 2023, see Note 21- Subsequent Events. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia. The Starz Business legally holds the investment in STARZPLAY Arabia but the investment will transfer to New Lionsgate concurrent with the separation, and therefore is included within these combined financial statements.

Roadside Attractions. Roadside Attractions is an independent theatrical distribution company.

Pantelion Films. Pantelion Films is a joint venture with Videocine, an affiliate of Televisa, which produces, acquires and distributes a slate of English and Spanish language feature films that target Hispanic moviegoers in the U.S.

Atom Tickets. Atom Tickets is the first-of-its-kind theatrical mobile ticketing platform and app.

Great Point Opportunity Fund. Great Point Opportunity Fund is an operating company that operates Lionsgate Studios Yonkers, a studio facility in Yonkers, New York.

Other. In addition to the equity method investments discussed above, the Company holds ownership interests in other immaterial equity method investees.

Summarized Financial Information. Summarized financial information for the Company’s equity method investees on an aggregate basis is set forth below:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Current assets	$125.3	$135.2
Non-current assets	$166.4	$177.7
Current liabilities	$253.9	$201.1
Non-current liabilities	$59.8	$91.7

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Revenues	$86.0	$84.6
Gross profit	$26.5	$32.0
Net loss	$(46.1)	$(62.6)

6. Goodwill and Intangible Assets

Goodwill

There have been no changes to the balance of goodwill during each of the years ended March 31, 2022 and 2021. Goodwill by reportable segment for each period is as follows:

	Motion Picture	Television Production	Total
	(Amounts in millions)
Balance as of March 31, 2022 and 2021	$393.7	$401.9	$795.6

Intangible Assets

Finite-Lived Intangible Assets. Finite-lived intangible assets consisted of the following:

	March 31, 2022			March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Amounts in millions)
Finite-lived intangible assets subject to amortization:
Customer relationships	$31.0	$7.9	$23.1	$31.0	$5.9	$25.1
Trademarks and trade names	3.6	2.2	1.4	3.6	1.8	1.8
Other	23.9	15.8	8.1	23.9	12.5	11.4

	$58.5	$25.9	$32.6	$58.5	$20.2	$38.3

Amortization expense associated with the Company’s intangible assets for the years ended March 31, 2022 and 2021 was $5.7 million in each year. Amortization expense remaining relating to intangible assets for each of the years ending March 31, 2023 through 2027 is estimated to be approximately $5.7 million, $5.1 million, $4.2 million, $2.5 million, and $2.2 million respectively.

7. Debt

As discussed in Note 1, the Company is the primary borrower of Lionsgate’s Senior Credit Facilities, which are expected to be restructured by the Studio Business upon the completion of the separation. Accordingly, the Senior Credit Facilities are reflected in the Company’s combined balance sheets.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Total debt of the Company, excluding film related and other obligations, was as follows:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Senior Credit Facilities:
Revolving Credit Facility	$—	$—
Term Loan A
2023 Term Loan A(1)	193.6	660.0
2026 Term Loan A	444.9	—
Term Loan B	844.2	952.6

Total corporate debt	1,482.7	1,612.6
Unamortized debt issuance costs	(23.6)	(29.3)

Total debt, net	1,459.1	1,583.3
Less current portion	(222.8)	(87.5)

Non-current portion of debt	$1,236.3	$1,495.8

(1)

Subsequent to March 31, 2022, in April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million, together with accrued and unpaid interest. See Note 21- Subsequent Events, for further information.

The following table sets forth future annual contractual principal payment commitments of debt as of March 31, 2022:

		Year Ending March 31,
Debt Type	Maturity Date	2023	2024	2025	2026	2027	Thereafter	Total
		(Amounts in millions)
Revolving Credit Facility	April 2026	$—	$—	$—	$—	$—	$—	$—
Term Loan A
2023 Term Loan A(1)	March 2023	193.6	—	—	—	—	—	193.6
2026 Term Loan A	April 2026	16.7	28.9	41.1	44.5	313.7	—	444.9
Term Loan B	March 2025	12.5	12.5	819.2	—	—	—	844.2

		$222.8	$41.4	$860.3	$44.5	$313.7	$—	$1,482.7

Less aggregate unamortized debt issuance costs								(23.6)

								$1,459.1

(1)

Subsequent to March 31, 2022, in April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million, together with accrued and unpaid interest. See Note 21- Subsequent Events, for further information.

Senior Credit Facilities (Revolving Credit Facility, Term Loan A and Term Loan B)

Revolving Credit Facility Availability of Funds & Commitment Fee. The revolving credit facility provides for borrowings and letters of credit up to an aggregate of $1.25 billion, and at March 31, 2022 there was $1.25 billion available. There were no letters of credit outstanding at March 31, 2022. However, borrowing levels

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

are subject to certain financial covenants as discussed below. The Company is required to pay a quarterly commitment fee on the revolving credit facility of 0.250% to 0.375% per annum, depending on the achievement of certain leverage ratios, as defined in the credit and guarantee agreement dated December 8, 2016, as amended (the “Credit Agreement”), on the total revolving credit facility of $1.25 billion less the amount drawn.

Maturity Date:

•	Revolving Credit Facility: April 6, 2026.

•	Term Loan A:

•	2023 Term Loan A: March 22, 2023 (voluntarily prepaid in April 2022, see Note 21- Subsequent Events, for further information).

•	2026 Term Loan A: April 6, 2026.

•	Term Loan B: March 24, 2025.

Interest:

•

Revolving Credit Facility & Term Loan A: The Revolving Credit Facility and Term Loan A bear interest at a rate per annum equal to LIBOR plus 1.75% (or an alternative base rate plus 0.75%) margin, with a LIBOR floor of zero. The margin is subject to potential increases of up to 50 basis points (two (2) increases of 25 basis points each) upon certain increases to net first lien leverage ratios, as defined in the Credit Agreement (effective interest rate of 2.20% as of March 31, 2022, before the impact of interest rate swaps).

•

Term Loan B: The Term Loan B bears interest at a rate per annum equal to LIBOR plus 2.25% margin, with a LIBOR floor of zero (or an alternative base rate plus 1.25% margin) (effective interest rate of 2.70% as of March 31, 2022, before the impact of interest rate swaps).

Required Principal Payments:

•	Term Loan A:

•

2023 Term Loan A: Quarterly principal payments, at quarterly rates of 1.25% beginning June 30, 2019, 1.75% beginning June 30, 2020, and 2.50% beginning June 30, 2021, with the balance payable at maturity.

•

2026 Term Loan A: Quarterly principal payments, at quarterly rates of 1.25% beginning September 30, 2022, 1.75% beginning September 30, 2023, and 2.50% beginning September 30, 2024 through March 31, 2026, with the balance payable at maturity.

•	Term Loan B: Quarterly principal payments, at a quarterly rate of 0.25%, with the balance payable at maturity.

The Term Loan A and Term Loan B also require mandatory prepayments in connection with certain asset sales, subject to certain significant exceptions, and the Term Loan B is subject to additional mandatory repayment from specified percentages of excess cash flow, as defined in the Credit Agreement.

Optional Prepayment:

•	Revolving Credit Facility & Term Loan A: The Company may voluntarily prepay the Revolving Credit Facility and Term Loan A at any time without premium or penalty.

•	Term Loan B: The Company may voluntarily prepay the Term Loan B at any time without premium or penalty.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Security. The Senior Credit Facilities are guaranteed by the Guarantors (as defined in the Credit Agreement and include entities of Lionsgate that are not part of the Company) and are secured by a security interest in substantially all of the assets of Lionsgate and the Guarantors (as defined in the Credit Agreement), subject to certain exceptions.

Covenants. The Senior Credit Facilities contain representations and warranties, events of default and affirmative and negative covenants that are customary for similar financings and which include, among other things and subject to certain significant exceptions, restrictions on the ability to declare or pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets and merge or consolidate with any other person. In addition, a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant apply to the Revolving Credit Facility and the Term Loan A and are tested quarterly. These covenants and ratios are applicable to and computed for the applicable entities pursuant to the agreement which includes Lionsgate subsidiaries which are not part of the Company. As of March 31, 2022, Lionsgate was in compliance with all applicable covenants.

Change of Control. The Company may also be subject to an event of default upon a change of control (as defined in the Credit Agreement) which, among other things, includes a person or group acquiring ownership or control in excess of 50% of existing Lionsgate common stock.

Potential Impact of LIBOR Transition. The Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates the LIBOR has announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after the end of 2021. For U.S dollar LIBOR, publication of the one-week and two-month LIBOR settings ceased on December 31, 2021, and publication of the overnight and 12-month LIBOR settings will cease after June 30, 2023. Immediately after June 30, 2023, the one-month, three-month and six-month U.S. dollar LIBOR settings will no longer be representative. Given these changes, the LIBOR administrator has advised that no new contracts using U.S. dollar LIBOR should be entered into after December 31, 2021. It is also possible that U.S. LIBOR will be discontinued or modified prior to June 30, 2023.

The Company is unable to predict whether or when an alternative reference rate will become a standard global benchmark and suitable replacement for LIBOR. In July 2021, the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions and other market participants, recommended replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), a new index based on transactions in the market for short-term treasury securities. The publication of SOFR began in April 2018, and, therefore, it has a very limited history. Whether SOFR attains market traction as a LIBOR replacement tool remains in question.

Under the terms of the Company’s Credit Agreement, in the event of the discontinuance of LIBOR, a mutually agreed-upon alternate benchmark rate will be established to replace LIBOR. The Company and Lenders (as defined in the Credit Agreement) shall, in good faith, endeavor to establish an alternate benchmark rate that gives due consideration to prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and which places the lenders under the Credit Agreement and the Company in the same economic position that existed immediately prior to the discontinuation of LIBOR. The Company does not anticipate that the discontinuance or modification of LIBOR will materially impact its liquidity or financial position.

Debt Transactions

Fiscal 2022:

Credit Agreement Amendment and Repayment of 2023 Term Loan A. On April 6, 2021, the Company amended its Credit Agreement to, among other things, extend the maturity (the “Extension”) of a portion of its revolving credit commitments, amounting to $1,250.0 million, and a portion of its outstanding term A loans,

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

amounting to $444.9 million (the “2026 Term Loan A”), to April 6, 2026, and make certain other changes to the covenants and other provisions therein. After giving effect to the Extension, $250.0 million of revolving credit commitments and $215.1 million of term A loans (the “2023 Term Loan A,” and together with the 2026 Term Loan A, the “Term Loan A”) remained outstanding with a maturity of March 22, 2023.

Subsequent to March 31, 2022, in April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million, together with accrued and unpaid interest. See Note 21 - Subsequent Events, for further information.

Termination of a Portion of Revolving Credit Facility Commitments. On November 2, 2021, the Company terminated its revolving credit commitments with a maturity of March 22, 2023, amounting to $250.0 million remaining after giving effect to the Extension (the “Termination”). After giving effect to the Termination, the Company’s remaining revolving credit commitments under its Credit Agreement amounted to $1,250.0 million with a maturity of April 6, 2026 (the “Revolving Credit Facility”).

Term Loan B Repurchases. During the year ended March 31, 2022, the Company completed a series of repurchases of the term B loans due March 24, 2025 (“Term Loan B”) and, in aggregate, paid $95.3 million to repurchase $96.0 million principal amount of the Term Loan B.

See the Loss on Extinguishment of Debt section further below for a description of the accounting for these transactions.

Loss on Extinguishment of Debt

Accounting for the Fiscal 2022 Debt Transactions Discussed Above:

Revolving Credit Facility.

•

Unamortized debt issuance costs: In connection with the Company’s credit agreement amendment on April 6, 2021 described above, where the borrowing capacity (measured as the amount available under the revolving credit facility multiplied by the remaining term) was less than it was prior to the amendment to the Revolving Credit Facility on April 6, 2021, on a creditor-by-creditor basis, the unamortized debt issuance costs were written off as a loss on extinguishment of debt in proportion to the decrease in borrowing capacity.

The remaining unamortized debt issuance costs were allocated between the revolving credit commitments with maturities in 2023 and 2026 in proportion to the borrowing capacity of each facility and were being amortized over the respective terms of the revolving credit commitments with maturities in 2023 and 2026, as applicable.

During the three months ended December 31, 2021, in connection with the Company’s termination of its revolving credit commitments with a maturity of March 22, 2023 as discussed above, the associated debt issuance costs were written off as a loss on extinguishment of debt.

•

Fees paid to creditors and third-party costs: In connection with the Company’s credit agreement amendment on April 6, 2021 described above, all fees paid to creditors or third parties (i.e., new debt issuance costs) were recorded as a reduction of amounts outstanding under the Revolving Credit Facility and are being amortized over the term of the Revolving Credit Facility.

Term Loan A. In connection with the Company’s credit agreement amendment on April 6, 2021 described above, with respect to substantially all creditors participating in the Term Loan A, the amendment was considered a modification of terms since the present value of the cash flows after the amendment differed by less than a 10% change from the present value of the cash flows on a creditor-by-creditor basis prior to the amendment. Accordingly, the associated costs were accounted for as follows:

•	Unamortized debt issuance costs: Previously incurred unamortized debt issuance costs and fees were allocated between the 2023 Term Loan A and the 2026 Term Loan A based on the relative balances

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

outstanding after the amendment and are being amortized over the respective terms of the 2023 Term Loan A and 2026 Term Loan A. To the extent there was a reduction of the outstanding balance on a creditor-by-creditor basis (i.e., a partial prepayment of debt), previously incurred unamortized debt issuance costs and fees were expensed as a loss on extinguishment of debt on the combined statement of operations.

•

Fees paid to creditors: Certain fees were paid to creditors based on their 2026 Term Loan A participation. These fees paid to creditors were recorded as a reduction of amounts outstanding under the 2026 Term Loan A and are being amortized over the term of the 2026 Term Loan A.

•	Third-party costs: Substantially all third-party costs were expensed as a result of the modification and included in loss on extinguishment of debt in the combined statement of operations.

For all of the above transactions, debt issuance costs recorded as a reduction of outstanding debt are amortized using the effective interest method.

Term Loan B. In connection with the repurchases of the Term Loan B discussed above, during the year ended March 31, 2022, the Company recorded a loss on extinguishment of debt of $0.2 million related to the write-off of debt issuance costs.

Loss on Extinguishment of Debt. During the year ended March 31, 2022, the Company recorded a loss on extinguishment of debt related to the transactions described above, as summarized in the table below:

	Year Ended March 31, 2022
	Loss on Extinguishment of Debt	Recorded as a Reduction of Outstanding Debt Balances & Amortized Over Life of New Issuances	Total
	(Amounts in millions)
Credit Agreement amendment (Revolving Credit Facility and Term Loan A):
New debt issuance costs and call premiums	$0.6	$5.6	$6.2
Previously incurred debt issuance costs	1.1	18.4	19.5

	$1.7	$24.0	$25.7

Termination of a portion of Revolving Credit Facility commitments, Term Loan B repurchases and other(1)	1.7

Total loss on extinguishment of debt	$3.4

(1)

During the year ended March 31, 2022, the Company recorded a loss on extinguishment of debt of $1.1 million related to the write-off of debt issuance costs associated with the termination of its revolving credit commitments with maturities in March 2023.

There was no loss on extinguishment of debt in the year ended March 31, 2021.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

8. Film Related and Other Obligations

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Film obligations	$46.9	$43.0
Film related obligations:
Production Loans	966.3	373.5
Production Tax Credit Facility	224.0	120.0
IP Credit Facility	123.5	—

Total film related obligations	1,313.8	493.5
Unamortized debt issuance costs	(8.5)	(4.6)

Total film related obligations, net	1,305.3	488.9
Less current portion	(696.3)	(273.2)

Total non-current film related and other obligations	$655.9	$258.7

The following table sets forth future annual repayment of film related and other obligations as of March 31, 2022:

	Year Ending March 31,
	2023	2024	2025	2026	2027	Thereafter	Total
	(Amounts in millions)
Film obligations	$32.8	$8.1	$4.2	$1.8	$—	$—	$46.9
Production Loans	583.2	190.1	193.0	—	—	—	966.3
Production Tax Credit Facility(1)	53.2	—	170.8	—	—	—	224.0
IP Credit Facility(2)	27.1	25.4	26.3	26.3	18.4	—	123.5

	$696.3	$223.6	$394.3	$28.1	$18.4	$—	$1,360.7

Less unamortized debt issuance costs							(8.5)

							$1,352.2

(1)

Production Tax Credit Facility amounts represent outstanding amounts under the Production Tax Credit Facility at March 31, 2022, and the repayment dates are based on the projected future amount of collateral available. Net advances and payments under the Production Tax Credit Facility can fluctuate depending on the amount of collateral available.

(2)

IP Credit Facility amounts represent outstanding amounts under the IP Credit Facility at March 31, 2022, and repayment dates are based on the projected future cash flows generated from the exploitation of the rights, subject to a minimum guaranteed payment amount, as applicable (see further information below).

Film Obligations

Film obligations include minimum guarantees, which represent amounts payable for film or television rights that the Company has acquired or licensed and certain theatrical marketing obligations for amounts received from third parties that are contractually committed for theatrical marketing expenditures associated with specific titles.

Film Related Obligations

Film related obligations include production loans, the Company’s Production Tax Credit Facility, IP Credit Facility, Backlog Facility and other.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Production Loans. Production loans represent individual loans for the production of film and television programs that the Company produces. The majority of the Company’s production loans have contractual repayment dates either at or near the expected completion or release date, with the exception of certain loans containing repayment dates on a longer term basis, and incur primarily SOFR and LIBOR-based interest at a weighted average rate of 2.88% (before the impact of interest rate swaps). See Note 18 for further information on interest rate swaps. Production loans amounting to $916.3 million are secured by collateral which consists of the underlying rights related to the intellectual property (i.e. film or television show), and $50.0 million are unsecured.

Production Tax Credit Facility. In January 2021, as amended on March 31, 2021 and March 29, 2022, a wholly owned subsidiary of the Starz Business entered into a non-recourse senior secured revolving credit facility (the “Production Tax Credit Facility”) based on and secured by collateral consisting solely of certain of the Company’s tax credit receivables. The Starz Business is the legal borrower under the Production Tax Credit Facility but the facility specifically relates to production tax credits at the Studio Business and will transfer to New Lionsgate concurrent with the separation, and therefore amounts outstanding under the Production Tax Credit Facility are included within these combined financial statements.

The maximum principal amount of the Production Tax Credit Facility is $235.0 million, subject to the amount of collateral available, which is based on specified percentages of amounts payable to the Company by governmental authorities pursuant to the tax incentive laws of certain eligible jurisdictions that arise from the production or exploitation of motion pictures and television programming in such jurisdiction. Cash collections from the underlying collateral (tax credit receivables) are used to repay the Production Tax Credit Facility. Advances under the Production Tax Credit Facility bear interest at a rate equal to SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus 1.50% per annum or the base rate plus 0.50% per annum (effective interest rate of 1.90% at March 31, 2022). The Production Tax Credit Facility matures on January 27, 2025. As of March 31, 2022, there was $224.0 million outstanding under the Production Tax Credit Facility, and there was $10.5 million available under the Production Tax Credit Facility (March 31, 2021 - $120.0 million outstanding).

IP Credit Facility. In July 2021, as amended in September 2021, certain subsidiaries of the Company entered into a senior secured amortizing term credit facility (the “IP Credit Facility”) based on and secured by the collateral consisting solely of certain of the Company’s rights in certain library titles, including the Spyglass and other recently acquired libraries. The maximum principal amount of the IP Credit Facility is $140.0 million, subject to the amount of collateral available, which is based on the valuation of cash flows from the libraries. The cash flows generated from the exploitation of the rights will be applied to repay the IP Credit Facility subject to cumulative minimum guaranteed payment amounts as set forth below:

Cumulative Period Through:	Cumulative Minimum Guaranteed Payment Amounts	Payment Due Date
	(in millions)
September 30, 2022	$26.3	November 14, 2022
September 30, 2023	$52.5	November 14, 2023
September 30, 2024	$78.8	November 14, 2024
September 30, 2025	$105.0	November 14, 2025
July 30, 2026	$140.0	July 30, 2026

Advances under the IP Credit Facility bear interest at a rate equal to, at the Company’s option, LIBOR plus 2.25% per annum (with a LIBOR floor of 0.25%) or the base rate plus 1.25% per annum (effective interest rate of 2.70% at March 31, 2022). The IP Credit Facility matures on July 30, 2026. As of March 31, 2022, there was $123.5 million outstanding under the IP Credit Facility.

In September 2022, the IP Credit Facility was amended to, among other things, increase the principal amount to $161.9 million, amend the cumulative minimum guaranteed payment schedule and extend the maturity

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Pursuant to 17 C.F.R. Section 200.83

date to July 2027. Under the September 2022 amendment, advances under the IP Credit Facility will bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum. See Note 21- Subsequent Events, for further information.

Backlog Facility and Other. On March 31, 2022, as amended in August 2022, certain subsidiaries of the Company entered into a committed secured revolving credit facility (the “Backlog Facility”) based on and secured by collateral consisting solely of certain of the Company’s fixed fee or minimum guarantee contracts where cash will be received in the future. The initial maximum principal amount of the Backlog Facility was $125.0 million, subject to the amount of eligible collateral contributed to the facility. Advances under the Backlog Facility bear interest at a rate equal to Term SOFR plus 0.10% to 0.25% depending on the SOFR term (i.e., one, three or six months), plus an applicable margin amounting to 1.15% per annum at March 31, 2022. The applicable margin is subject to a potential increase to either 1.25% or 1.50% based on the weighted average credit quality rating of the collateral contributed to the facility. Following the August 2022 amendment, the Backlog Facility revolving period finishes on May 16, 2025, at which point cash collections from the underlying collateral is used to repay the facility. The facility maturity date is up to 2 years, 90 days after the revolving period ends, currently August 14, 2027. As of March 31, 2022, there were no amounts outstanding under the Backlog Facility, however, on April 1, 2022, the Company received $125.0 million under the Backlog Facility. In August 2022, the Company amended its Backlog Facility and increased the maximum principal amount of the Backlog Facility from $125.0 million to $175.0 million. See Note 21- Subsequent Events.

In June, September and December 2022, the Company borrowed $118.6 million, $43.6 million and $16.2 million respectively, under loan agreements which are secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements (the “Distribution Loans”). Outstanding loan balances under the Distribution Loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees. The Company repaid $118.6 million of the borrowings under the Distribution Loans in September and October 2022. See Note 21- Subsequent Events.

9. Leases

The Company has operating leases primarily for office space, studio facilities, and other equipment. The Company’s leases have remaining lease terms of up to approximately 10 years.

The following disclosures are based on leases whereby the Company has a contract for which the leased asset and lease liability is recognized on the Company’s combined balance sheets and reflect leases related to the Studio Business’s operations and Lionsgate corporate leases. The amounts presented are not necessarily indicative of future lease arrangements and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

The components of lease cost were as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Operating lease cost(1)	$42.1	$34.6
Short-term lease cost(2)	233.1	129.5
Variable lease cost(3)	1.3	2.5

Total lease cost	$276.5	$166.6

(1)

Operating lease cost amounts primarily represent the amortization of right-of-use assets and are included in the “other amortization” line of the combined statements of cash flows. Amounts include costs capitalized during the period for leased assets used in the production of film and television programs.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

(2)	Short-term lease cost primarily consists of leases of facilities and equipment associated with film and television productions and are capitalized when incurred.
(3)	Variable lease cost primarily consists of insurance, taxes, maintenance and other operating costs.

Supplemental balance sheet information related to leases was as follows:

Category	Balance Sheet Location	March 31, 2022	March 31, 2021
Operating Leases		(Amounts in millions)
Right-of-use assets	Other assets - non-current	$126.0	$85.5

Lease liabilities (current)	Other accrued liabilities	$31.4	$29.7
Lease liabilities (non-current)	Other liabilities - non-current	112.7	76.1

		$144.1	$105.8

	March 31, 2022	March 31, 2021
Weighted average remaining lease term (in years):
Operating leases	3.6	3.8
Weighted average discount rate:
Operating leases	2.42%	2.86%

The expected future payments relating to the Company’s lease liabilities at March 31, 2022 are as follows:

Operating Leases
(Amounts in millions)
Year ending March 31,
2023	$35.3
2024	29.8
2025	29.1
2026	22.7
2027	15.4
Thereafter	25.0

Total lease payments	157.3
Less imputed interest	(13.2)

Total	$144.1

As of March 31, 2022, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities, certain of which are owned by an equity-method investee, for which construction related to those leases has not yet been completed. The leases are for terms up to 10.5 years, commencing upon completion of construction (currently expected to be ranging from calendar years 2022 to 2024). The leases include an option to terminate the leases prior to expiration of lease year seven, and an option to extend the initial term for an additional ten years. The total minimum lease payments under these leases in aggregate are approximately $179.0 million. See Note 20 for further information related to leases with equity-method investees.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

10. Fair Value Measurements

Fair Value

Accounting guidance and standards about fair value define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair Value Hierarchy

Fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The accounting guidance and standards establish three levels of inputs that may be used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

The following table sets forth the assets and liabilities required to be carried at fair value on a recurring basis as of March 31, 2022 and 2021:

	March 31, 2022			March 31, 2021
	Level 1	Level 2	Total	Level 1	Level 2	Total
Assets:	(Amounts in millions)
Equity securities with a readily determinable fair value	$0.5	$—	$0.5	$1.8	$—	$1.8
Forward exchange contracts (see Note 18)	—	3.5	3.5	—	1.5	1.5
Interest rate swaps (see Note 18)(1)	—	120.1	120.1	—	149.0	149.0
Liabilities:
Forward exchange contracts (see Note 18)	—	(2.8)	(2.8)	—	(2.6)	(2.6)
Interest rate swaps (see Note 18)	—	28.6	28.6	—	(78.4)	(78.4)

(1)

Amounts at March 31, 2022 and 2021 exclude $88.1 million and $98.2 million, respectively, of financing component of interest rate swaps recorded as a reduction of assets under master netting arrangements which are presented in the table below.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table sets forth the carrying values and fair values of the Company’s outstanding debt, film related obligations, and interest rate swaps at March 31, 2022 and 2021:

	March 31, 2022		March 31, 2021
	(Amounts in millions)
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
		(Level 2)		(Level 2)
Term Loan A(2)	$631.9	$625.7	$651.4	$647.6
Term Loan B	837.5	828.3	942.8	936.0
Production Loans	963.7	966.3	372.5	373.5
Production Tax Credit Facility	221.1	224.0	116.5	120.0
IP Credit Facility	120.6	123.5	—	—
Financing component of interest rate swaps(3)	134.0	122.9	152.5	144.7

(1)

The Company measures the fair value of its outstanding debt and interest rate swaps using discounted cash flow techniques that use observable market inputs, such as LIBOR-based yield curves, swap rates, and credit ratings (Level 2 measurements).

(2)

Subsequent to March 31, 2022, in April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million, together with accrued and unpaid interest. See Note 21 - Subsequent Events, for further information.

(3)	Amounts at March 31, 2022 and 2021 include $88.1 million and $98.2 million, respectively, recorded as a reduction of assets under master netting arrangements.

The Company’s financial instruments also include cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, other liabilities and borrowings under the Revolving Credit Facility, if any. The carrying values of these financial instruments approximated the fair values at March 31, 2022 and 2021.

11. Noncontrolling Interests

Redeemable Noncontrolling Interests

The table below presents the reconciliation of changes in redeemable noncontrolling interests:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Beginning balance	$219.1	$167.8
Net loss attributable to redeemable noncontrolling interests	(17.7)	(15.9)
Noncontrolling interests discount accretion	22.7	22.7
Adjustments to redemption value	98.6	47.1
Cash distributions	(1.5)	(2.6)

Ending balance	$321.2	$219.1

Redeemable noncontrolling interests (included in temporary equity on the combined balance sheets) relate to the November 12, 2015 acquisition of a controlling interest in Pilgrim Media Group and the May 29, 2018 acquisition of a controlling interest in 3 Arts Entertainment.

3 Arts Entertainment. In connection with the acquisition of a controlling interest in 3 Arts Entertainment on May 29, 2018, the Company recorded a non-compensatory (see below) redeemable noncontrolling interest of $15.8 million, representing the noncontrolling interest holders’ 49% equity interest in 3 Arts Entertainment. The noncontrolling interest holders have a right to put the noncontrolling interest of 3 Arts Entertainment, at fair

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

value, exercisable beginning May 29, 2023, for a 60 day period. Beginning 30 days after the expiration of the exercise period for the put rights held by the noncontrolling interest holders, the Company has a right to call the noncontrolling interest of 3 Arts Entertainment, at fair value, for a 60 day period. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s combined balance sheets.

In addition, the noncontrolling interest holders have continued as employees of 3 Arts Entertainment. Pursuant to the various 3 Arts Entertainment acquisition and related agreements, a portion of the noncontrolling interest holders’ participation in the put and call proceeds is based on the noncontrolling interest holders’ performance during the period. Further, if the employment of a noncontrolling interest holder is terminated, under certain circumstances, their participations in distributions cease and the put and call value is discounted from the fair value of their equity ownership percentage. Accordingly, earned distributions are accounted for as compensation and are being expensed within general and administrative expense as incurred. Additionally, the amount of the put and call proceeds subject to the discount is also accounted for as compensation, and is being amortized over the vesting period within general and administrative expense and reflected as an addition to redeemable noncontrolling interest.

A portion of the purchase price of the controlling interest in 3 Arts Entertainment, up to $38.3 million, may be recoupable for a five-year period commencing on the acquisition date of May 29, 2018, contingent upon the continued employment of certain employees, or the achievement of certain EBITDA targets, as defined in the 3 Arts Entertainment acquisition and related agreements. Accordingly, $38.3 million was initially recorded as a deferred compensation arrangement within other current and non-current assets and is being amortized in general and administrative expenses over a five-year period.

Pilgrim Media Group. In connection with the acquisition of a controlling interest in Pilgrim Media Group on November 12, 2015, the Company recorded a redeemable noncontrolling interest of $90.1 million, representing 37.5% of Pilgrim Media Group. Pursuant to an amendment dated April 2, 2021, the put and call rights associated with the noncontrolling interest were extended and modified, such that the noncontrolling interest holder had a right to put and the Company had a right to call a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group, at fair value, exercisable for thirty (30) days beginning November 12, 2022. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the exercise of the put was settled, see Note 21 for further information. In addition, the noncontrolling interest holder has a right to put and the Company has a right to call the remaining amount of noncontrolling interest at fair value, subject to a cap, exercisable for thirty (30) days beginning November 12, 2024, as amended. The put and call options have been determined to be embedded in the noncontrolling interest, and because the put rights are outside the control of the Company and require partial cash settlement, the noncontrolling interest holder’s interest is presented as redeemable noncontrolling interest outside of shareholders’ equity on the Company’s combined balance sheets.

In addition, the noncontrolling interest holder is the President and CEO of Pilgrim Media Group. Pursuant to the original operating agreement of Pilgrim Media Group, if the employment of the noncontrolling interest holder was terminated, under certain circumstances as defined in the operating agreement, the Company could call and the noncontrolling interest holder could put the noncontrolling interest at a discount to fair value, which was being expensed over the call periods in the original operating agreement. Pursuant to the amendment to the operating agreement on April 2, 2021, this discount was eliminated and therefore the remaining unamortized discount of $2.7 million was expensed in the first quarter ended June 30, 2021. The amortization of the discount through June 30, 2021 was included in general and administrative expense of Pilgrim Media Group for the year ended March 31, 2022, and reflected as an addition to redeemable noncontrolling interest.

Redeemable noncontrolling interests are measured at the greater of (i) the redemption amount that would be paid if settlement occurred at the balance sheet date less the amount attributed to unamortized noncontrolling

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

interest discount if applicable, or (ii) the historical value resulting from the original acquisition date value plus or minus any earnings or loss attribution, plus the amount of amortized noncontrolling interest discount, less the amount of cash distributions that are not accounted for as compensation, if any. The amount of the redemption value in excess of the historical values of the noncontrolling interest, if any, is recognized as an increase to redeemable noncontrolling interest and a charge to retained earnings or accumulated deficit.

Other Noncontrolling Interests

The Company has other immaterial noncontrolling interests that are not redeemable.

12. Revenue

Revenue by Segment, Market or Product Line

The table below presents revenues by segment, market or product line for the fiscal years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Revenue by Type:
Motion Picture
Theatrical	$65.3	$12.0
Home Entertainment
Digital Media	497.1	461.5
Packaged Media	115.0	139.5

Total Home Entertainment	612.1	601.0
Television	257.9	230.2
International	234.4	217.0
Other	15.6	20.9

Total Motion Picture revenues(1)	1,185.3	1,081.1
Television Production
Television	1,094.5	474.0
International	256.5	164.5
Home Entertainment
Digital Media	85.1	127.1
Packaged Media	6.9	5.7

Total Home Entertainment	92.0	132.8
Other	88.0	60.5

Total Television Production revenues(2)	1,531.0	831.8

Total revenues	$2,716.3	$1,912.9

(1)

Total Motion Picture revenues for the years ended March 31, 2022 and 2021, includes $38.0 million and $19.8 million, respectively, of revenues from licensing Motion Picture segment product to the Starz Business.

(2)

Total Television Production revenues for the years ended March 31, 2022 and 2021, includes $610.2 million and $184.3 million, respectively, of revenues from licensing Television Production segment product to the Starz Business.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Remaining Performance Obligations

Remaining performance obligations represent deferred revenue on the balance sheet plus fixed fee or minimum guarantee contracts where the revenue will be recognized and the cash received in the future (i.e., backlog). Revenues expected to be recognized in the future related to performance obligations that are unsatisfied at March 31, 2022 are as follows:

	Year Ending March 31,
	2023	2024	2025	Thereafter	Total
	(Amounts in millions)
Remaining Performance Obligations	$991.3	$233.8	$184.3	$103.2	$1,512.6

The above table does not include estimates of variable consideration for transactions involving sales or usage-based royalties in exchange for licenses of intellectual property. The revenues included in the above table include all fixed fee contracts regardless of duration.

Revenues of $229.3 million, including variable and fixed fee arrangements, were recognized during the year ended March 31, 2022 from performance obligations satisfied prior to March 31, 2021. These revenues were primarily associated with the distribution of television and theatrical product in electronic sell-through and video-on-demand formats, and to a lesser extent, sales or usage based royalties associated with the distribution of theatrical product in the domestic and international markets related to films initially released in prior periods.

Accounts Receivable, Contract Assets and Deferred Revenue

The timing of revenue recognition, billings and cash collections affects the recognition of accounts receivable, contract assets and deferred revenue. See Note 1 for further information. See the combined balance sheets or Note 19 for accounts receivable, contract assets and deferred revenue balances at March 31, 2022 and 2021.

Accounts Receivable. Accounts receivable are presented net of a provision for doubtful accounts. The Company estimates provisions for accounts receivable based on historical experience for the respective risk categories and current and future expected economic conditions. To assess collectability, the Company analyzes market trends, economic conditions, the aging of receivables and customer specific risks, and records a provision for estimated credit losses expected over the lifetime of the receivables in direct operating expense.

The Company performs ongoing credit evaluations and monitors its credit exposure through active review of customers’ financial condition, aging of receivable balances, historical collection trends, and expectations about relevant future events that may significantly affect collectability. The Company generally does not require collateral for its trade accounts receivable.

Changes in the provision for doubtful accounts consisted of the following:

	March 31, 2021	Provision for doubtful accounts(1)	Uncollectible accounts written-off	March 31, 2022
	(Amounts in millions)
Trade accounts receivable	$6.5	$5.2	$(0.3)	$11.4

(1)

Represents a provision for doubtful accounts of $5.9 million for accounts receivable from customers in Russia related to Russia’s invasion of Ukraine, offset by collections on accounts receivable previously reserved.

Contract Assets. Contract assets relate to the Company’s conditional right to consideration for completed performance under the contract (e.g., unbilled receivables). Amounts relate primarily to contractual payment

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

holdbacks in cases in which the Company is required to deliver additional episodes or seasons of television content in order to receive payment, complete certain administrative activities, such as guild filings, or allow the Company’s customers’ audit rights to expire. The change in balance of contract assets is primarily due to the satisfaction of the condition related to payment holdbacks. See Note 19 for further details of contract assets at March 31, 2022 and 2021.

Deferred Revenue. Deferred revenue relates primarily to customer cash advances or deposits received prior to when the Company satisfies the corresponding performance obligation. Revenues of $146.2 million were recognized during the year ended March 31, 2022, related to the balance of deferred revenue at March 31, 2021.

13. Share-Based Compensation

General. In September 2019, and as amended in 2021, Lionsgate shareholders approved the Lions Gate Entertainment Corp. 2019 Performance Incentive Plan (the “2019 Lionsgate Plan”) previously adopted by Lionsgate’s Board of Directors (the “Lionsgate Board”). Certain Company employees were granted stock options, restricted share units or share appreciation rights under the 2019 Lionsgate Plan.

The following disclosures of unit data are based on grants related directly to Company employees and Lionsgate corporate and shared employees, and exclude unit data related to employees of the Starz Business. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that the Company would have experienced as a standalone company for the periods presented.

Stock options are generally granted at exercise prices equal to or exceeding the market price of shares of existing Lionsgate common stock at the date of grant. Substantially all stock options vest ratably over one to four years from the grant date based on continuous service and expire seven to ten years from the date of grant. Restricted stock and restricted share units generally vest ratably over one to three years based on continuous service. Lionsgate satisfies stock option exercises and vesting of restricted stock and restricted share units with newly issued shares.

The measurement of all share-based awards uses a fair value method and the recognition of the related share-based compensation expense in the combined financial statements is recorded over the requisite service period. Further, Lionsgate estimates forfeitures for share-based awards that are not expected to vest. As share-based compensation expense allocated to the Company and recognized in the Company’s combined financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

Lionsgate Exchange Program. On January 10, 2020, Lionsgate Board authorized, and on April 2, 2020, Lionsgate’s shareholders approved, a stock option and share appreciation rights exchange program (the “Lionsgate Exchange Program”) that permitted certain current employees to exchange certain outstanding stock options and share appreciation rights with exercise prices substantially above the current market price of Lionsgate’s existing Class A common stock and Lionsgate’s existing Class B common stock for a lesser number of stock options and share appreciation rights that have a fair value that is lower than the fair value of the “out of the money” stock options and share appreciation rights. The program began on April 9, 2020 and was completed on May 7, 2020. As a result of this program, 1.1 million outstanding eligible stock options and share appreciation rights of Lionsgate’s existing Class A common stock were exchanged for 0.1 million new stock options and share appreciation rights at an exercise price of $7.70 per share and 3.3 million outstanding eligible stock options and share appreciation rights of Lionsgate’s existing Class B common stock were exchanged for 0.7 million new stock options and share appreciation rights at an exercise price of $7.13. There was no incremental compensation expense recorded by Lionsgate, and hence the Company, as a result of the Lionsgate Exchange Program.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Share-Based Compensation Expense. The Company recognized the following share-based compensation expense during the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Compensation Expense:
Stock options	$9.6	$5.6
Restricted share units and other share-based compensation	38.6	27.7
Share appreciation rights	2.4	3.2

Total Studio employee share-based compensation expense	50.6	36.5
Corporate allocation of share-based compensation	19.6	18.0

	70.2	54.5
Impact of accelerated vesting on equity awards(1)	—	3.5

Total share-based compensation expense	$70.2	$58.0
Tax impact(2)	(16.7)	(13.8)

Reduction in net income	$53.5	$44.2

(1)	Represents the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.
(2)	Represents the income tax benefit recognized in the statements of operations for share-based compensation arrangements prior to the effects of changes in the valuation allowance.

Share-based compensation expense, by expense category, consisted of the following:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Share-Based Compensation Expense:
General and administration	$70.2	$54.5
Restructuring and other	—	3.5

	$70.2	$58.0

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Stock Options

The following table sets forth the stock option, and share appreciation rights (“SARs”) activity on grants related directly to the Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2022:

	Stock Options and SARs
	Existing Class A Common Stock					Existing Class B Common Stock
	Number of Shares		Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (3)	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value(3)
	(Amounts in millions, except for weighted-average exercise price and years)
Outstanding at March 31, 2021	5.5		$24.23			19.4	$16.01
Granted	—		$—			1.9 (1)	$12.32
Exercised	—	(2)	$10.52			(0.4)	$11.23
Forfeited or expired	(0.1)		$24.34			(0.4)	$25.28

Outstanding at March 31, 2022	5.4		$24.34	2.62	$0.7	20.5	$15.58	5.99	$46.9

Vested or expected to vest at March 31, 2022	5.4		$24.35	2.62	$0.7	20.3	$15.63	5.97	$46.1

Exercisable at March 31, 2022	4.8		$24.80	2.62	$0.3	13.4	$18.32	4.90	$14.7

(1)	During the year ended March 31, 2022, Lionsgate granted 0.2 million SARs.
(2)	Represents less than 0.1 million shares.
(3)	The intrinsic value is calculated for each in the money stock option and SAR as the difference between the closing price of Lionsgate’s common stock on March 31, 2022 and the exercise price.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes). The following table presents the weighted average grant-date fair value of options granted in the years ended March 31, 2022 and 2021, and the weighted average applicable assumptions used in the Black-Scholes option-pricing model for stock options and share-appreciation rights granted during the years then ended:

	Year Ended March 31,
	2022	2021
Weighted average fair value of grants	$6.16	$3.06
Weighted average assumptions:
Risk-free interest rate(1)	1.1% - 2.45%	0.2% - 0.9%
Expected option lives (in years)(2)	3.3 - 7 years	2.5 - 7 years
Expected volatility for options(3)	42% - 44%	37% - 42%
Expected dividend yield(4)	0%	0%

(1)	The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2)	The expected term of options granted represents the period of time that options granted are expected to be outstanding.
(3)	Expected volatilities are based on implied volatilities from traded options on Lionsgate’s shares, historical volatility of Lionsgate’s shares and other factors.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

(4)	The expected dividend yield is estimated by dividing the expected annual dividend by the market price of Lionsgate’s shares at the date of grant.

The total intrinsic value (based on Lionsgate’s share price) of options exercised during the year ended March 31, 2022 was $2.1 million (2021 - $0.5 million).

During the year ended March 31, 2022, less than 0.1 million shares (2021 - less than 0.1 million shares) were cancelled to fund withholding tax obligations upon exercise of options.

Restricted Share Units

The following table sets forth the restricted share unit and restricted stock activity on grants related directly to Company employees and Lionsgate corporate and shared service employees during the year ended March 31, 2022:

	Restricted Share Units and Restricted Stock
	Existing Class A Common Stock		Weighted- Average Grant- Date Fair Value	Existing Class B Common Stock	Weighted- Average Grant- Date Fair Value
	(Amounts in millions, except for weighted-average grant date fair value)
Outstanding at March 31, 2021	—	(1)	$11.10	6.4	$8.52
Granted	—	(1)	$13.16	3.6	$14.21
Vested	—	(1)	$12.05	(4.3)	$8.90
Forfeited	—		$—	(0.2)	$10.09

Outstanding at March 31, 2022	—	(1)	$11.51	5.5	$11.87

(1)	Represents less than 0.1 million shares.

The fair values of restricted share units and restricted stock are determined based on the market value of the shares on the date of grant. The total fair value of restricted share units and restricted stock vested during the year ended March 31, 2022 was $51.0 million (2021 - $26.0 million).

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2022 related to non-vested stock options and restricted stock and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total Unrecognized Compensation Cost	Weighted Average Remaining Years
	(Amounts in millions)
Stock Options	$16.5	1.1
Restricted Share Units and Restricted Stock	35.4	1.4

Total (1)	$51.9

(1)	Represents remaining unrecognized compensation cost related to the Company’s employees and an allocation of compensation costs for Lionsgate corporate and shared service employees.

Under Lionsgate’s stock option and long term incentive plans, Lionsgate withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units and restricted stock. During the year ended March 31, 2022, 1.8 million shares (2021 - 0.7 million shares) were withheld upon the vesting of restricted share units and restricted stock.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Lionsgate, and hence the Company, becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees are terminated prior to vesting.

The Company recognized excess tax benefits of $12.7 million associated with its equity awards in its tax provision for the year ended March 31, 2022 (2021 - deficiencies of $7.7 million).

Other Share-Based Compensation

Pursuant to the terms of certain employment agreements, during the year ended March 31, 2022, Lionsgate granted the equivalent of $2.3 million (2021 - $2.3 million) in shares to certain Company employees through the term of their employment contracts, which were recorded as compensation expense in the applicable period. Pursuant to this arrangement, for the year ended March 31, 2022, Lionsgate issued 0.1 million shares (2021 - 0.3 million shares), net of shares withheld to satisfy minimum tax withholding obligations.

14. Income Taxes

The components of pretax income (loss), net of intercompany eliminations, are as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
United States	$20.4	$(26.4)
International	(9.2)	8.5

	$11.2	$(17.9)

The Company’s current and deferred income tax provision are as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Current provision:
Federal	$5.7	$3.8
States	3.2	8.1
International	7.2	3.5

Total current provision	$16.1	$15.4

Deferred provision:
Federal	$0.9	$1.0
States	0.3	0.9
International	—	—

Total deferred provision	1.2	1.9

Total provision for income taxes	$17.3	$17.3

The Company’s income tax provision differs from the federal statutory rate multiplied by pre-tax income (loss) due to the mix of the Company’s pre-tax income (loss) generated across the various jurisdictions in which it operates, changes in the valuation allowance against deferred tax assets, and certain minimum taxes and foreign withholding taxes.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision are as set forth below:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Income taxes computed at Federal statutory rate	$2.4	$(3.7)
Foreign operations subject to different income tax rates	7.1	5.1
State income tax	3.5	9.0
Remeasurements of originating deferred tax assets and liabilities	(9.2)	9.9
Permanent differences	—	(1.1)
Nondeductible share-based compensation	(2.7)	1.6
Nondeductible officers compensation	5.1	7.1
Non-controlling interest in partnerships	3.7	3.3
Foreign derived intangible income	—	(5.9)
Other	1.5	0.5
Changes in valuation allowance	5.9	(8.5)

Total provision for income taxes	$17.3	$17.3

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Deferred tax assets:
Net operating losses	$103.0	$87.9
Foreign tax credits	3.8	—
Investment in film and television programs	—	37.7
Accrued compensation	45.5	51.6
Operating leases- liabilities	26.5	15.8
Other assets	15.7	42.6
Reserves	10.7	17.8

Total deferred tax assets	205.2	253.4
Valuation allowance	(184.6)	(207.0)

Deferred tax assets, net of valuation allowance	20.6	46.4
Deferred tax liabilities:
Intangible assets	(7.7)	(7.1)
Investment in film and television programs	(3.5)	—
Fixed assets	—	(0.9)
Accounts receivable	—	(40.2)
Operating leases - assets	(23.9)	(12.8)
Other	(1.9)	(0.6)

Total deferred tax liabilities	(37.0)	(61.6)

Net deferred tax liabilities	$(16.4)	$(15.2)

The Company has recorded valuation allowances for certain deferred tax assets, which are primarily related to U.S. and foreign net operating loss carryforwards and U.S. foreign tax credit carryforwards as sufficient uncertainty exists regarding the future realization of these assets.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

As computed on a separate return basis, with the combined historical results of the Studio Business presented on a managed basis as discussed in Note 1, at March 31, 2022, the Company had U.S. net operating loss carryforwards (“NOLs”) of approximately $65.5 million, which would not expire, and state NOLs of approximately $74.2 million, which would expire in varying amounts beginning in 2023. In addition, at March 31, 2022, the Company had U.S. credit carryforwards related to foreign taxes paid of approximately $3.8 million to offset future federal income taxes that would expire beginning in 2032. However, under the managed basis of presentation of the Studio Business, the combined historical results exclude certain deductions and other items and therefore, for purposes of these combined financial statements, these items are not reflected in the calculations of NOLs of the Studio Business. Following the separation, a substantial portion of Lionsgate’s NOLs and credits for foreign taxes paid are expected to be retained by the Studio Business. Lionsgate’s NOLs currently have a significant valuation allowance and the Studio Business would need to assess the need for a valuation allowance post separation.

The following table summarizes the changes to the gross unrecognized tax benefits, exclusive of interest and penalties, for the years ended March 31, 2022 and 2021:

Amounts in millions
Gross unrecognized tax benefits at March 31, 2020	$0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	—
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2021	0.6
Increases related to current year tax position	—
Increases related to prior year tax positions	0.4
Decreases related to prior year tax positions	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at March 31, 2022	$1.0

For the years ended March 31, 2022 and 2021, the Company recognized insignificant amounts of net interest and penalties related to uncertain tax positions. The Company records interest and penalties on unrecognized tax benefits as part of its income tax provision. The total amount of unrecognized tax benefits as of March 31, 2022 that, if realized, would affect the Company’s tax provision are $1.1 million. The Company estimates the liability for unrecognized tax benefits will not decrease in the next twelve months.

The Company is subject to taxation in the U.S. and various state, local, and foreign jurisdictions. To the extent allowed by law, the taxing authorities may have the right to examine prior periods where NOLs were generated and carried forward and make adjustments up to the amount of the NOLs. Currently, audits are occurring in various U.S. federal, state and local tax jurisdictions for tax years ended in 2017 through 2020. Lionsgate is currently under examination by the Canadian tax authority for the years ended March 31, 2018 through March 31, 2019.

15. Restructuring and Other

Restructuring and other includes restructuring and severance costs, certain transaction and other costs, and certain unusual items, when applicable. During the years ended March 31, 2022 and 2021, the Company also incurred certain other unusual charges, which are included in direct operating and distribution and marketing expense in the combined statements of operations and are described below. The following table sets forth

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

restructuring and other and these other unusual charges and the statement of operations line items they are included in for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Restructuring and other:
Severance(1)
Cash	$2.8	$12.4
Accelerated vesting on equity awards (see Note 13)	—	3.5

Total severance costs	2.8	15.9
COVID-19 related charges included in restructuring and other(2)	1.0	2.4
Transaction and other costs(3)	2.5	2.8

Total Restructuring and Other	6.3	21.1
Other unusual charges not included in restructuring and other:
COVID-19 related charges (benefit) included in:
Direct operating expense(4)	(5.2)	34.2
Distribution and marketing expense(4)	—	16.7
Charges related to Russia’s invasion of Ukraine included in direct operating expense(5)	5.9	—

Total restructuring and other and other unusual charges not included in restructuring and other	$7.0	$72.0

(1)	Severance costs in the fiscal years ended March 31, 2022 and 2021 were primarily related to restructuring activities in connection with cost-saving initiatives.
(2)

Amounts represent certain incremental general and administrative costs associated with the COVID-19 global pandemic, such as costs related to transitioning the Company to a remote-work environment, costs associated with return-to-office safety protocols, and other incremental general and administrative costs associated with the COVID-19 global pandemic.

(3)

Transaction and other costs in the fiscal years ended March 31, 2022 and 2021 reflect transaction, integration and legal costs associated with certain strategic transactions, restructuring activities and legal matters.

(4)

In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, and the related economic disruption, including the worldwide closure of theaters, international travel restrictions and the pausing of motion picture and television productions, certain incremental costs were incurred and expensed. The charges (benefit) included in direct operating expense includes incremental costs associated with the pausing and restarting of productions including paying/hiring certain cast and crew, maintaining idle facilities and equipment costs resulting from circumstances associated with the COVID-19 global pandemic, net of insurance recoveries of $15.6 million in the year ended March 31, 2022 (2021- none). In fiscal 2021, these charges also included film impairment due to changes in performance expectations resulting from circumstances associated with the COVID-19 global pandemic. In the fiscal year ended March 31, 2022, insurance recoveries exceeded the incremental costs expensed in the year, resulting in a net benefit included in direct operating expense. The costs included in distribution and marketing expense primarily consist of contractual marketing spends for film releases and events that have been canceled or delayed and will provide no economic benefit. The Company is in the process of seeking additional insurance recovery for some of these costs. The ultimate amount of insurance recovery cannot be estimated at this time.

(5)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Changes in the restructuring and other severance liability were as follows for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Severance liability
Beginning balance	$3.9	$8.1
Accruals	2.8	12.4
Severance payments	(5.9)	(16.6)

Ending balance(1)	$0.8	$3.9

(1)	As of March 31, 2022, the remaining severance liability of approximately $0.8 million is expected to be paid in the next 12 months.

16. Segment Information

The Company’s reportable segments have been determined based on the distinct nature of their operations, the Company’s internal management structure, and the financial information that is evaluated regularly by the Company’s chief operating decision maker.

The Company has two reportable business segments: (1) Motion Picture and (2) Television Production.

Motion Picture. Motion Picture consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production. Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series, and non-fiction programming. Television Production includes the domestic and international licensing of Starz original productions to the Starz Business, and the ancillary market distribution of Starz original productions and licensed product. Additionally, the Television Production segment includes the results of operations of 3 Arts Entertainment.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Segment information is presented in the table below:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Segment revenues
Motion Picture	$1,185.3	$1,081.1
Television Production	1,531.0	831.8

Total revenue	$2,716.3	$1,912.9

Gross contribution
Motion Picture	$356.0	$401.8
Television Production	124.1	126.3

Total gross contribution	480.1	528.1
Segment general and administration
Motion Picture	$93.1	$106.2
Television Production	40.2	42.7

Total segment general and administration	133.3	148.9
Segment profit
Motion Picture	$262.9	$295.6
Television Production	83.9	83.6

Total segment profit	$346.8	$379.2

The Company’s primary measure of segment performance is segment profit. Segment profit is defined as gross contribution (revenues, less direct operating and distribution and marketing expense) less segment general and administration expenses. Segment profit excludes, when applicable, corporate and allocated general and administrative expense, restructuring and other costs, share-based compensation, certain charges related to the COVID-19 global pandemic, charges related to Russia’s invasion of Ukraine, and purchase accounting and related adjustments. The Company believes the presentation of segment profit is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enables them to understand the fundamental performance of the Company’s businesses.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The reconciliation of total segment profit to the Company’s income (loss) before income taxes is as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Company’s total segment profit	$346.8	$379.2
Corporate general and administrative expenses(1)	(80.0)	(91.4)
Adjusted depreciation and amortization(2)	(12.4)	(13.4)
Restructuring and other(3)	(6.3)	(21.1)
COVID-19 related benefit (charges) included in direct operating expense and distribution and marketing expense(4)	5.2	(50.9)
Charges related to Russia’s invasion of Ukraine(5)	(5.9)	—
Adjusted share-based compensation expense(6)	(70.2)	(54.5)
Purchase accounting and related adjustments(7)	(65.3)	(52.0)

Operating income	111.9	95.9
Interest expense	(115.0)	(109.7)
Interest and other income	28.0	6.1
Other expense	(8.6)	(4.7)
Loss on extinguishment of debt	(3.4)	—
Gain on investments	1.3	0.6
Equity interests loss	(3.0)	(6.1)

Income (loss) before income taxes	$11.2	$(17.9)

(1)

Corporate general and administrative expenses reflect the allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services (see Note 1 and Note 20 for further information). Amount excludes allocation of share-based compensation expense discussed below. The types of amounts included in corporate general and administrative expenses include certain corporate executive expense (such as salaries and wages for the office of the Chief Executive Officer, Chief Financial Officer, General Counsel and other corporate officers), investor relations costs, costs of maintaining corporate facilities, and other unallocated common administrative support functions, including corporate accounting, finance and financial reporting, internal and external audit and tax costs, corporate and other legal support functions, and certain information technology and human resources expense. None of these costs are included in the individual segment results reviewed by our Chief Operating Decision Maker.

(2)

Adjusted depreciation and amortization represents depreciation and amortization as presented on the combined statements of operations less the depreciation and amortization related to the non-cash fair value adjustments to property and equipment and intangible assets acquired in recent acquisitions which are included in the purchase accounting and related adjustments line item above, as shown in the table below:

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Depreciation and amortization	$18.1	$17.2
Less: Amount included in purchase accounting and related adjustments	(5.7)	(3.8)

Adjusted depreciation and amortization	$12.4	$13.4

(3)

Restructuring and other includes restructuring and severance costs, certain transaction and related costs, and certain unusual items, when applicable. See Note 15 for further information on restructuring and other.

(4)

In connection with the disruptions associated with the COVID-19 global pandemic and measures to prevent its spread and mitigate its effects both domestically and internationally, during fiscal 2022, the Company has incurred a benefit of $5.2 million, net of insurance recoveries, in incremental direct operating and distribution and marketing expense (2021 - charges of $50.9 million). See Note 15 for further information. These charges are excluded from segment operating results.

(5)

Amounts represent charges related to Russia’s invasion of Ukraine, primarily related to bad debt reserves for accounts receivable from customers in Russia, included in direct operating expense in the combined statements of operations, and excluded from segment operating results.

(6)	The following table reconciles total share-based compensation expense to adjusted share-based compensation expense:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Total share-based compensation expense(i)	$70.2	$58.0
Less:
Amount included in restructuring and other(ii)	—	(3.5)

Adjusted share-based compensation	$70.2	$54.5

(i) Total share-based compensation expense in the years ended March 31, 2022 and 2021 includes $19.6 million and $18.0 million, respectively, of corporate allocation of share-based compensation expense, representing the allocation of Lionsgate’s corporate employee share-based compensation expense.

(ii) Represents share-based compensation expense included in restructuring and other expenses reflecting the impact of the acceleration of certain vesting schedules for equity awards pursuant to certain severance arrangements.

(7)

Purchase accounting and related adjustments primarily represent the amortization of non-cash fair value adjustments to certain assets acquired in recent acquisitions. These adjustments include the accretion of the noncontrolling interest discount related to Pilgrim Media Group and 3 Arts Entertainment, the amortization of the recoupable portion of the purchase price and the expense associated with the earned distributions related to 3 Arts Entertainment, all of which are accounted for as compensation and are included in general and administrative expense. The following sets forth the amounts included in each line item in the financial statements:

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Purchase accounting and related adjustments:
Direct operating	$0.4	$1.0
General and administrative expense	59.2	47.2
Depreciation and amortization	5.7	3.8

	$65.3	$52.0

See Note 12 for revenues by media or product line as broken down by segment for the fiscal years ended March 31, 2022 and 2021.

The following table reconciles segment general and administration to the Company’s total combined general and administration expense:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
General and administration
Segment general and administrative expenses	$133.3	$148.9
Corporate general and administrative expenses	80.0	91.4
Share-based compensation expense included in general and administrative expense(1)	70.2	54.5
Purchase accounting and related adjustments	59.2	47.2

	$342.7	$342.0

(1)

Includes share-based compensation expense related to the allocation of Lionsgate corporate and shared employee share-based compensation expenses of $19.6 million in fiscal year 2022 (2021- $18.0 million).

The reconciliation of total segment assets to the Company’s total combined assets is as follows:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Assets
Motion Picture	$1,622.6	$1,212.4
Television Production	1,978.9	1,757.8
Other unallocated assets(1)	724.2	720.6

	$4,325.7	$3,690.8

(1)	Other unallocated assets primarily consist of cash, other assets and investments.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

The following table sets forth acquisition of investment in films and television programs, as broken down by segment for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Acquisition of investment in films and television programs
Motion Picture	$463.1	$325.8
Television Production	1,287.0	856.1

	$1,750.1	$1,181.9

The following table sets forth capital expenditures, as broken down by segment for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Capital expenditures
Motion Picture	$—	$—
Television Production	0.4	0.4
Corporate(1)	5.7	9.8

	$6.1	$10.2

(1)	Represents unallocated capital expenditures primarily related to the Company’s corporate headquarters.

Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Revenue
Canada	$56.7	$41.0
United States	2,084.0	1,470.8
Other foreign	575.6	401.1

	$2,716.3	$1,912.9

Long-lived assets by geographic location are as follows:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Long-lived assets(1)
United States	$1,859.7	$1,427.9
Other foreign	164.2	162.2

	$2,023.9	$1,590.1

(1)	Long-lived assets represents total assets less the following: current assets, investments, long-term receivables, intangible assets, goodwill and deferred tax assets.

For the years ended March 31, 2022 and 2021, the Company had revenue from the Starz Business of $648.2 million and $204.1 million, respectively, which represented greater than 10% of combined revenues, primarily related to the Company’s Television Production segment. See Note 20 for further information. In the

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

year ended March 31, 2021, the Company also had revenue from one individual external customer which represented greater than 10% of combined revenues, amounting to $293.5 million, related to the Company’s Motion Picture and Television Production segments.

As of March 31, 2022, the Company had accounts receivable due from one customer which individually represented greater than 10% of combined accounts receivable. Accounts receivable due from this one customer amounted to 10.3% of total combined accounts receivable (current and non-current) at March 31, 2022, or gross accounts receivable of approximately $48.0 million (2021 - none). In addition, the Company had amounts due from the Starz Business of $126.8 million and $81.6 million at March 31, 2022 and 2021, respectively, which are separately presented in the “Due from Starz Business” line item of the combined balance sheets. See Note 20 for further information.

17. Commitments and Contingencies

Commitments

The following table sets forth the Company’s future annual repayment of contractual commitments as of March 31, 2022:

	Year Ending March 31,
	2023	2024	2025	2026	2027	Thereafter	Total
	(Amounts in millions)
Contractual commitments by expected repayment date (off-balance sheet arrangements)
Film related obligations commitments(1)	$250.4	$114.5	$36.1	$0.3	$—	$—	$401.3
Interest payments on corporate debt(2)	63.0	62.0	60.8	7.3	—	—	193.1
Other contractual obligations	67.3	45.3	33.8	26.0	25.3	92.1	289.8

Total future commitments under contractual obligations(3)	$380.7	$221.8	$130.7	$33.6	$25.3	$92.1	$884.2

(1)

Film related obligations commitments include distribution and marketing commitments, minimum guarantee commitments, and production loan commitments not reflected on the combined balance sheets as they did not then meet the criteria for recognition, as described below:

(i)

Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which the Company will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(ii)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for pictures to be delivered in the future.

(iii)

Production loan commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production loan liability when incurred. Future payments under these commitments are based on anticipated delivery or release dates of the related film or contractual due dates of the commitment. The amounts include estimated future interest payments associated with the commitment.

(2)

Includes cash interest payments on the Company’s Senior Credit Facilities, excluding the interest payments on the revolving credit facility as future amounts are not fixed or determinable due to fluctuating balances and interest rates.

(3)

Not included in the amounts above are $321.2 million of redeemable noncontrolling interest, as future amounts and timing are subject to a number of uncertainties such that the Company is unable to make sufficiently reliable estimations of future payments. See Note 11 for further information.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Multiemployer Benefit Plans. The Company contributes to various multiemployer pension plans under the terms of collective bargaining agreements that cover its union-represented employees. The Company makes periodic contributions to these plans in accordance with the terms of applicable collective bargaining agreements and laws but does not sponsor or administer these plans. The risks of participating in these multiemployer pension plans are different from single-employer pension plans such that (i) contributions made by the Company to the multiemployer pension plans may be used to provide benefits to employees of other participating employers; (ii) if the Company chooses to stop participating in certain of these multiemployer pension plans, it may be required to pay those plans an amount based on the underfunded status of the plan, which is referred to as a withdrawal liability; and (iii) actions taken by a participating employer that lead to a deterioration of the financial health of a multiemployer pension plan may result in the unfunded obligations of the multiemployer pension plan to be borne by its remaining participating employers.

The Company does not participate in any multiemployer benefit plans that are considered to be individually significant to the Company, and as of March 31, 2022, all except two of the largest plans in which the Company participates were funded at a level of 80% or greater. The other two plans, the Motion Picture Industry Pension Plan and the Screen Actors Guild - Producers Pension Plan were funded at 68.9% and 74.7%, respectively for the 2021 plan year, but neither of these plans were considered to be in endangered, critical, or critical and declining status in the 2021 plan year. Total contributions made by the Company to multiemployer pension and other benefit plans for the years ended March 31, 2022 and 2021 were $90.4 million and $62.9 million, respectively.

If the Company ceases to be obligated to make contributions or otherwise withdraws from participation in any of these plans, applicable law requires the Company to fund its allocable share of the unfunded vested benefits, which is known as a withdrawal liability. In addition, actions taken by other participating employers may lead to adverse changes in the financial condition of one of these plans, which could result in an increase in the Company’s withdrawal liability.

Contingencies

From time to time, the Company is involved in certain claims and legal proceedings arising in the normal course of business.

The Company establishes an accrued liability for claims and legal proceedings when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters.

As of March 31, 2022, the Company is not a party to any material pending claims or legal proceedings and is not aware of any other claims that it believes could, individually or in the aggregate, have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Insurance Litigation

Between July 19, 2016 and August 30, 2016, seven putative class action complaints were filed by purported Starz stockholders in the Court of Chancery of the State of Delaware (the “Fiduciary Litigation”). On August 22, 2018, the parties to the Fiduciary Litigation reached an agreement in principle providing for the settlement of the Fiduciary Litigation on the terms and conditions set forth in an executed term sheet. On October 9, 2018, the parties to the Litigation executed a stipulation of settlement, which was filed with the court (the “Stipulation”). The Stipulation provided for, among other things, the final dismissal of the Fiduciary Litigation in exchange for a settlement payment made in the amount of $92.5 million, of which $37.8 million was reimbursed by insurance. The Fiduciary Litigation settlement was approved by the Court of Chancery of the State of Delaware and the

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

settlement amount and insurance reimbursement discussed above were paid during the quarter ended December 31, 2018.

On November 7, 2018, in support of its effort to obtain additional insurance reimbursements, the Company filed a lawsuit against certain insurers. Additionally, on November 5, 2018, an insurer that entered into an agreement and contributed $10.0 million to the Company’s aggregate insurance reimbursement filed a lawsuit seeking declaratory judgment for reimbursement of its agreed upon payment. During the fiscal year ended March 31, 2022, the Company settled with all of the insurers in both lawsuits, which resulted in a net settlement amount received by the Company of $22.7 million during the year ended March 31, 2022, which is included in the “interest and other income” line item on the combined statement of operations.

18. Financial Instruments

(a) Credit Risk

Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable.

(b) Derivative Instruments and Hedging Activities

Forward Foreign Exchange Contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses and tax credit receivables denominated in various foreign currencies (i.e., cash flow hedges). The Company also enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions. Changes in the fair value of the foreign exchange contracts that are designated as hedges are reflected in accumulated other comprehensive income (loss), and changes in the fair value of foreign exchange contracts that are not designated as hedges and do not qualify for hedge accounting are recorded in direct operating expense. Gains and losses realized upon settlement of the foreign exchange contracts that are designated as hedges are amortized to direct operating expense on the same basis as the production expenses being hedged.

As of March 31, 2022, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 30 months from March 31, 2022):

March 31, 2022
Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
	(Amounts in millions)		(Amounts in millions)
British Pound Sterling	1.9 GBP	in exchange for	$2.5	0.75 GBP
Hungarian Forint	4,089.2 HUF	in exchange for	$13.5	303.41 HUF
Euro	18.0 EUR	in exchange for	$17.5	1.03 EUR
Canadian Dollar	7.6 CAD	in exchange for	$6.2	1.24 CAD
Polish Zloty	10.4 PLN	in exchange for	$2.5	4.15 PLN
Bulgarian Lev	5.5 BGN	in exchange for	$3.2	1.69 BGN
Mexican Peso	217.3 MXN	in exchange for	$10.6	20.47 MXN

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Interest Rate Swaps

The Company is exposed to the impact of interest rate changes, primarily through its borrowing activities in the Company’s capacity as primary borrower of Lionsgate’s Senior Credit Facilities. See Note 7 for further information. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows. The Company primarily uses pay-fixed interest rate swaps to facilitate its interest rate risk management activities, which the Company generally designates as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating-rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these designated cash flow hedges are deferred in accumulated other comprehensive income (loss) and recognized in interest expense as the interest payments occur. Changes in the fair value of interest rate swaps that are not designated as hedges are recorded in interest expense (see further explanation below).

Cash settlements related to interest rate contracts are generally classified as operating activities on the combined statements of cash flows. However, due to a financing component (debt host) on a portion of the Company’s previously outstanding interest rate swaps (see designated cash flow hedges table below), the cash flows related to these contracts are classified as financing activities through the date of termination.

Designated Cash Flow Hedges. As of March 31, 2022, the Company had the following designated cash flow hedge pay-fixed interest rate swaps outstanding (related to the Company’s LIBOR-based debt, see Note 7 for further information):

Effective Date	Notional Amount	Fixed Rate Paid	Maturity Date(1)
	(in millions)
May 23, 2018	$300.0	2.915%	March 24, 2025
May 19, 2020	$700.0	1.923%	March 23, 2030	(2)
May 19, 2020	$350.0	2.531%	March 23, 2027	(2)
June 15, 2020	$150.0	2.343%	March 23, 2027	(2)
August 14, 2020	$200.0	1.840%	March 23, 2030	(2)

Total	$1,700.0

(1)	Subject to a mandatory early termination date of March 23, 2025.
(2)

These pay-fixed interest rate swaps are considered hybrid instruments with a financing component (debt host) and an embedded at-market derivative that was designated as a cash flow hedge (see discussion of cash flow presentation above).

Not Designated. As of March 31, 2022, the Company had the following pay-fixed receive-variable and offsetting pay-variable receive-fixed interest rate swaps outstanding, which are not designated as cash flow hedges:

Pay-Fixed Receive-Variable(1)			Offsetting Pay-Variable Receive-Fixed(1)
Effective Date	Notional Amount	Fixed Rate Paid	Effective Date	Notional Amount	Fixed Rate Received	Maturity Date
	(in millions)			(in millions)
May 23, 2018	$700.0	2.915%	May 19, 2020	$700.0	2.915%	March 24, 2025
June 25, 2018	$200.0	2.723%	August 14, 2020	$200.0	2.723%	March 23, 2025
July 31, 2018	$300.0	2.885%	May 19, 2020	$300.0	2.885%	March 23, 2025
December 24, 2018	$50.0	2.744%	May 19, 2020	$50.0	2.744%	March 23, 2025
December 24, 2018	$100.0	2.808%	June 15, 2020	$100.0	2.808%	March 23, 2025
December 24, 2018	$50.0	2.728%	June 15, 2020	$50.0	2.728%	March 23, 2025

Total	$1,400.0		Total	$1,400.0

(1)

During the fiscal year ended March 31, 2021, the Company completed a series of transactions to amend and extend certain interest rate swap agreements, and as part of these transactions, the $1,400.0 million

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

pay-fixed receive-variable interest rate swaps presented in the table above were de-designated, and the Company entered into $1,400.0 million of pay-variable receive-fixed interest rate swaps, as presented in the table above, which are designed to offset the terms of the $1,400.0 million of pay-fixed receive-variable swaps in the table above. At the time of the de-designation of the above $1,400.0 million in pay-fixed receive-variable interest rate swaps, there was approximately $163.0 million of unrealized losses recorded in accumulated other comprehensive income (loss). This amount is being amortized to interest expense through the remaining term of the de-designated swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

The $1,400.0 million of pay-fixed receive-variable interest rate swaps de-designated as cash flow hedges and the $1,400.0 million of offsetting pay-variable receive-fixed swaps are marked to market with changes in fair value recognized, along with the fixed and variable payments on these swaps, in interest expense, which are expected to nearly offset each other.

May 2022 Transactions. In May 2022, the Company terminated certain of its interest rate swap contracts with effective dates of May 19, 2020, June 15, 2020 and August 14, 2020, (the “Terminated Swaps”). As a result of the terminations, the Company received approximately $56.4 million. Simultaneously with the termination of the Terminated Swaps, the Company re-designated all other swaps previously not designated (i.e., swaps with effective dates of May 23, 2018, June 25, 2018, July 31, 2018 and December 24, 2018 (the “Re-designated Swaps”)) as cash flow hedges of variable rate debt with an aggregate notional amount of $1.4 billion (as listed in the “Not Designated Pay-Fixed Receive-Variable” table above).

The receipt of approximately $56.4 million as a result of the termination will be recorded as a reduction of the asset values of the derivatives amounting to $188.7 million and a reduction of the financing component (debt host) of the Terminated Swaps amounting to $131.3 million. At the time of the termination of the Terminated Swaps, there was approximately $180.4 million of unrealized gains recorded in accumulated other comprehensive income (loss) related to these Terminated Swaps. This amount will be amortized as a reduction of interest expense through the remaining term of the swaps unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the gain will be recorded as a reduction to interest expense at that time. In addition, the liability amount of $6.8 million for the Re-designated Swaps at the re-designation date will be amortized as a reduction of interest expense throughout the remaining term of the Re-designated Swaps, unless it becomes probable that the cash flows originally hedged will not occur, in which case the proportionate amount of the loss will be recorded to interest expense at that time.

In the consolidated statement of cash flows, the receipt of approximately $56.4 million will be reflected as cash provided by operating activities of $188.7 million reflecting the amount received for the derivative portion of the termination of swaps, and a use of cash in financing activities of $134.5 million reflecting the pay down of the financing component of the Terminated Swaps (inclusive of payments made between April 1, 2022 and the termination date amounting to $3.2 million).

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Financial Statement Effect of Derivatives

Combined statements of operations and comprehensive income (loss): The following table presents the pre-tax effect of the Company’s derivatives on the accompanying combined statements of operations and comprehensive income (loss) for the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in accumulated other comprehensive income (loss)	$1.7	$(1.0)
Gain (loss) reclassified from accumulated other comprehensive income (loss) into direct operating expense	(0.2)	0.2
Interest rate swaps
Gain recognized in accumulated other comprehensive income (loss)	$66.5	$72.0
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	(15.0)	(20.0)
Derivatives not designated as cash flow hedges:
Forward exchange contracts
Gain (loss) recognized in direct operating expense	$—	$0.3
Interest rate swaps
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(33.8)	$(28.3)
Total direct operating expense on combined statements of operations	$1,922.1	$1,220.0
Total interest expense on combined statements of operations	$(115.0)	$(109.7)

Combined balance sheets: The Company classifies its forward foreign exchange contracts and interest rate swap agreements within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments. See Note 10 for further information. The portion of the swaps reflecting the financing component (debt host) of the hybrid instrument discussed above is recorded at amortized cost and reduced over time based on payments. Pursuant to the Company’s accounting policy to offset the fair value amounts recognized for derivative instruments, the Company presents the asset or liability position of the swaps that are with the same counterparty under a master netting arrangement net as either an asset or liability in its combined balance sheets. As of March 31, 2022, the gross amount of swaps in an asset and liability position that were subject to a master netting arrangement was $169.6 million and $147.3 million, respectively, resulting in an asset recorded in other assets - non-current of $32.0 million and a liability recorded in other liabilities - non-current of $9.8 million. As of March 31, 2021, the gross amount of swaps in an asset and liability position that were subject to a master netting arrangement was $211.2 million and $236.3 million, respectively, resulting in an asset recorded in other assets - non-current of $50.8 million and a liability recorded in other liabilities - non-current of $75.9 million.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

As of March 31, 2022 and 2021, the Company had the following amounts recorded in the accompanying combined balance sheets related to the Company’s use of derivatives:

	March 31, 2022
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities	Other Non- Current Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$3.5	$—	$2.8	$—
Interest rate swaps	—	109.1	—	(39.4)
Derivatives not designated as cash flow hedges:
Interest rate swaps(1)	—	(77.1)	—	56.8

Fair value of derivatives	$3.5	$32.0	$2.8	$17.4

(1)

Includes $88.1 million and $46.0 million included in other non-current assets and other non-current liabilities, respectively, representing the financing element (debt host) of certain hybrid instruments, which is offset by the pay-variable receive-fixed interest rate swaps outstanding at March 31, 2022.

	March 31, 2021
	Other Current Assets	Other Non- Current Assets	Other Accrued Liabilities	Other Non- Current Liabilities
	(Amounts in millions)
Derivatives designated as cash flow hedges:
Forward exchange contracts	$1.5	$—	$2.6	$—
Interest rate swaps	—	72.7	—	5.6
Derivatives not designated as cash flow hedges:
Interest rate swaps(1)	—	(21.9)	—	127.1

Fair value of derivatives	$1.5	$50.8	$2.6	$132.7

(1)

Includes $98.2 million and $54.3 million included in other non-current assets and other non-current liabilities, respectively, representing the financing element (debt host) of certain hybrid instruments, which is offset by the pay-variable receive-fixed interest rate swaps outstanding at March 31, 2021.

As of March 31, 2022, based on the current release schedule, the Company estimates approximately $1.8 million of gains associated with forward foreign exchange contract cash flow hedges in accumulated other comprehensive income (loss) will be reclassified into earnings during the one-year period ending March 31, 2023.

As of March 31, 2022, the Company estimates approximately $20.6 million of losses recorded in accumulated other comprehensive income (loss) associated with interest rate swap agreement cash flow hedges will be reclassified into interest expense during the one-year period ending March 31, 2023.

19. Additional Financial Information

The following tables present supplemental information related to the combined financial statements.

Cash, Cash Equivalents and Restricted Cash

Cash equivalents consist of investments that are readily convertible into cash. Cash equivalents are carried at cost, which approximates fair value. The Company classifies its cash equivalents within Level 1 of the fair

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

value hierarchy because the Company uses quoted market prices to measure the fair value of these instruments. See Note 10 for further information. The Company monitors concentrations of credit risk with respect to cash and cash equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of March 31, 2022, the majority of the Company’s cash and cash equivalents were held in bank depository accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the combined balance sheets to the total amounts reported in the combined statements of cash flows at March 31, 2022 and 2021. At March 31, 2022, restricted cash included in other current assets represents amounts related to required cash reserves for interest payments associated with the Production Tax Credit Facility and IP Credit Facility. There were no material amounts of restricted cash in the combined balance sheet as of March 31, 2021.

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Cash and cash equivalents	$256.9	$361.3
Restricted cash included in other current assets	13.4	—

Total cash, cash equivalents and restricted cash	$270.3	$361.3

Accounts Receivable Monetization

Under the Company’s accounts receivable monetization programs, the Company has entered into (1) individual agreements to monetize certain of its trade accounts receivable directly with third-party purchasers and (2) a revolving agreement to monetize designated pools of trade accounts receivable with various financial institutions, as further described below. Under these programs, the Company transfers receivables to purchasers in exchange for cash proceeds, and the Company continues to service the receivables for the purchasers. The Company accounts for the transfers of these receivables as a sale, removes (derecognizes) the carrying amount of the receivables from its balance sheets and classifies the proceeds received as cash flows from operating activities in the statements of cash flows. The Company records a loss on the sale of these receivables reflecting the net proceeds received (net of any obligations incurred), less the carrying amount of the receivables transferred. The loss is reflected in the “other expense” line item on the combined statements of operations. The Company receives fees for servicing the accounts receivable for the purchasers, which represent the fair value of the services and were immaterial for the years ended March 31, 2022 and 2021.

Individual Monetization Agreements. The Company enters into individual agreements to monetize trade accounts receivable. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers. The following table sets forth a summary of the receivables transferred under individual agreements or purchases during the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Carrying value of receivables transferred and derecognized	$285.0	$251.8
Net cash proceeds received	278.3	247.9
Loss recorded related to transfers of receivables	6.7	3.9

At March 31, 2022, the outstanding amount of receivables derecognized from the Company’s combined balance sheets, but which the Company continues to service, related to the Company’s individual agreements to monetize trade accounts receivable was $274.1 million (March 31, 2021 - $343.2 million).

Pooled Monetization Agreement. In December 2019, the Company entered into a revolving agreement, as amended in September 2022, to transfer up to $150.0 million of certain receivables to various financial

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

institutions on a recurring basis in exchange for cash equal to the gross receivables transferred, which expires July 31, 2023. As customers pay their balances, the Company transfers additional receivables into the program. The transferred receivables are fully guaranteed by a bankruptcy-remote wholly-owned subsidiary of the Company, which holds additional receivables in the amount of $72.0 million as of March 31, 2022 that are pledged as collateral under this agreement. The third-party purchasers have no recourse to other assets of the Company in the event of non-payment by the customers.

The following table sets forth a summary of the receivables transferred under the pooled monetization agreement during the years ended March 31, 2022 and 2021:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Gross cash proceeds received for receivables transferred and derecognized	$155.5	$173.1
Less amounts from collections reinvested under revolving agreement	(102.7)	(138.7)

Proceeds from new transfers	52.8	34.4
Collections not reinvested and remitted or to be remitted	(46.8)	(27.9)

Net cash proceeds received(1)	$6.0	$6.5
Carrying value of receivables transferred and derecognized (2)	$154.5	$172.0
Obligations recorded	$2.9	$1.9
Loss recorded related to transfers of receivables	$1.9	$0.8

(1)

In addition, during the year ended March 31, 2022, the Company repurchased $25.5 million of receivables previously transferred, as separately agreed upon with the third-party purchasers, in order to monetize such receivables under the individual monetization program discussed above without being subject to the collateral requirements under the pooled monetization program.

(2)	Receivables net of unamortized discounts on long-term, non-interest bearing receivables.

At March 31, 2022, the outstanding amount of receivables derecognized from the Company’s combined balance sheet, but which the Company continues to service, related to the pooled monetization agreement was approximately $79.5 million (March 31, 2021 - $99.0 million).

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Other Assets

The composition of the Company’s other assets is as follows as of March 31, 2022 and 2021:

	March 31, 2022	March 31, 2021
	(Amounts in millions)
Other current assets
Prepaid expenses and other(1)	$47.5	$41.7
Restricted cash	13.4	—
Contract assets	40.5	25.7
Tax credits receivable	128.3	68.4

	$229.7	$135.8

Other non-current assets
Prepaid expenses and other	$9.9	$14.8
Accounts receivable(2)	38.3	49.5
Contract assets(2)	9.3	10.3
Tax credits receivable	316.1	181.2
Operating lease right-of-use assets	126.0	85.5
Interest rate swap assets	32.0	50.8

	$531.6	$392.1

(1)

Prepaid expenses and other includes home entertainment product inventory of $14.1 million and $14.3 million at March 31, 2022 and 2021, respectively. Home entertainment product inventory consists of Packaged Media and is stated at the lower of cost or market value (first-in, first-out method). Costs of Packaged Media sales, including shipping and handling costs, are included in distribution and marketing expenses.

(2)

Unamortized discounts on contract assets were $0.5 million and $0.5 million at March 31, 2022 and 2021, respectively, and unamortized discounts on long-term, non-interest bearing receivables were $1.8 million and $2.4 million at March 31, 2022 and 2021, respectively.

Other Accrued Liabilities

Other accrued liabilities include employee related liabilities (such as accrued bonuses and salaries and wages) of $53.0 million and $80.1 million at March 31, 2022 and 2021, respectively.

Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in the components of accumulated other comprehensive income (loss), net of tax. During the years ended March 31, 2022 and 2021, there was no income tax expense or benefit reflected in other comprehensive income (loss) due to the income tax impact being offset by changes in the Company’s deferred tax valuation allowance.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

	Foreign currency translation adjustments	Net unrealized gain (loss) on cash flow hedges	Total
	(Amounts in millions)
March 31, 2020	$(38.8)	$(187.1)	$(225.9)
Other comprehensive income	4.5	70.9	75.4
Reclassifications to net loss(1)	—	48.1	48.1

March 31, 2021	(34.3)	(68.1)	(102.4)
Other comprehensive income (loss)	(4.6)	68.2	63.6
Reclassifications to net loss(1)	—	49.0	49.0

March 31, 2022	$(38.9)	$49.1	$10.2

(1)

Represents a loss of $0.2 million included in direct operating expense and a loss of $48.8 million included in interest expense on the combined statement of operations in the year ended March 31, 2022 (2021- gain of $0.2 million included in direct operating expense and loss of $48.3 million included in interest expense). See Note 18 for further information.

Supplemental Cash Flow Information

Interest paid during the fiscal year ended March 31, 2022 amounted to $85.0 million (2021 - $82.8 million).

Income taxes paid (refunded) during the fiscal year ended March 31, 2022 amounted to net tax paid of $13.9 million (2021 - net tax paid of $4.1 million).

There were no significant non-cash financing activities for the fiscal years ended March 31, 2022 and 2021. The supplemental schedule of non-cash investing activities is presented below:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Non-cash investing activities:
Accrued equity method investment	$19.0	$—

Supplemental cash flow information related to leases was as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$44.9	$38.3
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	$51.1	$20.3
Increase in right-of-use assets and lease liability due to a reassessment event:
Operating leases—increase in right-of-use assets	$30.9	$—
Operating leases—increase in lease liability	$30.9	$—

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

20. Related Party Transactions

Transactions with Lionsgate

As described in Note 1, Lionsgate utilizes a centralized approach to cash management. Cash generated by the Company or borrowed under certain debt obligations is managed by Lionsgate’s centralized treasury function and is routinely transferred to the Company or to the Starz Business to fund operating activities of the Studio Business and the Starz Business when needed.

Because of this centralized approach to cash management, financial transactions for cash movement and the settlement of payables and receivables when due with Lionsgate are generally accounted for through the net parent investment account. Net parent investment is presented in the combined statements of equity (deficit). Settlements of amounts payable and receivable when due through the net parent investment account are reflected as cash payments or receipts for the applicable operating transaction within operating activities in the combined statements of cash flows, with the net change in parent net investment included within financing activities in the combined statements of cash flows.

In the normal course of business, the Company enters into transactions with Lionsgate and the Starz Business which include the following, which unless otherwise indicated are settled through net parent investment at the time of the transaction:

Licensing of content to the Starz Business: The Company licenses motion pictures and television programming (including Starz original productions) to the Starz Business. The license fees generally are due upon delivery or due at a point in time following the first showing. License fee amounts due are settled with the Starz Business through parent net investment. License fees receivable, not yet due from the Starz Business, are reflected in due from the Starz Business on the combined balance sheets. The consideration to which the Company is entitled under the license agreements with the Starz Business is included in revenue from contracts with customers. See Note 12 for further information.

Corporate expense allocations: As previously described in Note 1, the accompanying combined financial statements include allocations of certain general and administrative expenses from Lionsgate related to certain corporate and shared service functions historically provided by Lionsgate, including, but not limited to, executive oversight, accounting, tax, legal, human resources, occupancy, and other shared services. During the year ended March 31, 2022, corporate expense allocations amounted to $80.0 million (2021 - $91.4 million).

Operating expense reimbursement: As previously described in Note 1, the Company pays certain expenses on behalf of the Starz Business such as certain rent expense, employee benefits, insurance and other administrative operating costs. The Starz Business also pays certain expenses on behalf of the Company such as legal expenses, software development costs and severance. These expenditures are reflected in the financial statements of the Studio Business and the Starz Business as applicable.

Share- based compensation: Lionsgate provides share-based compensation related to the Studio Business employees and as part of its corporate expense allocations a proportionate amount of the share-based compensation related to those corporate functions is allocated to the Studio Business.

Monetization of certain accounts receivables: The Company has entered into an agreement with Starz for Starz to transfer certain accounts receivables to the Company to participate in the Company’s pooled monetization arrangement. The Company purchases the transferred receivables at fair value and records them at the purchased amount on its balance sheet and classifies the purchase price paid in parent net investment. See Note 19 for further information. The accounts receivables purchased from the Starz Business have historically been pledged as collateral under this agreement. Any discount on the purchase of the receivable from the Starz Business is accreted to interest income over the period to collection of the accounts receivable. The accounts receivable purchased from the Starz Business and subsequent collections are reflected as investing activities in the combined statements of cash flows.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Parent Net Investment

The net transfers to and from Lionsgate discussed above were as follows:

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Cash pooling and general financing activities	$(305.2)	$(143.5)
Licensing of content(1)	567.7	209.4
Corporate reimbursements	10.8	8.0
Corporate expense allocations (excluding allocation of share-based compensation)	19.3	22.4
Monetization of certain accounts receivable	(172.9)	(212.5)

Net transfers to (from) Parent per combined statements of cash flows	$119.7	$(116.2)

Share-based compensation (including allocation of share-based compensation)	(70.2)	(58.0)

Net transfers to (from) Parent per combined statements of equity (deficit)	$49.5	$(174.2)

(1)	Reflects the settlement of amounts due from the Starz Business related to the Company’s licensing arrangements with the Starz Business.

Transactions with Equity Method Investees

Equity Method Investees. In the ordinary course of business, the Company is involved in related party transactions with equity method investees. These related party transactions primarily relate to the licensing and distribution of the Company’s films and television programs and the lease of a studio facility owned by an equity-method investee, for which the impact on the Company’s combined balance sheets and combined statements of operations is as follows (see Note 1 and Note 5 for further information):

	March 31,
	2022	2021
	(Amounts in millions)
Combined Balance Sheets
Accounts receivable	$10.5	$7.6
Investment in films and television programs(1)	1.6	—
Other assets, noncurrent(1)(2)	43.5	2.4

Total due from related parties	$55.6	$10.0

Accounts payable(3)	$17.0	$15.4
Other accrued liabilities(1)	5.2	—
Participations and residuals, current	5.9	7.6
Participations and residuals, noncurrent	1.1	1.2
Other liabilities(1)	38.3	—

Total due to related parties	$67.5	$24.2

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

	Year Ended March 31,
	2022	2021
	(Amounts in millions)
Combined Statements of Operations
Revenues	$3.0	$6.3
Direct operating expense	$6.5	$10.8
Distribution and marketing expense	$0.2	$0.2
Interest and other income	$3.0	$2.9

(1)

During the year ended March 31, 2022, the Company entered into certain operating leases related to a studio facility owned by an equity-method investee. Amounts related to these leases are included in investment in films and television programs, other assets - noncurrent, other accrued liabilities and other liabilities in the combined balance sheet at March 31, 2022.

(2)

During the years ended March 31, 2022 and 2021, the Company made loans (including accrued interest) of $3.0 million and $2.9 million, respectively, to certain of its equity method investees, of which no amounts are included in other assets, noncurrent in the Company’s combined balance sheets (net of equity interests losses applied against such loans), and included in the table above.

(3)	Amounts primarily represent production related advances due to certain of its equity method investees.

In addition, as of March 31, 2022, the Company has entered into certain leases that have not yet commenced primarily related to studio facilities owned by an equity-method investee, for which construction has not yet been completed. See Note 9 for further information.

21. Subsequent Events

The Company has evaluated subsequent events through March 31, 2023, the date which the combined financial statements were issued.

Backlog Facility. On April 1, 2022, the Company received $125.0 million under the Backlog Facility. In August 2022, the Company amended its Backlog Facility which, among other things, increased the maximum principal amount of the Backlog Facility from $125.0 million to $175.0 million. See Note 8 for further information.

Term Loan A Prepayment. In April 2022, the Company voluntarily prepaid the entire outstanding principal amount of the 2023 Term Loan A of $193.6 million, together with accrued and unpaid interest. See Note 7 for further information.

IP Credit Facility. In September 2022, the IP Credit Facility was amended to, among other things, increase the principal amount to $161.9 million, amend the cumulative minimum guaranteed payment schedule and extend the maturity date to July 2027. Under the September 2022 amendment, advances under the IP Credit Facility will bear interest at a rate equal to, at the Company’s option, SOFR plus 0.11% to 0.26% depending on the SOFR term (i.e., one or three months) plus 2.25% per annum (with a SOFR floor of 0.25%) or the base rate plus 1.25% per annum. See Note 8 for further information.

Other Obligations. In June 2022, the Company borrowed $118.6 million under a loan agreement which is secured by contracted receivables which are not yet recognized as revenue under certain licensing agreements (the “June 2022 Distribution Loan”), which was to mature on December 28, 2025, of which $18.6 million was repaid during the period ended September 30, 2022, and the remaining outstanding amount of $100.0 million was repaid on October 3, 2022. In September 2022, the Company borrowed $43.4 million under a loan agreement which matures on March 28, 2026 (the “September 2022 Distribution Loan”) and bears interest at a rate equal to Term SOFR plus 0.11%, plus an applicable margin amounting to 1.50% per annum. In December 2022, the Company borrowed $16.2 million under a loan agreement which matures on November 1, 2025 (the “December 2022 Distribution Loan”, and together with the September 2022 Distribution Loan and June 2022 Distribution

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Loan, the “Distribution Loans”), and bears interest at a rate equal to Term SOFR plus 0.11%, plus an applicable margin amounting to 2.10% per annum. The December 2022 Distribution Loan provides for total borrowings up to an aggregate of $18.7 million. Outstanding loan balances under the Distribution Loans must be repaid with any cash collections from the underlying collateral if and when received by the Company, and may be voluntarily repaid at any time without prepayment penalty fees.

Terminated Swaps. In May 2022, the Company terminated the Terminated Swaps. As a result of the terminations, the Company received approximately $56.4 million and simultaneously with the termination of the Terminated Swaps, the Company re-designated the Re-designated Swaps as cash flow hedges of variable rate debt with an aggregate notional amount of $1.4 billion. See Note 18 for further information.

Non-controlling interest in Pilgrim Media Group. On November 14, 2022, the noncontrolling interest holder exercised the right to put a portion of the noncontrolling interest, equal to 25% of Pilgrim Media Group. In February 2023, the Company paid $36.5 million as settlement of the exercised put option.

Sale of interest in STARZPLAY Arabia On October 17, 2022, the Company sold a portion of its ownership interest in STARZPLAY Arabia and received net proceeds of $43.4 million. The Company will record a gain of $43.4 million on the sale during the year ending March 31, 2023. Subsequent to the transaction, the Company continues to hold a minority ownership interest in STARZPLAY Arabia.

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

Annex A

RIGHTS OF DISSENTING SHAREHOLDERS

Dissent Provisions of the Business Corporations Act (British Columbia)

Definitions and application

237.    (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)

in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2)(c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c)

in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d)

in the case of a dissent in respect of a community contribution company, the value of the notice shares set out in the regulations, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Rights to dissent

238.    (1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the company or on the business the company is permitted to carry on,

(ii) without limiting subparagraph (i), in the case of a community contribution company, to alter any of the company’s community purposes within the meaning of section 51.91, or

(iii) without limiting subparagraph (i), in the case of a benefit company, to alter the company’s benefit provision;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(1.1) A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent under section 51.995 (5) in respect of a resolution to alter its notice of articles to include or to delete the benefit statement.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239.    (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent

Confidential Treatment Requested by LG Orion Holdings Inc.

Pursuant to 17 C.F.R. Section 200.83

with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240.    (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241.    If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

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(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242.    (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) or (1.1) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

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(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243.    (1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the company forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244.    (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

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(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245.    (1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

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(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or

(b) the payment would render the company insolvent.

Loss of right to dissent

246.    The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247.    If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.